     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON July 1, 1998
                                                     REGISTRATION NO. 333-51333

-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                AMENDMENT NO. 2
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                                  ATMI, INC.
            (Exact Name of Registrant as Specified in its Charter)

        DELAWARE                     3674                    06-1481060
     (State or Other     (Primary Standard Industrial     (I.R.S. Employer
     Jurisdiction of      Classification Code Number)    Identification No.)
    Incorporation or
      Organization)

                               7 COMMERCE DRIVE
                          DANBURY, CONNECTICUT 06810
                                (203) 794-1100
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                           EUGENE G. BANUCCI, PH.D.
                            CHIEF EXECUTIVE OFFICER
                                  ATMI, INC.
                               7 COMMERCE DRIVE
                          DANBURY, CONNECTICUT 06810
                                (203) 794-1100
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                  COPIES TO:
        DONNA L. BROOKS, ESQ.                       THOMAS KING, ESQ.
        SHIPMAN & GOODWIN LLP                    FREDRIKSON & BYRON, PA
          ONE AMERICAN ROW                      1100 INTERNATIONAL CENTRE
     HARTFORD, CONNECTICUT 06103                 900 SECOND AVENUE SOUTH
    TELEPHONE NO.: (860) 251-5000             MINNEAPOLIS, MINNESOTA 55402
    FACSIMILE NO.: (860) 251-5999             TELEPHONE NO.: (612) 347-7059
                                              FACSIMILE NO.: (612) 347-7077

                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: Upon consummation of the Merger as described herein.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

                            NOW TECHNOLOGIES, INC.
                         10779 HAMPSHIRE AVENUE SOUTH
                             BLOOMINGTON, MN 55438

                                       , 1998

Dear Shareholder:

  I am pleased to invite you to attend a Special Meeting of Shareholders of Now Technologies, Inc., a Minnesota corporation ("NOW"), which will be held on
    , 1998, at 3:00 p.m., local time, at the facilities of NOW Technologies, Inc., 10779 Hampshire Avenue South, Bloomington, Minnesota (the "Special Meeting"). At the Special Meeting, you will be asked to consider and vote upon a merger agreement, dated as of February 19, 1998 (the "Merger Agreement"), by and among NOW, ATMI, Inc. a Delaware corporation ("ATMI"), and Glide Acquisition, Inc., a newly-formed, wholly-owned Delaware subsidiary of ATMI ("Merger Subsidiary"), pursuant to which Merger Subsidiary will merge with and into NOW, with NOW being the surviving corporation (the "Merger"), and NOW will become a wholly-owned subsidiary of ATMI.

  Under the terms of the Merger Agreement, each outstanding share of NOW
Common Stock (other than dissenting shares, if any) will be converted into the right to receive that fraction of a share of ATMI Common Stock equal to the Exchange Ratio. The Exchange Ratio will be calculated as follows: (i) if the Closing Price (as defined below) is equal to or greater than $24.05 and less than or equal to $32.54, the Exchange Ratio will be .775380; (ii) if the Closing Price is equal to or greater than $21.55 and less than $24.05, the Exchange Ratio will be 18.64662 divided by the Closing Price; (iii) if the Closing Price is greater than $32.54 and less than or equal to $35.04, the Exchange Ratio will be 25.22778 divided by the Closing Price; (iv) if the Closing Price is less than $21.55, the Exchange Ratio will be .865338; and (v) if the Closing Price is greater than $35.04, the Exchange Ratio will be
 .720052. The Closing Price is the average of the closing prices of ATMI Common Stock for the twenty trading days ending the third trading day prior to the closing date of the Merger, subject to certain minimum and maximum amounts.

  The attached Proxy Statement/Prospectus is intended to provide you with the information that you will need to make an informed decision regarding how you should vote on the proposed Merger. It also serves as a Prospectus for ATMI, describing the investment in ATMI that you will be making if the Merger is approved and the process for exchanging your NOW Common Stock for ATMI Common Stock. A copy of the Merger Agreement is attached to the Proxy Statement/Prospectus as Appendix A. I urge you to read this information carefully before voting on the proposed Merger.

  AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS OF NOW BELIEVES THAT THE PROPOSED TRANSACTION IS FAIR AND IN THE BEST INTERESTS OF NOW AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS APPROVAL OF THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

  It is important that your shares be represented at the Special Meeting. Whether or not you plan to attend the Special Meeting, we urge you to complete, sign, date, and return the enclosed proxy at your earliest convenience in the enclosed postage-prepaid envelope. Your shares of NOW Common Stock will be voted in accordance with the instructions you provide on your proxy. If you do not return the accompanying form of proxy, your shares will not be voted in favor of approval and adoption of the Merger Agreement and will have the same effect as a no vote. If you attend the Special Meeting, you may revoke your proxy by voting in person. Your prompt cooperation is greatly appreciated.

                                          Sincerely,

                                          Terry Nagel
                                          Chief Executive Officer

                            NOW TECHNOLOGIES, INC.
                         10779 HAMPSHIRE AVENUE SOUTH
                             BLOOMINGTON, MN 55438

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON       , 1998

  NOTICE IS HEREBY GIVEN that a Special Meeting of the Shareholders of NOW Technologies, Inc. ("NOW") will be held at the facilities of NOW Technologies,
Inc., 10779 Hampshire Avenue South, Bloomington, Minnesota, on    , 1998, at
3:00 p.m., local time, to:

    1. Consider and act upon a proposal to approve a merger agreement, dated as of February 19, 1998 (the "Merger Agreement"), by and among NOW, ATMI, Inc. a Delaware corporation ("ATMI"), and Glide Acquisition, Inc., a newly-formed, wholly-owned Delaware subsidiary of ATMI ("Merger Subsidiary"), pursuant to which Merger Subsidiary will merge with and into NOW, with NOW being the surviving corporation (the "Merger"), and NOW will become a wholly-owned subsidiary of ATMI. Under the terms of the Merger Agreement, each outstanding share of NOW Common Stock (other than dissenting shares, if any) will be converted into the right to receive that fraction of a share of ATMI Common Stock equal to the Exchange Ratio. The Exchange Ratio will be calculated as follows: (i) if the Closing Price (as defined below) is equal to or greater than $24.05 and less than or equal to $32.54, the Exchange Ratio will be .775380; (ii) if the Closing Price is equal to or greater than $21.55 and less than $24.05, the Exchange Ratio will be
  18.64662 divided by the Closing Price; (iii) if the Closing Price is greater than $32.54 and less than or equal to $35.04, the Exchange Ratio will be 25.22778 divided by the Closing Price; (iv) if the Closing Price is less than $21.55, the Exchange Ratio will be .865338; and (v) if the Closing Price is greater than $35.04, the Exchange Ratio will be .720052. The Closing Price is the average of the closing prices of ATMI Common Stock for the twenty trading days ending the third trading day prior to the closing date of the Merger, subject to certain minimum and maximum amounts.

    2. Transact such other business as may properly come before this Special Meeting or any adjournment or postponements thereof.

  WITH RESPECT TO THE PROPOSAL TO APPROVE THE MERGER AGREEMENT, NOW SHAREHOLDERS HAVE A RIGHT TO DISSENT AND OBTAIN PAYMENT IN CASH FOR THEIR SHARES.

  Only shareholders of record as shown on the books of NOW at the close of
business on     , 1998 are entitled to notice of and to vote at the Special
Meeting or any adjournments or postponements thereof.

  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE URGE YOU TO COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Terry Nagel
                                          Chief Executive Officer

       , 1998

                            NOW TECHNOLOGIES, INC.
                                PROXY STATEMENT
                                      FOR
                      THE SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON      , 1998

                               ----------------

                                  PROSPECTUS
                                      OF
                                  ATMI, INC.

                               ----------------

  This Proxy Statement is being furnished to the shareholders of NOW Technologies, Inc., a Minnesota corporation ("NOW"), in connection with the solicitation by the Board of Directors of NOW for use at a Special Meeting of
Shareholders to be held on       , 1998, at 3:00 p.m., local time, at the
facilities of NOW Technologies, Inc., 10779 Hampshire Avenue South, Bloomington, Minnesota, and at any adjournments or postponements thereof (the "Special Meeting").

  At the Special Meeting, the shareholders of NOW (the "NOW Shareholders") will be asked to consider and vote upon the Merger Agreement dated as of February 19, 1998 (the "Merger Agreement"), by and among ATMI, Inc., a Delaware corporation ("ATMI"), NOW and Glide Acquisition, Inc., a Delaware corporation ("Merger Subsidiary"). Pursuant to the Merger Agreement, Merger Subsidiary will merge with and into NOW, with NOW being the surviving corporation (the "Merger"), and NOW will become a wholly-owned subsidiary of ATMI. In connection with the Merger, all shares of common stock of NOW, par value $.01 per share ("NOW Common Stock"), issued and outstanding immediately prior to the Merger (other than dissenting shares, if any) will be converted into the right to receive shares of the common stock of ATMI, par value $.01 per share ("ATMI Common Stock"), and all options outstanding immediately prior to the Merger to purchase NOW Common Stock under the stock option plans of NOW will become options to purchase ATMI Common Stock.

  Holders of NOW Common Stock who do not vote in favor of the Merger may, by complying with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (the "MBCA"), be entitled to dissenters' rights as set forth with respect to the Merger. See "THE MERGER--Dissenters' Rights" and Appendix B to this Proxy Statement/Prospectus which sets forth Sections 302A.471 and 302A.473 of the MBCA.

  ATMI Common Stock is quoted on the Nasdaq National Market under the symbol ATMI. It is a condition to the consummation of the Merger that the shares of ATMI Common Stock to be issued in the Merger be listed on the Nasdaq National Market upon notice of issuance.
                                                       (continued on next page)

THE SECURITIES TO BE ISSUED HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  This Proxy Statement/Prospectus and the accompanying form of proxy are first
being mailed to the NOW Shareholders on or about     , 1998.

           THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS    , 1998.

(continued from previous page)

  On February 19, 1998, the last trading day prior to the public announcement of the Merger, the closing price of ATMI Common Stock was $29.125 per share. On June 29, 1998, the closing price of ATMI Common Stock was $15.375 per share.

  This Proxy Statement/Prospectus also constitutes the prospectus of ATMI with respect to up to 1,586,164 shares of ATMI Common Stock to be issued in the Merger upon conversion of the outstanding shares of NOW Common Stock.

  The Merger will be effected pursuant to the terms and subject to the conditions of the Merger Agreement which is attached to this Proxy Statement/Prospectus as Appendix A and is incorporated herein by reference.

  THE MATTERS DESCRIBED ABOVE ARE DISCUSSED IN DETAIL IN THIS PROXY STATEMENT/PROSPECTUS. THE MERGER IS A COMPLEX TRANSACTION. NOW SHAREHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY
STATEMENT/PROSPECTUS IN ITS ENTIRETY, PARTICULARLY THE MATTERS REFERRED TO UNDER "RISK FACTORS" COMMENCING ON PAGE 8.

                             AVAILABLE INFORMATION

  ATMI is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by ATMI can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, ATMI is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Prior to October 10, 1997, ATMI's filings were made under the name Advanced Technology Materials, Inc. ATMI's Common Stock is traded on the Nasdaq National Market and reports, proxy statements and other information concerning ATMI may be inspected at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  ATMI has filed a Registration Statement on Form S-4 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Commission relating to the shares of ATMI Common Stock to be issued in connection with the Merger. This Proxy Statement/Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to ATMI and ATMI Common Stock, reference is made to the Registration Statement, exhibits and schedules. A copy of the Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington, D.C. and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission.

                     INFORMATION PROVIDED BY ATMI AND NOW

  THE INFORMATION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS CONCERNING ATMI AND MERGER SUBSIDIARY HAS BEEN PROVIDED BY ATMI AND THE INFORMATION SET FORTH IN THIS PROXY STATEMENT/ PROSPECTUS CONCERNING NOW HAS BEEN PROVIDED BY NOW.

                               ----------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ATMI. THIS PROXY STATEMENT/ PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ATMI OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

  Advanced Technology Materials(R) (logo), Novapure(R), Vector Technology(R), Vector(TM) (logo), Guardian(R), Phoenix(TM), ReCAT(R), EpiGrade(R), Sparta(R), SCRAM(R), EcoSys(R), EcoSys(R) (logo), Epitronics(TM), NovaSource(TM), VaporSource(TM), SDS(R), NovaMOS(TM), Emosyn(TM), COCKTAIL(TM), ADCS(R), ADCS(R) DESIGN, MINIBULK(R), SKINNIBULK(R), APC(TM), ULTRAPUR(TM), MARS(TM), DOUBLE DISTILLATION(TM) and COYOTE CLEAN(TM) and certain other product and business names used herein are trademarks of ATMI. This Proxy Statement/Prospectus also includes trademarks of companies other than ATMI.

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
AVAILABLE INFORMATION................................................... iii
INFORMATION PROVIDED BY ATMI AND NOW.................................... iii
SUMMARY OF PROXY STATEMENT/PROSPECTUS...................................   1
  The Companies.........................................................   1
  Risk Factors..........................................................   2
  The Special Meeting...................................................   2
  The Merger............................................................   3
RISK FACTORS............................................................   8
  Risk Factors Related to ATMI..........................................   8
  Risk Factors Related to NOW...........................................  14
  Risk Factors Related to the Merger....................................  16
MARKET AND MARKET PRICES................................................  19
COMPARATIVE PER COMMON SHARE DATA.......................................  20
SELECTED FINANCIAL DATA.................................................  22
THE SPECIAL MEETING.....................................................  25
  Date, Time and Place..................................................  25
  Purpose...............................................................  25
  Record Date; Quorum...................................................  25
  Vote Required.........................................................  25
  Voting of Proxies.....................................................  25
  Solicitation of Proxies...............................................  26
  Recommendation of the NOW Board of Directors..........................  26
BUSINESS OF ATMI........................................................  27
  Introduction..........................................................  27
  Industry Background...................................................  27
  ATMI Strategy.........................................................  29
  Businesses and Products...............................................  30
  Customers, Sales and Marketing........................................  34
  Competition...........................................................  35
  Manufacturing.........................................................  35
  Research and Development and Strategic Alliances......................  35
  Patents and Proprietary Rights........................................  36
  Backlog...............................................................  37
  Environmental Regulation..............................................  37
  Employees.............................................................  38
  Properties............................................................  38
  Litigation............................................................  38
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS--ATMI ...................................................  39
  Overview..............................................................  39
  Results of Operations.................................................  41
  Liquidity and Capital Resources.......................................  45
  Operations Outside the United States..................................  46
  Year 2000 Compliance..................................................  47
MANAGEMENT OF ATMI......................................................  48
  Executive Officers and Directors......................................  48
  Executive Compensation................................................  50
  Option Grants.........................................................  51
  Stock Option Exercises and Fiscal Year-End Option Values..............  51

                                                                         PAGE
                                                                         ----
  Director Compensation.................................................  51
  Employment Agreements.................................................  52
  Compensation Committee Interlocks and Insider Participation...........  53
CERTAIN TRANSACTIONS--ATMI..............................................  54
  Acquisition of the ADCS Group.........................................  54
  Acquisition of LSL....................................................  56
  Other.................................................................  57
PRINCIPAL ATMI STOCKHOLDERS AND STOCK OWNERSHIP OF ATMI MANAGEMENT......  58
BUSINESS OF NOW.........................................................  60
  General...............................................................  60
  Business Strategy.....................................................  60
  Markets...............................................................  61
  Products..............................................................  62
  Patents...............................................................  63
  Competition...........................................................  63
  Manufacturing.........................................................  63
  Marketing and Sales...................................................  63
  Customers.............................................................  64
  Employees.............................................................  64
  Facilities............................................................  64
  Litigation............................................................  64
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS--NOW.....................................................  65
  Overview..............................................................  65
  Results of Operations.................................................  66
  Liquidity and Capital Resources.......................................  68
  Operations Outside the United States..................................  68
  Year 2000 Compliance..................................................  68
PRINCIPAL NOW SHAREHOLDERS AND STOCK OWNERSHIP OF NOW MANAGEMENT........  69
THE MERGER..............................................................  70
  General...............................................................  70
  Terms of the Merger...................................................  70
  Results of the Merger.................................................  71
  Background of the Merger..............................................  71
  ATMI's Reasons for the Merger.........................................  74
  NOW's Reasons for the Merger..........................................  74
  Recommendation of the NOW Board of Directors..........................  75
  Dissenters' Rights....................................................  75
  Effective Time of the Merger..........................................  78
  Conditions to the Merger..............................................  78
  Regulatory Approvals..................................................  79
  Business Pending the Merger...........................................  79
  Termination...........................................................  80
  Indemnification and Escrow............................................  81
  Employment Agreements.................................................  82
  Accounting Treatment..................................................  82
  Material Federal Income Tax Consequences..............................  83
  Resale of Merger Shares...............................................  84
  Nasdaq Listing........................................................  84
DESCRIPTION OF CAPITAL STOCK OF ATMI....................................  85
  Common Stock..........................................................  85

                                                                          PAGE
                                                                          ----
  Preferred Stock........................................................  85
  Delaware Law and Certain Charter and Bylaw Provisions..................  85
  Registration Rights....................................................  87
  Transfer Agent and Registrar...........................................  87
COMPARISON OF ATMI COMMON STOCK AND NOW COMMON STOCK.....................  88
  Authorized Capital Stock...............................................  88
  Board of Directors.....................................................  88
  Removal of Directors...................................................  88
  Limitations on the Liability of Management.............................  89
  Amendment of Bylaws....................................................  89
  Special Meetings of Stockholders.......................................  89
  Action by Written Consent of Stockholders..............................  89
  Liquidity..............................................................  89
  Transferability........................................................  89
  Reporting Requirements.................................................  90
  Takeover Statutes......................................................  90
LEGAL MATTERS............................................................  90
EXPERTS..................................................................  90
INDEX TO FINANCIAL STATEMENTS............................................ F-1
APPENDICES:
  A. Merger Agreement.................................................... A-1
  B. Dissenting NOW Shareholders Rights--Sections 302A.471 and 302A.473
     of the Minnesota Business Corporation Act........................... B-1

                     SUMMARY OF PROXY STATEMENT/PROSPECTUS

  The following is a summary of certain information contained elsewhere in this Proxy Statement/ Prospectus. Certain capitalized terms used in this Summary are defined elsewhere in this Proxy Statement/ Prospectus. This Summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Proxy Statement/Prospectus, the Appendices hereto and the documents otherwise referred to herein. This Proxy Statement/Prospectus contains forward-looking statements which involve risks and uncertainties. The actual results of ATMI and NOW could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Proxy Statement/Prospectus.

                                 THE COMPANIES

  ATMI. ATMI is a leading supplier of thin film materials, equipment and services used worldwide in the manufacture of semiconductor devices. ATMI targets high growth consumable and equipment markets within the semiconductor industry with proprietary and patented products based on chemical vapor deposition ("CVD") technology. ATMI currently provides: (i) a broad range of ultrahigh purity thin film materials and related delivery systems; (ii) a full line of point-of-use semiconductor environmental equipment and services; and
(iii) specialty epitaxial thin film deposition services. ATMI's strategy is to continue its growth through product line expansion in each of its existing markets and to leverage its core technology to create new high growth businesses. ATMI's customers include most of the leading semiconductor manufacturers in the world.

  In October 1997, ATMI acquired Advanced Delivery & Chemical Systems Nevada, Inc. and its affiliates (collectively, the "ADCS Group"), a manufacturer and distributor of ultrahigh purity semiconductor thin film materials and related delivery systems, in exchange for 5,468,747 shares of ATMI Common Stock. The operations of the ADCS Group have been combined with ATMI's NovaMOS business to create the ADCS division. Also in October 1997, ATMI acquired Lawrence Semiconductor Laboratories, Inc. and its affiliate (collectively, "LSL"), a provider of silicon epitaxial thin film deposition services, in exchange for 3,671,349 shares of ATMI Common Stock. The operations of LSL have been combined with the ATMI's Epitronics division, which now offers a wide spectrum of epitaxial services. Both transactions were accounted for as poolings of interest.

  ATMI is a holding company which performs executive, financial and administrative functions for its subsidiaries. ATMI was incorporated in Delaware in April 1997 and is the successor registrant to Advanced Technology Materials, Inc. ("ATM"). ATM was incorporated in Connecticut in 1986 and reincorporated in Delaware in 1987 and is now a wholly-owned subsidiary of ATMI. As used in this Proxy Statement/Prospectus, "ATMI" means either ATMI, Inc. itself or ATMI, Inc. and its consolidated subsidiaries, including its predecessor registrant, ATM, as the context may indicate. ATMI's executive offices are located at 7 Commerce Drive, Danbury, Connecticut 06810, and its telephone number is (203) 794-1100. See "BUSINESS OF ATMI."

  NOW. NOW manufactures proprietary, state-of-the-art, high-performance containers and dispensing systems for advanced purity chemicals used in the manufacture of microelectronics, particularly semiconductor integrated circuits ("ICs") and active matrix flat panel displays ("AMFPDs"). To a lesser extent, NOW's products also serve customers in the pharmaceutical, biotech and laboratory markets. NOW's patented NOWPak container and dispensing systems provide a viable alternative to the traditional glass bottles and steel or plastic drums used in high-tech market niches that require high-performance chemical packaging and dispensing systems. The NOWPak system offers value-added packaging to end-user customers like IBM, Intel, Sharp and Motorola, who require a high degree of purity, productivity, safety and environmental responsibility. NOW markets its products to these end-users but actually sells its products to chemical suppliers whose end-user customers have specified that the chemicals be packaged in NOW products. See "BUSINESS OF NOW."

  Merger Subsidiary. Merger Subsidiary is a Delaware corporation and a wholly-owned subsidiary of ATMI organized for the purpose of acting as a constituent entity in the Merger. Merger Subsidiary has not engaged in any substantive business activity. The principal executive offices of Merger Subsidiary are located at 7 Commerce Drive, Danbury, Connecticut 06810, and its telephone number is (203) 794-1100.

                                  RISK FACTORS

  In evaluating the Merger, the NOW Shareholders should consider the following risk factors relating to ATMI, NOW and the Merger, which are discussed in greater detail in "RISK FACTORS" beginning on page 8. The NOW Shareholders are urged to read "RISK FACTORS" in its entirety.

  This Proxy Statement/Prospectus contains forward-looking statements and, although ATMI believes that they are based on reasonable assumptions, no assurances can be given that actual results will not differ from such forward-looking statements. See "RISK FACTORS."

  Risk factors relating to ATMI include risks associated with: potential fluctuations in quarterly results; acquisitions; the expansion of operations and management of growth by ATMI; ATMI's dependence on sales outside the United States and markets outside the United States; ATMI's dependence on particular customers; rapid technological change and competing technologies; competition in the markets for semiconductor thin film materials and delivery systems, environmental equipment and epitaxial deposition services; ATMI's ability to protect the proprietary nature of its technology, including the defense of its patents; limited indemnification in connection with recent acquisitions; new product development and commercialization; manufacturing operations; product liability and limited insurance coverage; environmental regulations to which ATMI is subject; the concentration of ownership in certain stockholders of ATMI; the fact that ATMI has never paid cash dividends on its capital stock; and the anti-takeover effect of certain charter and bylaw provisions and the possible issuance of preferred stock.

  Risk factors relating to NOW include risks associated with: NOW's dependence on the semiconductor industry as its primary market; the developmental stage of certain of NOW's product lines, including risks related to product commercialization; its dependence on sales outside the United States and risks associated with markets outside the United States; product liability; competition in the markets for semiconductor devices, related materials and manufacturing equipment, rapid technological change; its dependence on key personnel; NOW's ability to protect the proprietary nature of its technology, including the defense of its patents; and environmental regulations to which NOW is subject.

  In addition to the risks associated with each of ATMI and NOW, there are certain risk factors relating to the Merger. These include risks associated with: the integration of business operations of ATMI and NOW; the lack of a fairness opinion with respect to the Merger; the substantial expenses resulting from the Merger; the potential for fluctuation in the market price of ATMI Common Stock, resulting in uncertainty as to the number of shares of ATMI Common Stock to be issued in connection with the Merger; future volatility in the price of ATMI Common Stock; the potential dilutive effect of the Merger; the substantial termination fees associated with termination of the Merger and the potential that such fees may not adequately compensate for any business opportunities lost in favor of pursuing the Merger; and the limited scope of the tax opinion received by ATMI with respect to certain of the expected federal income tax consequences of the Merger.

                              THE SPECIAL MEETING

  Date, Time and Place. The Special Meeting will be held on     , 1998, at 3:00
p.m., local time, at the facilities of NOW Technologies, Inc., 10779 Hampshire Avenue South, Bloomington, Minnesota. See "THE SPECIAL MEETING--Date, Time and Place."

  Purpose. At the Special Meeting, the NOW Shareholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement. See "THE SPECIAL MEETING--Purpose."

  Record Date; Vote Required. The NOW Board of Directors has fixed the close of
business on    , 1998 as the record date (the "Record Date") for the
determination of shareholders entitled to notice of and to vote at the Special Meeting. Only holders of record of NOW Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. As of the close of business on the Record Date, there were 1,833,000 shares of NOW Common Stock outstanding and entitled to vote, held of record by 76 shareholders. Each NOW Shareholder is entitled to one vote for each share of NOW Common Stock held as of the Record Date. The affirmative vote of a majority of the shares of NOW Common Stock outstanding as of the Record Date is required to approve and adopt the Merger Agreement. Accordingly, abstentions and non-votes will have the effect of votes against the Merger Agreement. As a group, all executive officers and directors of NOW owned 956,000 shares, or 52.2%, of the NOW Common Stock outstanding as of the Record Date. All of NOW's executive officers and directors have indicated to NOW that they intend to vote to approve the Merger. See "THE SPECIAL MEETING--Record Date; Quorum" and "THE SPECIAL MEETING--Vote Required."

  Voting of Proxies. The NOW Shareholders may cast their vote, in person or by proxy, by delivering to an officer of NOW a properly executed proxy. A copy, facsimile, or other reproduction may be substituted or used in lieu of the original proxy. For the purpose of voting by proxy by facsimile, the facsimile number is (612) 942-9270. The shares represented by properly executed proxies received prior to or at the Special Meeting in response to this solicitation and not revoked will be voted at the Special Meeting. A proxy may be revoked at any time before it is exercised at the Special Meeting by (i) delivering to the President of NOW at 10779 Hampshire Avenue South, Bloomington, Minnesota 55438 or by facsimile at (612) 942-9270, a written notice bearing a later date than the date of the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the Special Meeting or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not, by itself, revoke a proxy). All proxies that are properly executed and returned and that are not revoked will be voted at the Special Meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve and adopt the Merger Agreement, as recommended by the NOW Board of Directors. See "THE SPECIAL MEETING--Voting of Proxies."

                                   THE MERGER

  Terms of the Merger. Pursuant to the Merger Agreement and subject to the approval of the NOW Shareholders and certain other conditions, Merger Subsidiary will merge with and into NOW, with NOW being the surviving corporation. As a result of the Merger, NOW will become a wholly-owned subsidiary of ATMI. Upon consummation of the Merger, the outstanding shares of NOW Common Stock will be converted into the right to receive shares of ATMI Common Stock. The aggregate number of shares of ATMI Common Stock to be exchanged for the outstanding shares of NOW Common Stock (the "Merger Consideration") will be equal to the number of outstanding shares of NOW Common Stock multiplied by the "Exchange Ratio." Pursuant to the terms of the Merger Agreement, the Exchange Ratio is based in part upon the "NOW Share Price" and will vary depending upon the "Closing Price" of ATMI Common Stock. "NOW Share Price" means $21.9372, which was determined by arm's-length negotiations among the parties to the Merger Agreement based on the parties' valuation of NOW, the number of outstanding shares of NOW Common Stock and certain outstanding options to purchase NOW Common Stock. "Closing Price" means the average of the closing prices of ATMI Common Stock as reported by the Nasdaq National Market for the twenty trading days ending the third trading day prior to the closing date of the Merger (the "Closing Date"); provided that if the Closing Price is greater than $35.04 per share, the Closing Price shall be deemed to be $35.04 per share; and if the Closing Price is less than $21.55 per share, the Closing Price shall be deemed to be $21.55 per share. If the Closing Price is equal to or greater than $24.05 (85% of the "Initial Price") and less than or equal to $32.54 (115% of the Initial Price), then the Exchange Ratio shall be equal to
 .775380 (the NOW

Share Price divided by the Initial Price). The "Initial Price" is the average of the closing prices of ATMI Common Stock as reported by the Nasdaq National Market for the twenty trading days ended March 6, 1998 and is fixed at $28.29. If the Closing Price is equal to or greater than $21.55 and less than $24.05, then the Exchange Ratio shall be equal to 18.64662 (85% of the NOW Share Price) divided by the Closing Price. If the Closing Price is greater than $32.54 and less than or equal to $35.04, then the Exchange Ratio shall be equal to
25.22778 (115% of the NOW Share Price) divided by the Closing Price. If the Closing Price is less than $21.55, then the Exchange Ratio shall be equal to
 .865338 (85% of the NOW Share Price divided by $21.55); and if the Closing Price is greater than $35.04, then the Exchange Ratio shall be equal to .720052 (115% of the NOW Share Price divided by $35.04). To simplify the presentations contained in this Proxy Statement/Prospectus, the dollar amounts described above are stated to two decimal places. However, the Exchange Ratio calculations carry such prices to eight decimal places, and the resulting Exchange Ratios are carried to six decimal places.

  The following table sets forth the Exchange Ratio to be applied in the Merger and the aggregate Merger Consideration assuming various Closing Prices.

                                                                      AGGREGATE MERGER
                                                                       CONSIDERATION
                                                                      (SHARES OF ATMI
            CLOSING PRICE            EXCHANGE RATIO                    COMMON STOCK)
            -------------            --------------                   ----------------
                 $20                    0.865338                         1,586,164
                 $24                    0.776943                         1,424,136
                 $28                    0.775380                         1,421,271
                 $32                    0.775380                         1,421,271
                 $36                    0.720052                         1,319,856

  As a result of the foregoing, the NOW Shareholders will receive in the aggregate a maximum of 1,586,164 shares of ATMI Common Stock and a minimum of 1,319,856 shares of ATMI Common Stock.

  In addition, each outstanding option to purchase NOW Common Stock will entitle the holder thereof at the Effective Time (as defined herein) to purchase shares of ATMI Common Stock under a stock option plan of ATMI, to be determined in accordance with the Exchange Ratio.

  Because the number of shares of ATMI Common Stock issuable to the NOW Shareholders will depend on the Closing Price, there is no guarantee as to the exact number of shares of ATMI Common Stock that the NOW Shareholders will receive. During the period between the date of this Proxy Statement/Prospectus and the date of the Special Meeting, the NOW Shareholders may obtain updated information regarding the market price for ATMI Common Stock, the estimated Exchange Ratio and the estimated aggregate amount of the Merger Consideration by calling a toll-free telephone number established by ATMI (1-888-562-2927). Because the Merger Agreement is subject to the approval of the NOW Shareholders, the NOW Shareholders are not bound to deliver their shares of NOW Common Stock and to consummate the transaction unless and until such approval is received. See "THE MERGER--Terms of the Merger."

  Immediately following the Effective Time, each NOW Shareholder will be entitled to surrender his, her or its certificates representing NOW Common Stock to ATMI to receive shares of ATMI Common Stock based on the Exchange Ratio; provided that five percent of such shares will be placed in escrow. All such shares to be held in escrow will be held and applied in accordance with the terms of the Merger Agreement and the escrow agreement ("the Escrow Agreement") to be entered into by and among ATMI, the NOW Shareholders and State Street Bank and Trust Company, as escrow agent. See "THE MERGER-- Indemnification and Escrow."

  After consummation of the Merger, NOW will be a wholly-owned operating subsidiary of ATMI. No material disposition or restructuring of either ATMI or NOW or any material part thereof is contemplated as a result of the Merger. Assuming a Closing Price of $21.55 per share, the stockholders of ATMI and the NOW

Shareholders would own approximately 92.8% and 7.2% respectively, of the approximately 22,028,306 shares of ATMI Common Stock that would be outstanding. See "THE MERGER--Results of the Merger."

  ATMI's Reasons for the Merger. The ATMI Board of Directors believes that the Merger is in the best interests of the stockholders of ATMI and has unanimously approved the Merger Agreement for reasons including (i) ATMI's belief that NOW's delivery systems will have broad application in the delivery of a wide variety of front-end semiconductor liquid materials, (ii) the proprietary nature of NOW's products, (iii) NOW's market leading position in the photolithography delivery systems packaging market, and (iv) ATMI's determination that NOW has the highest reputation for product quality and service among its customers. See "THE MERGER--ATMI's Reasons for the Merger."

  Recommendations of the NOW Board of Directors; NOW's Reasons for the
Merger. The NOW Board of Directors has unanimously approved the Merger Agreement and unanimously recommends that the NOW Shareholders approve such agreement. The NOW Board of Directors believes the Merger Agreement and the transactions contemplated thereby are fair and reasonable and in the best interests of NOW and its shareholders for reasons including (i) the existence of a public trading market for the ATMI Common Stock to be received by the NOW Shareholders in the Merger, (ii) the ability of the NOW Shareholders to participate in the growth opportunities of the combined company, (iii) the global presence and reputation of ATMI in the semiconductor industry, and (iv) the mission and strategy of ATMI to become a leading supplier in each of its markets in the semiconductor industry. See "THE MERGER--NOW's Reasons for the Merger" and "THE MERGER--Recommendation of the NOW Board of Directors."

  Required NOW Shareholder Approval. The affirmative vote of a majority of the shares of NOW Common Stock outstanding as of the Record Date is required to approve and adopt the Merger Agreement. As a group, all executive officers and directors of NOW owned 956,000 shares, or 52.2%, of the NOW Common Stock outstanding as of the Record Date. All of NOW's executive officers and directors have indicated to NOW that they intend to vote to approve the Merger. See "THE SPECIAL MEETING--Vote Required."

  Dissenters' Rights. If the Merger Agreement is approved by the required vote of the NOW Shareholders and is not abandoned or terminated, holders of NOW Common Stock that did not vote in favor of the Merger may, by complying with Sections 302A.471 and 302A.473 of the MBCA, a copy of which is attached hereto as Appendix B, assert dissenter's rights as described therein, and the shares of NOW held by such persons will be deemed to be "Dissenting Shares." See "THE MERGER--Dissenters' Rights."

  Effective Time of the Merger. The Merger will become effective upon the filing of properly executed Articles of Merger with the Secretary of State of the State of Minnesota and a Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time"). The parties anticipate that the closing of the Merger (the "Closing") will be held immediately following the Special Meeting. See "THE MERGER--General."

  Conditions to the Merger. The obligation of each of ATMI and NOW to consummate the Merger is subject to certain conditions typical in transactions of this type. See "THE MERGER--Conditions to the Merger."

  Regulatory Approvals. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") provides that certain business mergers (including the Merger) may not be consummated until certain information has been furnished to the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. ATMI and NOW each made its filing with the DOJ and the FTC with respect to the Merger on April 6, 1998, and the specified waiting period under the HSR Act expired on May 7, 1998. Notwithstanding the expiration of the waiting period of the HSR Act filing, the FTC, the DOJ or others could take action under the antitrust laws, including, after the Effective Time, seeking the divestiture by ATMI of all or any part of the assets of NOW acquired in the Merger. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. See "THE MERGER--Regulatory Approvals."

  Business Pending the Merger. The Merger Agreement provides that, until the Closing, NOW will conduct its business only in the usual and ordinary manner and will use its reasonable best efforts to preserve the business organization and assets of NOW and to keep available the services of its current employees and not to impair relationships with suppliers, customers and others having business relations. NOW also agreed to certain restrictions and limitations with respect to the operation of its business prior to the Closing. See "THE MERGER--Business Pending the Merger."

  Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger Agreement by the NOW Shareholders, by mutual written consent or by either party under certain circumstances. If either party terminates the Merger Agreement for certain reasons specified in the Merger Agreement, the party creating the reason for termination is obligated to pay the other party a fee of $2.2 million. See "THE MERGER--Termination."

  Interests of Certain Persons in the Merger. In considering the recommendations of the NOW Board of Directors with respect to the Merger Agreement and the transactions contemplated thereby, the NOW Shareholders should be aware that certain executive officers and directors of NOW have interests in the Merger that are in addition to the interests of the NOW Shareholders generally. In particular, the obligation of ATMI to consummate the Merger is subject to the condition that Terry J. Nagel, Michael L. Osgar and Joshua P. Waldman enter into two-year employment agreements with NOW. The employment agreements provide for annual salaries to Messrs. Nagel, Osgar and Waldman of $170,000, $120,000 and $115,000, respectively, subject to certain adjustments. See "THE MERGER--Employment Agreements."

  Accounting Treatment. It is intended that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles ("GAAP"). It is a condition to the consummation of the Merger that ATMI shall have received a letter from Ernst & Young LLP, ATMI's independent auditors, as to the appropriateness of pooling-of-interests accounting for the Merger under Accounting Principles Board Opinion No. 16 and that NOW shall have received a letter from Deloitte & Touche LLP, NOW's independent auditors, stating that it knows of nothing with respect to NOW that would prohibit ATMI from accounting for the Merger as a pooling of interests. See "THE MERGER--Accounting Treatment."

  Federal Income Tax Consequences. A condition to the consummation of the Merger is the receipt by ATMI of an opinion of Ernst & Young LLP substantially to the effect that the Merger will constitute a tax-free reorganization. If the Merger so qualifies, no gain or loss will be recognized by the NOW Shareholders upon their receipt of ATMI Common Stock in exchange for the NOW Common Stock except with respect to payment in lieu of fractional shares. The NOW Shareholders are urged to consult their own personal tax and financial advisors concerning the federal income tax consequences of the Merger, as well as any applicable state, local, foreign or other tax consequences, based upon such shareholder's own particular facts and circumstances. See "THE MERGER--Material Federal Income Tax Consequences."

  Resale Restrictions. All shares of ATMI Common Stock received by the NOW Shareholders in the Merger (the "Merger Shares") will be freely transferable, except that Merger Shares received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of NOW immediately prior to the consummation of the Merger may be resold by them only as permitted by the Securities Act and Rule 145 promulgated thereunder and other applicable securities laws. Generally, all Merger Shares received by such "affiliates" may be sold subject to certain volume and manner of sale limitations. See "THE MERGER--Resale of Merger Shares."

  Differences Between Rights of Holders of ATMI Common Stock and NOW Common Stock. Stockholders of a public company, such as ATMI, in contrast to stockholders of a private company, such as NOW, have access to public information in periodic reports about the company and have a trading market for their shares. In contrast to NOW, ATMI also has a classified Board of Directors, and directors may only be removed for cause. In addition, stockholders of ATMI may not act by written consent nor call meetings of stockholders. See "DESCRIPTION OF CAPITAL STOCK OF ATMI" and "COMPARISON OF ATMI COMMON STOCK AND NOW COMMON STOCK."

  Nasdaq Listing. ATMI will file a Notification for the Listing of Additional Shares prior to the Closing Date with the Nasdaq National Market relating to the shares of ATMI Common Stock to be issued in the Merger to the NOW Shareholders. Although no assurance can be given that the Nasdaq National Market will accept the shares of ATMI Common Stock to be so issued for listing, ATMI anticipates that such shares of ATMI Common Stock will be listed. It is a condition to the consummation of the Merger that such shares of ATMI Common Stock be listed on the Nasdaq National Market prior to the Effective Time subject to notice of issuance. See "THE MERGER--Nasdaq Listing."

                                 RISK FACTORS

  In addition to the other information in this Proxy Statement/Prospectus, the NOW Shareholders should consider carefully the following factors in evaluating the Merger.

  The statements contained in this Proxy Statement/Prospectus which are not historical are "forward-looking statements" within the meaning of Section 27A of the Securities Act. Examples of forward-looking statements include, without limitation, statements by ATMI and NOW regarding financial projections, expectations for demand and sales of new and existing products, market and technology opportunities, business strategies, business opportunities, objectives of management for future operations and semiconductor industry and market segment growth. All forward-looking statements involve risks and uncertainties. Actual results may differ materially from those discussed in the forward-looking statements as a result of certain factors including, but not limited to, changes in the pattern of semiconductor industry growth, the markets for or customer interest in the products of ATMI or NOW, product and market competition, delays or problems in the development and commercialization of products, technological changes affecting the competencies of ATMI or NOW and those set forth below and elsewhere in this Proxy Statement/Prospectus. The cautionary statements made in this Proxy Statement/Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Proxy Statement/Prospectus.

RISK FACTORS RELATED TO ATMI

  Potential Fluctuations in Quarterly Results. ATMI's quarterly operating results have varied significantly as a result of a number of factors, including the timing of significant orders from, and shipments to, customers, the timing and market acceptance of new products, the timing and amount of bonus and incentive payment to employees, the effect of taxes and the impact of various non-recurring expenses. ATMI expects that its operating results will fluctuate in the future as a result of these and other factors including the demand for semiconductors in general, cyclicality in the market for semiconductor manufacturing equipment, ATMI's product mix, ATMI's success in developing, introducing and shipping new products and the level of competition encountered in its markets. ATMI's operating results for any quarter, therefore, are not necessarily indicative of results for any future period. Due to the foregoing factors, it is possible that in future quarters ATMI's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Common Stock would likely be materially adversely affected. In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations, which have particularly affected the market price of many technology companies and which have often been unrelated to the operating performance of those companies. These broad market fluctuations may also adversely affect the market price of ATMI's Common Stock. See "MARKET AND MARKET PRICES" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-- ATMI."

  Risks Associated with Acquisitions. In October 1997, ATMI acquired through pooling-of-interests transactions all of the issued and outstanding securities of the ADCS Group and LSL. There can be no assurance that ATMI will be able to integrate successfully the information technology infrastructure, administration, management and service operations of ATMI, ATM, the ADCS Group and LSL in general, or integrate the operations of ATMI's former NovaMOS division and the ADCS Group or the operations of LSL into ATMI's Epitronics division in particular, that such integration will occur in a timely and efficient manner, if at all, or that the uncertainty associated with such integration will not result in the loss of customers or key employees. The successful combination of the various companies will require, among other things, the timely integration of such companies' respective product and service offerings and coordination of their respective sales and marketing, research and development, and finance and administrative activities. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations. The failure to achieve such integration in a timely, effective or efficient manner could have a material adverse effect on the business, operating results and financial condition of ATMI. The completion of the integration of the operations of the ADCS Group and LSL will require the dedication of management resources and temporarily distract attention from the day-to-day business of ATMI, which could materially adversely affect ATMI's business, operating results and financial condition. There can be no assurance that ATMI will not incur additional charges in subsequent quarters to reflect costs associated with the acquisitions.

  If appropriate opportunities present themselves, ATMI intends to acquire other businesses, technology or product lines that ATMI believes are strategic, although ATMI currently has no understandings, commitments or agreements with respect to any acquisition other than the Merger. There can be no assurance that ATMI will be able to successfully identify, negotiate or finance such acquisitions, or to integrate such acquisitions with its current business. The process of integrating an acquired business, technology or product into ATMI may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for ongoing development of ATMI's business. Moreover, there can be no assurance that the anticipated benefits of any acquisition will be realized. Acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, which could materially adversely affect ATMI's business, operating results and financial condition. Any such future growth and any acquisitions of other businesses, technologies or products may require ATMI to obtain additional equity or debt financing, which may not be available or may be dilutive.

  Risks Associated with Expansion of Operations and Management of Growth. ATMI has recently experienced a period of rapid growth and intends to continue to expand its business. Because of the level of scientific and management expertise necessary to support continued growth, ATMI's future success will depend in part upon its ability to attract and retain highly skilled scientific, technical, managerial and marketing personnel. Competition for such personnel in the semiconductor industry is intense, and the companies with which ATMI competes are often larger and more established than ATMI. Therefore, there can be no assurance that ATMI will be successful in attracting and retaining qualified personnel. In addition, ATMI's expansion may also significantly strain operational, management, financial, sales and marketing and other resources. To manage growth effectively, ATMI must continue to enhance its information technology infrastructure, systems and controls and successfully expand, train and manage its employee base. There can be no assurance that ATMI will be able to manage this expansion effectively, including providing satisfactory levels of customer service and technical support. Any failure to manage ATMI's growth properly could have a material adverse effect on ATMI's business, operating results and financial condition. See "BUSINESS OF ATMI--Businesses and Products" and "MANAGEMENT OF ATMI."

  Dependence on the Semiconductor Market. Substantially all of ATMI's sales are to customers in the worldwide semiconductor industry. ATMI's results of operations, therefore, are materially dependent upon economic and business conditions in the semiconductor industry. The semiconductor industry has experienced significant growth in recent years; however, historically, the semiconductor industry, and the semiconductor equipment industry in particular, have been highly cyclical and have experienced periods of overcapacity at various times, resulting in significantly reduced demand for semiconductor materials, capital equipment and wafer processing services. Should an industry downturn occur, it would adversely affect ATMI's business, operating results and financial condition. Furthermore, ATMI must continue to maintain a satisfactory level of research and development expenditures and to invest in service and sales activities, even in periods of reduced demand. See "BUSINESS OF ATMI--Industry Background."

  Dependence on Sales Outside the United States; Risks Associated with Markets Outside the United States. In the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1998, sales outside the United States accounted for 25.5%, 28.9%, 21.9% and 26.3%, respectively, of ATMI's revenues. ATMI anticipates that, in the future, sales outside the United States will continue to account for a significant percentage of its revenues. A significant portion of ATMI's revenues will therefore be subject to risks associated with sales in markets outside the United States, including export controls, unexpected changes in legal and regulatory requirements and policy changes affecting the markets for semiconductor technology, changes in tariffs, exchange rates and other barriers, political and economic instability, difficulties in accounts receivable collection, difficulties in managing resellers or representatives, difficulties in staffing and managing foreign operations, difficulties in protecting ATMI's intellectual property outside the United States, seasonality of sales and potentially adverse tax consequences. There can be no assurance that such factors will not have a material adverse effect on ATMI's future sales outside the United States and, consequently, ATMI's business, operating results and financial condition. Although ATMI's sales to date have been predominantly denominated in U.S. dollars, the value of the U.S. dollar in relation to other currencies may also adversely affect ATMI's sales to customers outside the United States. In addition, expenses and revenues of ADCS-Korea Co., Ltd. ("ADCS-Korea") are denominated in South Korean currency and hence are exposed to risks customarily associated with currency fluctuations. Any significant volatility in South Korean currency, as it relates to invested capital in ADCS-Korea, could have a material adverse impact on ATMI's stockholders' equity as reflected in currency translation adjustments in ATMI's financial statements. ATMI does not hedge its exposure with respect to such fluctuations. To the extent that ATMI expands its international operations or changes its pricing practices to denominate prices in other currencies, ATMI will be exposed to increased risks of currency fluctuations. Certain of ATMI's divisions conduct a material portion of their activities in Asia, including South Korea, Taiwan and Japan, and there can be no assurance that volatile economic conditions in the region or of those countries, or instability in the currency of such countries or in such countries' capital markets, would not have a material adverse effect on ATMI's business, operating results and financial condition. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-- ATMI--Operations Outside the United States" and "BUSINESS OF ATMI--Customers, Sales and Marketing."

  Dependence on Particular Customers. A significant portion of ATMI's revenues has been derived from particular customers. For the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1998, sales to ATMI's five top customers totaled approximately 26.0%, 23.8%, 21.0% and 18.4%, respectively, of all sales during such periods. ATMI's relationships with these customers are subject to various risks, including termination, reduction or modification in the event of changes in the customers' requirements or budgetary constraints, risks of potential disclosure of ATMI's confidential information to third parties and the failure or inability of a customer to perform its prime contract with its customer. There can be no assurance that such customers will continue to purchase ATMI's products or utilize its services at the same levels as in the past. There can be no assurance that ATMI's major customers will not secure alternative sources for products or services. A reduction in, or discontinuance of, these customers' purchases from ATMI would have a material adverse effect on ATMI's business, operating results and financial condition. See "BUSINESS OF ATMI--Customers, Sales and Marketing."

  Rapid Technological Change and Competing Technologies. Semiconductor technology is characterized by rapid change. With such rapid changes likely to occur in the development of new semiconducting materials and processes, the future success of ATMI will depend in large part upon its ability to keep pace with such advances. There can be no assurance that ATMI will be able to develop technologies in response to such changes. ATMI is evaluating a number of new opportunities to commercialize its core technology including the commercialization of smart card devices employing ATMI's advanced dielectric materials technology. There can be no assurance that any such opportunities will lead to commercial products or that any such products will be introduced on a timely basis or be competitive. There can also be no assurance that ATMI's current products or development efforts will not be rendered obsolete by technological advances of others, or that other equipment or materials will not prove more advantageous to customers in the markets ATMI serves. In addition, certain of ATMI's current technologies face competition from other existing technologies. There can be no assurance that existing or newly-developed technologies or materials will not become superior to or more cost-effective than ATMI's current technologies and products. There also can be no assurance that ATMI will develop successful technologies and products in response to future demands of the industry. See "BUSINESS OF ATMI--Businesses and Products."

  Competition. The markets for semiconductor thin film materials and delivery systems, environmental equipment and epitaxial deposition services are intensely competitive. There are a number of domestic and international companies engaged in commercial activities in the markets ATMI serves. Many of these companies have substantially greater financial, research and development, manufacturing and marketing resources than ATMI. In addition, as this industry evolves, other competitors may emerge. To remain competitive, ATMI must continue to invest in and focus upon research and development and product and process innovation. There can be no assurance that ATMI will be successful in such efforts. ATMI believes that its ability to compete successfully depends on a number of factors including price, technical capabilities, quality, customers service and the ability to provide full market-basket solutions to customers that are increasingly seeking to streamline their vendor relationships. There can be no assurance that ATMI will be able to compete successfully in the future. See "BUSINESS OF ATMI-- Competition."

  Patents and Protection of Proprietary Technology. ATMI's ability to compete effectively with other companies will depend, in part, on the ability of ATMI to maintain the proprietary nature of its technology. Although ATMI has been awarded, has filed applications for, or has been licensed under, numerous patents in the United States and other countries, there can be no assurance concerning the degree of protection offered by these patents or the likelihood that pending patents will be issued. There can be no assurance that competitors both within and outside the United States, many of which have substantially greater resources and have made substantial investments in competing technologies, will not apply for and obtain patents that will prevent, limit or interfere with ATMI's ability to make and sell its products. There can also be no assurance that competitors will not intentionally infringe ATMI's patents. The defense and prosecution of patent suits are both costly and time-consuming, even if the outcome is favorable to ATMI. Outside the United States, the expenses associated with such proceedings can be prohibitive. In addition, there is an inherent unpredictability in obtaining and enforcing patents outside the United States. An adverse outcome in the defense of a patent suit could subject ATMI to significant liabilities to third parties or require ATMI to license rights from third parties or to cease selling its products. Although ATMI believes that its products and other proprietary rights do not infringe the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against ATMI in the future. ATMI also relies on unpatented proprietary technology, and there can be no assurance that others may not independently develop the same or similar technology or otherwise obtain access to ATMI's proprietary technology. If ATMI is unable to maintain the proprietary nature of its technologies, ATMI's business could be materially adversely affected. See "BUSINESS OF ATMI--Patents and Proprietary Rights."

  Limited Indemnification. The former securityholders of the ADCS Group and LSL have agreed to indemnify ATMI and certain of its subsidiaries and affiliates from and against certain losses arising out of breaches of representations and warranties made by the respective securityholders and for certain tax matters. As security for these obligations, the former securityholders of the ADCS Group and LSL have delivered into escrow certain shares of ATMI's Common Stock they received in connection with the acquisitions by ATMI of the ADCS Group and LSL. ATMI and the former securityholders of the ADCS Group have divergent views on any potential exposures related to the various tax matters for which there will be indemnification. The former securityholders of the ADCS Group believe that any exposure would be immaterial, and ATMI believes that any successful challenge to the tax matters is not probable. While the possible exposures, if any, are difficult to quantify, ATMI believes that, regardless of the probability that liabilities arise, the potential exposures could range from $0 to $22.0 million depending on the tax matter. The current value of the shares escrowed by the former securityholders of the ADCS Group provides indemnity towards the upper range of the potential exposures. Nevertheless, if any of the contingencies were to mature into actual liabilities, there could be a material adverse effect on ATMI and its operating results and financial condition. Under the respective agreements, the parties have agreed to time limitations during which indemnification may be sought and certain thresholds which must be reached before indemnification obligations arise. A possibility exists that the losses could exceed the value of the shares held in escrow because the shares held in escrow are insufficient in number or, due to market conditions and potential stock price volatility, in value to adequately compensate ATMI for any losses which are the subject of the indemnification. Furthermore, a possibility exists that the losses which are the subject of the indemnification will be incurred during periods other than those for which claims may be made with respect to such losses. Consequently, losses for which there is insufficient indemnification could have a material adverse effect on ATMI's business, operating results and financial condition. See "CERTAIN TRANSACTIONS--ATMI."

  Risks Associated with New Product Development and Commercialization. ATMI believes that its future success will depend, in part, upon its ability to enhance its existing products and processes and to develop and commercialize new products and processes. ATMI expects to continue to make significant investment in research and development. There can be no assurance that ATMI will be able to improve its existing products and process technologies or to develop and market new products and technologies. Further, there can be no assurance that ATMI's development of new or enhanced products will be cost-effective or introduced in a timely manner or accepted in the marketplace. Failure by ATMI to develop or introduce enhanced and new products and processes in a timely manner may have a material adverse effect on ATMI's business, operating results and financial condition. See "BUSINESS OF ATMI-- Businesses and Products."

  Risks Associated with Manufacturing Operations. The manufacture of semiconductors and related materials and equipment involves highly complex manufacturing processes. ATMI has established manufacturing facilities for many of its products, including semiconductor environmental equipment, thin film materials, delivery systems, substrates and epitaxial wafers. ATMI has also established a pilot facility to fabricate, test and assemble semiconductor thin films, devices and circuits. Any prolonged disruption in ATMI's manufacturing operations, whether due to technical or labor difficulties, delay or inability to obtain sufficient quantities of certain production input or equipment, destruction or damage to any facility or other reasons, could have a material adverse effect on ATMI's business, operating results and financial condition. ATMI is dependent upon a limited number of suppliers to provide it with sufficient quantities of certain materials and equipment used in its processes. There can be no assurance that ATMI can obtain the quantities of materials and equipment it requires. To be financially successful, ATMI must manufacture its products in commercial quantities, at acceptable costs and on a timely basis and, accordingly, may be required to expand certain of its facilities. There can be no assurance that ATMI will be able to manufacture such products in high volume. ATMI has limited experience in manufacturing certain of its products, and it may incur significant start-up costs and unforeseen expenses in connection with attempts to manufacture these products and expand its facilities. See "BUSINESS OF ATMI--Manufacturing."

  Product Liability Risk; Limited Insurance Coverage. The manufacture and sale of ATMI's products, which include thin film and other toxic materials, involve the risk of product liability claims. In addition, a failure of one of ATMI's products at a customer site could interrupt the business operations of such customer. There can be no assurance that ATMI's existing insurance coverage limits are adequate to protect ATMI from any liabilities that it might incur in connection with the manufacture and sale of its products. A successful product liability claim or series of product liability claims brought against ATMI in excess of its insurance coverage could have a material adverse effect on ATMI's business, operating results and financial condition.

  Environmental Regulations. ATMI uses, generates and discharges toxic, volatile or otherwise hazardous chemicals and wastes in its manufacturing, processing and research and development activities. Therefore, ATMI is subject to a variety of federal, state and local governmental regulations related to the storage, use and disposal of these materials. ATMI believes that it has, or is seeking to obtain, all the permits necessary to conduct its business. However, the failure to comply with present or future laws, rules or regulations or the failure of ATMI to obtain the permits it is currently seeking could result in fines or other liabilities being imposed on ATMI, suspension of production or a cessation of operations. While ATMI believes that it has properly handled its hazardous materials and wastes and has not contributed to any on-site contamination or environmental condition at any of its premises, the various premises, particularly the premises in Danbury, Connecticut, may have been contaminated prior to ATMI's occupancy. ATMI is not aware of any environmental investigation, proceeding or action by federal or state agencies involving these premises. However, under certain federal and state statutes and regulations, a government agency may seek to recover its response costs and/or require future remedial measures from both operators and owners of property where releases of hazardous substances have occurred or are ongoing. The prior occupant of the Danbury, Connecticut premises has agreed to indemnify ATMI for remediation costs in connection with any pre-existing, on-site contamination or environmental condition. However, there can be no assurance that this indemnification will prove adequate to cover any liability imposed on ATMI related to the environmental condition of the premises or the cost of defending an environmental action, either of which could be substantial. ATMI's activities may also result in its being subject to additional regulation. Such regulations could require ATMI to acquire significant additional equipment or to incur other substantial expenses to comply with environmental laws, rules or regulations. Any failure by ATMI to control the use of, or to restrict adequately the discharge of, hazardous substances could subject it to substantial financial liabilities and could have a material adverse effect on ATMI's business, operating results and financial condition. See "BUSINESS OF ATMI--Environmental Regulation."

  Concentration of Ownership. As of the date of this Proxy Statement/Prospectus, the executive officers and directors of ATMI as a group beneficially own approximately 26.6% of the outstanding shares of ATMI Common Stock. Individually, Stephen H. Siegele, a director of ATMI and the former principal securityholder of the ADCS Group, and Lamonte H. Lawrence, a director of ATMI and the former principal stockholder of LSL, beneficially own approximately 12.4% and 10.1% of the outstanding shares of ATMI's Common Stock, respectively. As a result of their stock ownership, the current executive officers and directors of ATMI as a group, and each of Mr. Siegele and Mr. Lawrence individually, are able to exert significant influence over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. This concentration of ownership in such persons could also have the effect of making it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of ATMI and, therefore, may limit the price that certain investors might be willing to pay in the future for shares of ATMI's Common Stock. See "PRINCIPAL ATMI STOCKHOLDERS AND STOCK OWNERSHIP OF ATMI MANAGEMENT."

  Risks Associated with ATMI Corporate Structure. While ATMI, Inc. performs substantial executive, financial and administrative functions for ATMI as a whole, ATMI, Inc. is a holding company which conducts no commercial business operations of its own. The principal asset of ATMI, Inc. is the capital stock of its operating subsidiaries. All of ATMI's business operations are conducted through its operating subsidiaries, and, as a result, ATMI, Inc. is dependent upon the earnings, cash flows, dividends and distributions from such subsidiaries to pay its expenses and meet its obligations and to pay any cash dividends or distributions on ATMI Common Stock that may be authorized by the ATMI Board of Directors. There can be no assurance that ATMI's operating subsidiaries will generate sufficient earnings and cash flows to pay dividends or distribute funds to ATMI, Inc. to enable it to meet its obligations and to pay its expenses. Furthermore, certain financing agreements of ATMI's subsidiaries contain limitations or prohibitions on the payment of dividends without the lender's consent or in conjunction with a subsidiary's failure to comply with various financial covenants.

  Lack of Dividends. ATMI has never declared or paid any cash dividends on its capital stock. ATMI currently intends to retain all available earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future. Certain financing agreements of ATMI's subsidiaries contain limitations or prohibitions on the payment of dividends without the lender's consent or in conjunction with a subsidiary's failure to comply with various financial covenants.

  Anti-Takeover Effect of Certain Charter and Bylaw Provisions; Possible Issuance of Preferred Stock. ATMI's Certificate of Incorporation and Bylaws contain provisions that may discourage acquisition bids or make it more difficult for a third party to acquire ATMI. These provisions could limit the price that certain investors might be willing to pay in the future for shares of ATMI's Common Stock. In addition, shares of Preferred Stock may be issued in the future without further stockholder approval, and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of ATMI's Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. ATMI has no present plans to issue any shares of Preferred Stock. However, the issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, a majority of the outstanding voting stock of ATMI. See "DESCRIPTION OF CAPITAL STOCK OF ATMI--Preferred Stock" and "DESCRIPTION OF CAPITAL STOCK OF ATMI-- Delaware Law and Certain Charter and Bylaw Provisions."

RISK FACTORS RELATED TO NOW

  Dependence on Semiconductor Market. A significant portion of NOW's sales are to customers in the semiconductor industry. NOW's results of operations, therefore, are materially dependent upon economic and business conditions in the semiconductor industry. Although the semiconductor industry has experienced significant growth in recent years, the industry is subject to periodic downturns such as those which occurred in 1996 and 1997 and which are occurring at the present time. While NOW's revenue growth has continued, its revenues have been adversely affected by current market conditions in the semiconductor industry. Because of these adverse market conditions, NOW's financial results are expected to fluctuate in the near term. There can be no assurance that such growth will continue in the future or that downturns in the semiconductor industry will not have a material adverse effect on NOW's business, operating results, cash flows and financial condition. See "BUSINESS OF NOW--Markets."

  Development Stage of Certain Product Lines; Product
Commercialization. Although NOW currently offers commercial products serving semiconductor materials and equipment market segments, certain of its products are in the early stages of development, testing and commercialization. Any delays in development of these products could have an adverse effect on NOW's financial and competitive positions. There can be no assurance that any products under development will be technically or commercially successful, or that NOW will be able to manufacture adequate quantities of its products at commercially acceptable cost levels or on a timely basis.

  Dependence on Sales Outside the United States; Risks Associated with Markets Outside the United States. In the fiscal years ended March 31, 1996 and 1997 and the nine months ended December 31, 1997, sales in markets outside the United States accounted for 34%, 43% and 38%, respectively, of NOW's sales. NOW anticipates that, in the future, sales in markets outside the United States will continue to account for a significant percentage of its sales. Therefore, a significant portion of NOW's sales will be subject to risks associated with sales in markets outside the United States, including export controls, unexpected changes in legal and regulatory requirements and policy changes affecting the markets for semiconductor technology, changes in tariffs, exchange rates and other barriers, political and economic instability, difficulties in accounts receivable collection, difficulties in managing resellers or representatives, difficulties in staffing and managing operations outside the United States, difficulties in protecting NOW's intellectual property outside the United States, seasonality of sales and potentially adverse tax consequences. There can be no assurance that such factors will not have a material adverse effect on NOW's future international sales and, consequently, NOW's business, operating results and financial condition. Although NOW's sales to date have been denominated in United States dollars, the value of the United States dollar in relation to other currencies may also adversely affect NOW's sales to customers outside the United States. To the extent that NOW expands its international operations or changes its pricing practices to denominate prices in other currencies, NOW will be exposed to increased risks of currency fluctuations. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-- NOW--Operations Outside the United States."

  Product Liability Risk; Limited Insurance Coverage. The manufacture and sale of NOW's products involve the risk of product liability claims. In addition, a failure of one of NOW's products at a customer site could interrupt the business operations of such customer. There can be no assurance that NOW's existing insurance coverage limits are adequate to protect NOW from any liabilities that it might incur in connection with the manufacture and sale of its products. A successful product liability claim or series of product liability claims brought against NOW in excess of its insurance coverage could have a material adverse effect on NOW's business, operating results, cash flows and financial condition.

  Competition. The markets for semiconductor devices, related materials and manufacturing equipment are intensely competitive. There are a number of domestic and international companies engaged in commercial activities in the market niches served by NOW, many of whom have substantially greater financial, research and development, manufacturing and marketing resources than NOW. In addition, as this industry evolves, other competitors will likely emerge. See "BUSINESS OF NOW--Competition."

  Rapid Technological Change. Semiconductor technology is characterized by rapid technological changes. The future success of NOW will depend in large part on its ability to keep pace with advancing semiconductor technology. Rapid changes are likely to occur in the development of new semiconducting materials and processes, and in the chemicals and equipment required to support those processes. There can be no assurance that NOW will be able to develop technologies in response to such changes. There can be no assurance that NOW's development efforts will not be rendered obsolete by the technological advances of others, or that other equipment or chemical delivery systems will not prove more advantageous to customers in the market niches NOW serves.

  Dependence on Key Personnel. NOW is dependent upon certain key management personnel, including its President, Terry J. Nagel, its Vice President of Technology, Joshua P. Waldman, and its Vice President of Engineering, Michael
L. Osgar. The loss of the services of these or any other key individuals could have a material adverse effect on NOW. As a condition to closing of the Merger Agreement, each of Messrs. Nagel, Osgar and Waldman will enter into a two-year employment and non-competition agreement with ATMI. See "THE MERGER-- Employment Agreements."

  Patents and Proprietary Rights. NOW's ability to compete effectively with other companies will depend, in part, on the ability of NOW to maintain the proprietary nature of its technology. Although NOW has been awarded or has filed applications for numerous patents in the United States and other countries, there can be no assurance as to the degree of protection offered by these issued patents or as to the likelihood that pending patents will be issued. There can be no assurance that competitors in both the United States and other countries, many of which have substantially greater resources and have made substantial investments in competing technologies, have not applied for or obtained or will not apply for and obtain patents that will prevent, limit or interfere with NOW's ability to make and sell its products. Furthermore, there can also be no assurance that competitors will not intentionally infringe NOW's patents. The defense and prosecution of patent suits are both costly and time-consuming, even if the outcome is favorable to NOW. Outside the United States, the expenses associated with such proceedings can be prohibitive and obtaining and enforcing patents outside the United States is inherently unpredictable. An adverse outcome in the defense of a patent suit could require disputed rights to be licensed from third parties or require NOW to cease selling its products. Although NOW believes that its products and other proprietary rights do not infringe the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against NOW in the future. NOW also relies on unpatented proprietary technology, and there can be no assurance that others may not independently develop the same or similar technology or otherwise obtain access to NOW's proprietary technology. To protect its rights in these areas, NOW requires employees and consultants to enter into confidentiality agreements, but there can be no assurance that these agreements will provide meaningful protection for NOW's trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If NOW is unable to maintain the proprietary nature of its technologies, its business, operating results, cash flows and financial condition could be materially adversely affected. See "BUSINESS OF NOW--Patents."

  Environmental Regulations. NOW uses, generates and discharges toxic, volatile or otherwise hazardous chemicals and wastes in its research and development and manufacturing activities. Therefore, NOW is subject to a variety of federal, state and local governmental regulations related to the storage, use and disposal of these materials. NOW believes that it has all the permits necessary to conduct its business; however, the failure to comply with present or future regulations could result in fines being imposed on NOW, suspension of production or a cessation of operations. While NOW believes that it has properly handled its hazardous materials and wastes and has not contributed to any on-site contamination or environmental condition at its premises in Bloomington, Minnesota, these premises may have been contaminated prior to NOW's occupancy. NOW is not aware of any environmental investigation, proceeding or action by federal or state agencies involving these premises. Under certain federal and state statutes and regulations, a government agency may seek recovery and response costs from both operators and owners of property where releases of hazardous substances have occurred or are ongoing. NOW's activities may also result in its being subject to additional regulation. Such regulations could require NOW to acquire significant additional equipment or to incur other substantial expenses to comply with environmental regulations. Any failure by NOW to control the use of, or to restrict adequately the discharge of, hazardous substances could subject it to substantial financial liabilities and could have a material adverse effect on NOW's business, operating results, cash flows and financial condition.

  Lack of Dividends. NOW has never paid cash dividends on its equity securities. If the Merger is not consummated, NOW intends to retain all available earnings, if any, generated by its operations for development and growth of its business and does not intend to pay cash dividends in the foreseeable future.

RISK FACTORS RELATED TO THE MERGER

  Integration of Business Operations. ATMI and NOW have entered into the Merger Agreement with the expectation that the Merger will result in beneficial synergies for the combined companies. The Merger may affect ATMI's ability to integrate and manage its overall business effectively. There can be no assurance that ATMI will be able to integrate successfully the information technology infrastructure, administrative, management and service operations of ATMI and NOW, that such integration will occur in a timely and efficient manner, if at all, or that the uncertainty associated with such integration will not result in the loss of customers or key employees. The successful combination of ATMI and NOW will require, among other things, the timely integration of their respective product and service offerings and coordination of their respective sales and marketing, research and development, and finance and administrative activities. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations. The failure to achieve such integration in a timely, effective or efficient manner could have a material adverse effect on the business, operating results and financial condition of ATMI. The integration of the operations of NOW following the Merger will require the dedication of management resources and temporarily distract attention from the day-to-day business of ATMI, which could temporarily adversely affect ATMI's business and operating results. There can be no assurance that ATMI will not incur additional charges in subsequent quarters to reflect costs associated with the Merger or that management will be successful in its efforts to integrate the operations of ATMI and NOW.

  Lack of Fairness Opinion. NOW did not seek an opinion from BT Alex. Brown Incorporated ("BT Alex. Brown"), its investment banker, as to the fairness of the Merger to the NOW Shareholders from a financial point of view. The NOW Board of Directors made the determination not to incur the extensive cost of a fairness opinion for the following reasons: (i) the sale process conducted by BT Alex. Brown was extensive, and eighteen potential acquirers were solicited to make bids; (ii) the price agreed to by ATMI was within the financial parameters set by NOW's management at the outset of the sale process; and
(iii) based on its experience, the NOW Board of Directors determined that the terms of the Merger were fair to NOW and its shareholders. Without a written fairness opinion, NOW Shareholders must rely on the determination of the NOW Board of Directors, who are not experts in transaction evaluations, that the Merger is fair to the NOW Shareholders. Therefore, the NOW Shareholders have less assurance that the Merger is in fact fair to them from a financial point of view. See "THE MERGER--NOW's Reasons for the Merger."

  Substantial Expenses Resulting from the Merger. ATMI and NOW expect to incur costs and expenses of approximately $2.0 million in connection with the Merger, which will be reflected in the financial statements of ATMI in the period that the Merger is consummated. These costs will therefore negatively impact operating results for the fiscal quarter in which the Merger is consummated. Although ATMI and NOW do not believe that the costs will exceed these estimates, there can be no assurance that these estimates are correct or that unanticipated contingencies will not occur that will substantially increase the costs of combining the operations of the companies or will result in a material adverse effect on the operating results of the companies in future periods.

  Amount of Common Stock Issuable Pursuant to the Merger. Upon consummation of the Merger, each outstanding share of NOW Common Stock will be converted into the right to receive a certain number of shares of ATMI Common Stock. The Merger Agreement provides that the number of shares of ATMI Common Stock to be issued to the NOW Shareholders pursuant to the Merger shall be determined by the Exchange Ratio, which is based in part upon the market price of ATMI Common Stock at the Effective Time, subject to certain minimum and maximum values. The market price of ATMI Common Stock, however, has historically been volatile. See "RISK FACTORS--Risk Factors Related to the Merger--Volatility of Stock Prices." Consequently, there can be no assurance as to the market value of ATMI Common Stock on the Closing Date. Accordingly while there is a maximum and minimum number of shares of ATMI Common Stock that the NOW Shareholders can receive in the Merger, the value of such shares will fluctuate and will be based upon the market price of ATMI Common Stock. On June 29, 1998, the closing price of ATMI Common Stock on the Nasdaq National Market was $15.375 per share.

  Volatility of Stock Prices. ATMI Common Stock has experienced substantial price volatility in response to actual or anticipated quarterly variations in results of operations, announcements of technological innovations or new products by ATMI or its competitors, developments related to patents or other intellectual property rights, developments in the relationships with the customers, suppliers or strategic partners of ATMI and other events or factors. In addition, any shortfall or changes in revenue, gross margins, earnings or other financial results from analysts' expectations could cause the price of ATMI Common Stock to fluctuate significantly. In the most recent ninety-day trading period, the price of ATMI Common Stock has experienced significant volatility. Declines in the market price of ATMI Common Stock may be linked to the volatility in the economic conditions in Asia and to the decline in technology stocks, generally, and the softening of the semiconductor market, specifically. In recent years, the stock market in general has experienced extreme price and volume fluctuations, which have particularly affected the market price of many technology companies and which have often been unrelated to the operating performance of those companies. These broad market fluctuations may also adversely affect the market price of ATMI Common Stock. Changes in the market price of ATMI Common Stock will impact the number of shares of ATMI Common Stock issuable pursuant to the Merger as discussed in "RISK FACTORS--Risk Factors Related to the Merger-- Amount of Common Stock Issuable Pursuant to the Merger."

  Potential Dilutive Effect to NOW Shareholders. ATMI believes that beneficial synergies will result from the Merger; however, there can be no assurance that such synergies will be achieved or that the combination of the businesses of ATMI and NOW, even if achieved in an efficient, effective and timely manner, will result in combined operating results and financial condition superior to what would have been achieved by each company independently. The issuance of ATMI Common Stock in connection with the Merger could reduce the market price of ATMI Common Stock. In addition, there can be no assurance that the NOW Shareholders would not achieve greater returns on investment if ATMI and NOW were to remain independent companies.

  Termination Fees; Foregone Business Opportunities. The Merger Agreement provides for the payment of a $2.2 million termination fee if the agreement is terminated under certain circumstances. Payment of any such fees are not secured by the assets of any of the parties; therefore, there can be no assurance that any party against whom a termination fee is assessed will have sufficient funds or will otherwise be willing or able to pay. In the event that the Merger Agreement is terminated under circumstances requiring the payment of a termination fee, there can be no assurance that any $2.2 million fee payable by any party would be sufficient to cover all of the costs and expenses associated with pursuing the transaction or would be sufficient to compensate for any business opportunities that any party to which such fee was payable had to forego in favor of pursuing the Merger. See "THE MERGER-- Termination."

  Limited Scope of Tax Opinion. Ernst & Young LLP has delivered to ATMI an opinion with respect to certain of the expected federal income tax consequences of the Merger, a copy of which is attached as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part. The tax opinion is limited to the matters set forth therein and does not address any other issues, including but not limited to, any state, local, foreign, consolidated return, employee benefit, and Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), issues related to the limitations on the utilization of net operating loss carryforwards, or alternative minimum tax consequences to the parties to the Merger. The tax opinion assumes that the NOW Common Stock will be held as a capital asset by the holders thereof immediately prior to the Effective Time and does not address the tax consequences that may be relevant to a particular shareholder subject to special treatment under certain federal income tax laws. The NOW Shareholders are advised to consult their own tax advisers as to the specific tax consequences of the Merger to them, including the application and effect of state, local and foreign income and other tax laws. See "THE MERGER-- Certain Federal Income Tax Consequences."

                           MARKET AND MARKET PRICES

  The ATMI Common Stock has traded on the Nasdaq National Market under the symbol ATMI since October 13, 1997, and prior thereto the Common Stock of ATM, ATMI's predecessor, was traded on the Nasdaq National Market from November 1993 under the same symbol. The NOW Common Stock is not traded on any public market. Set forth below are the closing prices per share of ATMI Common Stock on the Nasdaq National Market and the equivalent per share price of NOW Common Stock on (i) February 19, 1998, the last business day preceding public announcement of the Merger, and (ii) June 29, 1998:

                                                   MARKET PRICE EQUIVALENT PER
                                                    PER SHARE   SHARE PRICE OF
                                                     OF ATMI          NOW
        DATE                                       COMMON STOCK COMMON STOCK(1)
        ----                                       ------------ ---------------
   February 19, 1998..............................   $29.125        $22.58
   June 29, 1998..................................    15.375         13.30

---------------------

(1) Based on an Exchange Ratio of .775380 and .865338 shares of ATMI Common Stock for each share of NOW Common Stock at February 19, 1998 and June 29, 1998, respectively, which were the applicable Exchange Ratios at each respective date.

  The following table sets forth for the periods indicated the high and low sales price for the ATMI Common Stock as reported on the Nasdaq National
Market:

                                                                   HIGH   LOW
                                                                  ------ ------
   FISCAL YEAR ENDED DECEMBER 31, 1996
     1st Quarter................................................. $12.75 $ 9.63
     2nd Quarter.................................................  15.88  10.38
     3rd Quarter.................................................  13.88  10.75
     4th Quarter.................................................  18.50  12.25
   FISCAL YEAR ENDED DECEMBER 31, 1997
     1st Quarter.................................................  22.00  16.00
     2nd Quarter.................................................  29.75  15.75
     3rd Quarter.................................................  39.25  25.00
     4th Quarter.................................................  42.25  18.13
   FISCAL YEAR ENDED DECEMBER 31, 1998
     1st Quarter.................................................  31.19  20.00
     2nd Quarter (through June 29, 1998).........................  33.75  13.25

  As of May 31, 1998, there were approximately 185 holders of record of the ATMI Common Stock.

  There is no public market for the NOW Common Stock.

  ATMI has never declared or paid any cash dividends on its capital stock. ATMI currently intends to retain all available earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future. Certain financing agreements of ATMI's subsidiaries contain limitations or prohibitions on the payment of dividends without the lender's consent or in conjunction with a subsidiary's failure to comply with various financial covenants.

  NOW has never paid cash dividends on its capital stock and currently intends to retain all of its earnings, if any, for use in its business to finance future growth and, accordingly, does not anticipate paying cash dividends in the foreseeable future.

  The NOW Shareholders are advised to obtain current Nasdaq National Market quotations for ATMI Common Stock. No assurance can be given as to the market price of ATMI Common Stock at the consummation of the Merger or at any other time.

                       COMPARATIVE PER COMMON SHARE DATA
                                  (UNAUDITED)

  The following tables set forth the book value per common share at December 31, 1997 and at March 31, 1998 and income per common share from continuing operations for each of the three years in the period ended December 31, 1997 and for the three months ended March 31, 1998, of ATMI and the book value per common share at March 31, 1998 and income per common share from continuing operations for each of the four years in the period ended March 31, 1998 of NOW. The book value per common share of ATMI at March 31, 1998, the income per common share from continuing operations of ATMI for the three months ended March 31, 1998, the book value per common share of NOW at March 31, 1998, the income per common share from continuing operations of NOW for the year ended March 31, 1998, the equivalent pro forma book value per common share and the equivalent pro forma income per common share from continuing operations information is unaudited. The information set forth below should be read in conjunction with the respective audited and unaudited consolidated financial statements of ATMI and NOW, including the related notes thereto, appearing elsewhere in this Proxy Statement/Prospectus.

  ATMI has not paid cash dividends since inception. It is anticipated that ATMI will retain all earnings, if any, for use in the expansion of its business and therefore does not anticipate paying any cash dividends in the foreseeable future. The payment of future dividends will be at the discretion of the Board of Directors of ATMI and will depend, among other things, upon earnings, capital requirements, financial condition and debt covenants. In addition, NOW has not paid any dividends.

  The following equivalent pro forma book value per common share and income per common share from continuing operations have been presented on an equivalent share basis under pooling-of-interests accounting and assuming the minimum number of shares issuable to the NOW Shareholders of 1,319,856 at a Closing Price of $35.04 per share and an Exchange Ratio of .720052.

   BOOK VALUE PER COMMON SHARE:
     Historical:
       ATMI (at December 31, 1997)....................................... $3.41
       ATMI (at March 31, 1998)..........................................  6.06
       NOW (at March 31, 1998)...........................................  3.38
     Equivalent Pro Forma:
       NOW (at March 31, 1998)...........................................  4.70

                                                                  THREE MONTHS
                                              FISCAL YEAR (1)        ENDED
                                          -----------------------  MARCH 31,
                                          1995  1996  1997  1998      1998
                                          ----- ----- ----- ----- ------------
   INCOME PER COMMON SHARE FROM CONTINU-
    ING OPERATIONS:
     Basic Historical:
       ATMI ............................  $0.32 $0.70 $0.26    --    $0.25
       NOW .............................   0.65  0.52  0.10 $0.82       --
     Diluted Historical:
       ATMI ............................   0.30  0.65  0.24    --     0.24
       NOW .............................   0.64  0.51  0.10  0.80       --
     Equivalent Basic Pro Forma:
       NOW .............................   0.90  0.72  0.14  1.14       --
     Equivalent Diluted Pro Forma:
       NOW .............................   0.89  0.71  0.14  1.11       --

---------------------
(1) Information with respect to ATMI is presented for fiscal years ended December 31, 1995, 1996 and 1997, and information with respect to NOW is presented for fiscal years ended March 31, 1995, 1996, 1997 and 1998.

  The following equivalent pro forma book value per common share and income per common share from continuing operations have been presented on an equivalent share basis under pooling-of-interests accounting and assuming the maximum number of shares issuable to the NOW Shareholders of 1,586,164 at a Closing Price of $21.55 per share and an Exchange Ratio of .865338.

   BOOK VALUE PER COMMON SHARE:
     Historical:
       ATMI (at December 31, 1997)....................................... $3.41
       ATMI (at March 31, 1998)..........................................  6.06
       NOW (at March 31, 1998)...........................................  3.38
     Equivalent Pro Forma:
       NOW (at March 31, 1998)...........................................  3.91

                                                                  THREE MONTHS
                                              FISCAL YEAR (1)        ENDED
                                          -----------------------  MARCH 31,
                                          1995  1996  1997  1998      1998
                                          ----- ----- ----- ----- ------------
   INCOME PER COMMON SHARE FROM CONTINU-
    ING OPERATIONS:
     Basic Historical:
       ATMI ............................  $0.32 $0.70 $0.26    --    $0.25
       NOW .............................   0.65  0.52  0.10 $0.82       --
     Diluted Historical:
       ATMI ............................   0.30  0.65  0.24    --     0.24
       NOW .............................   0.64  0.51  0.10  0.80       --
     Equivalent Basic Pro Forma:
       NOW .............................   0.75  0.60  0.12  0.95       --
     Equivalent Diluted Pro Forma:
       NOW .............................   0.74  0.59  0.11  0.92       --

---------------------
(1) Information with respect to ATMI is presented for fiscal years ended December 31, 1995, 1996 and 1997, and information with respect to NOW is presented for fiscal years ended March 31, 1995, 1996, 1997 and 1998.

                            SELECTED FINANCIAL DATA

  The following tables set forth certain selected financial data for ATMI and NOW.

                  SELECTED CONSOLIDATED FINANCIAL DATA--ATMI

  The following selected consolidated statements of income data for the years ended December 31, 1994, 1995, 1996 and 1997 and the balance sheet data as of December 31, 1995, 1996 and 1997 are derived from the audited consolidated financial statements of ATMI. The statements of income data for the year ended December 31, 1993 and the three-month periods ended March 31, 1997 and 1998 and the balance sheet data as of December 31, 1993 and 1994 and March 31, 1998 are derived from unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which ATMI considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three-month period ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998. The data set forth below should be read in conjunction with ATMI's Consolidated Financial Statements and Notes thereto and other financial information included elsewhere in this Proxy Statement/Prospectus.

                                                                             THREE MONTHS
                             FISCAL YEAR ENDED DECEMBER 31,                 ENDED MARCH 31,
                         -----------------------------------------------    ----------------
                          1993     1994       1995     1996       1997       1997     1998
                         -------  -------    -------  -------    -------    -------  -------
                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT
 OF INCOME DATA:
Product revenues........ $16,998  $27,537    $51,460  $78,815    $92,757    $19,895  $25,021
Contract revenues.......   6,070    7,223      8,712    9,846      9,120      2,618    2,355
                         -------  -------    -------  -------    -------    -------  -------
Total revenues..........  23,068   34,760     60,172   88,661    101,877     22,513   27,376
Cost of revenues........  12,655   17,739     29,723   41,231     48,684     11,487   12,346
                         -------  -------    -------  -------    -------    -------  -------
Gross profit............  10,413   17,021     30,449   47,430     53,193     11,026   15,030
Operating expenses:
  Research and
   development..........   1,864    3,981      5,697    9,838     10,581      2,465    2,788
  Selling, general and
   administrative.......   6,415    9,308     15,886   20,590     23,153      5,155    5,590
  Non-recurring
   expenses.............       0        0          0    2,000(1)   9,000(2)      --       --
                         -------  -------    -------  -------    -------    -------  -------
    Total operating
     expenses...........   8,279   13,289     21,583   32,428     42,734      7,620    8,378
                         -------  -------    -------  -------    -------    -------  -------
Operating income........   2,134    3,732      8,866   15,002     10,459      3,406    6,652
Interest income
 (expense), net.........    (338)    (250)      (357)       4       (328)        16      (12)
Other income (expense),
 net....................     123    3,769       (543)      18        233         (5)     108
                         -------  -------    -------  -------    -------    -------  -------
Income before income
 taxes and minority
 interest...............   1,919    7,251      7,966   15,024     10,364      3,417    6,748
Income taxes............   1,138    1,728      2,888    3,158      5,941        920    2,228
                         -------  -------    -------  -------    -------    -------  -------
Income before minority
 interest...............     781    5,523      5,078   11,866      4,423      2,497    4,520
Minority interest.......     269       12         10      151         (2)        19      (55)
                         -------  -------    -------  -------    -------    -------  -------
Net income.............. $ 1,050  $ 5,535(3) $ 5,088  $12,017(4) $ 4,421    $ 2,516  $ 4,465
                         =======  =======    =======  =======    =======    =======  =======
Net income per share--
 assuming dilution...... $  0.07  $  0.33(3) $  0.30  $  0.65(4) $  0.24    $  0.13  $  0.24
                         =======  =======    =======  =======    =======    =======  =======
Weighted average shares
 outstanding--assuming
 dilution...............  14,610   16,637     17,127   18,394     18,660     18,732   18,853

                                           DECEMBER 31,
                              --------------------------------------- MARCH 31,
                               1993    1994    1995    1996    1997    1998(5)
                              ------- ------- ------- ------- ------- ---------
                                               (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET
 DATA:
Cash, cash equivalents and
 marketable securities......  $14,765 $16,474 $33,818 $30,812 $29,011 $ 84,077
Working capital.............   15,404  17,124  34,221  36,586  39,933   98,154
Total assets................   29,518  40,995  78,590  93,191 103,146  160,747
Long-term debt, less current
 portion....................    2,022   7,811  11,975  15,769  14,526   14,035
Minority interest...........    3,179       6     535     545     595      650
Total stockholders' equity..   16,825  22,410  45,118  55,473  61,872  122,333

---------------------
(1) Represents a one-time charge of $2.0 million ($1.2 million, net of taxes) accrued in connection with patent litigation involving LSL, which resulted in a settlement payment in May 1997.
(2) Represents a one-time charge of $9.0 million accrued in connection with costs incurred in investigating, analyzing and completing the ADCS Group and LSL acquisitions.
(3) Net income and net income per share--assuming dilution in 1994 include a non-recurring gain of approximately $3.6 million, or $0.22 per share-- assuming dilution, related to the restructuring of a joint venture and costs incurred in the acquisition of Vector Technical Group, Inc.
(4) Net income and net income per share--assuming dilution in 1996 include the effect of the ADCS Group's treatment as an S-Corporation for a portion of the year. If the ADCS Group had been taxed as a C-Corporation for all of 1996, ATMI's net income and net income per share--assuming dilution would have been approximately $10.5 million and $0.57, respectively, for the year ended December 31, 1996.
(5) On March 31, 1998, ATMI completed a registered public offering of 4,720,000 shares of ATMI Common Stock. Of such shares, 2,000,000 shares were sold by ATMI and 2,720,000 shares were sold by certain stockholders of ATMI. In this offering, ATMI received net proceeds of approximately $55.7 million.

                         SELECTED FINANCIAL DATA--NOW

  The following selected financial data for NOW for the five years ended March 31, 1997 are derived from the audited financial statements of NOW. The selected financial data for the nine months ended December 31, 1996 and 1997 are derived from the unaudited financial statements of NOW. Interim unaudited data for the nine months ended December 31, 1996 and 1997 reflect, in the opinion of management of NOW, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of such data. Results for the nine months ended December 31, 1997 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. The data set forth below should be read in conjunction with NOW's consolidated financial statements and notes thereto and other financial information included elsewhere in this Proxy Statement/Prospectus.

                                                                   NINE MONTHS ENDED
                             FISCAL YEAR ENDED MARCH 31,             DECEMBER 31,
                         ----------------------------------------  ------------------
                          1993    1994    1995    1996     1997      1996      1997
                         ------  ------  ------  -------  -------  --------  --------
                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Sales................... $2,798  $3,952  $8,202  $10,518  $10,111  $  6,658  $ 11,697
Cost of sales...........  1,198   1,660   4,051    5,329    5,528     3,909     5,686
                         ------  ------  ------  -------  -------  --------  --------
Gross profit............  1,600   2,292   4,151    5,189    4,583     2,749     6,011
Operating expenses
 Selling, general and
  administrative........  1,135   1,392   2,234    3,660    4,257     3,015     3,665
 Research and
  development...........     23      56      88      157      195       154       179
                         ------  ------  ------  -------  -------  --------  --------
                          1,158   1,448   2,322    3,817    4,452     3,169     3,844
                         ------  ------  ------  -------  -------  --------  --------
Operating income
 (loss).................    442     844   1,829    1,372      131      (420)    2,167
Other income (expense),
 net....................     39      59      11      119       30        24        (2)
                         ------  ------  ------  -------  -------  --------  --------
Income (loss) before
 income taxes...........    481     903   1,840    1,491      161      (396)    2,165
Income tax (provision)
 benefit................   (183)   (276)   (670)    (544)      24       200      (758)
                         ------  ------  ------  -------  -------  --------  --------
Income (loss) before
 extraordinary item.....    298     627   1,170      947      185      (196)    1,407
Extraordinary item......     44     --      --       --       --        --        --
                         ------  ------  ------  -------  -------  --------  --------
Net income (loss)....... $  342  $  627  $1,170  $   947  $   185  $   (196) $  1,407
                         ======  ======  ======  =======  =======  ========  ========
Net income (loss) per
 share--assuming
 dilution(1)............ $ 0.19  $ 0.35  $ 0.64  $  0.51  $  0.10  $  (0.11) $   0.75
                         ======  ======  ======  =======  =======  ========  ========
Weighted average shares
 outstanding--assuming
 dilution(1)............  1,807   1,792   1,834    1,851    1,874     1,820     1,869
                                      MARCH 31,
                         ----------------------------------------
                          1993    1994    1995    1996     1997    DECEMBER 31, 1997
                         ------  ------  ------  -------  -------  ------------------
                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents
 and marketable
 securities............. $  817  $1,124  $1,515  $   819  $   876  $  2,374
Working capital
 (deficiency)...........  1,359   1,540   2,137   (1,066)    (505)    1,419
Total assets............  1,892   2,894   4,942    9,210    8,954    10,256
Long-term debt, less
 current portion........    --      --      --       --        18        12
Stockholders' equity....  1,628   2,255   3,456    4,450    4,648     6,096

---------------------
(1) Weighted average shares outstanding--assuming dilution reflect the weighted average number of shares of NOW Common Stock outstanding and includes the effect of shares which would be issuable upon the exercise of outstanding stock options using the treasury stock method. If the calculation of net income (loss) per share--assuming dilution and the weighted average shares outstanding--assuming dilution were presented on an equivalent share basis under pooling-of-interests accounting, assuming a Closing Price of $35.04 per share, a minimum of 1,319,856 shares of ATMI Common Stock would be issuable in exchange for all of the NOW Common Stock, and net income (loss) per share--assuming dilution would be $0.26, $0.49, $0.89, $0.71 and $0.14 for the years ended March 31, 1993, 1994,
    1995, 1996 and 1997, respectively, and $(0.15) and $1.05 for the nine months ended December 31, 1996 and 1997, respectively. Assuming a Closing Price of $21.55 per share, a maximum of 1,586,164 shares of ATMI Common Stock would be issuable in exchange for all of the NOW Common Stock and net income (loss) per share--assuming dilution would be $0.22, $0.40, $0.74, $0.59 and $0.11 for the years ended March 31, 1993, 1994, 1995,
    1996 and 1997, respectively, and $(0.12) and $0.87 for the nine months ended December 31, 1996 and 1997, respectively.

                              THE SPECIAL MEETING

  This Proxy Statement/Prospectus is being furnished to the NOW Shareholders in connection with the solicitation by the NOW Board of Directors of proxies in the accompanying form to be used at the Special Meeting.

DATE, TIME AND PLACE

  The Special Meeting will be held on      , 1998, at 3:00 p.m., local time,
at the facilities of NOW Technologies, Inc., 10779 Hampshire Avenue South, Bloomington, Minnesota.

PURPOSE

  At the Special Meeting, the NOW Shareholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement.

RECORD DATE; QUORUM

  Only holders of record of NOW Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. As of the close of business on the Record Date, there were 1,833,000 shares of NOW Common Stock outstanding and entitled to vote, held of record by 76 shareholders. The presence (in person or by proxy) of the holders of a majority of the outstanding shares of NOW Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum. Abstentions will each be included in determining whether a quorum is present.

VOTE REQUIRED

  Each NOW Shareholder is entitled to one vote for each share of NOW Common Stock held as of the Record Date. The affirmative vote of a majority of the shares of NOW Common Stock outstanding as of the Record Date is required to approve and adopt the Merger Agreement. Accordingly, abstentions and non-votes will have the effect of votes against the Merger Agreement. As a group, all executive officers and directors of NOW owned 956,000 shares, or 52.2%, of the NOW Common Stock outstanding as of the Record Date. All of NOW's executive officers and directors have indicated to NOW that they intend to vote to approve the Merger.

VOTING OF PROXIES

  The NOW Shareholders may cast their vote, in person or by proxy, by delivering to an officer of NOW a properly executed proxy. A copy, facsimile, or other reproduction may be substituted or used in lieu of the original proxy. For the purpose of voting by proxy by facsimile, the facsimile number is (612) 942-9270. The shares represented by properly executed proxies received prior to or at the Special Meeting in response to this solicitation and not revoked will be voted at the Special Meeting. A proxy may be revoked at any time before it is exercised at the Special Meeting by (i) delivering to the President of NOW at 10779 Hampshire Avenue South, Bloomington, Minnesota 55438 or by facsimile at (612) 942-9270, a written notice bearing a later date than the date of the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the Special Meeting or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not, by itself, revoke a proxy). All proxies that are properly executed and returned and that are not revoked will be voted at the Special Meeting in accordance with the instructions indicated in the proxies or, if no direction is indicated, to approve and adopt the Merger Agreement, as recommended by the NOW Board of Directors. The NOW Board of Directors is not currently aware of any business to be brought before the Special Meeting other than the specific proposals referred to in this Proxy Statement/Prospectus and specified in the accompanying notice of the Special Meeting. As to any other business that may properly come before the Special Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

SOLICITATION OF PROXIES

  The expense of soliciting proxies will be borne by NOW. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers and other employees of NOW by personal interview, telephone or telegraph. No additional compensation will be paid to such persons for such solicitation.

RECOMMENDATION OF THE NOW BOARD OF DIRECTORS

  THE NOW BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

                               BUSINESS OF ATMI

INTRODUCTION

  ATMI is a leading supplier of thin film materials, equipment and services used worldwide in the manufacture of semiconductor devices. ATMI targets high growth consumable and equipment markets within the semiconductor industry with proprietary and patented products based on chemical vapor deposition ("CVD") technology. ATMI currently provides: (i) a broad range of ultrahigh purity thin film materials and related delivery systems; (ii) a full line of point-of-use semiconductor environmental equipment and services; and (iii) specialty epitaxial thin film deposition services. Over the last three years, ATMI has achieved a leadership position in each of its target markets by providing a more complete line of products than its competitors. ATMI's strategy is to continue its growth through product line expansion in each of its existing markets and to leverage its core technology to create new high growth businesses. ATMI's customers include most of the leading semiconductor manufacturers in the world.

  ATMI has capitalized on the growth of the semiconductor industry in general, and CVD processing in particular, by providing leading edge products and services in each of its target markets. ATMI's ADCS division develops and markets ultrahigh purity thin film materials and proprietary delivery systems. ADCS is also the developer of the "Safe Delivery System," or SDS, which stores dangerous gases as solids in cylinders, providing increased safety and substantially greater operating efficiencies. ATMI believes its EcoSys division is the only provider of point-of-use environmental equipment offering all of the key technologies for semiconductor effluent abatement. ATMI's Epitronics division is a world leader in specialty epitaxial services, providing high quality processing of silicon and next-generation III-V and wide bandgap wafers. ADCS, EcoSys and Epitronics accounted for approximately 45%, 27% and 28%, respectively, of ATMI's revenues in 1997, and approximately 42%, 30% and 28%, respectively, of ATMI's revenues in both 1996 and 1995.

INDUSTRY BACKGROUND

  The semiconductor industry has grown substantially in recent years as semiconductor devices have proliferated in a wide variety of consumer and industrial products, especially in computing, networking and communications equipment. According to Dataquest Incorporated, the semiconductor industry achieved worldwide sales in 1996 of $138 billion and is estimated to achieve worldwide sales of over $300 billion in 2001. This increase in demand for semiconductor devices has been fueled by the ability of semiconductor manufacturers to deliver products with consistently enhanced performance characteristics and functionality, improved reliability, increased memory capacity and reduced size, weight, power consumption and cost. These advances have been made possible by innovations in the fabrication processes, equipment and the materials used in manufacturing advanced semiconductor devices. At the same time, as the construction and management of fabrication facilities has become more complex, semiconductor manufacturers have sought to streamline their vendor relationships and reduce the number of vendors upon which they rely, which in turn has driven significant consolidation among the providers of semiconductor capital equipment and materials and materials delivery systems.

  Semiconductor devices are manufactured by repeating a complex series of process steps on a wafer substrate, usually made of silicon. The primary process steps include deposition, patterning and etch. During deposition, several layers of conducting, semiconducting or insulating thin films are formed on a wafer. Precise and reliable control of the deposition of these films is vital to the ultimate performance of an individual device. The initial method of thin film deposition was physical vapor deposition ("PVD"), which has in recent years been largely supplanted by CVD for the deposition of semiconducting and insulating thin films. In the CVD process, wafers are placed in a sophisticated reaction chamber (a "reactor"), and a specially designed gas or vaporized liquid material is introduced. Simultaneously, a form of energy (e.g., heat or plasma) is added to the reactor to cause the decomposition of the material being introduced. As a result of this decomposition, a thin film of material is deposited on the surface of the wafer.

  The advantages of CVD include the relative thinness of the films applied to the wafer, as well as their conformality (ability to coat evenly, especially in holes and trenches designed into the device), purity and ability to coat large areas. These advantages have led to rapid growth in sales of reactors and related CVD process consumables and equipment. Consumables and related equipment include the raw materials used in the CVD process and the delivery systems required to transport the materials around a semiconductor plant and to a reactor. Related equipment also includes specially designed environmental equipment that is used to abate the toxic or otherwise hazardous effluent from CVD reactors.

  In addition to deposition on patterned wafers, CVD thin film processes are used to prepare bare wafers prior to the fabrication of integrated circuits to provide the wafer surfaces with the desired uniformity of electrical and physical properties. Such CVD thin film deposition is referred to as epitaxial deposition, and such wafers when processed are referred to as epitaxial, or "epi," wafers. The complexity, sensitivity and capital intensive nature of the CVD processes used for epitaxy have created a market for epitaxial thin film deposition services, or essentially contract manufacture of epi wafers using CVD processes.

 Materials and Delivery Systems

  The market for semiconductor thin film consumables has expanded with the growth of the market for semiconductor devices. The design of new thin film deposition materials and equipment to transport these materials around a semiconductor plant and to reactors has experienced ongoing innovation driven by the demand for expanding semiconductor device capabilities and corresponding decreases in circuit dimensions. Safe and effective thin film deposition requires dedicated systems designed to deliver and vaporize precursor materials for deposition in reactors without contamination or inadvertent release of toxic gases. Tetraethylorthosilicate ("TEOS") is a principal liquid precursor material used in the deposition of silicon dioxide layers, which generally serve as insulators between the conductive layers in a semiconductor device. Other important materials include trimethylphosphite ("TMP"), triethylphosphate ("TEPO"), trimethylborate ("TMB") and triethylborate ("TEB"), which are used for the deposition of phosphorous and boron containing materials.

  Because thin film precursors are consumables, the market for these materials and delivery systems generally tracks wafer starts, as opposed to the market for equipment, which generally tracks investment in new plants. The thin film materials market is also characterized by segmentation into a wide variety of material types and forms. For example, most thin film precursors are now sold as pressurized gases, which allows for easy transport around a typical semiconductor manufacturing plant. However, many of these gases are toxic and/or hazardous, leading to the development of safer alternatives including the use of liquid or solid CVD precursors and the adoption of gas handling technologies and delivery systems that minimize the danger of a catastrophic release of toxic gas.

 Environmental Equipment

  The use of CVD processes has also required the development of environmental equipment designed to abate the effluent from CVD reactors. In general, less than 25% of the materials entering a CVD reactor are deposited as a thin film. The remainder of the source materials, and certain by-products, constitute an effluent stream containing toxic and hazardous material that must be abated to meet increasingly strict worldwide environmental, safety and health regulations. Traditionally, abatement has been accomplished by the use of "whole plant" environmental systems which aggregate the effluents from an entire facility. However, growing variations in the processes utilized and the drive for increased productivity have led to the growth of point-of-use environmental systems in which a single environmental unit is attached to a single reactor. This approach provides for superior abatement because the system can be tuned to the unique hazards of a particular effluent stream. In addition, point-of-use environmental systems can improve plant productivity by reducing downtime associated with servicing environmental systems.

 Specialty Epitaxial Deposition Services

  The demand for higher performance integrated circuits and discrete semiconductor devices has driven the use of epitaxial wafers in a wide variety of applications. Because epitaxy involves a high degree of expertise and requires significant capital expenditures, a merchant market for epitaxial wafers, primarily silicon epitaxial wafers, has in recent years grown to more than $1.2 billion. This market is subdivided into "generic" wafers for high volume applications such as dynamic random access memory ("DRAM") and "specialty" wafers for use in applications such as automotive electronics and sensors, silicon-based low power telecommunications circuits, analog power controls and robust application-specific integrated circuits.

  The continued drive for improved device performance and new applications for integrated circuits has led to the development and commercialization of alternative semiconductor technologies. A newer generation of devices has emerged that utilize epitaxial wafers made of III-V and wide bandgap materials, as opposed to silicon, to achieve this improved performance. III-V semiconductors, including gallium arsenide and indium phosphide, are finding increasing use in wireless communication devices where high frequency performance is critical, in optoelectronic devices where the electronic structure of the III-V semiconductors allows energy efficient light generation and in solar cells for satellite applications where efficient generation of electricity is critical. Wide bandgap semiconductors such as silicon carbide and gallium nitride offer advantages in high power, optoelectronic and high temperature devices.

ATMI STRATEGY

  ATMI is a leading supplier of thin film materials and related delivery systems, a full line of point-of-use semiconductor environmental equipment and specialty epitaxial deposition services for the semiconductor industry. ATMI's objective is to establish and enhance leadership positions in each of the markets it serves. ATMI's strategy consists of the following key elements:

  Leverage CVD Technology Leadership. ATMI has invested extensively in developing proprietary and patented CVD thin film technology which it leverages to commercialize new products to meet customer requirements. Its CVD technology is based on a multidisciplinary approach that draws upon the experience of ATMI's personnel in the areas of chemistry, physics, materials science and electrical engineering. ATMI dedicates significant resources to maintaining its expertise in CVD technology and protecting its intellectual property, which now includes 89 issued U.S. patents and numerous counterparts outside the United States. ATMI intends to continue to develop new products and new lines of business that leverage its core competencies.

  Target High Growth Semiconductor Markets. ATMI targets semiconductor markets where technology-driven paradigm shifts are occurring or are enabled by the use of ATMI's core technologies. ATMI typically focuses on markets with high growth rates and that require products that are consumed in the production process, such as thin film materials. For example, ATMI believes that the market for low pressure gas delivery systems and related consumables, served by ATMI's SDS gas delivery product line, is growing at a rate in excess of the overall growth rate of the semiconductor equipment industry.

  Accelerate Product Introduction Through Strategic Alliances. ATMI forms strategic alliances, including joint development programs and collaborative marketing efforts, to accelerate the introduction of its products into markets that have manufacturing and/or distribution barriers. Most of ATMI's strategic alliances are with leading semiconductor manufacturers, such as IBM, Lucent Technologies, Micron Technology, Siemens and Texas Instruments, each of which has participated in advanced materials development programs with ATMI. Such programs enhance ATMI's core technology base and promote the introduction of targeted products while reducing ATMI's need to make research and development and capital expenditures. In addition, since ATMI's inception, the United States government has provided approximately $65.6 million in research funding directed towards the costly development of new thin film processes and materials for complex electronic devices.

  Provide Full Market-Basket Solutions. To address semiconductor manufacturers' desire to streamline their vendor relationships, ATMI seeks to provide a full market-basket solution, or "one-stop shopping," in each of its target markets. To provide such capability, ATMI pursues internal development of new products and seeks to acquire complementary product lines and services to continually expand its capabilities. For example, ATMI acquired "wet" and "combustion" scrubber product lines to complement its internally developed "dry" scrubber product line in order to expand its capabilities to abate effluents from all major semiconductor front-end processes. This approach allows EcoSys to serve a wide spectrum of the semiconductor industry's environmental needs and to provide comprehensive worldwide service.

BUSINESSES AND PRODUCTS

  ATMI conducts its operations through three primary divisions: ADCS, EcoSys and Epitronics. ADCS designs, manufactures and markets ultrahigh purity thin film materials and their related delivery systems equipment for CVD, diffusion and etch applications in the semiconductor and semiconductor equipment manufacturing industries. EcoSys manufactures, sells and services point-of-use environmental equipment for the semiconductor industry. Epitronics provides specialty epitaxial deposition services to the semiconductor industry for a wide variety of end-use applications.

   DIVISION                    BUSINESS                               PRODUCTS
-----------------------------------------------------------------------------------------------
   ADCS        Thin film materials and delivery systems . Thin film materials
                                                        . Liquid delivery systems
                                                        . Gas delivery systems
-----------------------------------------------------------------------------------------------
   EcoSys      Point-of-use environmental equipment     . Novapure dry scrubbers
                                                        . Vector liquid scrubbers
                                                        . Guardian active oxidation scrubbers
-----------------------------------------------------------------------------------------------
   Epitronics  Specialty thin film deposition services  . Silicon epitaxial services
                                                        . III-V epitaxial services
                                                        . Wide bandgap epitaxial services


  Consistent with its corporate strategy, ATMI actively explores new opportunities to commercialize its core technology. In January 1998, ATMI announced the formation of its Emosyn division. Emosyn intends to develop and commercialize smart card devices employing ATMI's ferroelectric materials and process integration technology. ATMI developed this technology in a consortium with IBM, Micron Technology and Texas Instruments. Emosyn recently entered into a strategic alliance with a subsidiary of SMH Swatch, the largest watch maker in Switzerland, to design, develop, manufacture and distribute integrated circuits for use in smart cards. In addition, ATMI currently has two other ventures in development that it believes may comprise future business units for ATMI. The first is focused on the development of gas sensing devices that will allow for the detection and measurement of the many gases used in thin film processing, and the second is focused on the development of metrology tools that will detect thin film properties during the deposition process.

ADCS: SEMICONDUCTOR MATERIALS AND DELIVERY SYSTEMS

  ATMI believes ADCS is one of the fastest growing suppliers of ultrahigh purity thin film materials and associated delivery systems equipment to the semiconductor industry. ATMI has taken advantage of the changes in the market for thin film materials and delivery systems by: (i) developing and commercializing a wide range of CVD liquid precursors; (ii) commercializing innovative bulk delivery systems which automatically deliver materials of the highest purity and consistency to the reactor; (iii) developing innovative delivery systems that allow for the introduction of low volatility liquids and even solids to the reactor; and (iv) developing and commercializing patented low-pressure gas delivery systems for safe handling and delivery of toxic and hazardous gases to semiconductor process equipment.

  ADCS strives to ensure that its materials and related delivery systems meet and exceed the requirements of its customers, which include semiconductor device manufacturers and OEMs located throughout the world. In developing its business, ADCS seeks: (i) to offer the most complete line of consumable and delivery system products; (ii) to offer the most consistent, highest purity thin film materials available; (iii) to offer the most reliable, innovative equipment products; (iv) to improve the level of customer service and response offered and to remain cost-effective to its customers; (v) to meet customer needs for statistical quality control and dock-to-stock programs; and (vi) to continue to meet the industry's needs for advanced thin film materials required for next-generation devices and beyond.

 Products and Services

  ADCS has three primary product lines: thin film materials, liquid delivery systems and gas delivery systems. ADCS also provides services relating to each of these product lines.

  Thin Film Materials. ADCS produces a broad range of thin film materials that are used in making semiconductor devices. In addition to the widely used CVD precursors--TEOS, TMP, TEPO, TMB and TEB--ADCS also sells thin film materials used in other semiconductor manufacturing processes, including phosphorous and boron halides used for doping by diffusion processing. ADCS also manufactures and sells source reagents that allow CVD of advanced materials, including titanium nitride, platinum, copper, tantalum oxide, lead zirconate titanate, strontium bismuth tantalate and barium strontium titanate thin films.

  All of these thin films must be of very high purity in order to function properly within the device, particularly with respect to unwanted metallic contamination. The purity of the starting chemicals used in the process is, therefore, critical. ADCS ULTRAPUR chemicals have purities in excess of 99.99999% to 99.999999% with respect to unwanted metal impurities. A proprietary DOUBLE DISTILLATION purification process is used to produce these high-purity specifications. In order to preserve this high purity, the chemicals are packaged and delivered in high quality, carefully constructed and cleaned containers. ADCS has developed a proprietary COYOTE CLEAN process for preparation of its containers, which range from quartz and stainless steel ampules to much larger MINIBULK and SKINNIBULK canisters. Coupled with its Quality Control Program, ADCS believes that this cleaning and container technology produces the most consistent, highest purity chemicals in the industry and ensures their quality as delivered into the reactor. Continuing its commitment to quality, ADCS achieved ISO 9001 certification in 1997.

  Liquid Delivery Systems. ADCS designs, manufactures and sells proprietary continuous refill and delivery systems and their related hardware. These systems and hardware products are designed to deliver ultrahigh purity thin film materials to the CVD reactor under the desired physical conditions. ADCS' delivery hardware products include stainless steel ampules, stainless steel MINIBULK canisters, stainless steel SKINNIBULK canisters, quartz bubblers, bulk chemical delivery cabinets, level sensing systems, manual and continuous refill systems and other application-specific equipment.

  ATMI believes that its continuous refill systems enhance the performance of the process tools they support by eliminating process downtime resulting from canister changes. Typically, process tools must cease operation when canister changes are made to replenish source material. ADCS' bulk refill systems allow continuous delivery of source material. In addition to the elimination of the downtime associated with canister changes, this configuration also minimizes the atmospheric and moisture contamination that can occur during these change-outs.

  Gas Delivery Systems (SDS). The SDS, or "Safe Delivery System," patented by ATMI, uses a standard gas cylinder containing an adsorbent material. When the cylinder is filled with gas, the gas is adsorbed by the material and essentially "fixed" so that it behaves like a solid. The SDS cylinder is, therefore, not under pressure, minimizing any potential leak of hazardous gas and allowing more gas to be introduced into the cylinder. Consequently, material delivery via SDS is safer and provides higher rates of productivity than traditional methods. Since most semiconductor processes operate at reduced pressure and the gas can be desorbed or released from the SDS under vacuum, it can be installed and operated like a conventional high-pressure gas cylinder. These advantages have led major chip manufacturers to adopt this technology.

  To date, four gases--arsine, phosphine, boron trifloride and silicon tetrafloride--using the SDS technology have been introduced. Each is used to "dope" silicon wafers using ion implant processes. All of these gases are available in different size cylinders, and some have different adsorbents that allow for additional gas capacity within a cylinder. These products are manufactured by ATMI and, on a toll basis, by Matheson Gas Products ("Matheson"), ATMI's exclusive distributor for ion implant.

  ATMI also believes that significant markets for SDS exist outside ion implant. ATMI is now conducting beta site tests with selected semiconductor manufacturers and OEMs for CVD applications using SDS. ATMI believes that commercial introduction of SDS products for this market will occur in the second half of 1998. ATMI also has undertaken extensive development efforts to identify new markets and products for the SDS technology. ATMI believes that certain etch gases used in the semiconductor industry and certain gases employed in the medical field are possible candidates for SDS.

  Services. In addition to its thin film materials and associated delivery systems equipment, ADCS offers custom manufacturing services, such as stainless steel and quartz delivery hardware fabrication. ADCS also provides special services such as custom bulk refill, container cleaning and hardware repair.

ECOSYS: POINT-OF-USE SEMICONDUCTOR ENVIRONMENTAL EQUIPMENT

  ATMI believes EcoSys is the only provider of point-of-use environmental equipment offering all of the key technologies for effluent gas abatement to the semiconductor industry: dry chemical, liquid and active oxidation. As a result of this broad product line, ATMI believes EcoSys is a global market leader in the manufacture and sale of point-of-use semiconductor effluent abatement equipment. ATMI's strategy is to grow EcoSys' market share through the continued development and acquisition of new semiconductor environmental products and services. ATMI believes that this full line of semiconductor environmental products, coupled with a comprehensive service strategy, will allow for continued market penetration by its EcoSys business.

 Products and Services

  EcoSys has three primary product lines and several developmental products. Each of the three major point-of-use products has cost of ownership advantages for semiconductor customers in certain applications such as CVD, ion implant and etch.

  Novapure dry chemical scrubbers adsorb and concentrate hazardous effluent through the use of consumable resins at rates many times that of conventional effluent treatment methods. ATMI believes that EcoSys, through its patented adsorption materials, is a market leader for point-of-use semiconductor effluent dry scrubbing throughout the world. Additionally, demand for consumable resin material is increasing as the installed base of dry scrubbers increases.

  Vector liquid scrubbers are designed for cost effective removal of acidic and high particulate bearing gases commonly used in the wafer fabrication process. Vector scrubbers recirculate scrubbing water, minimizing overall water use, and are effective in removing high particulate effluent.

  Guardian active oxidation scrubbers treat a variety of combustible materials used in semiconductor processing. The Guardian product line is designed for low cost of ownership by operating on inexpensive methane fuel while achieving very high removal efficiencies. These combustion systems also abate certain global warming gases such as perfluorinated carbon compounds ("PFCs") at high efficiency with near zero nitrous oxide generation.

  EcoSys is engaged in the development of additional product lines to complement its existing ones in order to meet the evolving needs of semiconductor manufacturers. Developmental products include ReCAT catalytic oxidation scrubbers which use proprietary catalysts to destroy volatile organic compounds ("VOCs"). VOCs arise from the use of solvents in applying photoresists and other organic materials during device fabrication. EcoSys is also marketing and continuing to develop effluent treatment systems for the capture of semiconductor process gases in emergency and cylinder change-out situations. Such situations might arise at the point of delivery of a gas to a reactor through gas cylinder rupture or similar catastrophic event. In addition, EcoSys is investigating the potential for recycling the materials used in thin film deposition processes in the belief that recycling is ultimately preferred over destructive abatement. PFCs, for example, are used in various wafer cleaning and etch processes. As suspected ozone depleting materials, their use is being limited by production cutbacks and the need for strict environmental control systems. In conjunction with Praxair Corporation, EcoSys has developed a PFC recycling system that captures the gas and repurifies it for subsequent reuse. In 1997, the first unit was installed at a test site.

EPITRONICS: SPECIALTY EPITAXIAL DEPOSITION SERVICES

  Epitronics is primarily a service business providing specialty epitaxial deposition services for silicon, III-V and wide bandgap wafers. Desired electrical and physical properties of the epitaxial layers are specified by the customer and developed in collaboration with Epitronics. The properties of the epitaxial layers are selected to maximize the performance of the customer's integrated circuit or device while maximizing yield and minimizing cost. Epitronics' fundamental competitive advantages include the manufacture of high quality epitaxial layers with high yield. In addition, Epitronics differentiates itself by offering quality epitaxial deposition services with fast turnaround and in flexible volumes.

  ATMI believes that Epitronics is the only provider offering CVD thin film deposition services for each of the key materials used in semiconductor devices today and that it is now a world leader in specialty epitaxial deposition services. Epitronics' strategy is to maximize market share through the continued development and acquisition of new semiconductor thin film products and services. A key element of the business strategy is to work with the customer in the early stages of product development to ensure that proven epitaxial processes are in place when the decision is made to expand into manufacturing.

 Products and Services

  Epitronics provides epitaxial deposition services for silicon, III-V materials and wide bandgap materials. ATMI also distributes certain wafer products that are manufactured by third parties to provide "one-stop shopping" for its customers. Several new products are also in varying stages of commercialization.

  Silicon Epitaxial Wafers. Epitronics currently processes silicon epitaxial wafers in Mesa, Arizona. Epitronics has experience in a wide range of silicon epitaxial processes and selects the process that provides the highest value to the customer. Processes include deposition from trichlorosilane, dichlorosilane and silane which can be operated at atmospheric or reduced pressure. Epitronics is particularly skilled at: (i) the deposition of epitaxial layers on wafers that already have patterns or buried circuits created by selective implantation and diffusion; (ii) the deposition of lattice matched silicon thin films containing high amounts of boron and germanium that can be used in sensor applications; and (iii) the selective deposition of silicon on sapphire or other oxide-patterned substrates.

  III-V Epitaxial Wafers. Epitronics processes III-V epitaxial wafers in Phoenix, Arizona. III-V epi products are finding increasing use in wireless communications, satellites and optoelectronics for data and telecommunication markets. In particular, there is an increased demand for III-V epi wafers for heterojunction bipolar transistors for use in power amplifiers. Epitronics markets its epitaxial services and sells the product of the service, epitaxial wafers, directly to industry and government customers according to their design specifications.

  Wide Bandgap Epitaxial Wafers. Epitronics is developing epitaxial processes for silicon carbide and gallium nitride on one- to two-inch diameter silicon carbide and sapphire wafers in Danbury, Connecticut. The silicon carbide wafers are manufactured in-house and are also offered for sale to external customers. ATMI believes that these substrate sales will promote additional collaborations, addressing technology development and commercial epitaxial product introduction issues associated with future optoelectronic, sensor and power device products.

  Distribution Products. Consistent with its marketing strategy of offering a complete line of specialty epitaxial wafers and advanced substrates, Epitronics is a distributor of SIMOX (Separation by IMplanted OXygen) wafers for Nippon Steel Corporation ("NSC") (Japan) and specialty III-V wafers for Wafer Technology (United Kingdom). These distributed materials complement Epitronics' epitaxial services and leverage the development of the sales and marketing organization required to execute its customer service driven marketing plan. NSC SIMOX wafers are used for fabricating high speed and radiation-hard circuits. Specialty III-V wafers from Wafer Technology include indium phosphide-based materials for optical fiber-based communications, gallium arsenide for optoelectronic devices and indium antimonide for infrared detectors.

  Developmental Products. Epitronics is developing both substrate and thin film technology for solid-state blue light emitting diodes ("LEDs") and lasers. Blue LEDs will be primarily used in full color displays while blue lasers are valuable for increasing optical data storage capabilities and in full color printers. Gallium nitride substrate technology under development by Epitronics and others may be essential to high yield LED manufacturing processes and to developing long lifetime blue lasers. Epitronics is collaborating with Hewlett-Packard, Xerox, SDL and others to develop substrate technology for commodity blue lasers and is developing proprietary device designs to enable penetration of specialty laser markets. Epitronics is the preferred high performance materials supplier for a consortium which is developing blue lasers for improved data storage.

CUSTOMERS, SALES AND MARKETING

  ATMI sells and distributes its products worldwide, both directly and through manufacturers' representatives. Many of ATMI's customers have relationships with more than one division of ATMI, or are acting as collaborators on ATMI's development programs. A number of ATMI's customers are listed below:

Advanced Micro Devices         IBM                        Samsung Electronics
Applied Materials              Intel                      SGS Thomson
Atmel                          Lucent Technologies        Siemens
GEC Plessey Semiconductor      Motorola                   Sony
Goldstar Electronics           National Semiconductor     Texas Instruments
Hewlett-Packard                Novellus                   Tokyo Electron
Hyundai Electronics            Philips                    TSMC

  Sales to the foregoing customers in the aggregate accounted for approximately 32.8% of ATMI's total revenues for the year ended December 31, 1997.

  ADCS primarily distributes its materials and delivery system products to end-use customers through its direct sales force in North America and Europe and through regional manufacturing representatives in Asia. ADCS distributes its products in South Korea through ADCS-Korea. Additionally, the equipment product lines are marketed and sold to semiconductor equipment OEMs, who in turn resell to end users. The SDS product is currently being marketed and sold solely into the ion implant market through an exclusive distribution agreement with Matheson.

  EcoSys distributes its point-of-use environmental equipment through manufacturers' representatives throughout the world. Direct sales personnel serve as regional managers who coordinate the representatives' activity within their respective regions. Additionally, EcoSys markets directly to semiconductor end-user facility managers to provide full-fab environmental solutions as well as installation and on-going service.

  Epitronics markets and sells its thin film deposition services and epitaxial wafers primarily on a direct basis. In particular, silicon epi wafers and services are sold directly throughout the world. Wide bandgap and III-V epitaxial wafers are sold directly in North America and through distributors and agents in Europe and Asia.

COMPETITION

  The semiconductor thin film materials and delivery systems, environmental equipment and epitaxial deposition services markets are characterized by rapidly evolving technology and products. Both large and small companies offer products in these markets, and many of these companies have significantly greater financial and other resources than ATMI. ATMI attempts to compete by leveraging its substantial investment in CVD thin film technology to expand product offerings in combination with tactical acquisitions to provide full market-basket solutions to customers that are increasingly seeking to streamline their vendor relationships.

  ADCS' primary competitors in the United States are the Schumacher Division of Air Products Corporation and the Diffusion Systems Division of Olin Hunt Specialty Products, Inc. Outside of North America, ADCS competes with these companies and also with Yamanaka Hutech Corporation and Kojundo in Asia and Merck in Europe. There are several other smaller participants in these markets. There are currently no direct competitors to the patented SDS product. Several companies, however, provide gases in high-pressure containers that compete with the process capability of SDS.

  EcoSys' primary competition in effluent gas treatment is from companies focused on water and combustion treatment methods. The primary water scrubber competitor is Delatech, while combustion scrubber competitors include Delatech and Alzeta. Dry scrubber competitors include CS GmbH, Ebara, Japan Pionics and the Edwards Division of British Oxygen Corporation.

  As a supplier of a broad-based line of epi services and products, Epitronics has competitors in each of its three primary product areas. In silicon epi, Epitronics competes with Moore Technologies and a number of specialty wafer manufacturers with their own epi capabilities. In III-V epi, Epitronics competes with Kopin, Epi Products, Emcore and a number of smaller manufacturers. In wide bandgap epi, competitors include Cree Research (silicon carbide) and IBIS Technology (SIMOX wafers).

MANUFACTURING

  ADCS manufactures its thin film materials and delivery systems at its Burnet, Texas and Danbury, Connecticut facilities. In addition, ADCS-Korea's facility in Anseong, South Korea manufactures thin film materials to be distributed in the South Korean market. The manufacturing facility for SDS in Danbury is complemented by contracted manufacturing from Matheson's facility. ATMI believes that these facilities are adequate for its current needs, but expects to expand to meet anticipated demand.

  EcoSys manufactures the majority of its point-of-use environmental equipment in San Jose, California. EcoSys manufactures its proprietary adsorbents for its gas treatment products at ATMI's Danbury facility. Manufacture of the Guardian product line had been subcontracted to a third party which manufactured these products prior to the acquisition of the Guardian product line by ATMI in 1995. ATMI commenced manufacture of this product line at its San Jose facility in 1997.

  Epitronics processes its specialty silicon epitaxial wafers at its Mesa, Arizona facility and processes III-V semiconductor wafers for the wireless and optoelectronic industries at its Phoenix, Arizona facility. It processes wide bandgap wafers and produces high performance thin films in Danbury.

  Raw materials for ATMI's products and processes are available from multiple domestic sources.

RESEARCH AND DEVELOPMENT AND STRATEGIC ALLIANCES

  ATMI's research and development expenses consist of personnel and other indirect costs for internally funded project development. ATMI's external funding is almost exclusively from various agencies of the federal government. ATMI also participates in joint development efforts with certain semiconductor manufacturers and semiconductor equipment OEMs. Total sums expended for research and development in the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1998 were $13.2 million, $18.2 million, $18.5 million and $4.5 million, respectively. Of those amounts, $7.5 million, $8.3 million, $7.9 million and $1.7 million, respectively, were externally funded and are classified as cost of contract revenues on ATMI's Consolidated Financial Statements, and $5.7 million, $9.8 million, $10.6 million and

$2.8 million, respectively, were internally funded expenditures by ATMI and are classified as research and development expenses on ATMI's Consolidated Financial Statements. Over the last three years, a significant portion of ATMI's research and development has focused on ferroelectric materials and SDS gas delivery systems.

  Ferroelectric Materials. ATMI believes that further reductions in circuit dimensions will require changes in the materials used for the thin films required to store, transmit and switch electricity in the complex circuitry of semiconductor devices. As a result, in August 1992, ATMI entered into an agreement with IBM, Micron Technology and Texas Instruments (the "Collaborating Group") to develop advanced thin film capacitor materials and CVD process technology delivery equipment for next-generation memory devices. This agreement focused on developing CVD process technology to fabricate ferroelectric thin films, such as barium strontium titanate, for high performance memory devices. Barium strontium titanate can store over 30 times more electrical charge than conventional thin films. Use of this material could significantly reduce the manufacturing complexity of advanced memory devices. In April 1993, the Advanced Research Projects Agency awarded a $5 million contract for the development of thin film materials technology to the Collaborating Group, with ATMI as prime contractor. This program was successfully completed in 1996 with a total cost of over $20 million. ATMI, through its Emosyn division, intends to use the technology developed under the program to develop and commercialize smart card devices pursuant to a strategic alliance with a subsidiary of SMH Swatch. In addition, ATMI's ferroelectric thin film technology has also expanded to other ferroelectric materials that have applications ranging from non-volatile memory devices to wireless components. This in turn has led ATMI to enter into strategic alliances with Lucent Technologies, Siemens and Texas Instruments to develop these materials for commercial markets.

  SDS Gas Delivery Systems. Simultaneously with the development of these thin film materials, ATMI developed and patented a novel approach to the delivery of gases to semiconductor reactors. Historically, semiconductor process gases have only been available in high-pressure cylinders that can create an immediate danger over a large area if inadvertently released. Through the use of in-cylinder adsorbents, SDS reduces cylinder pressures below atmospheric levels. This lowered pressure allows controllable, on-demand release of certain semiconductor process gases. ATMI began a strategic alliance with Matheson in January 1994, under which Matheson exclusively distributes the SDS product to ion implant users in the worldwide semiconductor industry.

  Government Contracts. ATMI participates in United States government funded research and development contracts. As of March 31, 1998, ATMI had received aggregate awards since its inception of approximately $65.6 million from United States government agencies, including approximately $57.3 million recognized as revenue by ATMI through March 31, 1998. These contracts fund continued CVD technology development, development of high performance semiconductor devices, ferroelectric thin films and devices for specific applications, while offsetting the cost of research and development. Government contract revenues totaled approximately $8.7 million, $9.8 million, $9.1 million and $2.4 million for the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1998, respectively. This represents approximately 14.5%, 11.1%, 9.0% and 8.6% of ATMI's total revenues for those respective periods. The government, at its convenience, may terminate contracts with ATMI. The government may also exercise "march-in" rights in the event that ATMI fails to continue to develop the technology, whereby the government may exercise a non-exclusive, royalty-free, irrevocable, worldwide license to any technology developed under contracts funded by the government. ATMI will continue to submit proposals to various government entities for additional research and development funding as long as such proposals are consistent with its commercialization strategy.

PATENTS AND PROPRIETARY RIGHTS

  ATMI has made a significant investment in securing intellectual property protection for its technology and products. ATMI protects its technology by, among other things, filing patent applications for technology considered important to the development of its business. It also relies upon trade secrets, unpatented know-how, continuing technological innovation and the aggressive pursuit of licensing opportunities to help develop and maintain its competitive position.

  ATMI has been awarded 89 United States patents and currently has 93 United States patent applications pending. Foreign counterparts of certain of these applications have been filed or may be filed at an appropriate time. ATMI decides on a case-by-case basis whether, and in what countries, it will file counterparts of a United States patent application outside the United States. ATMI holds licenses to 12 United States patents. ATMI's United States patents expire between 2006 and 2016. The United States patents licensed to ATMI expire during the period from 2006 through 2013.

  ATMI's ability to compete effectively with other companies will depend, in part, on its ability to maintain the proprietary nature of its technology. Although ATMI has been awarded, has filed applications for, or has been licensed under numerous patents in the United States and other countries, there can be no assurance concerning the degree of protection afforded by these patents or the likelihood that pending patents will be issued.

  ATMI requires all employees and most consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with ATMI. These agreements provide that all confidential information developed or made known to the individual during the course of the individual's relationship with ATMI is to be kept confidential and not disclosed to third parties except in specific circumstances. All of ATMI's employees have entered into agreements providing for the assignment of rights to inventions made by them while in the employ of ATMI.

BACKLOG

  Neither ADCS, which conducts significant portions of its business with open-ended, long-term supply contracts which do not specify quantities, nor Epitronics, which generally operates with fast turnaround, maintains significant backlog. Because orders comprising ATMI's backlog may be canceled and delivery schedules may be changed, ATMI's backlog at any particular date may not be indicative of actual sales for any succeeding period.

  ATMI considers orders for products shippable within six months of the backlog date and fully executed and funded research contract awards as of the backlog date as firm backlog. As of March 31, 1998, ATMI had firm backlog of approximately $19.1 million, consisting of approximately $10.8 million of product orders and approximately $8.3 million of executed and funded research contracts. This compares to a firm backlog level of approximately $14.4 million as of March 31, 1997, which consisted of approximately $6.9 million of product orders and approximately $7.5 million of executed and funded research contracts. SDS product backlog is not included in ATMI's backlog computations because the product is sold and shipped to Matheson for distribution to the ultimate end user.

ENVIRONMENTAL REGULATION

  ATMI uses, generates and discharges toxic, volatile or otherwise hazardous chemicals and wastes in its manufacturing, processing and research and development activities. Therefore, ATMI is subject to a variety of federal, state and local governmental regulations related to the storage, use and disposal of these materials. ATMI believes that it has, or is seeking to obtain, all the permits necessary to conduct its business. However, the failure to comply with present or future laws, rules or regulations or the failure of ATMI to obtain the permits it is currently seeking could result in fines or other liabilities being imposed on ATMI, suspension of production or a cessation of operations. While ATMI believes that it has properly handled its hazardous materials and wastes and has not contributed to any on-site contamination or environmental condition at any of its premises, the various premises, particularly the premises in Danbury, Connecticut, may have been contaminated prior to ATMI's occupancy. ATMI is not aware of any environmental investigation, proceeding or action by federal or state agencies involving these premises. However, under certain federal and state statutes and regulations, a government agency may seek to recover its response costs and/or require future remedial measures from both operators and owners of property where releases of hazardous substances have occurred or are ongoing. The prior occupant of the Danbury, Connecticut premises has agreed to indemnify ATMI for remediation costs in connection with any pre-existing, on-site contamination or environmental condition. However, there can be no assurance that this indemnification will prove adequate to cover any liability imposed on ATMI related to the environmental condition of the premises or the cost of defending an environmental action, either of which could be substantial. ATMI's activities may also result in its being subject to additional regulation. Such regulations could require ATMI to acquire significant additional equipment or to incur other substantial expenses to comply with environmental laws, rules or regulations. Any failure by ATMI to control the use of, or to restrict adequately the discharge of, hazardous substances could subject it to substantial financial liabilities and could have a material adverse effect on ATMI's business, operating results and financial condition.

EMPLOYEES

  As of May 31, 1998, ATMI employed a total of 402 individuals, including 134 in sales and administration, 214 in operations and 54 in research and development. Of these employees, 44 hold Ph.D. degrees and 31 hold other advanced degrees in electrical engineering, materials science, chemistry, physics or related fields. None of ATMI's employees are covered by collective bargaining agreements. ATMI has not experienced any work stoppages and considers its relations with its employees to be strong.

PROPERTIES

  ATMI's headquarters are located in Danbury, Connecticut where it leases a 72,000 square foot facility. ATMI occupies this facility under a lease which expires on August 30, 2005. ATMI believes its existing facility is adequate and suitable for its current and anticipated needs.

  ADCS' headquarters and general corporate offices are located in Austin, Texas, where it leases approximately 4,000 square feet. This lease expires May 31, 2000. ADCS also owns approximately six acres of property in Burnet, Texas, on which its 12,000 square foot manufacturing facility is located. Although ATMI believes the existing headquarters and manufacturing facilities are adequate for the current level of demand, ATMI expects to expand the ADCS manufacturing facilities within the next 18 months to meet anticipated demand.

  ADCS-Korea owns approximately 1.4 acres in an industrial park in Anseong, South Korea, where its approximately 9,000 square foot manufacturing facility and office are located.

  EcoSys leases a 24,000 square foot facility in San Jose, California, which lease expires in March 2003. EcoSys has recently leased an additional 21,000 square foot facility in the same San Jose office park, which lease expires March 2003. ATMI believes these facilities are adequate and suitable for EcoSys' current and anticipated needs.

  Epitronics owns its corporate headquarters located in Mesa, Arizona. This facility measures 33,000 square feet, is expandable to 50,000 square feet and houses the specialty silicon epitaxial service business. Epitronics also leases a 15,000 square foot facility in Phoenix, Arizona, where the III-V epitaxial business is located, which lease expires August 1999. The wide bandgap epitaxial business is housed in ATMI's corporate facility in Danbury, Connecticut. ATMI obtains certain of its manufacturing equipment by entering into capital leases while other equipment is held subject to liens on the related equipment securing notes payable. ATMI believes these facilities are adequate and suitable for Epitronics' current and anticipated needs.

LITIGATION

  ATMI is not a party to any material litigation and is not aware of any pending or threatened litigation that could have a material adverse effect either upon ATMI's business, operating results or financial condition.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS--ATMI

  The following discussion and analysis should be read in conjunction with "Selected Financial Data" and the Consolidated Financial Statements of ATMI and Notes thereto included elsewhere in this Proxy Statement/Prospectus. Except for the historical information contained herein, the discussion in this Proxy Statement/Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of ATMI's plans, objectives, expectations and intentions. When used in this Proxy Statement/ Prospectus, the words "anticipate," "plan," "believe," "estimate," "expect" and similar expressions as they relate to ATMI or its management are intended to identify such forward-looking statements. The cautionary statements made in this Proxy Statement/Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Proxy Statement/Prospectus. ATMI's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors," as well as those discussed elsewhere herein.

OVERVIEW

  ATMI was incorporated in Delaware in 1997 and is the successor registrant to ATM, which was incorporated in Connecticut in 1986 and reincorporated in Delaware in 1987. ATMI is a leading supplier of specialty thin film materials and delivery systems, point-of-use environmental equipment and epitaxial processing services for the semiconductor industry. Product revenues include revenues from the sale of consumable thin film materials and materials delivery systems, environmental equipment, consumable resins for effluent abatement and processed epitaxial wafers. Product revenues are recognized upon the shipment of those products. ATMI also derives revenues from contract research and development activities related to high performance semiconductor materials and devices and from royalties generated under various license agreements. Contract revenues are recognized using a percentage-of-completion method based upon costs incurred and estimated future costs.

  A substantial majority of ATMI's revenues track "wafer starts" within the semiconductor industry, or the volume of silicon wafers processed into fully functional semiconductor devices. These include revenues derived from the sale of speciality thin film materials that are used in CVD processes and the delivery systems for these materials. Manufacturers seek to replenish these consumable materials on a continuing basis. Furthermore, once ATMI's specialty materials are qualified for a specific process, ATMI's customers typically source materials from ATMI for the lifetime of the process, generating a recurring revenue stream. Similarly, ATMI derives a recurring revenue stream from the sale of resins that are used in certain of its environmental equipment products. Additionally, ATMI's epitaxial wafer processing services revenues are directly tied to the number of wafers processed for ATMI's customers. A smaller portion of ATMI's revenues, principally those derived from environmental equipment sales, track new semiconductor plant construction. In 1997, approximately 73% of ATMI's product revenues were from product lines that were primarily related to "wafer starts," while approximately 27% of ATMI's product revenues were from product lines that were primarily related to "fab starts," or new plant construction.

  ATMI's products are based primarily on proprietary and patented CVD technologies used in the manufacture of semiconductor devices. ATMI's strategy has been to use these technologies to develop and, in conjunction with industry collaborators, sequentially introduce products into high growth markets of the semiconductor industry. Using this phased commercialization strategy, ATMI has been able to develop its core CVD technologies and establish businesses to support further commercialization of its products. ATMI has also used a targeted acquisition strategy to assist in building critical mass and market position in each of the markets it serves.

  ADCS comprises the thin film materials and related delivery system products of ATMI and contributed approximately 45% of consolidated revenues in 1997. ATMI entered the thin film materials market in

February 1992 with a strategy targeting advanced materials for next-generation devices. As those next-generation markets were evolving and ATMI's new thin film materials were nearing commercialization, ATMI sought to accelerate this commercialization by acquiring another supplier currently serving this market with established products and strong distribution and manufacturing capabilities. In October 1997, ATMI acquired the ADCS Group and combined ATMI's thin film materials and delivery systems business with the business of the ADCS Group.

  EcoSys manufactures, sells and services point-of-use semiconductor environmental equipment and generated approximately 27% of ATMI's consolidated revenues in 1997. ATMI entered the semiconductor environmental equipment market in 1989 with the introduction of its Novapure dry chemical scrubber. This product was originally designed pursuant to a contract with the Environmental Protection Agency. In 1991, this product and several others resulting from early stage research and development efforts at ATMI were contributed to Novapure Corporation ("Novapure"), a joint venture with Millipore Corporation ("Millipore"). In 1994, ATMI acquired Vector, a manufacturer of liquid and combustion semiconductor environmental equipment. In conjunction with the sale of certain product lines of Novapure to Millipore in 1994, ATMI formed EcoSys by combining the retained rights to the effluent treatment product line of Novapure with Vector's product lines. In 1995, ATMI acquired the Guardian Systems product line of combustion semiconductor environmental equipment to further broaden EcoSys' product offerings.

  Epitronics provides end-use customers with thin film epitaxial services covering a variety of materials in the semiconductor industry and generated approximately 28% of ATMI's consolidated revenues in 1997. ATMI's development of epitaxial processes began in 1987, centered around novel wide bandgap semiconductor materials such as silicon carbide. Through discussions with its customers and development collaborators, ATMI recognized that an opportunity existed to create a materials company that could offer epitaxial services for a wide spectrum of semiconductor materials. To complement its silicon carbide and gallium nitride epitaxial thin film technology, ATMI acquired Epitronics Corporation, a Phoenix, Arizona-based processor of III-V epitaxial wafers for the wireless and optoelectronics markets in December 1995. ATMI integrated the operations of Epitronics Corporation with its Diamond Electronics division in 1996, under the more widely recognized Epitronics name. In October 1997, ATMI acquired LSL, a Mesa, Arizona-based provider of silicon epitaxial wafer processing services. ATMI has integrated the operations of LSL with Epitronics, which now offers a wide spectrum of epitaxial services.

  The acquisitions of Vector, the ADCS Group and LSL have been accounted for as pooling-of-interests transactions. As a result, the Consolidated Financial Statements of ATMI have been restated to include the results of Vector, the ADCS Group and LSL for all periods presented.

  ATMI recently announced that, as a result of the softening of the semiconductor market, ATMI expects net income for the second and third quarters of fiscal 1998 to be as much as 50% below net income levels for the comparable quarters in 1997 and expects revenues for the second quarter of 1998 to decline more than 20% from revenues for the first quarter of 1998. While ATMI announced that it is taking steps to control costs and reduce expenses in anticipation of the decrease in earnings, ATMI remains positive about its long-term prospects and intends to remain growth oriented.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, certain items from ATMI's consolidated statements of income expressed as a percentage of total revenues:

                                            PERCENTAGE OF TOTAL REVENUES
                                            ---------------------------------
                                                                    THREE
                                                                   MONTHS
                                            FISCAL YEAR ENDED       ENDED
                                              DECEMBER 31,        MARCH 31,
                                            -------------------  ------------
                                            1995   1996   1997   1997   1998
                                            -----  -----  -----  -----  -----
   Product revenues........................  85.5%  88.9%  91.0%  88.4%  91.4%
   Contract revenues.......................  14.5   11.1    9.0   11.6    8.6
                                            -----  -----  -----  -----  -----
   Total revenues.......................... 100.0  100.0  100.0  100.0  100.0
   Cost of revenues........................  49.4   46.5   47.8   51.0   45.1
                                            -----  -----  -----  -----  -----
   Gross profit............................  50.6   53.5   52.2   49.0   54.9
   Operating expenses:
     Research and development..............   9.5   11.1   10.4   10.9   10.2
     Selling, general and administrative...  26.4   23.2   22.7   22.9   20.4
     Non-recurring expenses................   0.0    2.3    8.8    0.0    0.0
                                            -----  -----  -----  -----  -----
       Total operating expenses............  35.9   36.6   41.9   33.8   30.6
                                            -----  -----  -----  -----  -----
   Operating income........................  14.7   16.9   10.3   15.1   24.3
   Interest income (expense), net..........  (0.6)   0.0   (0.3)   0.1    0.0
   Other income (expense), net.............  (0.9)   0.0    0.2    0.0    0.4
                                            -----  -----  -----  -----  -----
   Income before income taxes and minority
    interest...............................  13.2   16.9   10.2   15.2   24.6
   Income taxes............................   4.8    3.6    5.8    4.1    8.1
                                            -----  -----  -----  -----  -----
   Income before minority interest.........   8.4   13.4    4.3   11.1   16.5
   Minority interest.......................   0.0    0.2    0.0    0.1   (0.2)
                                            -----  -----  -----  -----  -----
   Net income..............................   8.5%  13.6%   4.3%  11.2%  16.3%
                                            =====  =====  =====  =====  =====

 Comparison of Three Months Ended March 31, 1998 and 1997

  Revenues. Total revenues increased 22% to $27.4 million in the three months ended March 31, 1998 from $22.5 million in the three months ended March 31, 1997. Product revenues increased 26% to $25.0 million in the three months ended March 31, 1998 from $19.9 million in the corresponding period in 1997. The product revenue growth was primarily attributable to the continued expansion of SDS product sales, increased material sales at ADCS and growth in sales of silicon epi services at Epitronics. Contract revenues decreased 10% to $2.4 million, or 8.6% of total revenues, in the quarter ended March 31, 1998 from $2.6 million, or 11.6% of total revenues, in the same quarter of 1997. The decrease in the 1998 quarter reflected a general decrease in government funding of ATMI's research activities, as well as the completion of various existing government contracts.

  Gross Profit. Cost of revenues is comprised of material, labor and overhead in differing proportions, depending on the business unit within ATMI. EcoSys' cost of revenues consists primarily of material costs, while ADCS' costs have a higher relative labor content and Epitronics' costs consist primarily of indirect costs of maintaining an epi facility. Additionally, contract revenue costs consist of direct labor and material and indirect costs associated with the performance of government contracted research activity. Gross profit increased 36% to $15.0 million in the three months ended March 31, 1998 from $11.0 million in the three months ended March 31, 1997. Gross margin increased to 54.9% of revenues in the three months ended March 31, 1998 from 49.0% of revenues in the corresponding period in 1997.

  Gross profit from product revenues increased 36% to $14.4 million in the three months ended March 31, 1998 from $10.6 million in the same three month period in 1997. Gross margin on product revenues increased to 57.5% in the three months ended March 31, 1998 from 53.1% in the three months ended March 31, 1997. This increase was due principally to a shift in product mix towards higher margin consumable product lines, which includes the SDS product.

  Gross profit on contract revenues increased 38% to $0.6 million in the quarter ended March 31, 1998 from $0.4 million in the same quarter in 1997. Gross margin on contract revenues increased to 26.9% in the first quarter of 1998 from 17.6% in the first quarter of 1997. The increase in contract margin resulted from the completion of certain firm-fixed price contracts in the quarter. Additionally, contract margins can vary slightly from year to year based on the mix of cost-type, firm-fixed price and cost share arrangements.

  Research and Development Expenses. Research and development expenses consist of personnel and other indirect costs for internally funded project development. These expenses are complemented by the externally funded research activities relating to contract revenues. Research and development expenses increased 13% to $2.8 million in the three months ended March 31, 1998 from $2.5 million in the three months ended March 31, 1997. The increase in the first quarter of 1998 was principally due to development efforts surrounding ATMI's advanced thin film materials technology and application-specific product development efforts within the recently announced Emosyn venture. As a percentage of revenues, research and development expenses decreased to 10.2% in the three months ended March 31, 1998 from 10.9% in the three months ended March 31, 1997.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 8% to $5.6 million in the three months ended March 31, 1998 from $5.2 million in the same three month period in 1997. The increase in the 1998 quarter was primarily due to increased administrative costs, increased commissions on higher product revenues and increased marketing activities. As a percentage of revenues, selling, general and administrative expenses decreased to 20.4% in the three months ended March 31, 1998 from 22.9% in the corresponding period in 1997 due to the faster growing consumable product lines requiring less variable selling cost than the equipment lines.

  Interest Income (Expense), Net. Interest income (expense), net, including other income (expense), net, increased to $96,000 in the quarter ended March 31, 1998 from $11,000 in the quarter ended March 31, 1997. The increase in the 1998 quarter related to a decrease in interest expense as a result of decreases in outstanding debt balances and an increase in interest income due to an increase in the cash position of ATMI at March 31, 1998 compared to March 31, 1997. There was no significant increase in interest income from the public offering due to its completion at the end of the first quarter of 1998.

  Income Taxes. ATMI's income tax expense related primarily to United States federal and state taxes on income generated, partially offset by available foreign and research and development credits. Income tax expense increased 142.2% to $2.2 million in the three months ended March 31, 1998 from $0.9 million in the three months ended March 31, 1997. For the three months ended March 31, 1998, the effective tax rate was 33.0% compared to 26.9% for the three months ended March 31, 1997. The increase was primarily due to the utilization of ATMI's loss carryforwards in 1997.

  Minority Interest. Minority interest represents the 30% interest held by K.C. Tech Co., Ltd. ("K.C. Tech") in the operations of ADCS-Korea, a South Korean chusik hoesa, which is a joint venture established to manufacture, sell and distribute chemicals to the semiconductor and related industries in South Korea.

  Earnings Per Share. Earnings per share, on a diluted basis, increased 84.6% to $0.24 per share in the first quarter of 1998 from $0.13 per share in the first quarter of 1997. Basic earnings per share under Financial Accounting Standards Board Statement No. 128 ("FAS 128") increased 66.7% to $0.25 per share in the first quarter of 1998 from $0.15 per share in the first quarter of 1997. There was no material change in shares outstanding for the first quarter of 1998 when compared to the first quarter of 1997.

 Comparison of Fiscal Years Ended December 31, 1997, 1996 and 1995

  Revenues. Total revenues increased 15% to $101.9 million in 1997 from $88.7 million in 1996, and increased 47% in 1996 from $60.2 million in 1995. Product revenues increased 18% to $92.8 million in 1997 from $78.8 million in 1996, and increased 53% in 1996 from $51.5 million in 1995. Commercial product revenues have grown rapidly, such that they comprised 91.0% of total revenues in 1997 compared to 88.9% in 1996 and 85.5% in 1995.

  Over the three year period, ADCS revenues grew at a rate in excess of the growth rate of the semiconductor industry. ADCS revenues increased 41% in 1997 when compared to 1996. This growth was primarily attributable to a substantial increase in SDS product sales as well as the conversion of SDS revenues in the fourth quarter of 1996 from a royalty stream to a product revenue stream. ADCS thin film materials revenues increased 17% in 1997 when compared to 1996. This materials revenue growth included sales to new customers as well as increased sales to existing accounts. Revenues from the sale of materials delivery equipment increased only 2% when comparing the two periods, due primarily to a shift away from an OEM distribution channel to a direct sales channel where, particularly in the second quarter of 1997, the OEM equipment orders slowed in advance of any increase in end-user orders.

  Sales of materials and delivery systems increased 42% in 1996 when compared to 1995. This growth was primarily due to market share gains in Europe and Asia along with increased sales to existing customers. Increased acceptance of ATMI's delivery and refill hardware systems also generated revenue growth over this period.

  The SDS product line began to have a significant impact on ATMI's revenue growth in 1996. The revenue from this product line changed in late 1996 from a royalty stream to a product revenue stream. As a result, sales of this product represented 5.0% of total revenues in 1996, up from 1.5% of total revenues in 1995.

  By leveraging its technology leadership and full service philosophy in the market for semiconductor environmental equipment, EcoSys increased market share in the face of a declining overall capital equipment market in 1996 and the first half of 1997. EcoSys revenues increased 9% in 1997 when compared to 1996 and increased 48% in 1996 when compared to 1995. The 1997 increase was attributable to a slight increase in equipment sales and continued growth in sales of consumable resins. The December 1995 acquisition of the Guardian Systems product line, which was accounted for as a purchase transaction, was responsible for a portion of the revenue growth in 1996.

  Epitronics revenues increased 2% in 1997 when compared to 1996. Growth in the small gallium arsenide and wide bandgap product lines was tempered by a slight increase in silicon epitaxial services revenues. The relative flatness in silicon epi revenues was primarily a result of production downtime associated with the relocation of manufacturing equipment to ATMI's new Mesa, Arizona facility, which was completed in July 1997. Additionally, a diversion of management's attention during early 1997 related to the negotiation and sale of the silicon epi business to ATMI had a slight negative effect on revenue growth during that period. Prior to 1997, Epitronics revenues had grown significantly, driven primarily by increased customer demand for the silicon processing services of ATMI. Epitronics revenues increased 50% in 1996 when compared to 1995.

  With the exception of some downward pressure on pricing in the ADCS materials product line, the net sales increase, particularly in 1997, is a reflection of increased volumes of products sold.

  Contract revenue decreased by 7% to $9.1 million, or 9.0% of total revenues, in 1997 from $9.8 million, or 11.1% of total revenues, in 1996. The decline in 1997 resulted from a general decrease in government funding of ATMI's contract research activities, reflecting the completion of certain contract research programs and ATMI's decision to focus on research relating to specific, commercially relevant efforts. General increases in government funding of ATMI research resulted in the growth of contract revenues in previous years.

Government funding increased 13% to $9.8 million in 1996 from $8.7 million in 1995. The increased research funding in 1996 was primarily focused on materials development, device processing and device design activities within ADCS and Epitronics.

  Gross Profit. Gross profit increased 12% to $53.2 million in 1997 from $47.4 million in 1996, primarily as a result of increased revenues. Gross margin decreased to 52.2% of revenues in 1997 from 53.5% of revenues in 1996. Gross margin on product revenues decreased to 56.0% in 1997 from 58.3% in 1996. The decrease of product margins was primarily attributable to lower margins in the silicon epi business due to the relocation of manufacturing equipment during the first half of 1997 and duplicate facility costs during that period. Additionally, margin decreases were caused by lower selling prices to end-user customers of ADCS and the fact that the SDS revenue stream was a smaller but higher margin royalty stream in 1996. Margin decreases were partially offset by the improved margin profile of the overall product mix of EcoSys in 1997. Gross margin on contract revenues decreased to 13.7% in 1997 from 15.3% in 1996. Contract margins varied slightly when comparing the two periods due to different fee arrangements and indirect cost absorption.

  Gross profit increased 56% to $47.4 million in 1996 from $30.4 million in 1995 and gross margin improved to 53.5% of revenues in 1996 from 50.6% of revenues in 1995. In 1996, ATMI's sales mix continued to shift toward greater volumes of high-margin products. Gross margin on product revenues increased 57% to $45.9 million in 1996 from $29.2 million in 1995. Product gross margin improved to 58.3% of product revenues in 1996, up from 56.8% of product revenues in 1995. The improved product margins in 1996 were attributable primarily to higher margins on epitaxial processing due to efficiencies gained with increased volume and to the significant increases in royalties in connection with SDS product line growth. Gross profit on contract revenues increased 23% to $1.5 million in 1996 from approximately $1.2 million in 1995, while gross margin on contract revenues increased to 15.3% in 1996 from 14.0% in 1995. Contract margins can vary from year to year based on the mix of cost-type, fixed-price and cost sharing arrangements. Additionally, different fee arrangements and indirect cost absorption can result in some margin variability.

  Research and Development Expenses. Research and development expenses increased 8% to $10.6 million in 1997 from $9.8 million in 1996, and increased 73% in 1996 from $5.7 million in 1995. The 1997 increase was primarily due to increased staffing for several development efforts pertaining to certain of ATMI's advanced thin film technology and related applications. The 1996 increase was primarily due to expansion of product development efforts within EcoSys and ADCS and increased spending to expand and protect the SDS technology portfolio. Research and development expenses as a percentage of revenues decreased to 10.4% in 1997, compared with 11.1% in 1996, which was an increase from 9.5% in 1995.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 12% to $23.2 million in 1997 from $20.6 million in 1996, and increased 30% in 1996 from $15.9 million in 1995. The increases were primarily due to increased corporate administrative costs, increased commissions on higher product revenues and increased product marketing activity. ATMI's variable selling costs grew in 1996 in line with ATMI's revenue growth. ATMI also added administrative staff in 1996 to support revenue growth and incurred increased costs related to the businesses acquired in 1995. Selling, general and administrative expenses as a percentage of revenues decreased to 22.7% in 1997, compared with 23.2% in 1996 and 26.4% in 1995.

  Non-Recurring Expenses. The 1997 operating results included a one-time, non-recurring charge of $9.0 million related to the costs incurred in investigating, analyzing and completing the ADCS Group and LSL acquisitions. These costs included legal, accounting and investment banking fees as well as miscellaneous expenses incurred in connection with the transactions that closed in the fourth quarter of 1997. This $9.0 million charge varies from a previously reported estimate of $6.1 million in the pro forma financial statements included in ATMI's Form 8-K dated October 10, 1997. The increase in costs relates primarily to additional investment banking, legal and accounting fees associated with registering the securities for the transactions and closing the deals. In addition, the extended timeframe between executing and closing the transactions caused an increase in the costs incurred by ATMI in integrating the newly acquired businesses. The $9.0 million charge is made up primarily of $2.5 million in legal fees, $1.3 million in audit and accounting fees, $2.4 million of fees paid to investment bankers, a $1.8 million break-up fee incurred by LSL, $0.5 million in printing and filing fees and $0.5 million of employee relocation costs. The 1996 operating results included a one-time charge of $2.0 million accrued in connection with patent litigation involving LSL, which resulted in a settlement payment in May 1997.

  Interest Income (Expense), Net. Interest income is primarily derived from interest earned on ATMI's cash, cash equivalents and marketable securities. Interest income decreased 10% to $1.5 million in 1997 from $1.6 million in 1996, and increased 70% in 1996 from $1.0 million in 1995. ATMI's invested cash balances were lower in 1997 than in 1996 due to net cash outflow during the year, primarily from the costs incurred in closing the ADCS Group and LSL acquisitions in the fourth quarter of 1997. The increase in interest income in 1996 was due to ATMI's invested cash balances throughout 1996 being significantly higher than in 1995 due to ATMI's public offering of common stock in October 1995. Interest expense increased 11% to $1.8 million in 1997 from $1.6 million in 1996, and increased 24% in 1996 from $1.3 million in 1995. The 1997 increase was due to larger debt balances outstanding during 1997, while the 1996 increase was primarily attributable to increased borrowings under capital lease commitments at Epitronics as well as the mortgage on the Mesa, Arizona facility.

  Income Taxes. ATMI's income tax expense related to United States federal and state taxes on income generated, partially offset by the utilization of loss carryforwards and available federal and state tax credits. Income tax expense increased 88% to $5.9 million in 1997 from $3.2 million in 1996, and increased 9% in 1996 from $2.9 million in 1995. The effective income tax rate increased to 57.3% in 1997 from 21.0% in 1996 and decreased from 36.3% in 1995. The significant increase in 1997 to a level above statutory rates was due in part to the 1997 operating results including the $9.0 million non-recurring charge related to the ADCS Group and LSL acquisitions for which no tax benefit has been taken. The decline in the effective rate in 1996 was the result of the ADCS Group's being taxed as a S-Corporation for a portion of 1996. ATMI expects the effective tax rate to approach fully taxed rates in 1998.

  Minority Interest. Minority interest represents K.C. Tech's 30% interest in the operations of ADCS-Korea.

  Earnings Per Share. Earnings per share, on a diluted basis, decreased 63% to $0.24 per share in 1997 from $0.65 per share in 1996 and increased 117% in 1996 from $0.30 per share in 1995. However, after adjusting earnings to exclude the non-recurring charges recognized in 1997 and 1996, and to adjust 1996 earnings on a pro forma basis to treat the ADCS Group as a C-Corporation for all of 1996, earnings per share, on a diluted basis, increased 13% to $0.72 per share in 1997 from $0.64 per share in 1996, and increased 113% in 1996 from $0.30 per share in 1995.

  Basic earnings per share under FAS 128 decreased 63% to $0.26 per share in 1997 from $0.70 per share in 1996, and increased 119% in 1996 from $0.32 per share in 1995.

LIQUIDITY AND CAPITAL RESOURCES

  To date, ATMI has financed its activities through the sale of equity, external research and development funding, various lease and debt instruments and operations. ATMI's working capital increased to $98.2 million at March 31, 1998 from $39.9 million at December 31, 1997 and $36.6 million at December 31, 1996.

  Net cash provided by operations was approximately $2.7 million during the three months ended March 31, 1998, due primarily to the profitability of operations. In 1997, operations provided cash of approximately $5.9 million. Working capital increases, most notably in accounts receivable, inventory and other assets, resulted in significant uses of cash during the three months ended March 31, 1998 and during 1997. The $9.0 million of non-recurring transaction costs, expensed in the fourth quarter of 1997, reduced the cash generated from operations by approximately $7.0 million, as approximately $2.0 million remained unpaid at December 31, 1997. Net cash generated from operations in 1996 of approximately $13.3 million was due principally to the increased profitability of ATMI for the year. In 1995, ATMI generated net cash from operations of $7.2 million, primarily due to the profitability of operations, which was offset by a significant increase in accounts receivable because of end-of-the-year product shipments.

  ATMI's investing activities included capital expenditures of $2.2 million, $6.3 million, $11.6 million and $6.3 million in the three months ended March 31, 1998 and the years 1997, 1996 and 1995, respectively. The 1998 expenditures related primarily to the installation of additional manufacturing capacity in Danbury, Connecticut and at the ADCS manufacturing facilities in Burnett, Texas. The 1997 expenditures included both the installation of SDS manufacturing capacity in the Danbury, Connecticut facility and an increase in epitaxial capacity in Epitronics' Arizona facilities. In addition, ATMI anticipates the purchase of a reactor for $2.5 million in 1998. Capital expenditures for 1996 included final construction of Epitronics' manufacturing facility in Mesa, Arizona, as well as manufacturing expansion for EcoSys and ADCS-Korea, and laboratory construction for customer application work for EcoSys. Capital expenditures in 1995 were for renovations and leasehold improvements to ATMI's Danbury and San Jose, California facilities, upgrades to ATMI's information systems and purchases of laboratory equipment.

  Among other investing activities, ATMI sold $0.8 million in marketable securities in 1997, while in 1996, ATMI sold $3.6 million in marketable securities and made a $4.0 million payment in connection with the 1995 acquisition of the Guardian Systems product line. During 1995, ATMI made a $1.0 million investment in Candescent Technologies Corporation (formerly Silicon Video Corporation) in conjunction with a joint development program, and purchased $11.2 million of marketable securities with the proceeds received from the 1995 public offering of common stock.

  As of March 31, 1998, ATMI has financed a significant portion of its capital equipment purchases, particularly the silicon epitaxial capacity currently in place, through capital leases with approximately $8.0 million of capital lease obligations outstanding. Financial institutions have also provided collateral-based loans for other equipment purchases, and approximately $5.8 million of notes payable to commercial banks was outstanding as of March 31, 1998. In addition, the State of Connecticut has extended loans of $1.8 million to assist in the renovation of ATMI's Danbury facility. At March 31, 1998, $2.0 million remained outstanding on a promissory note related to ATMI's 1995 acquisition of the Guardian Systems product line. At March 31, 1998, $18.6 million of loans and financing remained outstanding. Management believes that its debt service obligations can be adequately satisfied by cash flows from operations.

  In March and April 1998, ATMI completed a registered underwritten public offering of 5,428,000 shares of ATMI Common Stock. Of such shares, 2,257,291 shares were sold by ATMI, and 3,170,709 shares were sold by certain stockholders of ATMI. Net proceeds to ATMI were approximately $62.9 million.

  ATMI believes that existing cash balances, including the proceeds from the recent sale of ATMI Common Stock in the 1998 public offering, marketable securities, existing sources of liquidity and anticipated funds from operations, including those of the newly acquired businesses, will satisfy its projected working capital and other cash requirements through at least the end of 1998. However, ATMI believes the level of financing resources available to it is an important competitive factor in its industry and may seek additional capital prior to the end of that period. Additionally, ATMI considers, on a continuing basis, potential acquisitions of technologies and businesses complementary to its current business. Other than the Merger, there are no present understandings, commitments or agreements with respect to any such acquisition. However, any such transaction may affect ATMI's future capital needs.

OPERATIONS OUTSIDE THE UNITED STATES

  In the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1998, sales outside the United States, including Asia and Europe, accounted for 25.5%, 28.9%, 21.9% and 26.3%, respectively, of ATMI's revenues. ATMI anticipates its sales outside the United States will continue to account for significant percentage of its revenues. In addition, ATMI has entered into a joint venture agreement with K.C. Tech pursuant to which it has a 70% interest in ADCS-Korea, a South Korean chusik hoesa, which manufactures, sells and distributes thin film materials to the semiconductor and related industries in South Korea.

YEAR 2000 COMPLIANCE

  ATMI is aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The "Year 2000" problem is pervasive and complex, as virtually every computer operation will be affected in the same way by the rollover of the two digit year value to 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

  ATMI is utilizing both internal and external resources to identify, correct or reprogram, and test its systems for Year 2000 compliance. It is anticipated that all reprogramming efforts will be complete by December 31, 1998, allowing adequate time for testing. This process includes obtaining confirmations from ATMI's primary vendors that plans are being developed or are already in place to address processing of transactions in the year 2000. However, there can be no assurance that the systems of other companies on which ATMI's systems rely also will be converted in a timely fashion or that any such failure to convert by another company would not have an adverse effect on ATMI's systems. Management is in the process of completing its assessment of the Year 2000 compliance costs. However, based on currently available information (excluding the possible impact of vendor systems which management currently is not in a position to evaluate), management does not believe that these costs will have a material effect on ATMI's earnings.

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

  The statements contained in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" which are not historical are "forward-looking statements" within the meaning of Section 27A of the Securities Act. These forward-looking statements represent ATMI's present expectations or beliefs concerning future events. ATMI cautions that such statements are qualified by important factors that could cause actual results to differ materially from those in the forward looking statements including those factors identified in "Risk Factors." Results actually achieved thus may differ materially from expected results included in these statements.

                              MANAGEMENT OF ATMI

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of ATMI, and their ages as of the date of this Proxy Statement/Prospectus, are as follows:

         NAME               AGE                     POSITION
         ----               ---                     --------
Eugene G. Banucci, Ph.D....  55 President, Chief Executive Officer, Chairman of
                                 the Board and Director
Peter S. Kirlin, Ph.D......  37 Executive Vice President
Daniel P. Sharkey..........  41 Vice President, Chief Financial Officer and
                                 Treasurer
Ward C. Stevens, Ph.D......  43 Vice President--Administration and Secretary
Nicholas J. Wood...........  34 Vice President and General Manager--Emosyn
                                 Division
Duncan W. Brown, Ph.D......  45 President--Epitronics Division
James M. Burns.............  51 President--EcoSys Division
Stephen H. Siegele.........  38 President--ADCS Division and Director
Mark A. Adley(1)(2)........  39 Director
John A. Armstrong,           63
 Ph.D(1)...................     Director
Robert S. Hillas(1)(2).....  49 Director
Lamonte H. Lawrence........  59 Director
Stephen H. Mahle(2)........  52 Director

---------------------
(1) Member of the Audit Committee
(2) Member of the Compensation Committee

  Eugene G. Banucci, Ph.D., a founder of ATMI, has served as President, Chief Executive Officer, Chairman of the Board and director since 1986. Previously, Dr. Banucci served in a variety of executive and managerial positions. From 1984 to 1986, he was a director of American Cyanamid Company's Chemical Research Division, with responsibility for the research, development and technical service activities of the Chemicals Group.

  Peter S. Kirlin, Ph.D. has served as Executive Vice President of ATMI since 1995. From 1991 to 1995, Dr. Kirlin served as Vice President of Microelectronics and General Manager of the former NovaMOS division of ATMI. From 1988 to 1991, Dr. Kirlin served as Director of Superconductor Materials and Electronics for ATMI. Prior to joining ATMI, Dr. Kirlin was a Project Leader and Research Engineer for American Cyanamid Company.

  Daniel P. Sharkey has served as Chief Financial Officer since joining ATMI in 1990 and has served as Vice President and Treasurer since 1993. From 1987 to 1990, Mr. Sharkey was Vice President of Finance and Administration for Adage, Inc., a manufacturer of highperformance computer graphics terminals. From 1983 to 1987, he was Corporate Controller for CGX Corporation. Previously, Mr. Sharkey served as Audit Supervisor for KPMG Peat Marwick.

  Ward C. Stevens, Ph.D., a founder of ATMI, has served as a Vice President since 1986 and served as a director from 1986 to 1990. Prior to joining ATMI, Dr. Stevens was a Materials Scientist and Project Leader at American Cyanamid Company and a Materials Scientist at Celanese Research Company.

  Nicholas J. Wood has served as Vice President and General Manager--Emosyn Division since January 1998. From 1995 through 1997, Mr. Wood served as Vice President--Marketing of ATMI. From 1985 to 1995, he served in a variety of sales and marketing positions with Intel Corporation. Most recently, from 1992 to 1995, he served as Northern European Marketing Manager of Intel.

  Duncan W. Brown, Ph.D., a founder of ATMI, has served as President-- Epitronics Division since March 1996. From 1986 to October 1997, Dr. Brown served as Vice President of ATMI and from 1990 to October

1997, he also served as a director of ATMI. From 1983 to 1986, Dr. Brown was a Research Chemist at American Cyanamid Company. Previously, Dr. Brown was a Postdoctoral Fellow in the Departments of Chemistry at the Massachusetts Institute of Technology and Harvard University, and an Academic Associate at IBM's Research Division.

  James M. Burns has served as President--EcoSys Division since joining ATMI in January 1997. Previously, Mr. Burns served as Executive Vice President and General Manager at Genus, Inc. from 1995 to 1996, as Assistant Vice President--Operations at Hughes Network Systems from 1992 to 1995, and as Director--Customer Satisfaction and Quality at Trimble Navigation, Ltd. from 1991 to 1992. Prior to that time, Mr. Burns served in a variety of managerial positions in the high technology electronics industry.

  Stephen H. Siegele has served as President--ADCS Division and as a director of ATMI since October 1997. Mr. Siegele, a co-founder of the ADCS Group, served as the President and Chief Executive Officer of the ADCS Group from February 1994 until October 1997 and has served as a director since its inception in 1988. From 1988 to 1994, Mr. Siegele served as Vice President of the ADCS Group. Prior to that time, Mr. Siegele served in sales and engineering positions at Intel Corporation and Olin Hunt Specialty Products, Inc.

  Mark A. Adley has served as a director of ATMI since 1991. Since 1996, Mr. Adley has been a Managing Director at Credit Suisse First Boston Corporation, where he was a Director from 1994 to 1996. From 1992 through 1993, Mr. Adley served as an investment manager for Clipper Asset Management Corporation, the General Partner of The Clipper Group, L.P. ("Clipper"). During 1991, Mr. Adley served as an investment manager for Clipper. Mr. Adley was a Director at CS First Boston Merchant Bank during 1990 and, at The First Boston Corporation, was a Vice President from 1989 to 1990 and an Associate from 1985 to 1988.

  John A. Armstrong, Ph.D. has served as a director of ATMI since 1993. Dr. Armstrong is currently an Adjunct Professor of Physics at the University of Massachusetts. Previously, he was Vice President of Science and Technology for IBM from 1987 until his retirement in 1993.

  Robert S. Hillas has served as a director of ATMI since 1987. Mr. Hillas has been the President, Chief Executive Officer and Chairman of the Board of Envirogen, Inc., an environmental systems and services company, since April 1998. From 1993 to April 1998, Mr. Hillas served as a Managing Director of E.M. Warburg, Pincus & Co. LLC. From 1985 to 1992, Mr. Hillas served as a General Partner of DSV Management Ltd., the General Partner of DSV Partners IV, a venture capital limited partnership, and from 1981 to 1992, as a General Partner of DSV Partners III, a venture capital limited partnership. Mr. Hillas is also a director of Transition Systems, Inc.

  Lamonte H. Lawrence has served as a director of ATMI since October 1997. Mr. Lawrence, the founder of LSL, served as the President and Chief Executive Officer of LSL from its inception in 1988 until October 1997. In 1983, Mr. Lawrence founded U.S. Semiconductor Corp., where he served as President from its inception in 1983 to 1987.

  Stephen H. Mahle has served as a director of ATMI since March 1996. Mr. Mahle has been Senior Vice President of Medtronic, Inc., a medical device manufacturer, and President of its pacing business since January 1998. From 1995 to 1998, he was President of the Brady Pacing Business, a division of Medtronic, Inc. From 1989 to 1995, Mr. Mahle served as Vice President and General Manager of the Brady Pacing Business. Previously, Mr. Mahle served in a variety of marketing and product development roles for Medtronic, Inc.

  In October 1997, Mr. Siegele was appointed to the ATMI Board of Directors for a three-year term pursuant to the terms of an agreement executed in connection with ATMI's acquisition of the ADCS Group. This agreement also provides that upon the expiration of Mr. Siegele's initial three-year term, the ATMI Board of Directors will nominate Mr. Siegele to serve for an additional three-year term, subject to certain limitations. In addition, in October 1997, Mr. Lawrence was appointed to the ATMI Board of Directors for a two-year term pursuant to the terms of an agreement executed in connection with ATMI's acquisition of LSL.

  ATMI's Certificate of Incorporation and Bylaws divide the ATMI Board of Directors into three classes, with the members of each class serving for terms of office that expire at the third annual meeting of stockholders following their election and until successors are duly qualified. The terms of Class I (John A. Armstrong and Robert S. Hillas), Class II (Eugene G. Banucci, Mark A. Adley and Lamonte H. Lawrence) and Class III (Stephen H. Mahle and Stephen H. Siegele) directors expire at the annual meeting of stockholders in 2001, 1999 and 2000, respectively.

  The standing committees of the ATMI Board of Directors are the Audit Committee, the Compensation Committee and the Nominating Committee. The Audit Committee is comprised of Mr. Adley, Dr. Armstrong and Mr. Hillas. The Audit Committee oversees ATMI's system of internal accounting controls, recommends to the ATMI Board of Directors the appointment of a firm of independent certified auditors to conduct the annual audit of ATMI's financial statements, reviews the scope of the audit, reviews reports from the independent certified auditors, and makes such recommendations to the ATMI Board of Directors in connection with the annual audit as it deems appropriate. The Compensation Committee is comprised of Mr. Adley, Mr. Hillas and Mr. Mahle. The Compensation Committee reviews the compensation of officers of ATMI and ATMI's compensation policies and practices. The Compensation Committee also administers ATMI's 1987, 1995 and 1997 Stock Plans, including recommending the grant of stock options thereunder. The Nominating Committee is comprised of Dr. Banucci, Mr. Lawrence and Mr. Siegele. The Nominating Committee has the authority to recommend to the ATMI Board of Directors criteria for the selection of candidates for director, evaluate candidates and recommend nominees to serve as directors. Executive officers serve at the discretion of the ATMI Board of Directors. There are no family relationships among any of the executive officers or directors.

EXECUTIVE COMPENSATION

  The following table sets forth certain information regarding the compensation paid by ATMI for the years ended December 31, 1997, 1996 and 1995 to ATMI's Chief Executive Officer and each of the other four most highly compensated executive officers in 1997 (together, the "Named Executive Officers") for services in all capacities to ATMI and its subsidiaries.

                          SUMMARY COMPENSATION TABLE

                                                        LONG TERM
                                                       COMPENSATION
                                                       ------------
                                                          AWARDS
                                                       ------------
                                  ANNUAL COMPENSATION   SECURITIES    ALL OTHER
                                  --------------------  UNDERLYING     COMPEN-
NAME AND PRINCIPAL POSITION  YEAR SALARY ($) BONUS ($) OPTIONS (#)  SATION ($)(1)
---------------------------  ---- ---------- --------- ------------ -------------
Eugene G. Banucci.........
 President, Chief            1997  210,000    125,000     25,000        3,769
 Executive Officer and       1996  181,300     40,000         --        2,121
 Chairman of the Board       1995  155,250     40,000     35,000        2,875
James M. Burns (2)........   1997  200,000     80,000     35,000           --
 President--EcoSys           1996       --         --         --           --
 Division                    1995       --         --         --           --
Peter S. Kirlin...........   1997  150,000     50,000     20,000        2,700
 Executive Vice President    1996  111,100     30,000         --           --
                             1995   96,560     35,000     25,000          400
Daniel P. Sharkey.........
 Vice President, Chief       1997  130,000     50,000     15,000        1,903
 Financial Officer and       1996  110,000     20,000         --        1,678
 Treasurer                   1995  103,000     25,000     15,000        1,583
Duncan W. Brown...........   1997  149,167     10,000      5,000        2,073
 President--Epitronics       1996  103,000      8,000         --        1,988
 Division                    1995   98,000     15,000     10,000        1,932

---------------------
(1) Represents premiums paid for life insurance and long-term disability policies of which ATMI is not the beneficiary and flexible spending contributions toward health care costs not covered by ATMI plans.
(2) Mr. Burns joined ATMI on January 2, 1997.

  Mr. Stephen H. Siegele, the President of the ADCS division, joined ATMI on October 13, 1997 in connection with ATMI's acquisition of the ADCS Group. In 1997, ATMI paid Mr. Siegele a base salary of $89,000 for the period in 1997 during which he was employed by ATMI. Had Mr. Siegele been employed by ATMI for all of 1997, he would have been ATMI's most highly compensated executive officer.

OPTION GRANTS

  The following table sets forth certain information with respect to stock options granted to the Named Executive Officers during the year ended December 31, 1997.

                                                                           POTENTIAL
                                      INDIVIDUAL GRANTS               REALIZABLE VALUE AT
                         --------------------------------------------   ASSUMED ANNUAL
                           NUMBER OF   % OF TOTAL                       RATES OF STOCK
                          SECURITIES    OPTIONS                       PRICE APPRECIATION
                          UNDERLYING   GRANTED TO EXERCISE            FOR OPTION TERM (2)
                            OPTIONS    EMPLOYEES   PRICE   EXPIRATION --------------------
      NAME               GRANTED(#)(1)  IN 1997    ($/SH)     DATE     5% ($)    10% ($)
      ----               ------------- ---------- -------- ---------- --------- ----------
Eugene G. Banucci.......    25,000        4.1%     17.25     1/1/07     271,211   687,301
James M. Burns..........    35,000        5.8%     16.88     1/2/07     371,441   941,304
Peter S. Kirlin.........    20,000        3.3%     17.25     1/1/07     216,969   549,841
Daniel P. Sharkey.......    15,000        2.5%     17.25     1/1/07     162,726   412,381
Duncan W. Brown.........     5,000        0.8%     17.25     1/1/07      54,242   137,460

                       OPTION GRANTS IN LAST FISCAL YEAR

---------------------
(1) Options granted vest ratably over five years on each of the first five anniversary dates of the grant date.
(2) The dollar amounts under these columns are the result of calculations assuming 5% and 10% growth rates as set by the Commission and, therefore, are not intended to forecast future price appreciation, if any, of ATMI's Common Stock.

STOCK OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

  The following table sets forth information concerning option holdings as of December 31, 1997 with respect to the Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                   NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                           SHARES                 UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                          ACQUIRED                 OPTIONS AT FY-END (#)       AT FY-END ($)(1)
                             ON         VALUE    ------------------------- -------------------------
      NAME               EXERCISE(#) REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
      ----               ----------- ----------- ----------- ------------- ----------- -------------
Eugene G. Banucci.......     --          --        112,175      47,200      2,502,094     502,825
James M. Burns..........     --          --              0      35,000            --      258,125
Peter S. Kirlin.........     --          --         64,074      35,700      1,410,598     371,450
Daniel P. Sharkey.......     --          --         77,375      28,500      1,729,372     329,750
Duncan W. Brown.........     --          --         72,537      11,900      1,665,361     138,275

---------------------
(1) Based on the fair market value of ATMI Common Stock as of December 31, 1997 ($24.25) minus the exercise price of the options.

DIRECTOR COMPENSATION

  ATMI's directors do not receive any cash compensation for service on the ATMI Board of Directors or any committee thereof but are reimbursed for expenses incurred in connection with attending meetings of the ATMI Board of Directors and any committee thereof. In October 1993, ATMI granted options for the purchase of 22,500 shares of ATMI Common Stock at an exercise price of $3.56 per share to John A. Armstrong in consideration of consulting services performed for ATMI. In December 1994, ATMI granted options for the purchase of 22,500 shares of ATMI Common Stock at an exercise price of $5.50 per share to Robert S. Hillas in consideration of his services on the ATMI Board of Directors. In May 1995, ATMI granted options for the purchase of 22,500 shares of ATMI Common Stock at an exercise price of $8.50 per share to Mark A. Adley in consideration of his services on the ATMI Board of Directors. In March 1996, ATMI granted options for the purchase of 22,500 shares of ATMI Common Stock at an exercise price of $10.50 per share to Stephen H. Mahle in consideration of his services on the ATMI Board of Directors. In each case, the exercise price for the options granted was the fair market value of the ATMI Common Stock on the date of grant, and the options granted were subject to certain vesting provisions.

EMPLOYMENT AGREEMENTS

  ATMI entered into employment agreements with Eugene G. Banucci, Daniel P. Sharkey and Duncan W. Brown, effective October 10, 1997. Pursuant to the agreements, Dr. Banucci will act as President, Chief Executive Officer and Chairman of the Board of ATMI, Mr. Sharkey will act as Vice President, Chief Financial Officer and Treasurer of ATMI, and Dr. Brown will act as President of the Epitronics division of ATMI, for annual salaries of $210,000, $130,000 and $180,000, respectively. Salaries are subject to increase from time to time to take into account appropriate cost of living adjustments and general compensation increases based on performance, in the discretion of the ATMI Board of Directors. Each employee will also be eligible to receive additional compensation, including awards of performance bonuses at levels commensurate with other employees of ATMI of equivalent position and grants of employee stock options, in each case in the discretion of the Compensation Committee of the ATMI Board of Directors.

  The employment agreements expire on the earliest to occur of (i) October 10, 1999, (ii) the death of the employee, (iii) the termination of the agreements due to the incapacity of the employee, (iv) the termination of the agreements by the employer with or without cause, or (v) the termination of the agreements by the employee for just cause. Under the terms of the agreements, if the employer terminates the employee without cause, or if the employee terminates the agreement for just cause, the employer will pay the employee his annual base salary then in effect for a period of 18 months after termination in the case of Dr. Banucci and for a period of nine months after termination in the case of Mr. Sharkey and Dr. Brown. The employer will also provide the employee during such severance period with medical, dental, life and disability insurance benefits on the same basis the employer would have provided the employee during such period had he continued to be an employee of the employer.

  The employment agreements restrict each employee from competing with the employer during the term of the agreement and for a period of the later of October 10, 2002 or 36 months after the termination of employment in the case of Dr. Banucci or 24 months after the termination of employment in the case of Mr. Sharkey and Dr. Brown. In the event ATMI should seek to enforce such non-competition provisions in a court, a court may, in exercising its discretionary authority, determine not to enforce, or to limit enforcement of, such provisions against an employee.

  The employment agreements also provide that any termination associated with a change in control of ATMI (including resignation by the employee for just cause such as a significant decrease in the employee's duties or authority) would result in the acceleration of options outstanding (and as may be subsequently granted) to them; provided that such acceleration of vesting shall not occur if and to the extent that (i) ATMI's independent accountant has advised the ATMI Board of Directors that such acceleration could prohibit the accounting treatment of the transaction which is a change in control as a pooling of interests under Accounting Principles Board Opinion No. 16 (or any successor opinion) and (ii) the ATMI Board of Directors intends to treat such transaction as a pooling of interests, in which case options would continue to vest as permitted within the terms of the applicable stock plans. In addition, Dr. Banucci, Mr. Sharkey and Dr. Brown would be entitled to any bonuses under any bonus plans then in effect as if fully earned. Benefits payable under the agreements upon a change in control may subject the employee to an excise tax as "excess parachute payments" under Section 280G of the Internal Revenue Code of 1986, as amended. ATMI will reimburse the employee for all excise taxes paid, but the reimbursement will constitute an excess parachute payment and will be subject to further excise tax. Such further excise tax will trigger further reimbursement by ATMI. ATMI will not be allowed to take a deduction for federal income tax purposes for the excess parachute payments.

  In December 1996, ATMI entered into an employment agreement with James M. Burns, the President of the EcoSys division. Pursuant to the agreement, Mr. Burns will serve as President of EcoSys for an annual base salary of $200,000, subject to increase in accordance with the policies of ATMI, as determined by the ATMI Board of Directors. For 1997 and 1998, Mr. Burns is also be eligible to receive special incentive compensation based upon EcoSys' pretax income and market share in the front-end semiconductor environmental equipment market for such years. Pursuant to the agreement, ATMI paid Mr. Burns a signing bonus of $40,000 and granted Mr. Burns options to purchase 35,000 shares of Common Stock at an exercise price of $16.88 per share, which vest ratably over five years.

  ATMI may terminate Mr. Burns' employment agreement at any time. If ATMI terminates Mr. Burns without cause, ATMI will pay Mr. Burns his annual base salary then in effect for a period of nine months after termination. ATMI will also provide Mr. Burns during such severance period with medical benefits at least equivalent to the benefits provided to Mr. Burns during his employment.

  The employment agreement restricts Mr. Burns from competing with ATMI during the term of his employment and for a period of 24 months thereafter. In the event ATMI should seek to enforce such non-competition provisions in a court, a court may, in exercising its discretionary authority, determine not to enforce, or to limit enforcement of, such provisions against Mr. Burns.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 1996 and until October 10, 1997, the Compensation Committee of the ATMI Board of Directors consisted of Gary A. Andersen and John A. Armstrong, and since October 10, 1997 has consisted of Mark A. Adley, Robert S. Hillas and Stephen H. Mahle. No executive officer of ATMI served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions during the last fiscal year.

                          CERTAIN TRANSACTIONS--ATMI

ACQUISITION OF THE ADCS GROUP

  On October 10, 1997, ATMI acquired the ADCS Group in exchange for 5,468,747 shares of ATMI Common Stock. Stephen H. Siegele, an executive officer, director and greater than 5% stockholder of ATMI, was a principal holder of interests in the ADCS Group and received 3,741,305 shares of ATMI Common Stock in the exchange. F.H.S. Investments, Ltd., of which Frederick H. Siegele, Stephen H. Siegele's father, is the sole general partner, received 626,534 shares of Common Stock in exchange for its interests in the ADCS Group. Stuart
F. Siegele and Frederick J. Siegele, Stephen H. Siegele's brothers, received 205,861 and 179,009 shares of ATMI Common Stock, respectively, in exchange for their interests in the ADCS Group.

  On October 10, 1997, in connection with the acquisition of the ADCS Group, ATMI and the holders of interests in the ADCS Group (the "ADCS Holders"), including Stephen H. Siegele, F.H.S. Investments, Frederick J. Siegele and Stuart F. Siegele, entered into an indemnification agreement (the "Indemnification Agreement") with ATMI. Pursuant to the Indemnification Agreement, ATMI will indemnify and hold harmless each of the ADCS Holders and their respective heirs, affiliates, general partners, limited partners and each of their respective successors and assigns (the "ADCS Indemnified Parties") against any and all losses arising out of or relating to any breach of the representations, warranties, or covenants of ATMI, ATM or Alamo Merger, Inc. in the merger and exchange agreement executed in connection with the acquisition of the ADCS Group (the "Merger and Exchange Agreement") or any document, certificate or agreement delivered pursuant to the Merger and Exchange Agreement.

  In addition, pursuant to the terms of the Indemnification Agreement, the ADCS Holders will indemnify and hold harmless ATMI, its subsidiaries, its affiliates (including the ADCS Group and its subsidiaries) and their respective successors and assigns (the "ATMI Indemnified Parties") against any and all losses arising out of and relating to (i) any breach of the representations, warranties and covenants of the ADCS Group and its subsidiaries contained in the Merger and Exchange Agreement or any document, certificate or agreement delivered pursuant to the Merger and Exchange Agreement and (ii) the following tax matters: (1) any previously unpaid income taxes which may result from the restructuring of the ADCS Group in 1996; (2) depreciation on tax returns filed with respect to fiscal year 1996 and the period in 1997 prior to October 10, 1997; (3) state sales tax paid with respect to fiscal year 1996 and the period in 1997 prior to October 10, 1997 to a state in which the ADCS Group had not previously paid sales tax or franchise taxes; (4) disallowance of any deductions for executive compensation; or (5) disallowance of any deductions for travel or entertainment expenses taken on tax returns filed with the respect to fiscal year 1996 and the period of 1997 prior to October 10, 1997. Notwithstanding the foregoing indemnification, ATMI has agreed to bear the costs of certain proceedings involving the taxing authorities through a trial court determination related to these tax matters. Furthermore, the Indemnification Agreement provides that each ADCS Holder will severally indemnify the ATMI Indemnified Parties for losses arising from breaches of such holder's representations, warranties and covenants contained in any certificate or agreement delivered to ATMI in connection with consummation of the transactions contemplated by the Merger and Exchange Agreement.

  The Indemnification Agreement limits ATMI's liability for losses to the aggregate value of the 750,000 shares of ATMI Common Stock which the ADCS Holders were required to place in escrow as security for their indemnification obligations. Stephen H. Siegele, F.H.S. Investments, Frederick J. Siegele and Stuart F. Siegele have deposited in escrow certificates representing 513,095, 85,924, 24,550 and 28,232 shares of ATMI Common Stock, respectively. The Indemnification Agreement sets forth certain limits on the parties' indemnification obligations, such as deductibles that must be reached before a claim may be made, time deadlines before which claims must be made and limitations on the amount of indemnification which may be paid. The ADCS Holders, in the aggregate, shall not be liable for any damages in excess of the aggregate value of the shares of ATMI Common Stock in the escrow funds valued at $16.00 per share (the price at which shares were issued based on arm's length negotiations and which is required to adjust the number of shares issued in the transaction to the number of shares that would have been issued if the outcome of the contingencies for which shares are escrowed had been known at the consummation of the transaction). In addition, no ADCS Holder shall be liable for any damages in excess of such holder's escrow fund. The escrowed shares are divided and held in three separate accounts, each of which will be available only for the payment or satisfaction of certain specified claims, with an aggregate of 625,000 shares available solely for claims arising under tax matter (1) discussed in the prior paragraph, an aggregate of 75,000 shares available solely for claims arising under tax matters (2) through (5) discussed in the prior paragraph and an aggregate of 50,000 shares available solely for (i) claims for indemnification other than with respect to tax matters (1) through (5), and
(ii) claims against an ADCS Holder arising from breaches of such holder's representations, warranties and covenants as discussed below, provided that recourse will be limited to the escrow fund of the breaching ADCS Holder.

  Other than with respect to tax matters or fraud or intentional misrepresentation, an indemnified party generally may not make any claim for indemnification after October 10, 1998, and no such claim may be brought after the date of issuance of the first independent audit report with respect to the financial statements of ATMI after October 10, 1997, if such claim is of a type expected to be encountered in the course of an audit performed in accordance with generally accepted auditing standards. The claims period for claims with respect to the tax matters specified above or with respect to fraud or intentional misrepresentation will extend for the statute of limitations applicable to the matters which are the subject of such claims.

  The escrow account consisting of 50,000 shares of ATMI Common Stock will be held in escrow until the later of: (i) October 10, 1998; and (ii) the date on which all claims regarding breaches of general representations and warranties by the ADCS Group and the ADCS Holders are finally resolved and all amounts have been paid in full from the escrow funds. The escrow accounts consisting of 625,000 shares and 75,000 shares of ATMI Common Stock will be held in escrow until the later of: (i) October 10, 1998; and (ii) the expiration of the applicable statute of limitations with respect to the tax matters for which the ADCS Holders are providing indemnification (unless a claim for tax matters is pending). A portion of the escrow accounts consisting of 625,000 shares and 75,000 shares of ATMI Common Stock may be released earlier if ATMI determines that certain of the escrowed shares are no longer required as security for the indemnification obligations of the ADCS Holders.

  While management of ATMI believes that the indemnification provided by the ADCS Holders will be adequate, because of the various limitations discussed above, a possibility exists that the losses experienced by ATMI could exceed the value of the shares held in escrow because the shares held in escrow are insufficient in number or, due to market conditions and potential stock price volatility, in value to adequately compensate ATMI for any losses which are the subject of the indemnification. Furthermore, a possibility exists that the losses which are the subject of the indemnification will be incurred during periods other than those for which claims may be made with respect to such losses. Consequently, losses for which there is insufficient indemnification could have a material adverse effect on ATMI.

  ATMI entered into employment agreements with each of Stephen H. Siegele, Frederick H. Siegele and Frederick J. Siegele effective October 1997. Pursuant to the agreements, Stephen H. Siegele, Frederick H. Siegele and Frederick J. Siegele will act as President, Chief Technical Officer and General Counsel of the ADCS division, respectively. The agreements provide for annual salaries to Stephen H. Siegele, Frederick H. Siegele and Frederick J. Siegele of $400,000, $150,000 and $160,000, respectively. Salaries are subject to increase from time to time to take into account appropriate cost of living adjustments and general compensation increases based on performance, in the discretion of the ATMI Board of Directors. Each employee will also be eligible to receive additional compensation, including awards of performance bonuses at levels commensurate with other employees of ATMI of equivalent position and grants of employee stock options, in each case in the discretion of the Compensation Committee of the ATMI Board of Directors.

  The employment agreements expire on the earliest to occur of (i) October 10, 1999, (ii) the death of the employee, (iii) the termination of the agreements due to the incapacity of the employee, (iv) the termination of the agreements by the employer with or without cause or (v) the termination of the agreements by the employee for just cause. Under the terms of the agreements, if the employer terminates the employee without cause, or if the employee terminates the agreement for just cause, the employer will pay the employee his annual base salary then in effect for a period of 18 months after termination in the case of Stephen H. Siegele and for a period of nine months after termination in the case of Frederick H. Siegele and Frederick J. Siegele.

The employer will also provide the employee during such severance period with medical, dental, life and disability insurance benefits on the same basis the employer would have provided the employee during such period had he continued to be an employee of the employer.

  The employment agreements restrict each employee from competing with the employer during the term of the agreement and for a period of the later of October 10, 2002 or 36 months after the termination of employment in the case of Stephen H. Siegele or 24 months after the termination of employment in the case of Frederick H. Siegele and Frederick J. Siegele. In the event ATMI should seek to enforce such non-competition provisions in a court, a court may, in exercising its discretionary authority, determine not to enforce, or to limit enforcement of, such provisions against an employee.

ACQUISITION OF LSL

  On October 10, 1997, ATMI acquired LSL in exchange for 3,671,349 shares of ATMI Common Stock. Lamonte H. Lawrence, a director and greater than 5% stockholder of ATMI, was the principal stockholder of LSL and received 3,597,922 shares of ATMI Common Stock in exchange for his shares of LSL's common stock.

  Under the terms of the merger agreement executed in connection with the acquisition of LSL (the "LSL Merger Agreement"), ATMI will indemnify and hold harmless each of the former stockholders of LSL (the "LSL Stockholders"), including Lamonte H. Lawrence, against any and all losses arising out of (i) the conduct of the business or ownership of LSL after ATMI's acquisition thereof, and (ii) any breach of the representations, warranties, or covenants of ATMI contained in the LSL Merger Agreement. Losses do not include any loss resulting from a diminution in the value of ATMI Common Stock received in the acquisition of LSL. Further, ATMI will indemnify and hold harmless each of Lamonte H. Lawrence, Lawrence Semiconductor Investments, Inc. ("LSI") and Lawrence Semiconductor Research Laboratories, Inc. ("LSRL"), of which Mr. Lawrence is sole stockholder, against any and all losses arising out of a breach by LSL of any obligation guaranteed by Mr. Lawrence, LSI or LSRL.

  In addition, pursuant to the terms of the LSL Merger Agreement, the LSL Stockholders will indemnify and hold harmless LSL, ATMI, Welk Acquisition Corporation, and each of their officers, directors, employees, agents, representatives and affiliates (the "Company Indemnified Parties") against any and all losses arising out of any breach of the representations, warranties and covenants of LSL contained in the LSL Merger Agreement. Each LSL Stockholder will also severally indemnify Company Indemnified Parties for each LSL Stockholder's pro rata share of losses arising from any breach of the representations, warranties and covenants of LSL contained in the LSL Merger Agreement with respect to taxes and environmental matters (the "Special Indemnities").

  The LSL Merger Agreement sets forth certain limits on the parties' indemnification obligations, such as deductibles that must be reached before a claim may be made, time deadlines before which claims must be made and limitations on the amount of indemnification which may be paid. Except with respect to the Special Indemnities, the LSL Stockholders, in the aggregate, shall not be liable for any losses in excess of the aggregate value of the 183,568 shares of ATMI Common Stock in the escrow funds valued at $21.00 per share (the price at which shares were issued based on arm's length negotiations and which is required to adjust the number of shares issued in the transaction to the number of shares that would have been issued if the outcome of the contingencies for which shares are escrowed had been known at the consummation of the transaction). Mr. Lawrence has placed 179,896 shares into the escrow fund. With respect to the Special Indemnities, Mr. Lawrence is individually and personally liable for his pro rata portion, or 98%, of any losses.

  Other than with respect to the Special Indemnities and certain covenants, an indemnified party generally may not make any claim for indemnification after October 10, 1998, and no such claim may be brought after the date of issuance of the first independent audit report with respect to the financial statements of ATMI after ATMI's acquisition of LSL if such claim is of a type expected to be encountered in the course of an audit performed in accordance with generally accepted auditing standards. With respect to the Special Indemnities, the claims period will extend for the statute of limitations applicable to the matters which are the subject of such claims.

  While management of ATMI believes that the indemnification provided by the LSL Stockholders will be adequate, because of the various limitations discussed above, a possibility exists that the losses experienced by ATMI could exceed the value of the shares held in escrow because the shares held in escrow are insufficient in number or, due to market conditions and potential stock price volatility, in value to adequately compensate ATMI for any losses which are the subject of the indemnification. Furthermore, a possibility exists that the losses which are the subject of the indemnification will be incurred during periods other than those for which claims may be made with respect to such losses. Consequently, losses for which there is insufficient indemnification could have a material adverse effect on ATMI or the other parties entitled to indemnification.

  On October 10, 1997, LSL and LSI, a corporation wholly owned by Lamonte H. Lawrence, entered into a consulting agreement (the "Consulting Agreement"). Pursuant to the Consulting Agreement, Mr. Lawrence's employment by LSL terminated, LSL's obligations under any employment agreement ceased, and LSL retained LSI as an independent consultant for a three-year period (the "Consulting Term") on an independent contractor basis. Consulting services under the Consulting Agreement are provided exclusively by Mr. Lawrence. During each of the three twelve-month periods of the Consulting Term, Mr. Lawrence will render consulting services as mutually agreed by LSI and LSL. In consideration of the consulting services to be provided, LSL will pay LSI a per diem of $2,880, but in no event will the total fee payable to LSI total less than $250,000 for the first twelve-month period. Such minimum was determined as approximately one-third of Mr. Lawrence's compensation from LSL in 1996, as Mr. Lawrence, on behalf of LSI, is expected to devote approximately one-third of his time during the year to LSL-related matters. ATMI will permit LSI to become a participating employer in ATMI's health insurance program, but only for the benefit of Mr. Lawrence. The Consulting Agreement may be terminated by LSI after one year upon thirty days' written notice to LSL, may only be terminated by LSL for cause and terminates automatically upon Mr. Lawrence's disability or death.

OTHER

  In October 1997, LSL converted existing notes receivable from Lamonte H. Lawrence bearing interest at 7% and due upon demand into a promissory note in the principal amount of $1,000,779 bearing interest at 8% per annum. The note is due and payable on October 9, 1998.

  In March 1997, ATMI loaned Peter S. Kirlin $60,000 in exchange for Dr. Kirlin's promissory note bearing interest at 6% per annum. In July 1997, ATMI loaned Dr. Kirlin an additional $50,000 in exchange for Dr. Kirlin's promissory note bearing interest at 6% per annum. In December 1997, Dr. Kirlin prepaid an aggregate of $23,120 due under the notes and ATMI consolidated the two notes into one promissory note in the principal amount of $86,880 bearing interest at 6% per annum. The note is due and payable on June 30, 1998.

      PRINCIPAL ATMI STOCKHOLDERS AND STOCK OWNERSHIP OF ATMI MANAGEMENT

  The following table sets forth certain information known to ATMI regarding the beneficial ownership of ATMI Common Stock as of May 31, 1998, by: (i) each person known by ATMI to own beneficially more than five percent of the outstanding ATMI Common Stock; (ii) each director of ATMI; (iii) each Named Executive Officer; and (iv) all directors and executive officers of ATMI as a group. Except as otherwise indicated, all shares are owned directly. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of ATMI Common Stock shown as beneficially owned by them.

NAME AND ADDRESS OF BENEFICIAL OWNER  SHARES BENEFICIALLY OWNED PERCENT OF CLASS
------------------------------------  ------------------------- ----------------
Stephen H. Siegele
 6805 Capital of Texas Highway
 Suite 330
 Austin, Texas 78731................          2,541,305               12.4%
Lamonte H. Lawrence
 100 Sir Francis Drake Boulevard
 Ross, California 94957.............          2,073,922               10.1%
Eugene G. Banucci (1)...............            323,382                1.6%
Duncan W. Brown (2).................            176,671                  *
Daniel P. Sharkey (3)...............             80,375                  *
Peter S. Kirlin (3).................             68,074                  *
Robert S. Hillas (4)................             40,977                  *
Mark A. Adley (5)...................             26,000                  *
John A. Armstrong (6)...............             18,000                  *
Stephen H. Mahle (7)................              9,600                  *
James M. Burns (8)..................              8,970                  *
All directors and executive officers
 as a group (13 persons) (9)........          5,564,515               26.6%

---------------------
*  Less than 1% of the outstanding ATMI Common Stock.

(1) Includes 117,175 shares issuable upon exercise of options that are exercisable within 60 days of May 31, 1998 and 6,159 shares either owned or issuable upon exercise of options within 60 days of May 31, 1998 by Dr. Banucci's spouse. Dr. Banucci disclaims beneficial ownership of the shares held by his spouse.
(2) Includes 73,537 shares issuable upon exercise of options that are exercisable within 60 days of May 31, 1998 and 4,634 shares either owned or issuable upon exercise of option within 60 days of May 31, 1998 by Dr. Brown's spouse. Dr. Brown claims beneficial ownership of the shares held by his spouse.
(3) Consists entirely of shares issuable upon exercise of options that are exercisable within 60 days of May 31, 1998.
(4) Includes 21,250 shares issuable upon exercise of options that are exercisable within 60 days of May 31, 1998.
(5) Includes 23,000 shares issuable upon exercise of options that are exercisable within 60 days of May 31, 1998.

(6) Includes 16,000 shares issuable upon exercise of options that are exercisable with 60 days of May 31, 1998.

(7) Includes 9,500 shares issuable upon exercise of options that are exercisable within 60 days of May 31, 1998.

(8) Includes 7,000 shares issuable upon exercise of options that are exercisable within 60 days of May 31, 1998.

(9) Includes 499,647 shares issuable to executive officers, directors and their spouses pursuant to options which are exercisable within 60 days of May 31, 1998.

                                BUSINESS OF NOW

GENERAL

  NOW manufactures proprietary, state-of-the-art, high-performance containers and dispensing systems for advanced purity chemicals used in the manufacture of microelectronics, particularly semiconductor integrated circuits ("ICs") and active matrix flat panel displays ("AMFPDs"). To a lesser extent, NOW's products also serve customers in the pharmaceutical, biotech and laboratory markets. NOW's patented NOWPak container and dispensing systems provide a viable alternative to the traditional glass bottles and steel or plastic drums used in high-tech market niches that require high-performance chemical packaging and dispensing systems. The NOWPak system offers value-added packaging to end-user customers like IBM, Intel, Sharp and Motorola, who require a high degree of purity, productivity, safety and environmental responsibility. NOW markets its products to these end-users but actually sells its products to chemical suppliers whose end-user customers have specified that the chemicals be packaged in NOW products.

BUSINESS STRATEGY

  NOW strategy consists of the following three-pronged approach:

  Provide a superior alternative in advanced chemical packaging and dispensing systems. NOW's primary business strategy has been to develop a container and dispensing system for advanced purity chemicals that provides greater levels of purity, productivity, safety and environmental responsiveness than traditional containers and dispensing systems. By providing a pure, safe and convenient means of chemical packaging and dispensing, the NOWPak system results in greater productivity in industries where minute levels of yield enhancement have large and rapid paybacks. As performance requirements for high purity chemicals are becoming more demanding, applications are increasingly sensitive to contamination from sub-micron particle sizes and from parts per billion levels of metal ions. The NOWPak system is designed to meet the demanding requirements of chemical users who scrutinize every aspect of chemical delivery, from the chemical suppliers' facilities to the point-of-use production area. NOWPak's ability to deliver critical chemicals with high levels of purity significantly improves production yields for manufacturers. Productivity is increased because users no longer need to spend time rinsing out glass bottles, disposing of glass foam inserts and storing burdensome glass bottles. NOWPak's safety features can prevent costly clean-up operations and work interruptions. Finally, the environmental benefits of NOWPak allow the user to be responsive to demands for corporate mandated waste reduction.

  "Lock in" the end-user with an integrated packaging and dispensing system. In NOW's core markets, nearly all NOWPak customers utilize the complete system of dispensers, containers and accessories. Once NOW has established a customer through the sale of a dispenser, repeat business through the purchase of replacement containers or liners is usually obtained. The specification of the essential connection dispensing hardware leads to recurring sales of the consumable replacement liner or container.

  Market directly to both the end-user and the chemical supplier. From its inception, NOW's strategy has been to focus its sales and marketing efforts directly on the end-user of photolithography chemicals. By establishing such direct relationships, NOW has caused end-users to request NOWPak containers from their chemical suppliers and NOWPak dispensers from their equipment suppliers. An important part of this strategy has been to assist the end-user in understanding and evaluating the benefits of using a NOWPak system. Once NOWPak systems have been integrated into fabrication plants ("fabs") of an end-user and the user has experienced directly the benefits of the NOWPak system, the customer has often used the NOWPak system in other fabs. As a result, NOW has particularly benefited from the copy-exact trend prevalent in the microelectronics industry.

  This strategy creates the foundation for end-users to require the chemical and equipment suppliers to provide their product in the NOWPak system. Recently, NOW has begun to cultivate relationships with both chemical and equipment suppliers. As a result, NOW has begun developing stronger ties with intermediaries, especially chemical suppliers. NOW has implemented a program to educate the chemical suppliers on the benefits of the NOWPak system so that they will become more proactive in positioning NOW products to serve the needs of their customers.

MARKETS

 Integrated Circuits

  Approximately 53% of NOW's sales in fiscal 1997 were to its core target market of photolithography chemicals used in the manufacture of ICs. The traditional means of delivery to this market is through glass containers. Historically, IC manufacturers had not been willing to pay for higher cost packaging and delivery systems. As photolithography chemicals became increasingly expensive and the need for ultra-pure chemicals became apparent, IC manufacturers have been forced to consider alternative packaging and delivery systems. Though traditional glass bottles remain the dominant means of delivering chemicals to IC manufacturers, NOW has experienced success in penetrating this market. Based on the volume of chemicals delivered in NOWPak systems compared to the total volume of photolithography chemicals consumed in IC manufacturing, NOW estimates that it currently holds a 10% share of this worldwide market.

  NOW's growth strategy has taken advantage of the growing trend toward copy-exact fab design within the semiconductor industry. Copy-exact refers to the use of the same equipment and procedures at a company's new manufacturing facilities as those used in the development fabs and current generation fabs. For example, Intel and IBM, once successful in integrating the NOWPak in a particular fab, have usually continued to use the NOWPak in all of the new fabs constructed for that particular technology. NOW has focused its efforts on developing early end-user relationships to strengthen the relationship as the end-user constructs new fabs. By developing these relationships, the use of NOW's products in IC fabs has increased from 85 fabs in 1994 to 152 fabs in 1997. Because NOW has maintained strong customer relationships with its large, well-established end-user customer base who are expected to continue to add capacity, NOW believes that it is in a strong position to capitalize on the copy-exact trend in the future.

  NOW believes that one of the most significant developments in the microelectronics market is the forecasted growth of deep ultraviolet ("DUV") lithography in IC manufacturing. DUV photoresists represent a unique opportunity for the NOWPak to become the defacto standard container due to the extreme sensitivity of this chemistry to airborne contaminants. Another emerging technology is the use of chemical mechanical polishing ("CMP") slurries for wafer planarization. The CMP slurries worldwide market is projected to increase from $37 million in 1996 to $133 million by 2000 (Rose Associates). Sales to users and manufacturers of CMP slurries and similar products represented 2% of NOW's sales in fiscal 1997. Overall, NOW believes it is well positioned to take advantage of industry wide growth and to increase sales in new product areas, such as the "Bag-in-a-Drum" system for CMP Slurries and the "Bag-in-a-Bottle" for DUV resist applications.

 Flat Panel Displays

  NOW estimates that it currently packages over 75% of the photolithography chemicals used in the AMFPD market. These sales accounted for approximately 42% of NOW's sales in fiscal 1997. The design and manufacture of AMFPDs require an ultra-pure method of containing and dispensing chemicals onto very large glass panels. The limitations of glass bottles to a four-liter size posed significant logistical problems in the coating requirements inherent in the manufacturing of large AMFPDs. The 20 liter NOWPak has performed well when employed in this dispensing process and has become a preferred container for this rapidly growing technology.

  In Asia, several companies (including Sharp, NEC, Samsung, Hitachi and D.T.I.) have made multi-billion dollar investments to construct facilities that will develop and produce AMFPDs. A large market currently exists for electronic displays with improved resolution and brightness, greater reliability and flat screens which minimize perimeter distortion. Displays with high image quality, smaller dimensions and lower weight are desired. Cathode ray tube ("CRT") based products have been unable to attain the improved resolution, brightness, reliability and minimization of perimeter distortion in very large formats without also introducing excessive size, weight and cost. Due to CRT limitations, the microelectronics industry is currently developing alternate technologies such as AMFPDs. If the application of AMFPDs evolves beyond the current core uses of notebook PC displays and replaces CRT use in desktop computers and TV's, NOW's sales in this segment may greatly increase.

 Other

  NOW also sells its products to the laboratory, pharmaceutical and biotechnology markets. While NOW has not focused marketing resources on these markets, the market interest appears to be growing as NOW has received new orders from chemical suppliers such as Mallinkrodt/Baker, Allied Signal and Merck. These markets accounted for approximately 3% of NOW's sales in fiscal 1997.

PRODUCTS

  NOW's primary products are its NOWPak chemical containers and dispensing systems which consist of four parts: (i) container assemblies; (ii) replacement liners; (iii) dispensing hardware; and (iv) accessories.

  NOW manufactures three different types of container assemblies: the "Bag-in-a-Bottle" ("BIB"), "Bag-in-a-Can" ("BIC"), and "Bag-in-a-Drum" ("BID"). Each features a pre-cleaned collapsible inner liner, or "bag," inside a rugged, high-density polyethylene or stainless steel overpack. The standard liner film is made of polytetrafluoroethylene ("PTFE") which provides unmatched inertness to virtually all chemicals. The empty inner liner is easily removed for waste consolidation and the outer shell is recyclable or returnable for insertion of a new replacement liner. NOWPak containers are generally available in sizes of 1, 2.5, 4, 10, 18-20 and 200 liters.

  NOW's initial and largest market is packaging for photolithography chemicals used in the manufacture of semiconductor ICs. These chemicals are typically packaged in one liter through ten liter BIB containers. NOW's market applications for chemicals used in the manufacture of AMFPDs as well as for the pharmaceutical, biotech and laboratory markets are typically in 18-20 liter BIB and BIC containers. Additionally, applications have recently expanded beyond photolithography chemicals in the semiconductor niche to include ancillary chemicals, polishing slurries and process chemicals for which the new 200 liter BID is the package design of choice.

  Purity. With the increasing complexity of semiconductor designs, microelectronics manufacturers are more sensitive to the purity of the chemicals used in manufacturing, particularly in the photolithography process. Purity features of NOWPak containers include: (i) a cleanroom manufactured, collapsible PTFE film liner and a unique breakseal closure; (ii) all fluorocarbon-wetted components which virtually eliminate extractables; and
(iii) a unique sealed dispensing system which isolates the liner contents from environmental exposure. In 1994, NOW received the Best Product Award from Semiconductor International Magazine for its NOWPak Packaging and Dispensing System. The editors cited user reports of 10-15% defect density reduction of wafers processed with use of the NOWPak system. This reduction in contamination has resulted in increased product yields and reduced total costs for the end-user, which is critical in the photolithography process where contamination is a major yield detractor.

  Productivity. In addition to increased product yields resulting from the purity benefits described above, end-users gain other productivity benefits through the use of the NOWPak system. The NOWPak allows for 99+% chemical usage and offers easy installation and maintenance features. The end-user can achieve greater production output because the larger volume of the NOWPak containers (e.g. ten liter containers versus a standard one gallon glass bottle) reduces the number of empty container changeovers. In addition, the elimination of glass bottle breakage significantly diminishes the risk of fab shutdown or process interruption. Compared to traditional glass bottles, handling and disposal of the containers after use is extremely efficient, as the empty liner is removed and consolidated for easy disposal, no rinsing is required, and the overpack is returnable or recyclable.

  Safety. Safety features of the NOWPak include a double containment package design with a rugged overpack, and all inner liners are tested for leaks. Unlike standard containers that must vent the chemical directly to the workplace, the NOWPak system eliminates venting with a unique collapsible liner design. By reducing the chemical's exposure to the air, the NOWPak system protects the chemical's purity. Conversely, by reducing the environment's exposure to the chemical, the NOWPak system protects both the environment and the chemical operator from the hazardous chemicals. Additionally, the NOWPak system reduces potential hazards such as broken glass bottles and chemical spills.

  Environmental Responsibility. The recyclable and returnable feature of the NOWPak system helps end-users comply with new ISO 14001 environmental management guidelines. The inner liner is easily removed for economical consolidation of residual hazardous waste without rinsing. The overpack is typically not contaminated by the chemical and is easily picked up for local recycling or returned to the chemical supplier (or to NOW) for insertion of a new replacement liner.

PATENTS

  NOW holds a variety of patents for both individual components and the NOWPak system as a whole which NOW believes constitute effective barriers to entry in its chosen product applications. NOW currently has eight United States and ten international patents either issued or pending. These patents range from "Container and Dispensing System for Liquid Chemicals" to "Method of Handling High Purity Fluids." NOW has not patented any of its proprietary manufacturing processes, preferring instead to protect them as trade secrets and maintaining comprehensive confidentiality and non-disclosure agreements with key suppliers and employees.

COMPETITION

  The markets for containers and dispensing systems for chemicals used in the manufacture of microelectronics and AMFPDs are characterized by intense competition and are subject to rapid and significant technological change. There are numerous domestic and foreign companies that offer products that compete with NOW's products in these markets, and many of these companies have significantly greater financial and other resources than NOW. NOW believes that its ability to compete in the markets for containers and dispensing systems is dependent largely upon its ability to continually enhance and improve its products and technologies. Factors such as price, service, product quality and customer support are important considerations of NOW's customers in selecting containers and dispensing systems. Competitors with greater resources than NOW may, therefore, have a competitive advantage.

MANUFACTURING

  NOW has developed a manufacturing process to meet the critical purity and integrity requirements of the microelectronics industry. Custom engineered liner-making equipment has been developed to process high temperature polymer films without imparting particulate or ionic contamination. Proprietary surface cleaning techniques with specialty film materials provide certified low particle chemical containment at sub-micron levels. Each liner is tested for leaks using sensitive pressure decay methods. Quality control procedures performed on every production lot include liquid particle count analysis, burst testing and vibration testing. All container styles have been certified to meet or exceed U.S. Department of Transportation specifications as well as appropriate United Nations codes for the international shipment of hazardous chemicals.

MARKETING AND SALES

  NOW divides its customers into three categories: end-users, chemical suppliers and equipment suppliers. While marketing is focused on the end-user, NOW generally sells its containers to chemical suppliers. The chemical companies then sell their high purity chemicals in NOWPak containers at the request of end-users. NOW sells dispensers both directly to end-users so that they can retrofit a fab to be compatible with the NOWPak system as well as to semiconductor equipment suppliers (OEMs) for installation of the NOWPak system in new fabs.

  Since its inception, NOW has focused its marketing efforts on end-users who are expected to benefit the most from NOW's products and who will then generate the greatest demand for NOW's products. NOW makes direct sales calls on IC and AMFPD manufacturers to educate them on the benefits of the NOWPak system. Often a manufacturer will evaluate the use of the NOWPak system for six to nine months before deciding whether to install the NOWPak system in one of that manufacturer's fabs. NOW estimates that in well over half of the situations in which a manufacturer evaluates the NOWPak, it chooses to install the system. Once the system is in place and demonstrates its value, the end-user has usually specified the NOWPak for use in subsequent new fab builds.

CUSTOMERS

  NOW maintains a number of strong relationships with large, well-established clients in various levels of the microelectronics industry. Once a new end-user customer is established, NOW generally gains more business as the user builds and retrofits fabs. Over 150 of the top IC and AMFPD makers around the world are currently using the NOWPak system, including AMD, Cypress, Fujitsu, Hitachi, IBM, Intel, Motorola, Phillips, Samsung, Sharp and Texas Instruments. Sales to NOW's four largest direct customers accounted for 15%, 12% and 11% and 7%, respectively, of total sales in fiscal 1997, 12%, 7%, 14% and 10%, respectively, of total sales in fiscal 1996, and 7%, 12%, 18% and 10% of total sales in fiscal 1995.

EMPLOYEES

  As of May 31, 1998, NOW employed a total of 86 people. The work force is non-union and no unionization attempts or related work stoppages have occurred to date. NOW considers its relations with its employees to be strong.

FACILITIES

  NOW operates from a 70,000 square foot facility located in Bloomington, Minnesota, including approximately 20,000 square feet of cleanroom manufacturing, about half of which is class 10/100. A facilities monitoring system ensures efficient control of certain critical aspects of the facility, including its ultra pure water and chemical neutralizing systems. NOW believes that this facility will meet its needs for the foreseeable future. NOW's base monthly lease payment is $24,400, and the lease expires in 2000, with two, three-year renewal options.

LITIGATION

  There is no pending or threatened litigation against NOW.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                      FINANCIAL CONDITION AND RESULTS OF
                                OPERATIONS--NOW

OVERVIEW

  NOW was incorporated in Minnesota in 1987. NOW manufactures proprietary, state-of-the-art, high performance containers and dispensing systems for advanced purity chemicals used in the manufacture of microelectronics, particularly semiconductor ICs and AMFPDs. To a lesser extent, NOW's products also serve customers in the pharmaceutical, biotech and laboratory markets. NOW's patented NOWPak container and dispensing systems provide a state-of-the-art alternative to the traditional glass bottles and steel or plastic drums used in high-tech market niches that require high-performance chemical packaging and dispensing systems. The NOWPak system offers value-added packaging to end-users but actually sells to chemical suppliers whose end-user customers have specified that the chemicals be packaged in NOW products.

  NOW's initial and largest market is packaging for photolithography chemicals used in the manufacture of IC's, particularly semiconductors. NOW's market applications have expanded to include packaging for chemicals used in the manufacture of AMFPD's as well as for high purity solvents used in the pharmaceutical, biotech and laboratory markets. Additionally, applications for the NOWPak system have recently expanded beyond photolithography chemicals in the semiconductor niche to include ancillary chemicals, polishing slurries and process chemicals.

  A substantial majority of NOW's sales track "wafer starts" within the semiconductor industry, or the volume of silicon wafers processed into fully functional devices. These include sales of replacement liners and containers. A smaller portion of NOW's sales, principally sales of dispensing connectors, track new semiconductor plant construction. In NOW's core markets, photolithography chemicals, nearly all NOWPak customers utilize the complete system of dispensers, containers and accessories. Once NOW has established a customer through the sale of a dispenser, NOW is generally able to generate repeat business through the purchase of replacement containers or liners. The specification of the essential connection dispensing hardware leads to recurring sales of the consumable replacement liner or container. NOW's experiences show that in its core target market of one liter through ten liter containers for the IC market, each installed dispenser leads to the sale of approximately 33 liners per year. In the AMFPD market, the usage rate averages over 74 liners per year for each installed dispenser. In fiscal 1997, approximately 82% of NOW's sales were from replacement liners and/or containers while approximately 18% were from dispensing equipment.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, certain items from NOW's consolidated statements of income expressed as a percentage of sales:

                                                 PERCENTAGE OF SALES
                                           ------------------------------------
                                                                 NINE MONTHS
                                              FISCAL YEAR           ENDED
                                            ENDED MARCH 31,     DECEMBER 31,
                                           -------------------  ---------------
                                           1995   1996   1997    1996     1997
                                           -----  -----  -----  ------   ------
Sales..................................... 100.0% 100.0% 100.0%  100.0 %  100.0%
Cost of sales.............................  49.4   50.7   54.7    58.7     48.6
                                           -----  -----  -----  ------   ------
Gross profit..............................  50.6   49.3   45.3    41.3     51.4
Operating expenses:
  Selling, general and administrative.....  27.2   34.8   42.1    45.3     31.4
  Research and development................   1.1    1.5    1.9     2.3      1.5
                                           -----  -----  -----  ------   ------
Total operating expenses..................  28.3   36.3   44.0    47.6     32.9
                                           -----  -----  -----  ------   ------
Operating income (loss)...................  22.3   13.0    1.3    (6.3)    18.5
Other income (expense), net...............   0.1    1.2    0.3     0.3      0.0
                                           -----  -----  -----  ------   ------
Income (loss) before income taxes.........  22.4   14.2    1.6    (6.0)    18.5
Income tax (provision) benefit............  (8.1)  (5.2)   0.2     3.1     (6.5)
                                           -----  -----  -----  ------   ------
Net income (loss).........................  14.3%   9.0%   1.8%   (2.9)%   12.0%
                                           =====  =====  =====  ======   ======

 Comparison of the Nine Months Ended December 31, 1997 and December 31, 1996

  Sales. Sales for the nine months ended December 31, 1997 were $11.7 million compared to $6.7 million for the same period in 1996, an increase of 75.7%. This increase reflected increased demand for NOW's packaging and dispensing products which resulted from a strengthening of semiconductor market conditions in the 1997 period. NOW's sales vary directly with the level of manufacturing of microelectronics, particularly semiconductor ICs and active matric flat panel displays, and with the level of retrofits of fabs and new fab construction. Generally, NOW's sales are lower in periods of reduced IC production and increase in periods of increasing IC production. During the period from April 1, 1996 through June 30, 1996, NOW's order flow decreased due in part to the reduction of the level of retrofits of existing fabs and new fab construction in the microelectronics industry. Beginning in July 1996, order flow increased through August 1997 and then began to decrease through December 1997. As a result, NOW's backlog increased from $1,387,000 at December 31, 1995 to $2,356,000 at December 31, 1996, and was reduced to $1,154,000 at December 31, 1997. The semiconductor industry is subject to periodic downturns and an industry downturn is occurring currently. Because of such adverse market conditions, NOW's financial results are expected to fluctuate in the near term. See "RISK FACTORS--Risk Factors Related to NOW-- Dependence on Semiconductor Market." As a result, NOW's substantial sales increase for the nine months ended December 31, 1997 compared to the nine months ended December 31, 1996 may not necessarily be indicative of future operating results.

  Gross Profit. Gross profit was approximately $6.0 million, or 51.4% of sales, for the nine month period ended December 31, 1997 compared to approximately $2.7 million, or 41.3% of sales, for the same period in 1996. The gross profit increase of approximately $3.3 million was primarily driven by the increased sales levels noted above. The increase in the gross margin percentage was primarily a result of NOW's ability to utilize efficiencies in its manufacturing process to achieve additional operating leverage with significantly higher production levels.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses as a percentage of sales decreased to 31.4% for the nine months ended December 31, 1997 compared to 45.3% for the same period in 1996, largely due to improved sales volumes. Selling, general and administrative expenses increased to approximately $3.7 million for the nine months ended December 31, 1997 from approximately $3.0 million for the same period in 1996 due to NOW's continued investment in its infrastructure to support increasing sales volumes and its long-term growth plans.

  Research and Development. Research and development expenses consist of outside consultants fees and material costs of internal research and development. Allocation of direct labor and indirect costs to research and development activities have not historically been classified as research and development expenses. Research and development expenses increased 16.3% to approximately $180,000 for the nine months ended December 31, 1997 from approximately $150,000 for the nine months ended December 31, 1996. This increase was primarily due to engineering development efforts related to the introduction of a new dispensing hardware product design.

  Other Income (Expense), Net. Other income (expense) consists primarily of interest income, interest expense related to NOW's industrial revenue bonds, and royalty income. For the nine months ended December 31, 1997, NOW had other expense, net of approximately $2,000, compared to other income, net of approximately $24,000 for the nine-month period ended December 31, 1996. Although interest income increased as a result of higher invested cash balances during the nine months ended December 31, 1997, as compared to the nine months ended December 31, 1996, the increase was offset by a significant decrease in royalty income.

  Income Taxes. The income tax provision of approximately $760,000 for the nine months ended December 31, 1997 and the income tax benefit of approximately $200,000 for the nine months ended December 31, 1996 represented effective rates of 35% and 51%, respectively. The income tax provision increased significantly in the period ended December 31, 1997 compared to December 31, 1996 due to the operating profit in 1997 versus the operating loss in 1996. The 51% effective rate for the nine months ended December 31, 1996 was attributable to utilization of foreign sales corporation tax benefits and research and development credits.

 Comparison of Fiscal Years Ended March 31, 1997, 1996 and 1995

  Sales. Sales decreased 3.9% to approximately $10.1 million in fiscal 1997 from approximately $10.5 million in fiscal 1996 and increased 28.2% in fiscal 1996 from approximately $8.2 million in 1995. In fiscal 1997, NOW experienced its first year of flat sales growth since 1992, which was largely attributable to an international downturn in the semiconductor industry. As product orders throughout the industry decreased, NOW customers suspended orders and utilized their existing inventory stock. By the end of fiscal 1997, the semiconductor market began to recover, resulting in an approximately $3.2 million backlog as of March 31, 1997. NOW's sales growth in fiscal 1996, as in previous fiscal years, was attributable to continued market penetration, growth of its target market and expanding application for its products.

  Gross Profit. Gross profit was approximately $4.6 million, or 45.3%, of sales for the year ended March 31, 1997 compared to approximately $5.2 million, or 49.3%, of sales, for the year ended March 31, 1996. The decrease in gross margin percentage was primarily attributable to increased fixed costs associated with the new leased manufacturing facility combined with flat sales in fiscal 1997. Although gross profit increased 25.0% to approximately $5.2 million in fiscal 1996 compared to approximately $4.2 million in fiscal 1995, gross profit as a percentage of sales decreased slightly from 50.6% to 49.3%. The decrease was a result of inefficiencies at NOW's prior facility, increased costs of operating two facilities during the relocation process, and higher than normal scrap rates.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses as a percentage of sales increased to 42.1% in fiscal 1997 compared to 34.8% and 27.2% in fiscal 1996 and 1995, respectively. Selling, general and administrative expenses increased to approximately $4.3 million for the year ended March 31, 1997 from approximately $3.7 million for the year ended March 31, 1996 and from $2.2 million for the year ended March 31, 1995. The increase in fiscal 1997 was primarily due to increased personnel and additional marketing and selling costs associated with NOW's infrastructure development needed to support its future growth plans. The increase in fiscal 1996 was primarily due to NOW's growth and certain duplicate occupancy expenses incurred during the relocation process and the growth in operations of NOW during that period.

  Research and Development. Research and development expenses increased 24.6% to approximately $200,000 in fiscal 1997 compared to approximately $150,000 in fiscal 1996, and increased 78.7% in fiscal 1996 from approximately $90,000 in fiscal 1995. In addition to NOW's ongoing focus on the minimization and control of contamination resulting from the use of NOW's products, NOW enhanced its research and continued development of new processes for cleaning films and parts and new materials to address new application requirements for purity and utility.

  Other Income (Expense), Net. Other income decreased 75.3% for the year ended March 31, 1997 to approximately $29,000 from approximately $119,000 for the year ended March 31, 1996, primarily due to an increase in interest expense as NOW's industrial revenue bond was outstanding for an entire year compared to nine months in fiscal 1996. Other income for the year ended March 31, 1995 was not significant.

  Income Taxes. The income tax benefit for fiscal 1997 was $24,000 compared to a tax provision of $544,000 in fiscal 1996 and $670,000 in fiscal 1995. The significant decrease in fiscal 1997 was due to a decrease in taxable income resulting from operations combined with the utilization of foreign sales corporation tax benefits and research and development credits. Income taxes for both fiscal 1996 and 1995 were proportionally in line with the levels of operating income for those periods.

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, NOW's funding requirements have been met by private equity investment, cash flow from operations and an industrial revenue bond used to finance its relocation to a new facility in fiscal 1996.

  Net cash provided by operations was approximately $2.0 million, $0.6 million, $0.3 million, and $1.3 million for the nine months ended December 31, 1997 and the fiscal years ended March 31, 1997, 1996 and 1995, respectively. The amount of cash provided by operations has been related to the level of operating profitability of NOW, an increasing amount of non-cash expenses related to depreciation and amortization of an increasing level of fixed assets, and fluctuations in working capital items.

  NOW's investing activities included capital expenditures of approximately $0.2 million, $0.4 million, $4.6 million, and $.8 million in the nine months ended December 31, 1997 and the fiscal years ended March 31, 1997, 1996 and 1995, respectively. The high level of fiscal 1996 expenditures consisted primarily of equipment and leasehold improvements for the new facility. Capital expenditures during the other periods were consistent with management's expectation of normal annual capital expenditures.

  NOW's financing activities have consisted of the temporary use of a $750,000 working capital line of credit and a $250,000 equipment term loan facility with Norwest Bank and a $3.6 million industrial revenue bond funded in fiscal 1996 to finance equipment and leasehold improvements for its new facility. There were no outstanding borrowings under its bank line as of December 31, 1997. NOW's management believes that anticipated cash generated from operating activities and available borrowings will be sufficient to meet its projected working capital and capital expenditure requirements through at least fiscal 1999.

OPERATIONS OUTSIDE THE UNITED STATES

  In the nine months ended December 31, 1997 and the years ended March 31, 1997, 1996 and 1995, sales outside the United States, including Asia and Europe, accounted for approximately 38%, 43%, 34% and 41%, respectively, of NOW's sales. NOW anticipates its sales outside the United States will continue to account for a significant percentage of its sales.

YEAR 2000 COMPLIANCE

  NOW is utilizing both internal and external resources to identify, correct or reprogram and test its systems for Year 2000 compliance. It is anticipated that all reprogramming efforts will be complete by December 31, 1998, allowing adequate time for testing. This process includes obtaining confirmations from NOW's primary vendors that plans are being developed or are already in place to address processing of transactions in the year 2000. However, there can be no assurance that the systems of other companies on which NOW's systems rely also will be converted in a timely fashion or that any such failure to convert by another company would not have an adverse effect on NOW's systems. Management is in the process of completing its assessment of the Year 2000 compliance costs. However, based on currently available information (excluding the possible impact of vendor systems which management currently is not in a position to evaluate), management does not believe that these costs will have a material effect on NOW's earnings.

                        PRINCIPAL NOW SHAREHOLDERS AND
                       STOCK OWNERSHIP OF NOW MANAGEMENT

  The following table sets forth certain information regarding the beneficial ownership of the NOW Common Stock as of May 31, 1998 by (i) each person known by NOW to own more than five percent of the outstanding NOW Common Stock, (ii) each director of NOW, (iii) each executive officer of NOW, and (iv) all directors and executive officers of NOW as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of NOW Common Stock owned by them.

NAME AND ADDRESS OF BENEFICIAL
           OWNER (1)            SHARES BENEFICIALLY OWNED (2) PERCENT OF CLASS (2)
------------------------------  ----------------------------- --------------------
Terry J. Nagel..............                261,667 (3)               14.2%
Michael A. Osgar............                261,666 (4)               14.2%
Joshua P. Waldman...........                257,667 (5)               14.0%
Robert D. Furst.............                183,000 (6)                9.9%
Don Burkman.................                 28,000 (7)                1.5%
Emily S. Engle..............                 16,000 (8)                  *
C. Douglas Marsh............                  8,004 (9)                  *
All executive officers and
 directors
 as a group (7
 individuals)...............              1,016,004 (10)              53.5%

---------------------
* Less than 1% of the outstanding shares of NOW Common Stock.
(1) Each named person's address is c/o NOW Technologies, Inc., 10779 Hampshire Avenue South, Bloomington, Minnesota 55438.
(2) Under the rules of the Commission, shares not actually outstanding are deemed to be beneficially owned by an individual if such individual has the right to acquire the shares within 60 days. Pursuant to such Commission rules, shares deemed beneficially owned by virtue of an individual's right to acquire them are also treated as outstanding when calculating the percent of the class owned by such individual and when determining the percent owned by any group in which the individual is included.
(3) Includes 4,000 shares which may be purchased by Mr. Nagel upon exercise of a currently exercisable option.
(4) Includes 4,000 shares which may be purchased by Mr. Osgar upon exercise of a currently exercisable option.
(5) Includes 4,000 shares which may be purchased by Mr. Waldman upon exercise of a currently exercisable option.
(6) Includes 12,000 shares which may be purchased by Mr. Furst upon exercise of a currently exercisable option.
(7) Includes 12,000 shares which may be purchased by Mr. Burkman upon exercise of a currently exercisable option.
(8) Includes 16,000 shares which may be purchased by Ms. Engle upon exercise of a currently exercisable option.
(9) Consists of 8,004 shares which may be purchased by Mr. Marsh upon exercise of a currently exercisable option.
(10) Includes 60,004 shares which may be purchased upon exercise of currently exercisable options.

                                  THE MERGER

  The description of the Merger contained in this Proxy Statement/Prospectus summarizes the material provisions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, the full text of which is attached hereto as Appendix A and is incorporated herein by reference. The NOW Shareholders are urged to read Appendix A in its entirety.

GENERAL

  The Merger will be effected through the merger of Merger Subsidiary with and into NOW, with NOW being the surviving corporation and will become effective upon the filing of properly executed Articles of Merger with the Secretary of State of the State of Minnesota and a Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time"). As a result of the Merger, NOW will become a wholly-owned subsidiary of ATMI.

TERMS OF THE MERGER

  ATMI incorporated Merger Subsidiary under the laws of the State of Delaware for the purposes of accomplishing the Merger. Pursuant to the Merger Agreement, Merger Subsidiary will merge with and into NOW, with NOW being the surviving corporation. As a result of the Merger, NOW will become a wholly-owned subsidiary of ATMI. In connection with the Merger, the NOW Common Stock will be converted into the right to receive shares of ATMI Common Stock. The aggregate number of shares of ATMI Common Stock to be exchanged for the NOW Common Stock (the "Merger Consideration") will be equal to the number of outstanding shares of NOW Common Stock multiplied by the "Exchange Ratio." Pursuant to the terms of the Merger Agreement, the Exchange Ratio is based in part upon the "NOW Share Price" and will vary depending upon the "Closing Price" of ATMI Common Stock. "NOW Share Price" means $21.9372, which was determined by arm's-length negotiations among the parties to the Merger Agreement based on the parties' valuation of NOW, the number of outstanding shares of NOW Common Stock and certain outstanding options to purchase NOW Common Stock. "Closing Price" means the average of the closing prices of ATMI Common Stock as reported by the Nasdaq National Market for the twenty trading days ending the third trading day prior to the closing date of the Merger (the "Closing Date"); provided that if the Closing Price is greater than $35.04 per share, the Closing Price shall be deemed to be $35.04 per share; and if the Closing Price is less than $21.55 per share, the Closing Price shall be deemed to be $21.55 per share. If the Closing Price is equal to or greater than $24.05 (85% of the "Initial Price") and less than or equal to $32.54 (115% of the Initial Price), then the Exchange Ratio shall be equal to .775380 (the NOW Share Price divided by the Initial Price). The "Initial Price" is the average of the closing prices of ATMI Common Stock as reported by the Nasdaq National Market for the twenty trading days ended March 6, 1998 and is fixed at $28.29. If the Closing Price is equal to or greater than $21.55 and less than $24.05, then the Exchange Ratio shall be equal to 18.64662 (85% of the NOW Share Price) divided by the Closing Price. If the Closing Price is greater than $32.54 and less than or equal to $35.04, then the Exchange Ratio shall be equal to 25.22778 (115% of the NOW Share Price) divided by the Closing Price. If the Closing Price is less than $21.55, then the Exchange Ratio shall be equal to .865338 (85% of the NOW Share Price divided by $21.55); and if the Closing Price is greater than $35.04, then the Exchange Ratio shall be equal to .720052 (115% of the NOW Share Price divided by $35.04). To simplify the presentations contained in this Proxy Statement/Prospectus, the dollar amounts described above are stated to two decimal places. However, the Exchange Ratio calculations carry such prices to eight decimal places, and the resulting Exchange Ratios are carried to six decimal places.

  The following table sets forth the Exchange Ratio to be applied in the Merger and the aggregate Merger Consideration assuming various Closing Prices.

                                                       AGGREGATE MERGER CONSIDERATION
    CLOSING PRICE         EXCHANGE RATIO                (SHARES OF ATMI COMMON STOCK)
    -------------         --------------               ------------------------------
         $20                 0.865338                            1,586,164
         $24                 0.776943                            1,424,136
         $28                 0.775380                            1,421,271
         $32                 0.775380                            1,421,271
         $36                 0.720052                            1,319,856

  As a result of the foregoing, the NOW Shareholders will receive in the aggregate a maximum of 1,586,164 shares of ATMI Common Stock and a minimum of 1,319,856 shares of ATMI Common Stock.

  In addition, at the Effective Time each outstanding option to purchase NOW Common Stock will entitle the holder thereof to purchase shares of ATMI Common Stock under a stock option plan of ATMI, to be determined in accordance with the Exchange Ratio.

  Because the number of shares of ATMI Common Stock issuable to the NOW Shareholders will depend on the Closing Price, there is no guarantee as to the exact number of shares of ATMI Common Stock that the NOW Shareholders will receive. During the period between the date of this Proxy Statement/Prospectus and the date of the Special Meeting, the NOW Shareholders may obtain updated information regarding the market price for ATMI Common Stock, the estimated Exchange Ratio and the estimated aggregate amount of the Merger Consideration by calling a toll-free telephone number established by ATMI (1-888-562-2927). Because the Merger Agreement is subject to the approval of the NOW Shareholders, the NOW Shareholders are not bound to deliver their shares of NOW Common Stock and to consummate the transaction unless and until such approval is received.

  Immediately following the Effective Time, each NOW Shareholder will be entitled to surrender his, her or its certificates representing NOW Common Stock to ATMI to receive shares of ATMI Common Stock based on the Exchange Ratio; provided that five percent of such shares will be placed in escrow. All such shares to be held in escrow will be held and applied in accordance with the terms of the Merger Agreement and the Escrow Agreement. See "THE MERGER-- Indemnification and Escrow."

  As promptly as practicable after the Effective Time, the NOW Shareholders who have not dissented to the Merger will be sent instructions for use in exchanging the stock certificates that formerly represented shares of NOW Common Stock for certificates for the shares of ATMI Common Stock into which such shares of NOW Common Stock have been converted. The certificates representing such shares of ATMI Common Stock, and any dividends or other distributions paid on such ATMI Common Stock, will not be delivered to the NOW Shareholders until the certificates representing shares of NOW Common Stock are delivered pursuant to the exchange instructions. No interest will be paid on dividends or other distributions which the holder of such shares shall be entitled to receive upon such delivery.

  If the Closing were to occur as of the date of this Proxy
Statement/Prospectus, the Closing Price would be $21.55, and as a result,
 .865338 shares of ATMI Common Stock would be issued for each share of NOW Common Stock, or an aggregate of 1,586,164 shares.

RESULTS OF THE MERGER

  After consummation of the Merger, NOW will be a wholly-owned operating subsidiary of ATMI. No material disposition or restructuring of either ATMI or NOW or any material part thereof is contemplated as a result of the Merger. Assuming a Closing Price of $21.55 per share, the stockholders of ATMI and the NOW Shareholders would own approximately 92.8% and 7.2%, respectively, of the approximately 22,028,306 shares of ATMI Common Stock that would be outstanding.

BACKGROUND OF THE MERGER

  Since its formation in 1986, ATMI has focused on the development of new materials technologies for the manufacture of semiconductor chips. As an element of its strategy, ATMI has utilized a phased commercialization plan to enter sequentially three market segments served by its core CVD technology, namely, semiconductor environmental equipment, semiconductor thin film materials and semiconductor epitaxial thin film deposition services. The first of these market segments was semiconductor environmental equipment which is now represented by ATMI's EcoSys division. ATMI first introduced environmental products in 1989. ATMI then began to build market critical mass through mergers and acquisitions, including a merger with Vector Technical Group, Inc. in 1994 and the acquisition of the Guardian Systems combustion scrubber product line from Messer Griesheim Industries, Inc. in 1995. This strategy has allowed EcoSys to become one of the world's largest suppliers of point-of-use environmental equipment for the semiconductor industry, satisfying a key goal of ATMI's strategy to become a market leader in each of its served market segments.

  As ATMI's semiconductor thin film materials development programs progressed, it created the NovaMOS division in 1992 to serve the semiconductor CVD precursors market segment. Over the last five years, the NovaMOS business introduced several products for next-generation semiconductor devices. In October 1997, ATMI acquired the ADCS Group, a manufacturer and distributor of ultrahigh purity semiconductor thin film materials and related delivery systems. ATMI combined the operations of the ADCS Group with ATMI's NovaMOS business to create the ADCS division.

  ATMI's third business, semiconductor epitaxial thin film deposition services (or "epi" services), grew from ATMI's early efforts to develop epi processes for novel semiconductor materials such as diamond and silicon carbide. As that development effort progressed, ATMI created the Diamond Electronics division in 1992 to commercialize these thin film technologies. In December 1995, ATMI acquired Epitronics Corporation, a manufacturer of gallium arsenide epi products, to extend ATMI's epi capability to all advanced materials. ATMI integrated the operations of Epitronics Corporation with its Diamond Electronics division in 1996 under the Epitronics name. In October 1997, ATMI acquired LSL to further extend its epi product line to silicon epitaxial services. ATMI has integrated the operations of LSL with Epitronics.

  With the completion of the ADCS Group and LSL acquisitions in October 1997, ATMI had achieved its primary goal of providing "one-stop shopping" to its customers in each of its three core businesses: point-of-use environmental equipment, CVD materials and epitaxial services. Concurrently with the expansion of ATMI's CVD materials capabilities with the ADCS Group acquisition, ATMI's SDS gas delivery system product line continued to penetrate the ion implant materials marketplace. After several reviews of strategy during 1997, the ATMI Board of Directors agreed to broaden the focus of ATMI's materials efforts beyond CVD and ion-implant to include all so-called semiconductor front-end materials and related delivery systems. Consistent with this strategy, the ATMI Board of Directors established a process for identifying acquisition/merger candidates in the semiconductor materials segment and the criteria for evaluating them. Included in the target company criteria were (1) complementary front-end materials or delivery systems products, (2) proprietary technology and/or market leadership position, and (3) a quality reputation among customers. These criteria are referred to below as the "Semiconductor Materials Market Initial Criteria." The establishment of the Semiconductor Materials Market Initial Criteria led to meetings and discussions with a number of companies that were possible targets, including NOW.

  NOW was founded in 1987 to manufacture and sell high performance containers and delivery systems for advanced purity chemicals used in the semiconductor industry. NOW has been profitable since the first full year of commercialization of its products. However, because no trading market exists for the NOW Common Stock, an investment in NOW Common Stock provides very little liquidity. Recognizing the interest of many of the NOW Shareholders in greater liquidity, in early 1996, the NOW Board of Directors began to consider an exit strategy for the NOW Shareholders. Initially, the NOW Board of Directors considered taking NOW public. Due to the significant expense and difficulty of going public and the uncertainties of the public market, the NOW Board of Directors eventually directed management to explore the sale of NOW. On August 27, 1997, NOW entered into an engagement agreement with BT Alex. Brown, an internationally-recognized investment banking firm, to serve as its financial advisor with respect to the potential sale of NOW. NOW selected BT Alex. Brown as its financial advisor on the basis of its reputation and experience in assisting companies in selecting suitable acquisition partners. In the course of its services, BT Alex. Brown advised NOW and its Board of Directors on various matters relating to the sale process, including a comparative review of the proposals received.

  With the assistance of BT Alex. Brown, NOW prepared a confidential memorandum describing the business and prospects of NOW, which was sent to 18 companies, including ATMI, in December 1997. Shortly thereafter, Dr. Eugene Banucci, the Chief Executive Officer of ATMI, had initial discussions with Terry Nagel, the President of NOW. After a review of the confidential memorandum and discussions with Mr. Nagel, the management of ATMI concluded that the acquisition of NOW met all of the Semiconductor Materials Market Initial Criteria. In January 1998, ATMI submitted to NOW and BT Alex. Brown a preliminary bid for NOW, which allowed ATMI to be qualified to conduct preliminary due diligence on NOW. The preliminary bid included a proposed purchase price of between $28 million and $33 million payable in ATMI Common Stock. ATMI's bid was based on a multiple of ATMI's estimate of NOW's after-tax earnings for the twelve-month period ended March 31, 1998. Based on their initial indications of interest, four other companies also qualified for preliminary due diligence on NOW, two of which ultimately submitted final written offers.

  During January and early February 1998, representatives of ATMI, including Dr. Banucci, Daniel Sharkey, the Chief Financial Officer, and Dr. Peter Kirlin, the Executive Vice President, met with representatives of NOW on several occasions for due diligence purposes. At a special meeting of the ATMI Board of Directors on February 6, 1998, the ATMI Board of Directors reviewed both NOW's financial results as well as the status of the negotiations and approved the material terms of a merger agreement proposed by Dr. Banucci which was submitted to BT Alex. Brown and NOW later that day. At the same time, the ATMI Board of Directors appointed Robert Hillas as the Board's outside director designee for oversight of the negotiations.

  During this time, however, NOW received a cash offer from a third party (the "Competing Bidder") of $42 million, which the NOW Board of Directors preliminarily determined to pursue by proceeding to negotiate a definitive agreement. Before these negotiations were commenced, ATMI increased its offer to $44 million payable in ATMI Common Stock. After the Competing Bidder refused to increase its offer, the NOW Board of Directors determined to accept the revised ATMI offer and enter into contract negotiations.

  On February 12, 1998, the NOW Board of Directors held a special meeting to consider ATMI's revised offer. The Board reviewed the impact of consummating the sale of NOW for ATMI Common Stock as opposed to cash, the terms of the price protection provisions contained in the Merger Agreement and the potential negative impact of ATMI's then proposed public offering on the price of ATMI Common Stock and, consequentially, the value of the Merger to the NOW Shareholders. The Board, in consultation with legal counsel, also reviewed the material terms of the merger agreement proposed by ATMI. The NOW Board of Directors approved the material terms of the merger agreement proposed by ATMI and authorized the officers of NOW to negotiate and execute a definitive merger agreement.

  The definitive Merger Agreement between ATMI and NOW was then negotiated during the period from February 13 to February 19, 1998 during which time ATMI conducted further due diligence of NOW. As part of these negotiations, the parties discussed the details regarding the amount of the Merger Consideration, including the price protection provisions. The parties had previously agreed upon a purchase price of $44 million, payable in ATMI Common Stock, which was based on a multiple of NOW's projected earnings before income taxes for the twelve-month period ended March 31, 1998 and arm's-length negotiations between the parties. On February 19, 1998, the parties agreed to the terms of the final merger agreement including certain stock price protection mechanisms based on the average trading price of the ATMI Common Stock during the period after reaching agreement on the purchase price and before the closing of the transaction.

  On February 19, 1998, after the ATMI Board of Directors and the NOW Board of Directors each voted unanimously to approve the Merger Agreement, NOW and ATMI signed the Merger Agreement which was announced to the public prior to the opening of trading of ATMI Common Stock on February 20, 1998.

ATMI'S REASONS FOR THE MERGER

  The ATMI Board of Directors believes that the Merger is in the best interests of the stockholders of ATMI and has unanimously approved the Merger Agreement. Prior to reaching its conclusions, the ATMI Board of Directors received a presentation from, and reviewed the Merger with, ATMI's management and its legal and financial advisors. The ATMI Board of Directors believes that the following reasons support this acquisition:

  . NOW is a semiconductor liquids packaging company focused on the supply of photolithography delivery systems to semiconductor end users. These systems are actually sold through equipment manufacturers and OEMs but are specified by semiconductor end users. ATMI believes that NOW's delivery systems will have broad application in the delivery of a wide variety of front-end semiconductor liquid materials (criteria 1 of the Semiconductor Materials Market Initial Criteria);

  . NOW products are proprietary in that NOW has patents that protect both the products designed by NOW and their field of use (criteria 2 of the Semiconductor Materials Market Initial Criteria);

  . NOW has a market leading position in the photolithography delivery systems packaging market (criteria 2 of the Semiconductor Materials Market Initial Criteria);

  . During due diligence, ATMI determined that NOW had the highest reputation for product quality and service among its customers (criteria 3 of the Semiconductor Materials Market Initial Criteria);

  . NOW has an established operating model that has been profitable historically;

  .  The pooling-of-interests accounting treatment of the Merger; and

  .  The likelihood of successful completion of the Merger.

  The ATMI Board of Directors also considered a number of potentially negative factors in its deliberations concerning the Merger, including, but not limited to: (i) the risk that the potential benefits of the Merger (including opportunities for expansion) would not be fully realized; (ii) the risks associated with expansion, including the need for NOW to expand its management team; (iii) the potential difficulties of integrating the operations of NOW; and (iv) the direct expenses of the Merger.

  The Merger and the future results of ATMI and NOW are subject to risks and uncertainties, including those set forth in "RISK FACTORS."

  The ATMI Board of Directors also considered, among other matters: (i) information concerning NOW's business, prospects, financial performance and results, including the financial statements as of and for the twelve-month period ended December 31, 1997; (ii) current conditions in the semiconductor industry and the size of NOW's market, including other providers of packaging systems; and (iii) reports from ATMI's management as to the results of their due diligence examination.

NOW'S REASONS FOR THE MERGER

  The NOW Board of Directors concluded that the Merger is fair and in the best interests of NOW and the NOW Shareholders and voted unanimously to approve the Merger Agreement and to authorize the officers of NOW to execute the Merger Agreement on its behalf. The NOW Board of Directors also directed that the Merger be submitted to the NOW Shareholders together with the NOW Board's recommendation that the NOW Shareholders approve the Merger. Prior to reaching its conclusions, the NOW Board of Directors received a presentation from, and reviewed the Merger with, NOW's management and its legal and financial advisors. The NOW Board of Directors believes that the following are reasons for the NOW Shareholders to vote for approval of adoption of the Merger Agreement and the Merger:

  . The NOW Common Stock has no public trading market, whereas the ATMI Common Stock to be received by the NOW Shareholders will be freely tradable (subject to certain securities laws restrictions and the requirements of pooling-of-interests accounting treatment);

  . The Merger will provide the NOW Shareholders with the opportunity to receive, on a tax-free basis, ATMI Common Stock that will enable the NOW Shareholders to participate in the growth opportunities of the combined company;

  . The global presence and reputation of ATMI in the semiconductor industry;

  . The mission and strategy of ATMI to become a leading supplier in each of its markets in the semiconductor industry: point-of-use environmental equipment; thin film materials and related delivery systems; and specialty epitaxial thin film deposition services;

  . The leadership role ATMI has taken in the development of next-generation materials and materials delivery technology;

  . The belief of the NOW Board of Directors that the combination of the two companies will create more growth opportunities for both companies, provide significant economies of scale and create greater resources to enable the combined company to compete more effectively with competitors having greater resources than NOW; and

  . The fact that the $44 million valuation of the Merger Consideration was believed to be fair for the sale of NOW.

  The NOW Board of Directors also considered certain negative factors and risks relating to the Merger, including but not limited to: (i) the risks associated with ATMI's business strategy and projected growth; (ii) the risks related to ATMI's ability to integrate NOW and other recently acquired entities; and (iii) the market risks associated with holding significant shares of ATMI Common Stock.

  In making its decision to approve the Merger, the NOW Board of Directors also considered, among other factors: (i) ATMI's audited financial statements for fiscal 1995 and fiscal 1996 and its February 11, 1998 press release announcing ATMI's financial results for fiscal 1997; (ii) ATMI's draft of its preliminary Prospectus dated March 3, 1998 related to a public offering of shares of ATMI Common Stock for cash; (iii) various analysts' reports covering ATMI; and (iv) NOW management and BT Alex. Brown reports as to their due diligence activities relating to ATMI. The NOW Board of Directors did not obtain a fairness opinion from BT Alex. Brown regarding the fairness of the Merger terms to NOW Shareholders. Given the extensive sales process conducted by NOW with the assistance of BT Alex. Brown, the fact that NOW is a private company with a limited number of shareholders and the significance of the consideration to be received by NOW Shareholders, the NOW Board of Directors did not believe the fairness opinion was necessary.

  The Merger and the future results of ATMI and NOW are subject to certain risks and uncertainties, including those set forth in "RISK FACTORS."

RECOMMENDATION OF THE NOW BOARD OF DIRECTORS

  THE NOW BOARD OF DIRECTORS UNANIMOUSLY BELIEVES THAT THE MERGER AGREEMENT IS FAIR AND REASONABLE AND IN THE BEST INTERESTS OF NOW AND THE NOW SHAREHOLDERS. THE NOW BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

DISSENTERS' RIGHTS

  The following discussion is not a complete statement of the law pertaining to dissenters' rights under the MBCA and is qualified in its entirety by reference to the full text of Section 302A.471 and 302A.473 of the MBCA attached to this Proxy Statement/Prospectus as Appendix B. ANY NOW SHAREHOLDER WHO WISHES TO

EXERCISE SUCH DISSENTERS' RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW THE FOLLOWING DISCUSSION AND APPENDIX B CAREFULLY BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS UNDER THE MBCA.

  Procedure to Preserve Dissenters' Rights. Section 302A.471 of the MBCA grants any shareholder of record of NOW on the Record Date and certain beneficial owners on such date who object to the Merger the right to have NOW purchase the shares of NOW Common Stock owned by the dissenting shareholder at their fair value. It is a condition to the Merger that shareholders holding less than ten percent of the outstanding NOW Common Stock shall have exercised their dissenters' rights. It is the present intention of ATMI to abandon the Merger in the event NOW Shareholders exercise dissenters' rights with respect to greater than ten percent of the outstanding NOW Common Stock.

  The Merger Agreement must be approved by the holders of at least a majority of the outstanding shares of the NOW Common Stock. A shareholder who wishes to exercise dissenters' rights must file with NOW before the vote on the Merger Agreement a written notice of intent to demand the fair value of the shares owned by such shareholder and must not vote his or her shares in favor of the Merger Agreement. A beneficial owner must also submit a consent from the record shareholder. A shareholder may withdraw or cancel his or her demand rights by either: (i) filing a written notice of intent to withdraw or cancel his or her demand with NOW prior to the shareholder vote on the Merger Agreement; or (ii) voting his or her shares in favor of the Merger Agreement. A shareholder filing the demand notice will not lose dissenter's rights if the holder does not vote at all or "votes" to abstain. However, a shareholder who signs a proxy without indicating a voting preference will waive his or her dissenter's rights.

  After the proposed Merger has been approved by the NOW Board of Directors and the NOW Shareholders, NOW must send a written notice to all shareholders who have dissented as provided above of:

  (1) the address to which a demand for payment and certificates for shares must be sent in order to obtain payment and the date by which they must be received;

  (2) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

  (3) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

  (4) a copy of Sections 302A.471 and 302A.473 of the MBCA and a brief description of the procedures to be followed to obtain payment of the fair value for the shares.

  In order to receive the fair market value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice was given, but the dissenter retains all other rights of a shareholder until the Merger takes effect. A shareholder may not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter will be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

  Procedures Following an Assertion of Dissenters' Rights. After the Effective Time or after NOW receives a valid demand for payment, whichever is later, NOW will remit to each dissenting shareholder who has complied with the above-described procedures the amount NOW estimates to be the fair value of the shares, plus interest. Payment must be accompanied by certain information, including prescribed financial statements, a statement of the method used in arriving at the estimate of fair value and a copy of Sections 302A.471 and 302A.473 of the MBCA.

  NOW may withhold the above-described remittance from a person who was not a shareholder on the date the Merger Agreement was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If such dissenter has not voted his or her shares in favor of the proposed Merger Agreement and has filed with NOW before the vote on the proposed Merger Agreement a written notice of intent to demand the fair value of the shares owned by such shareholder, NOW must forward to such dissenter the materials described in the preceding paragraph, a statement of reason for withholding the remittance, and an offer to pay to such dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. Such dissenter may decline the offer and demand payment of such dissenter's own estimate of the fair value of the shares, plus interest, by written notice to NOW. Failure to do so entitles such dissenter only to the amount offered. If such dissenter makes demand, the procedures, costs, fees and expenses described below for petitioning the court shall apply.

  If NOW fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it must return all deposited certificates and cancel all transfer restrictions. However, NOW may again give notice as described above and require deposit or restriction on transfer at a later time.

  If a dissenter believes that the amount remitted by NOW is less than the fair value of the shares plus interest, the dissenter may give written notice to NOW of the dissenter's own estimate of the fair value of shares, plus interest, within 30 days after NOW mails the remittance, and demand payment of the difference (a "Demand"). Otherwise, a dissenter is entitled only to the amount remitted by NOW.

  If NOW receives a Demand, it must, within 60 days after receiving the Demand, either pay to the dissenter the amount demanded, or an amount agreed to by the dissenter after discussion with NOW, or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition must be filed in Hennepin County, Minnesota. The petition must name as parties all dissenters who made a Demand and who have not reached agreement with NOW. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The fair value of the shares as determined by the court (which may be computed by any method that the court, in its discretion, sees fit to use, whether or not used by NOW or a dissenter) is binding on all shareholders, wherever located. A dissenter is entitled to judgment for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted by NOW, but shall not be liable to NOW for the amount, if any, by which the amount, if any, remitted to the dissenter exceeds the fair value of the shares as determined by the court, plus interest.

  The court will assess the costs and expenses associated with a court proceeding to determine the fair value of the shares against NOW, except that the court may assess part or all of those costs and expenses against a dissenter whose Demand is found to be arbitrary, vexatious or not in good faith. If the court finds that NOW has failed to comply substantially with
Section 302A.473 of the MBCA, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions. The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

  FAILURE TO FOLLOW STRICTLY THE PROCEDURES REQUIRED BY SECTION 302A.473 FOR ASSERTING DISSENTERS' RIGHTS WILL RESULT IN THE LOSS OF A NOW SHAREHOLDER'S RIGHTS TO DEMAND A DETERMINATION OF THE FAIR VALUE OF HIS OR HER SHARES OF NOW COMMON STOCK UNDER THE DISSENTERS' STATUTE.

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

EFFECTIVE TIME OF THE MERGER

  The Merger will become effective upon the filing of Articles of Merger, executed in accordance with the relevant provisions of the MBCA, with the Secretary of State of the State of Minnesota and the filing of a Certificate of Merger, executed in accordance with the relevant provisions of the Delaware General Corporation Law (the "DGCL"), with the Secretary of State of the State of Delaware. Under the Merger Agreement, this filing is expected to be made as soon as reasonably practicable after the satisfaction or waiver of all conditions to the Merger. The closing of the Merger will occur on the second business day (the "Closing Date") after the day on which all of the closing conditions to the Merger shall have been satisfied or waived, or such other date as the parties shall otherwise agree. The parties anticipate that the Closing will be held immediately following the special meeting.

CONDITIONS TO THE MERGER

  The obligation of each of ATMI and NOW to consummate the Merger is subject to certain conditions, including the following: (i) the Merger Agreement and the consummation of the Merger shall have been approved by the affirmative vote of the holders of at least 51% of the NOW Common Stock; (ii) any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (iii) no temporary restraining order, preliminary or permanent injunction or other order issued by any government entity of competent jurisdiction shall be in effect; (iv) no action shall have been taken and no statute, rule, regulation or order shall have been enacted, promulgated or issued or deemed applicable to the Merger by any government entity which would make the consummation of the Merger illegal or render NOW, ATMI or Merger Subsidiary unable to consummate the Merger, except for any waiting period provisions; (v) Ernst & Young LLP, ATMI's independent auditors, shall have rendered its opinion to ATMI, in form and substance satisfactory to ATMI, regarding such firm's concurrence with the conclusions of management for ATMI as to the appropriateness of pooling-of-interests accounting for the Merger under Accounting Principles Board Opinion No. 16; (vi) Ernst & Young LLP shall have rendered its opinion to ATMI to the effect that the Merger has been structured in a manner which is tax-free with respect to ATMI and its stockholders and NOW and the NOW Shareholders; (vii) the Registration Statement of which this Proxy Statement/Prospectus forms a part shall have been declared effective under the Securities Act and shall not be subject to any stop order; and (viii) ATMI, NOW and the NOW Shareholders shall have executed and delivered the Escrow Agreement.

  The obligation of ATMI to consummate the Merger is subject to, among others, the following additional conditions unless waived by ATMI: (i) the representations and warranties of NOW contained in the Merger Agreement shall be true and correct in all material respects as of the Closing as though made on and as of such date; (ii) NOW shall have performed in all material respects all obligations and covenants required to be performed by it under the Merger Agreement prior to or as of the Closing; (iii) NOW shall have obtained any and all consents and approvals required to be obtained in connection with the Merger as set forth in the Merger Agreement; (iv) there shall not have been any material adverse change in the general affairs, business, business prospects, properties, management, condition (financial or otherwise) or results of operations of NOW, whether or not arising from transactions in the ordinary course of business, and NOW shall not have sustained any material loss or interference with its business or properties from fire, explosion, flood or other casualty, whether or not covered by insurance, or from any labor dispute or any court or legislative or other governmental action, order or decree; and (v) Deloitte & Touche LLP, NOW's independent auditors, shall have delivered to NOW a letter stating that Deloitte & Touche LLP knows of nothing in respect of NOW that would prohibit ATMI from accounting for the Merger as a pooling of interests.

  Additionally, under the terms of the Merger Agreement, at the Closing, NOW shall be required to deliver the following, among other items, to ATMI: (i) affiliate agreements as described in the Merger Agreement from each affiliate of NOW; (ii) employment agreements as described in the Merger Agreement from certain key employees of NOW; (iii) releases executed by each director and each officer of NOW releasing NOW from any and all liabilities and obligations owed by NOW to him or her; and (iv) agreements and consents in connection with the current lease of NOW's facilities as described in the Merger Agreement.

  The obligation of NOW to consummate the Merger is subject to, among others, the following additional conditions, unless waived by NOW: (i) the representations and warranties of ATMI and Merger Subsidiary contained in the Merger Agreement shall be true and correct in all material respects as of the Closing as though made on and as of such date; (ii) ATMI and Merger Subsidiary shall have performed in all material respects all obligations and covenants required to be performed by them under the Merger Agreement prior to or as of the Closing; (iii) ATMI and Merger Subsidiary shall have obtained any and all consents and approvals required to be obtained in connection with the Merger as set forth in the Merger Agreement; (iv) Ernst & Young LLP shall have rendered its opinion to ATMI, in form and substance satisfactorily to ATMI, regarding such firm's concurrence with the conclusion of management for ATMI as to the appropriateness of pooling-of-interests accounting for the Merger under Accounting Principals Board Opinion No. 16; (v) Ernst & Young LLP shall have rendered its opinion to ATMI to the effect that the Merger has been structured in a manner which is tax-free with respect to ATMI and its stockholders and NOW and the NOW Shareholders; and (vi) there shall not have been any material adverse change in the general affairs, business, business prospects, properties, management, condition (financial and otherwise) or results of operations of ATMI, whether or not arising from transactions in the ordinary course of business, and ATMI shall not have sustained any material losses or interference with its business or properties from fire, explosion, flood or other casualty, whether or not covered by insurance, or from any labor dispute or any court or legislative or other governmental action, order or decree.

REGULATORY APPROVALS

  The HSR Act provides that certain business mergers (including the Merger) may not be consummated until certain information has been furnished to the DOJ and the FTC and certain waiting period requirements have been satisfied. ATMI and NOW each made its filing with the DOJ and the FTC with respect to the Merger on April 6, 1998 and the specified waiting period under the HSR Act expired on May 7, 1998. Notwithstanding the expiration of the waiting period of the HSR Act filing, the FTC, the DOJ or others could take action under the antitrust laws, including, prior to the Effective Time, seeking to enjoin the consummation of the Merger or, after the Effective Time, seeking the divestiture by ATMI of all or any part of the assets of NOW acquired in the Merger. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

BUSINESS PENDING THE MERGER

  The Merger Agreement provides that, during the period from the date of the Merger Agreement to the Effective Time, NOW will: (i) conduct its business only in the usual and ordinary manner; (ii) not make any change in its authorized or issued shares or in its capital structure; (iii) not increase the compensation payable to any of its employees or make any bonus payment to any such employee, except in each case in the ordinary course of business consistent with past practice; (iv) not embark upon any new venture, enter into or amend any material leases or agreements, purchase any material fixed assets or equipment, amend any loan agreements, guarantee any obligation or increase any existing line of credit; and (v) not sell, dispose, transfer, assign or otherwise remove any of its material assets except in the ordinary course of business and consistent with past practice.

  The Merger Agreement further provides that, during the period from the date of the Merger Agreement to the Effective Time, NOW will (i) use its reasonable best efforts to preserve the business organization and assets of NOW and to keep available the services of its current employees and not to impair relationships with suppliers, customers and others having business relations with NOW; (ii) in all material respects, timely pay and discharge all bills and monetary obligations and timely and properly perform all of its obligations and commitments under all existing contracts and agreements pertaining to or affecting NOW; and (iii) maintain in effect all of its insurance policies.

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

  NOW has also agreed to refrain from taking any action, other than in the ordinary course of business, except with the prior written consent of ATMI, which would render any representation, warranty or agreement of NOW in the Merger Agreement inaccurate or breached as of the Closing. NOW has further agreed to cause its officers, directors, employees, agents and representatives not to initiate, solicit or encourage any proposal regarding the acquisition of NOW or any part thereof or any merger or consolidation thereof, or enter into or continue discussions with any person with respect to any such acquisition (the "Non-Solicitation Provision").

  In addition, under the Merger Agreement, ATMI, Merger Subsidiary and NOW will use their respective best efforts to: (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary under applicable law or required to be taken by any government entity to consummate the Merger as promptly as practicable; (ii) obtain from any government entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by NOW, ATMI or Merger Subsidiary in connection with the Merger Agreement and the Merger; (iii) as promptly as practicable, make all necessary filings with respect to the Merger Agreement and the Merger required under any applicable law; and (iv) obtain any third party consents necessary or required to be obtained in connection with the Merger Agreement.

TERMINATION

  The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval of the Merger Agreement by the NOW Shareholders: (i) by mutual written consent of ATMI and NOW; (ii) by either ATMI or NOW, if the Merger has not been consummated by July 31, 1998, unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate the Merger Agreement to fulfill any of its obligations under the Merger Agreement; (iii) by either ATMI or NOW if there is any law that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or other government shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or any other action shall have become final and non-appealable, provided the party seeking to terminate the Merger Agreement shall have complied with its obligations under the Merger Agreement to take all appropriate action and do all things necessary under applicable law or required by any government entity to consummate the Merger; (iv) by either ATMI or NOW, if the other party shall fail to satisfy its conditions to closing as described in the Merger Agreement and such failure has not be waived; (v) by ATMI or NOW, if there shall have been any material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement which has not been cured or is not curable by July 31, 1998; (vi) by ATMI, if the Board of Directors of NOW withdraws or changes its recommendation of the Merger to the NOW Shareholders in a manner adverse to ATMI or recommends to the NOW Shareholders any other merger, combination, asset sale or similar transaction involving NOW; and (vii) by ATMI, if more than 10% of the NOW Shareholders dissent to the Merger in accordance with the MBCA.

  In the event the Merger Agreement is terminated as provided above, the Merger Agreement shall become void, and there will be no liability on the part of any of the parties or their respective affiliates, directors, officers or stockholders except: (i) in the case of a termination by either ATMI or NOW because of a material misrepresentation or a breach of a material covenant by the other party, the breaching party shall be liable to and shall pay to the terminating party $2.2 million within 15 business days after the breaching party's receipt of written notice of termination; (ii) in the case of a termination by ATMI because the Board of Directors of NOW withdraws or changes its recommendation to the NOW Shareholders in a manner adverse to ATMI or recommends to the NOW Shareholders any other merger, combination, asset sale or similar transaction involving NOW, NOW shall be liable to and shall pay to ATMI $2.2 million within 15 business days after NOW's receipt of written notice of termination; (iii) in the event the Merger shall not have been approved by the affirmative vote of the holders of at least 51% of the voting securities of NOW,

NOW shall be liable to and shall pay to ATMI $2.2 million within 15 business days after the meeting of the NOW Shareholders called to consider and vote upon the Merger; and (iv) in the event more than 10% of the NOW Shareholders dissent to the Merger and NOW enters into any other agreement involving a merger, combination, assets sale or similar transaction involving NOW before February 19, 1999, NOW shall be liable to and shall pay to ATMI $2.2 million within 15 business days of entering into such transaction.

  The parties have agreed that such payments are the exclusive remedy for termination of the Merger Agreement, except in the case of a breach by NOW of the Non-Solicitation Provision. In the event of a breach of the Non-Solicitation Provision by NOW, ATMI may pursue any and all remedies available to it at law or in equity; provided, however, that the amount of any monetary damages awarded to ATMI in any such action would be reduced by the amount of the termination payment received by ATMI.

INDEMNIFICATION AND ESCROW

  Under the terms of the Merger Agreement, ATMI and Merger Subsidiary will jointly and severally indemnify and hold harmless NOW and the NOW Shareholders against any and all losses incurred in connection with the breach by ATMI or Merger Subsidiary of any of their respective representations, warranties or covenants contained in the Merger Agreement. Losses do not include any loss resulting from a diminution in the value of ATMI Common Stock received in the Merger. In addition, pursuant to the terms of the Merger Agreement, NOW and the NOW Shareholders will indemnify and hold harmless ATMI, Merger Subsidiary and NOW against any and all losses incurred in connection with the breach by NOW of any of its representations, warranties or covenants contained in the Merger Agreement.

  The Merger Agreement sets forth certain limits on the parties' indemnification obligations, such as deductibles that must be reached before a claim may be made, time deadlines before which claims must be made, and limitations on the amount of indemnification which may be paid. No indemnified party may seek recovery until the claims for indemnification exceed $100,000. The NOW Shareholders, in the aggregate, shall not be liable for any losses in excess of the aggregate value of the shares of ATMI Common Stock in the escrow fund (as described below) valued at (i) the Initial Price of $28.29 per share, if the Closing Price is equal to or greater than $24.05 and less than or equal to $32.54, or (ii) the Closing Price, if the Closing Price is less than $24.05 or greater than $32.54. By definition, however, the Closing Price may not be less than $21.55 or greater than $35.04.

  An indemnified party generally may not make any claim for indemnification after the first anniversary of the Effective Time, and no such claim may be brought after the date of issuance of the first independent audit report with respect to the financial statements of ATMI after the Effective Time if such claim is of a type expected to be encountered in the course of an audit performed in accordance with generally accepted auditing standards.

  As security for the indemnification obligations of the NOW Shareholders described above, certificates representing five percent of the Merger Consideration to be delivered to the NOW Shareholders pursuant to the Merger will be deposited in escrow. The escrow fund will be ATMI's sole recourse for indemnification. The escrow fund will be required to remain in existence from the Closing Date for a period of one year.

  While management of ATMI believes that the indemnification provided by the NOW Shareholders will be adequate, because of the various limitations discussed above, a possibility exists that the losses experienced by ATMI could exceed the value of the shares held in escrow because the shares held in escrow are insufficient in number or, due to market conditions and potential stock price volatility, in value to adequately compensate the parties entitled to indemnification for any losses which are the subject of the indemnification. Furthermore, a possibility exists that the losses which are the subject of the indemnification will be incurred during periods other than those for which claims may be made with respect to such losses. Consequently, losses for which there is insufficient indemnification could have a material adverse effect on ATMI. In any event, if ATMI were to incur losses in connection with the breach by NOW of any of its representations, warranties or covenants contained in the Merger Agreement, such losses may have a material adverse effect on ATMI's operating results regardless of whether the indemnification provided by the NOW Shareholders is sufficient to compensate for such losses.

EMPLOYMENT AGREEMENTS

  At the Effective Time, NOW will enter into employment agreements with each of Terry J. Nagel, Michael L. Osgar and Joshua P. Waldman, each of whom is currently employed by NOW (the "NOW Key Employees"). Pursuant to the agreements, Messrs. Nagel, Osgar and Waldman will act as President, Vice President of Engineering and Vice President of Technology, respectively, of NOW after the Effective Time. The starting annual salaries of Messrs. Nagel, Osgar and Waldman will be $170,000, $120,000 and $115,000, respectively. Salaries are subject to increase from time to time to take into account appropriate cost of living adjustments and general compensation increases based on performance, in the discretion of the Board of Directors of ATMI. Each NOW Key Employee will also be entitled to vacation in accordance with ATMI's vacation policy and all other employee benefits generally available to employees of ATMI and its subsidiaries, as the same may be in effect from time to time.

  The agreements expire on the second anniversary of the Effective Time, provided that employment may be terminated: (i) at any time immediately for cause; (ii) at any time without cause, provided that NOW pay certain severance benefits; or (iii) in the event of death or total disability. Under the terms of the agreements, if NOW terminates the NOW Key Employee without cause, or if the NOW Key Employee terminates the agreement for just cause, or in the event of death or total disability of the NOW Employee, NOW will pay the NOW Key Employee his annual base salary then in effect for a period of eighteen months after termination in the case of Mr. Nagel and for a period of nine months after termination in the case of Messrs. Osgar and Waldman. NOW will also provide the NOW Key Employee during such period with medical, dental, life and disability insurance benefits on the same basis NOW would have provided the NOW Key Employee during such period had the NOW Key Employee continued to be an employee of NOW.

  The agreements restrict each NOW Key Employee from competing with NOW during the term of the agreement and for a period of the later of 60 months from the date of the employment agreement or 36 months after the termination of employment in the case of Mr. Nagel or 24 months after the termination of employment in the case of Messrs. Osgar and Waldman. In the event ATMI or NOW should seek to enforce such non-competition provisions in court, the court may, in exercising its discretionary authority, determine not to enforce, or to limit enforcement of, such provisions against a NOW Key Employee.

ACCOUNTING TREATMENT

   It is a condition to the consummation of the Merger that ATMI shall have received a letter from Ernst & Young LLP, ATMI's independent auditors, as to the appropriateness of pooling-of-interests accounting for the Merger under Accounting Principles Board Opinion No. 16 and that NOW shall have received a letter from Deloitte & Touche LLP, NOW's independent auditors, stating that it knows of nothing with respect to NOW that would prohibit ATMI from accounting for the Merger as a pooling of interests. ATMI and NOW have agreed not to take any action that would prevent the Merger from being accounted for as a pooling of interests.

  Under the pooling-of-interests method of accounting, the historical basis of the assets and liabilities of ATMI and NOW will be combined at the Closing Date and carried forward at their previously recorded amounts, the stockholders' equity accounts of ATMI and NOW will be combined on the consolidated balance sheet of ATMI and no goodwill or other intangible assets will be created. Consolidated financial statements of ATMI issued after the Merger will be restated retroactively to reflect the consolidated operations of ATMI and NOW as if the Merger had taken place prior to the periods covered by such consolidated financial statements.

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


MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  The parties to the Merger have not sought and do not intend to seek a ruling from the Internal Revenue Service (the "IRS") as to the federal income tax consequences of the Merger. Instead, ATMI has obtained the opinion of Ernst & Young LLP (the "Merger Tax Opinion") as to the expected material federal income tax consequences of the Merger, a copy of which is attached as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part and the terms of which are summarized below. The Merger Tax Opinion is based upon the Code, applicable Treasury Regulations thereunder, judicial decisions, and current administrative rulings and practices, all as in effect on the date of the Merger Tax Opinion. The Merger Tax Opinion is limited to the matters set forth therein and does not address any other issues, which may or may not be material, including, but not limited to, any state, local, foreign, consolidated return, employee benefit, and Code Section 382 issues related to the limitations on the utilization of net operating loss carryforwards, or alternative minimum tax consequences to the parties to the Merger. Further, the Merger Tax Opinion does not address the qualification of the Merger as a statutory merger under state law or any valuation issues which may arise in connection with the Merger.

  The Merger Tax Opinion assumes that NOW Common Stock will be held as capital assets by the holders thereof immediately prior to the Effective Time and does not address the tax consequences that may be relevant to a particular stockholder subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-United States persons and shareholders who acquired shares of NOW Common Stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan.

  The delivery of the Merger Tax Opinion was conditioned upon the receipt of certain representations from executive officers of ATMI and NOW and certain other information, data, documentation and materials as deemed necessary, none of which has been independently verified by Ernst & Young LLP, and certain limitations set forth therein. The Merger Tax Opinion will not be updated for any changes to the Code or authorities interpreting the Code that may occur after the date of the issuance of such opinion and assumes that the Merger will be consummated as described herein. The Merger Tax Opinion is not binding on the IRS or any court, and the IRS or a court may disagree with the conclusions expressed in the Merger Tax Opinion.

  NOW SHAREHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

  The Merger Tax Opinion, upon which the following discussion is based, is limited to expected material United States federal income tax consequences of the Merger, which are as follows: The Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and ATMI, Merger Subsidiary and NOW will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code. Neither NOW nor ATMI will recognize any gain or loss as a result of the Merger. No gain or loss will be recognized by a NOW Shareholder who receives solely shares of ATMI Common Stock upon the conversion of NOW Common Stock. A holder of NOW Common Stock who receives cash in lieu of a fractional interest in a share of ATMI Common Stock will recognize gain or loss, which will be capital gain or loss, equal to the difference between the amount of cash received and the ratable portion of the holder's tax basis in the shares of NOW Common Stock being converted pursuant to the Merger that is allocated to such fractional interest. The tax basis of the shares of ATMI Common Stock will be the same as the tax basis of the shares of NOW Common Stock converted pursuant to the Merger, reduced by the ratable portion of such tax basis that is allocable to any fractional interest in a share of NOW Common Stock with respect to which the cash is being received. The holding period of the shares of ATMI Common Stock will include the period during which the shares of NOW Common Stock converted pursuant to the Merger were held. The exchange of options to purchase NOW Common Stock for options to purchase ATMI Common Stock, to be determined in accordance with the Exchange Ratio, and subject to the provisions of NOW's 1987 and 1997 Stock Option Plans, will not cause NOW option holders to realize taxable income at the date of the exchange.

RESALE OF MERGER SHARES

  The shares of ATMI Common Stock to be issued to the NOW Shareholders in connection with the Merger have been registered under the Securities Act. ATMI Common Stock received by the NOW Shareholders upon consummation of the Merger will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed an "Affiliate" (as defined below) of NOW within the meaning of Rule 145 under the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with NOW at the time the Merger is submitted for vote or consent (generally, directors and executive officers of NOW and major holders of NOW Common Stock). Affiliates of NOW may not sell their shares of ATMI Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for one year following the Closing Date, an Affiliate (together with certain related persons) would be entitled to sell shares of ATMI Common Stock acquired in connection with the Merger only through unsolicited "brokers' transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an Affiliate (together with certain related persons and certain persons acting in concert) during such one-year period within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of ATMI Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would remain available to Affiliates only if ATMI remained current with its periodic filings with the Commission under the Exchange Act. Beginning one year after the Closing Date, an Affiliate would be able to sell such ATMI Common Stock without such manner of sale or volume limitations, provided that ATMI was current with its Exchange Act filings and such Affiliate was not then an affiliate of ATMI. Beginning two years after the Closing Date, an Affiliate would be able to sell such shares of ATMI Common Stock without any restrictions so long as such Affiliate had not been an affiliate of ATMI for at least three months prior to the date of such sale. Affiliates of ATMI are subject to further limitations and may not sell their shares of ATMI Common Stock except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 144 or another applicable exemption from the registration requirements of the Securities Act. Rule 144 permits affiliates to sell shares subject to the volume and manner-of-sale provisions described above and subject to the availability of certain public information about ATMI and the filing of certain notices of sale.

NASDAQ LISTING

  ATMI will file a Notification Form for the Listing of Additional Shares prior to the Closing Date with the Nasdaq National Market relating to the shares of ATMI Common Stock to be issued in the Merger to the NOW Shareholders. Although no assurance can be given that the Nasdaq National Market will accept the shares of ATMI Common Stock to be so issued for listing, ATMI anticipates that such shares of ATMI Common Stock will be listed. It is a condition to the consummation of the Merger that such shares of ATMI Common Stock be listed on the Nasdaq National Market prior to the Effective Time subject to notice of issuance.

                     DESCRIPTION OF CAPITAL STOCK OF ATMI

  The authorized capital stock of ATMI consists of 50,000,000 shares of ATMI Common Stock, par value $.01 per share, and 2,000,000 shares of Preferred Stock, par value $.01 per share. The description of ATMI's capital stock contained in this Proxy Statement/Prospectus summarizes the material provisions of ATMI's Certificate of Incorporation and Bylaws and is qualified in its entirety by reference to ATMI's Certificate of Incorporation and Bylaws that are included as exhibits to the Registration Statement of which this Proxy Statement/Prospectus forms a part and by the provisions of applicable law.

COMMON STOCK

  As of the May 31, 1998, there were 20,442,142 shares of ATMI Common Stock outstanding, held by approximately 185 holders of record. In addition, 2,154,103 shares of ATMI Common Stock are reserved for future grants under ATMI's 1995, 1997 and 1998 Stock Plans. Furthermore, as of May 31, 1998, there were outstanding options and warrants to purchase 1,876,761 shares of ATMI Common Stock. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of ATMI Common Stock are entitled to dividends from funds legally available therefor, when, as and if declared by the ATMI Board of Directors and are entitled to share ratably in all of the assets of ATMI available for distribution to holders of ATMI Common Stock upon the liquidation, dissolution or winding up of the affairs of ATMI. ATMI Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to ATMI Common Stock, and the outstanding shares of ATMI Common Stock are, and the shares to be issued in the Merger will be, when issued pursuant to the Merger Agreement, fully paid and nonassessable.

  Stockholders of ATMI are entitled to one vote for each share of ATMI Common Stock held of record on matters submitted to a vote of stockholders. The ATMI Common Stock does not have cumulative voting rights. As a result, the holders of more than 50% of the shares of ATMI Common Stock voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares of ATMI Common Stock will not be able to elect any person or persons to the ATMI Board of Directors.

PREFERRED STOCK

  The ATMI Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to 2,000,000 shares of Preferred Stock in one or more series. Each such series of Preferred Stock shall have such number of shares, designations, powers, preferences, rights, qualifications, limitations and restrictions as shall be determined by the ATMI Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences and conversion rights, which in any case could be superior to the rights associated with ATMI Common Stock.

  The purpose of authorizing the ATMI Board of Directors to issue Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, a majority of the outstanding voting stock of ATMI. ATMI has no present plans to issue any shares of Preferred Stock.

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

  Classified Board of Directors. ATMI's Certificate of Incorporation and Bylaws provide for the ATMI Board of Directors to be divided into three classes of directors: Class I, Class II and Class III, as nearly equal in number as is reasonably possible. Other than the initial directors in Class II who are serving two-year terms, each director is elected for a three-year term, with one class of directors being elected at each annual meeting of stockholders. In the event of any increase or decrease in the authorized number of directors, directorships will be apportioned among the classes by the ATMI Board of Directors to ensure that no one class has more than one director more than any other class, to the extent possible. Since only one third of the directors of the classified Board of Directors are subject to election each year, it is more difficult for the stockholders of ATMI to change the management of ATMI than if the ATMI Board of Directors were not classified. In addition, the presence of a classified Board of Directors could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of ATMI and, therefore, may limit the price that certain investors might be willing to pay in the future for shares of ATMI Common Stock.

  Changes in Board of Directors. ATMI's Certificate of Incorporation and Bylaws provide that vacancies on the ATMI Board of Directors may be filled by a vote of a majority of the ATMI Board of Directors then in office. Also, the Bylaws provide that any increase or decrease in the number of directors requires the approval of a majority of the directors then in office. These provisions of ATMI's Certificate of Incorporation and Bylaws could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of ATMI and, therefore, may limit the price that certain investors might be willing to pay in the future for shares of ATMI Common Stock.

  Stockholder Action. ATMI's Certificate of Incorporation and Bylaws provide that any action required or permitted to be taken by the stockholders of ATMI may be taken only at a duly called annual or special meeting of the stockholders and may not be taken by written consent. These provisions could have the effect of delaying until the next annual stockholders' meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of ATMI, because special meetings of stockholders may be called only by a majority of the ATMI Board of Directors or the Chairman of the Board. These provisions may also discourage another person or entity from making a tender offer for ATMI Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of ATMI, would be able to take action as a stockholder only at a duly called stockholders' meeting and not by written consent.

  Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. ATMI's Certificate of Incorporation and Bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the ATMI Board of Directors, of candidates for election as directors (the "ATMI Nomination Procedure") and with regard to other matters to be brought by stockholders before an annual meeting of stockholders of ATMI (the "ATMI Business Procedure").

  The ATMI Nomination Procedure requires that a stockholder give to the Secretary of ATMI prior written notice, in proper form, of a planned nomination for the ATMI Board of Directors. ATMI's Bylaws specify the requirements for the form and timing of that notice. If the Chairman of the ATMI Board of Directors determines that a person was not nominated in accordance with the ATMI Nomination Procedure, such person will not be eligible for election as a director.

  Under the ATMI Business Procedure, a stockholder seeking to have any business conducted at an annual meeting must give prior written notice, in proper form, to the Secretary of ATMI. ATMI's Bylaws specify the requirements for the form and timing of that notice. If the Chairman of the ATMI Board of Directors determines that the other business was not properly brought before such meeting in accordance with the ATMI Business Procedure, such business will not be conducted at such meeting.

  Although ATMI's Bylaws do not give the ATMI Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, ATMI's Bylaws (i) may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed or
(ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of ATMI, even if the conduct of such solicitation or such attempt might be beneficial to ATMI and its stockholders.

  Delaware Takeover Statute. ATMI is subject to Section 203 of the DGCL. Subject to certain exceptions, this section prohibits certain publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date of the transaction in which the person or entity became an interested stockholder, unless the business combination is approved in a prescribed manner or certain other exemptions apply. For purposes of Section 203, "business combination" is defined broadly to include reorganizations, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is any person or entity who, together with affiliates and associates, owns (or within the three immediately preceding years did own) 15% or more of the corporation's voting stock.

  Limitation on Liability and Indemnification of Directors. ATMI's Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. To the extent permitted by the DGCL, the provisions eliminate a director's personal liability for monetary damages for a breach of fiduciary duty. The provisions also indemnify directors and officers to the fullest extent permitted by the DGCL.

REGISTRATION RIGHTS

  As of the date of this Proxy Statement/Prospectus, the holders of approximately 9,497,276 shares of ATMI Common Stock and warrants to purchase approximately 30,000 shares of ATMI Common Stock are entitled to certain rights with respect to the registration of such shares under the Securities Act. If ATMI proposes to register any of its securities under the Securities Act, either for its own account or the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of such ATMI Common Stock therein at ATMI's expense, subject to certain conditions and limitations, including the right of the underwriters of any offering to limit the number of such shares included in such registration. In addition, as of the date of this Proxy Statement/Prospectus, holders of approximately 9,326,026 shares of ATMI Common Stock have the right to require ATMI, on not more than two occasions with respect to the holders of approximately 3,562,500 shares and on not more than one occasion with respect to the holders of approximately 5,763,526 shares, to file a registration statement under the Securities Act at ATMI's expense with respect to such shares of ATMI Common Stock, and ATMI is required to use its best efforts to effect such registration, subject to certain conditions and limitations. Further, the holders of approximately 3,693,750 shares of ATMI Common Stock may require ATMI to register all or a portion of their shares of ATMI Common Stock on Form S-3, subject to certain conditions and limitations. Of the approximately 9,497,276 shares of ATMI Common Stock subject to registration rights, an aggregate of approximately 3,668,125 shares, other than any shares which may be held by affiliates of ATMI, are freely tradeable without registration under the Securities Act. ATMI believes, therefore, that the holders of such shares are unlikely to exercise their registration rights with respect to such shares.

  ATMI is required to bear substantially all registration and selling expenses in connection with the registration of registrable shares in such registrations. In addition, ATMI will, subject to certain limitations, indemnify any selling stockholders against certain liabilities, including liabilities under the Securities Act, in connection with such registrations.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for ATMI Common Stock is BankBoston, N.A.

             COMPARISON OF ATMI COMMON STOCK AND NOW COMMON STOCK

  NOW is incorporated in Minnesota, and the rights of holders of shares of NOW Common Stock are currently governed by the MBCA and the NOW Articles of Incorporation and Bylaws. Upon consummation of the Merger, holders of shares of NOW Common Stock would become holders of shares of ATMI Common Stock and, as such, their rights would be governed by the DGCL and the ATMI Certificate of Incorporation and Bylaws. The following is a summary of material differences between the rights of holders of NOW Common Stock as compared to the rights of holders of ATMI Common Stock. The summary is qualified in its entirety by reference to the DGCL, the MBCA and the full text of the respective governing instruments of NOW and ATMI.

AUTHORIZED CAPITAL STOCK

  NOW's Articles of Incorporation provide that NOW has authority to issue 5,000,000 shares of capital stock at a par value of $.01 per share, of which 4,000,000 shares are NOW Common Stock and 1,000,000 shares are undesignated shares. As of May 31, 1998, there were 1,838,000 shares of NOW Common Stock outstanding. The NOW Board of Directors has never designated any series of preferred stock.

  ATMI's Certificate of Incorporation provides that ATMI has authority to issue 50,000,000 shares of ATMI Common Stock and 2,000,000 shares of preferred stock. The preferred stock would have such rights preferences and designations as determined by the ATMI Board of Directors. As of May 31, 1998, there were 20,442,142 shares of ATMI Common Stock and no shares of preferred stock outstanding.

BOARD OF DIRECTORS

  NOW's Bylaws provide that the number of directors which shall constitute the whole board shall be not less than one. The NOW Bylaws provide for the election of directors at the annual meeting of shareholders. Each director elected shall hold office until the expiration of the term for which the director was elected and until a successor has been elected. Vacancies resulting from the death, resignation or removal of a director may be filled by the affirmative vote of the majority of the remaining directors then in office. Vacancies resulting from newly created directorships may be filled by the affirmative vote of two-thirds of the directors serving at the time of the increase.

  ATMI's Certificate of Incorporation and Bylaws provide for the ATMI Board of Directors to be divided into three classes of directors: Class I, Class II and Class III, as nearly equal in number as is reasonably possible. Other than the initial directors in Class II who are serving two-year terms, each director is elected for a three-year term, with one class of directors being elected at each annual meeting of stockholders. ATMI's Bylaws provide that the number of directors shall be determined by a majority of the directors then in office; provided however, that the number of directors shall not be less than two nor more than fifteen. In the event of any increase or decrease in the authorized number of directors, directorships will be apportioned among the classes by the ATMI Board of Directors to ensure that no one class has more than one director more than any other class, to the extent possible.

REMOVAL OF DIRECTORS

  Under the MBCA, because NOW's Articles of Incorporation do not permit cumulative voting, the holders of a majority of the outstanding shares entitled to vote at an election of directors may remove a NOW director at any time at a duly called special or annual meeting of the shareholders. Under the MBCA, a director may also be removed by the affirmative vote of a majority of the directors present at a meeting of the board of directors with or without cause if that director was named by the board to fill a vacancy and was not subsequently re-elected by the shareholders.

  Under the DGCL, because the ATMI Board of Directors is divided into three classes of directors and ATMI's Certificate of Incorporation does not otherwise provide, directors may only be removed for cause.

LIMITATIONS ON THE LIABILITY OF MANAGEMENT

  NOW's Articles of Incorporation provide that, to the fullest extent permitted by the MBCA, a director shall not be liable to the corporation or its shareholders for breach of fiduciary duty as a director. NOW's Bylaws require NOW to indemnify its directors, officers and employees to the fullest extent permitted by the MBCA.

  ATMI's Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, directors shall be indemnified by the corporation and shall not be liable to the corporation or its stockholders for breach of fiduciary duty as a director. ATMI's Bylaws provide that each person who is or was an officer, director, employee or agent of ATMI, or is or was serving at the request of ATMI as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified to the fullest extent permitted by the DGCL.

AMENDMENT OF BYLAWS

  NOW's Bylaws may be amended by the affirmative vote of a majority of the NOW Board of Directors.

  ATMI's Bylaws may be amended by the ATMI Board of Directors or stockholders holding 70% of the voting shares of capital stock.

SPECIAL MEETINGS OF STOCKHOLDERS

  NOW's Bylaws provide that a special meeting of the shareholders may be called by the chief executive officer, two or more members of the NOW Board of Directors, or one or more shareholders holding 10% or more of the voting power of all shares entitled to vote.

  ATMI's Certificate of Incorporation and Bylaws provide that a special meeting of stockholders may be called by the Chairman of the ATMI Board of Directors (or, if none is designated, the President) and shall be called by the President or Secretary at the request in writing of a majority of the ATMI Board of Directors.

ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

  NOW's Bylaws provide that any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if authorized in writing by all the shareholders who would be entitled to vote on that action.

  ATMI's Certificate of Incorporation and Bylaws provide that any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of such stockholders; no action by the stockholders may be taken by written consent in lieu of a meeting.

LIQUIDITY

  There is no trading market for NOW Common Stock.

  ATMI Common Stock is listed on the Nasdaq National Market. However, ATMI Common Stock received by the NOW Shareholders may be subject to certain securities laws restrictions as described in "THE MERGER--Resale of Merger Shares."

TRANSFERABILITY

  There is no restriction on the transferability of NOW Common Stock, except as may be imposed by applicable securities laws.

  The ATMI Common Stock will be freely transferable (subject only to securities laws restrictions as described in "THE MERGER--Resale of Merger Shares").

REPORTING REQUIREMENTS

  NOW is not subject to the periodic reporting requirements of the Exchange
Act.

  ATMI is subject to the periodic reporting requirements of the Exchange Act.

TAKEOVER STATUTES

  NOW is not an "issuing public corporation" and therefore is not subject to the business combinations provisions of the MBCA which limit business transactions between a public corporation and an interested shareholder.

  ATMI is subject to Section 203 of the DGCL. Subject to certain exceptions, this section prohibits certain publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date of the transaction in which the person or entity became an interested stockholder, unless the business combination is approved in a prescribed manner or certain other exemptions apply. For purposes of Section 203, "business combination" is defined broadly to include reorganizations, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is any person or entity who, together with affiliates and associates, owns (or within the three immediately preceding years did own) 15% or more of the corporation's voting stock.

                                 LEGAL MATTERS

  The validity of the shares of ATMI Common Stock to be issued to the NOW Shareholders pursuant to the Merger Agreement will be passed upon by Shipman & Goodwin LLP, Hartford, Connecticut. As of the date of this Proxy
Statement/Prospectus, 7,000 shares of ATMI Common Stock are beneficially owned by lawyers employed at Shipman & Goodwin LLP.

                                    EXPERTS

  The consolidated financial statements of ATMI at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, appearing in the Proxy Statement of NOW Technologies, Inc. and this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein which, as to the years 1996 and 1995, are based in part on the reports of Price Waterhouse LLP, independent accountants for Lawrence Semiconductor Laboratories, Inc. and its affiliate prior to its acquisition by ATMI. The financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

  The consolidated financial statements of NOW as of March 31, 1997 and 1996 and for each of the three years in the period ended March 31, 1997 included in this Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                   ATMI, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS

                                                                          PAGE
                                                                          ----
Report of Ernst & Young LLP..............................................  F-2
Report of Price Waterhouse LLP...........................................  F-3
Audited Financial Statements for the years ended December 31, 1995, 1996 and 1997
  Consolidated Balance Sheets............................................  F-4
  Consolidated Statements of Income......................................  F-5
  Consolidated Statements of Stockholders' Equity........................  F-6
  Consolidated Statements of Cash Flows..................................  F-7
  Notes to Consolidated Financial Statements.............................  F-8
Unaudited Financial Statements for the three months ended March 31, 1997 and 1998
  Consolidated Balance Sheet............................................. F-22
  Consolidated Statements of Income...................................... F-23
  Consolidated Statements of Cash Flows.................................. F-24
  Notes to Consolidated Interim Financial Statements..................... F-25

                    NOW TECHNOLOGIES, INC. AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS

                                                                           PAGE
                                                                           ----
Independent Auditors' Report.............................................. F-28
Audited Consolidated Financial Statements
  Consolidated Balance Sheets as of March 31, 1996 and 1997............... F-29
  Consolidated Statements of Income for the years ended March 31, 1995,
   1996 and 1997.......................................................... F-30
  Consolidated Statements of Stockholders' Equity for the years ended
   March 31, 1995, 1996 and 1997.......................................... F-31
  Consolidated Statements of Cash Flows for the years ended March 31,
   1995, 1996 and 1997.................................................... F-32
  Notes to Consolidated Financial Statements for the years ended March 31,
   1995, 1996 and 1997.................................................... F-33
Unaudited Condensed Consolidated Financial Statements
  Condensed Consolidated Balance Sheet as of December 31, 1997............ F-40
  Condensed Consolidated Statements of Operations for the nine months ended December 31, 1996 and 1997....................................... F-41
  Condensed Consolidated Statements of Cash Flows for the nine months ended December 31, 1996 and 1997....................................... F-42
  Notes to Condensed Consolidated Financial Statements for the nine months ended December 31, 1996 and 1997....................................... F-43

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders of
ATMI, Inc.

  We have audited the accompanying consolidated balance sheets of ATMI, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Lawrence Semiconductor Laboratories, Inc., a wholly-owned subsidiary, as of December 31, 1996 and for the two years then ended. These financial statements reflect total assets constituting 33% at December 31, 1996, and total revenues constituting 23%, and 24%, respectively, for each of the two years in the period ended December 31, 1996, and were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Lawrence Semiconductor Laboratories, Inc., is based solely on the report of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ATMI, Inc. at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Stamford, Connecticut
February 11, 1998

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of Lawrence Semiconductor Laboratories, Inc. and Affiliate

  In our opinion, the combined balance sheet and the related combined statements of income and retained earnings and of cash flows of Lawrence Semiconductor Laboratories, Inc. and Affiliate (not presented separately herein) present fairly, in all material respects, the financial position of Lawrence Semiconductor Laboratories, Inc. and Affiliate at December 31, 1996, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
Phoenix, Arizona
May 17, 1997, except for the
last paragraph of Note 3
which is as of July 29, 1997
and the last paragraph of
Note 6 which is as of
December 18, 1997

                                   ATMI, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                           DECEMBER 31,
                                                     -------------------------
                                                        1996          1997
                                                     -----------  ------------
                       ASSETS
Current assets:
  Cash and cash equivalents (Note 1)................ $12,574,000  $ 11,550,000
  Marketable securities (Notes 1 and 2).............  18,238,000    17,461,000
  Accounts receivable, net of allowance for doubtful
   accounts of
   $361,000 in 1996, and $405,000 in 1997 (Note 3)..  13,804,000    19,784,000
  Notes and other receivables (Note 3)..............   2,933,000     1,197,000
  Inventories (Notes 1 and 4).......................   6,503,000     7,717,000
  Other.............................................   1,984,000     2,873,000
                                                     -----------  ------------
    Total current assets............................  56,036,000    60,582,000
Property and equipment, net (Notes 1 and 5).........  30,660,000    36,032,000
Goodwill and other long-term assets, net (Notes 1
 and 10)............................................   6,495,000     6,532,000
                                                     -----------  ------------
                                                     $93,191,000  $103,146,000
                                                     ===========  ============
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable, current portion (Note 6)........... $ 2,059,000  $  2,655,000
  Capital lease obligations, current portion (Note
   7)...............................................   1,837,000     2,671,000
  Accounts payable..................................   5,219,000     4,977,000
  Accrued expenses..................................   4,226,000     6,436,000
  Accrued commissions...............................   1,379,000     2,113,000
  Accrued litigation settlement (Note 11)...........   2,000,000           --
  Income taxes payable (Note 8).....................     741,000     1,078,000
  Deferred income taxes (Note 8)....................   1,989,000       719,000
                                                     -----------  ------------
    Total current liabilities.......................  19,450,000    20,649,000
Notes payable, less current portion (Note 6)........  10,342,000     8,288,000
Capital lease obligations (Note 7)..................   5,427,000     6,238,000
Deferred income taxes (Note 8)......................   1,873,000     4,829,000
Other long-term liabilities.........................      81,000       675,000
Minority interest...................................     545,000       595,000
Stockholders' equity (Note 9):
  Preferred stock, par value $.01: 2,000,000 shares
   authorized;
   none issued and outstanding......................         --            --
  Common stock, par value $.01: 30,000,000 shares
   authorized;
   Issued 17,873,128 in 1996, and 18,149,676 in
   1997.............................................     179,000       181,000
  Additional paid-in capital........................  37,431,000    40,451,000
  Cumulative translation adjustment.................     (55,000)   (1,099,000)
  Retained earnings.................................  17,918,000    22,339,000
                                                     -----------  ------------
    Total stockholders' equity......................  55,473,000    61,872,000
                                                     -----------  ------------
                                                     $93,191,000  $103,146,000
                                                     ===========  ============

                            See accompanying notes.

                                   ATMI, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                             YEAR ENDED DECEMBER 31,
                                       --------------------------------------
                                          1995         1996          1997
                                       -----------  -----------  ------------
Revenues (Note 1):
  Product revenues.................... $51,460,000  $78,815,000  $ 92,757,000
  Contract revenues...................   8,712,000    9,846,000     9,120,000
                                       -----------  -----------  ------------
Total revenues........................  60,172,000   88,661,000   101,877,000
Cost of revenues:
  Cost of product revenues............  22,232,000   32,890,000    40,817,000
  Cost of contract revenues...........   7,491,000    8,341,000     7,867,000
                                       -----------  -----------  ------------
Total cost of revenues................  29,723,000   41,231,000    48,684,000
                                       -----------  -----------  ------------
Gross profit..........................  30,449,000   47,430,000    53,193,000
Operating expenses:
  Research and development (Note 1)...   5,697,000    9,838,000    10,581,000
  Selling, general and
   administrative.....................  15,886,000   20,590,000    23,153,000
  Non-recurring expenses (Notes 10 and
   11)................................         --     2,000,000     9,000,000
                                       -----------  -----------  ------------
                                        21,583,000   32,428,000    42,734,000
                                       -----------  -----------  ------------
Operating income......................   8,866,000   15,002,000    10,459,000
Interest income.......................     963,000    1,639,000     1,482,000
Interest expense (Note 6).............  (1,320,000)  (1,635,000)   (1,810,000)
Other income (expense), net...........    (543,000)      18,000       233,000
                                       -----------  -----------  ------------
Income before taxes and minority
 interest.............................   7,966,000   15,024,000    10,364,000
Income taxes (Note 8).................   2,888,000    3,158,000     5,941,000
                                       -----------  -----------  ------------
Income before minority interest.......   5,078,000   11,866,000     4,423,000
Minority interest.....................      10,000      151,000        (2,000)
                                       -----------  -----------  ------------
Net income............................ $ 5,088,000  $12,017,000  $  4,421,000
                                       ===========  ===========  ============
Net income per share--basic (Notes 1
 and 9)............................... $      0.32  $      0.70  $       0.26
                                       ===========  ===========  ============
Net income per share--assuming
 dilution (Notes 1 and 9)............. $      0.30  $      0.65  $       0.24
                                       ===========  ===========  ============
Weighted average shares outstanding
 (Notes 1 and 9)......................  16,040,000   17,266,000    17,288,000
                                       ===========  ===========  ============
Weighted average shares outstanding--
 assuming dilution (Notes 1 and 9)....  17,127,000   18,394,000    18,660,000
                                       ===========  ===========  ============

                            See accompanying notes.

                                   ATMI, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                   ADDITIONAL  CUMULATIVE
                           COMMON    PAID-IN   TRANSLATION   RETAINED
                           STOCK     CAPITAL   ADJUSTMENT    EARNINGS       TOTAL
                          -------- ----------- -----------  -----------  -----------
Balance at December 31,
 1994...................  $161,000 $19,644,000 $       --   $ 2,605,000  $22,410,000
Issuance of 137,571
 common shares pursuant
 to the exercise of
 employee stock
 options................     1,000     183,000         --           --       184,000
Sale of 1,525,000 common
 shares, net of issuance
 costs of $1,489,000....    16,000  17,177,000         --           --    17,193,000
Issuance of 20,000
 common shares pursuant
 to the acquisition of
 Epitronics.............       --      203,000         --           --       203,000
Compensation from the
 issuance of common
 stock options..........       --       50,000         --           --        50,000
Cumulative translation
 adjustment.............       --          --      (10,000)         --       (10,000)
Net income..............       --          --          --     5,088,000    5,088,000
                          -------- ----------- -----------  -----------  -----------
Balance at December 31,
 1995...................   178,000  37,257,000     (10,000)   7,693,000   45,118,000
Issuance of 54,199
 common shares pursuant
 to the exercise of
 employee stock
 options................     1,000     174,000         --           --       175,000
Distributions to
 stockholders...........       --          --          --    (1,792,000)  (1,792,000)
Cumulative translation
 adjustment.............       --          --      (45,000)         --       (45,000)
Net income..............       --          --          --    12,017,000   12,017,000
                          -------- ----------- -----------  -----------  -----------
Balance at December 31,
 1996...................   179,000  37,431,000     (55,000)  17,918,000   55,473,000
Issuance of 82,520
 common shares pursuant
 to the exercise of
 employee stock
 options................       --      411,000         --           --       411,000
Issuance of 151,250
 common shares pursuant
 to the exercise of
 warrants...............     2,000   1,688,000         --           --     1,690,000
Compensation for the
 issuance of common
 shares.................       --      243,000         --           --       243,000
Tax benefit related to
 nonqualified stock
 options................       --      678,000         --           --       678,000
Cumulative translation
 adjustment.............       --          --   (1,044,000)         --    (1,044,000)
Net income..............       --          --          --     4,421,000    4,421,000
                          -------- ----------- -----------  -----------  -----------
Balance at December 31,
 1997...................  $181,000 $40,451,000 $(1,099,000) $22,339,000  $61,872,000
                          ======== =========== ===========  ===========  ===========


                            See accompanying notes.

                                   ATMI, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                YEAR ENDED DECEMBER 31,
                                          -------------------------------------
                                             1995         1996         1997
                                          -----------  -----------  -----------
OPERATING ACTIVITIES
Net income..............................  $ 5,088,000  $12,017,000  $ 4,421,000
Adjustments to reconcile net income to
 net cash provided by operating
 activities:
 Depreciation and amortization..........    3,179,000    4,678,000    5,274,000
 Stock compensation.....................       50,000          --       243,000
 Bad debt expense.......................       16,000      191,000      365,000
 Deferred income taxes..................    1,160,000    1,205,000    1,686,000
 Loss on sale/leaseback of equipment....      542,000          --           --
 Minority interest in net earnings of
  subsidiaries..........................      (10,000)    (151,000)       2,000
 Changes in operating assets and
  liabilities
  Increase in accounts and notes
   receivable...........................   (5,505,000)  (2,031,000)  (4,609,000)
  Increase in inventory.................     (830,000)  (4,415,000)  (1,214,000)
  Increase in other assets..............     (249,000)    (186,000)  (1,881,000)
  Increase (decrease) in accounts
   payable..............................    1,341,000      313,000     (242,000)
  Increase in accrued expenses..........    1,062,000    3,350,000      944,000
  Increase (decrease) in other
   liabilities..........................    1,352,000   (1,701,000)     931,000
                                          -----------  -----------  -----------
  Total adjustments.....................    2,108,000    1,253,000    1,499,000
                                          -----------  -----------  -----------
   Net cash provided by operating
    activities..........................    7,196,000   13,270,000    5,920,000
                                          -----------  -----------  -----------
INVESTING ACTIVITIES
Capital expenditures....................   (6,328,000) (11,591,000)  (6,256,000)
Long-term investment....................   (1,000,000)         --      (250,000)
Sale (purchase) of marketable
 securities, net........................  (11,213,000)   3,617,000      777,000
Advances to LSL stockholder on notes
 receivable.............................     (256,000)    (286,000)         --
Payments for acquisitions...............     (550,000)  (4,000,000)         --
Proceeds from sale of assets............      384,000      619,000          --
                                          -----------  -----------  -----------
   Net cash used by investing
    activities..........................  (18,963,000) (11,641,000)  (5,729,000)
                                          -----------  -----------  -----------
FINANCING ACTIVITIES
Proceeds from issuance of notes
 payable................................    3,226,000    4,447,000      141,000
Principal payments on notes payable.....   (1,933,000)  (2,553,000)  (1,599,000)
Distribution to ADCS stockholders.......          --    (1,792,000)         --
Repayment of amounts borrowed...........     (235,000)    (135,000)         --
Payments on capital lease obligations...     (995,000)  (1,274,000)  (2,447,000)
Proceeds from sale of common stock,
 net....................................   17,193,000          --           --
Investment by minority stockholder......      539,000      161,000       48,000
Tax benefit of nonqualified stock
 options................................          --           --       678,000
Proceeds from exercise of stock options
 and warrants...........................      113,000      174,000    2,101,000
                                          -----------  -----------  -----------
   Net cash provided (used) by financing
    activities..........................   17,908,000     (972,000)  (1,078,000)
                                          -----------  -----------  -----------
Effects of exchange rate changes on
 cash...................................      (10,000)     (45,000)    (137,000)
                                          -----------  -----------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS............................    6,131,000      612,000   (1,024,000)
CASH AND CASH EQUIVALENTS, BEGINNING OF
 YEAR...................................    5,831,000   11,962,000   12,574,000
                                          -----------  -----------  -----------
CASH AND CASH EQUIVALENTS, END OF YEAR..  $11,962,000  $12,574,000  $11,550,000
                                          ===========  ===========  ===========

                            See accompanying notes.

                                  ATMI, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  Advanced Technology Materials, Inc. underwent a reorganization involving the creation of a new holding company (ATMI, Inc. the successor registrant of Advanced Technology Materials, Inc.) by means of a merger resulting in the prior registrant becoming a wholly-owned subsidiary of the holding company. In addition, these statements give retroactive effect to the acquisitions of Advanced Delivery & Chemical Systems Nevada, Inc. and related entities (the "ADCS Group") and Lawrence Semiconductor Laboratories, Inc. and affiliate ("LSL") which have been accounted for using the pooling-of-interests method. Both of these acquisitions occurred on October 10, 1997, as part of the consummation of the transactions described in Note 10.

  Certain amounts have been reclassified to conform to current year presentation.

 Company's Activities

  ATMI, Inc. together with its subsidiaries (the "Company") is a leading supplier of thin film materials, equipment and services used worldwide in the manufacture of semiconductor devices. The Company targets high growth consumable and equipment markets within the semiconductor industry with proprietary and patented products based on chemical vapor deposition ("CVD") technology. Specifically, the Company provides a broad range of ultrahigh purity thin film materials and related delivery systems, a full line of point-of-use semiconductor environmental equipment and services, and specialty epitaxial thin film deposition services.

 Principles of Consolidation

  The consolidated financial statements include the accounts of ATMI, Inc. and all wholly and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Revenue Recognition

  Product revenues are recognized upon shipment of goods. Contract revenues are derived from long-term, fixed-price and cost-reimbursement-type contracts for research and development with the U.S. Government. Such contract revenues are recognized using the percentage-of-completion method based upon costs incurred and estimated future costs. Provisions for expected losses on contracts are recorded in the period when incurred. Revenues under fixed-price contracts from the U.S. Government were $4,542,000, $4,046,000, and $3,708,000 for the years ended December 31, 1995, 1996, 1997, respectively. Revenues under cost-reimbursement-type contracts from the U.S. Government were $4,170,000, $5,800,000, and $5,412,000 for the years ended December 31, 1995,
1996, 1997, respectively.

 Use of Estimates

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

 Research and Development

  Research and development costs, including materials, labor, and overhead related to self-funded projects, are expensed as incurred. Costs incurred in providing services under the Company's research and development contracts with the U.S. Government are recorded as cost of contract revenues in the Company's statements of income.

                                  ATMI, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

 Marketable Securities

  Marketable securities are classified as available for sale and are reported at fair value, which approximates cost. Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. The cost of securities sold is based on the specific identification method. Interest on these securities is included in interest income.

 Inventories

  Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation and amortization of property and equipment is computed using the straight-line method over the estimated useful lives of the assets, which vary from three to thirty-five years.

 Foreign Currency Translation

  Adjustments relating to the translation of foreign currency to U.S. dollars are reported as a separate component of stockholders' equity. Gains or losses resulting from foreign currency transactions are included in other income (expense) and are immaterial.

 Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS
109). Under FAS 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based upon differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

 Fair Values of Financial Instruments

  The Company's financial instruments include cash and cash equivalents, accounts receivable, short-term investments and debt. Marketable securities are accounted for at fair value. All other financial instruments are accounted for on an historical cost basis which, due to the nature of these instruments, approximates fair value at the balance sheet dates.

 Long-Lived Assets

  The Company reviews on a periodic basis the value of its long-lived assets to determine whether an impairment exists. At December 31, 1997, no such impairment existed. Goodwill and other long-term assets are stated net of accumulated amortization of $293,000, and $585,000 at December 31, 1996 and 1997, respectively.

                                  ATMI, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Stock Based Compensation

  Effective in fiscal year 1996, the Company adopted Financial Accounting Statement No. 123, "Accounting for Stock-Based Compensation." This statement defines a fair value based method of accounting for employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans in accordance with Accounting Principle Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB No. 25, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date over the amount the employee must pay to acquire the stock. The Company has elected to continue to account for its employee stock compensation plans under APB No. 25. Pro forma disclosures of net income, net income per share-basic and net income per share-assuming dilution, as if the fair value based method of accounting had been applied, are presented in Note 9.

 Per Share Data

  In 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, "Earnings per Share," which was adopted in the fourth quarter of 1997. This new rule changes the way earnings per share is calculated and requires restatement of all reported prior period amounts. Under the new requirements, basic earnings per share is calculated by dividing net earnings by the weighted-average number of common shares outstanding during the period. The diluted earnings per share computation includes the effect of shares which would be issuable upon the exercise of outstanding stock options, reduced by the number of shares which are assumed to be purchased by the Company from the resulting proceeds at the average market price during the period.

 New Accounting Pronouncements

  During 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131. "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 130 is effective for the first quarter of 1998, while SFAS No. 131 is effective for the year-end financial reporting in 1998 and on an interim basis thereafter. Both of these pronouncements require additional disclosures, but the Company expects no material impact upon adoption.

2. MARKETABLE SECURITIES

  Marketable securities are comprised of the following:

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1996        1997
                                                        ----------- -----------
   Corporate obligations............................... $ 7,431,000 $10,590,000
   U.S. Government obligations.........................   9,538,000   6,407,000
   Certificates of deposit.............................   1,269,000     464,000
                                                        ----------- -----------
                                                        $18,238,000 $17,461,000
                                                        =========== ===========

  All of the Company's marketable securities have maturities of less than two years.

                                  ATMI, INC.

3. ACCOUNTS AND NOTES RECEIVABLE

  Amounts due from various agencies of the U.S. Government were approximately $2,063,000, and $2,619,000 of accounts receivable at December 31, 1996, and 1997, respectively. Unbilled accounts receivable were $757,000, and $1,019,000, and customer advances, included in other liabilities, were $276,000, and $612,000 at December 31, 1996 and 1997, respectively.

  Notes receivable from a stockholder assumed in the LSL transaction represents advances which bear interest at 8% and are due upon demand. The balances at December 31, 1996, and 1997 were $1,099,000, and $1,197,000, respectively and included accrued interest of $126,000, and $196,000 respectively. Interest income on the notes totaled $32,000, $56,000, and $70,000 in the years ended December 31, 1995, 1996, and 1997, respectively.

  Credit is extended to commercial customers based on an evaluation of their financial condition, and collateral is not generally required. The evaluation of financial condition is performed to reduce the risk of loss. The Company has not experienced any material losses due to uncollectible accounts receivable since inception. Certain transactions with foreign customers are supported by letters of credit. The Company maintains an allowance for doubtful accounts at a level that management believes is sufficient to cover potential credit losses.

4. INVENTORIES

  Inventories are comprised of the following:

                                                             DECEMBER 31,
                                                         ----------------------
                                                            1996        1997
                                                         ----------  ----------
   Raw materials........................................ $5,538,000  $6,682,000
   Work in process......................................    687,000     946,000
   Finished goods.......................................    937,000   1,074,000
                                                         ----------  ----------
                                                          7,162,000   8,702,000
   Obsolescence reserve.................................   (659,000)   (985,000)
                                                         ----------  ----------
                                                         $6,503,000  $7,717,000
                                                         ==========  ==========

5. PROPERTY AND EQUIPMENT

  Property and equipment is comprised of the following:

                                                           DECEMBER 31,
                                                     --------------------------
                                                         1996          1997
                                                     ------------  ------------
   Land............................................. $  1,751,000  $  1,323,000
   Buildings........................................    4,947,000     7,243,000
   Machinery and equipment..........................   33,646,000    40,963,000
   Furniture and fixtures...........................    1,157,000     1,590,000
   Leasehold improvements...........................    3,788,000     4,494,000
                                                     ------------  ------------
                                                       45,289,000    55,613,000
   Accumulated depreciation and amortization........  (14,629,000)  (19,581,000)
                                                     ------------  ------------
                                                     $ 30,660,000  $ 36,032,000
                                                     ============  ============

  Depreciation expense for the years ended December 31, 1995, 1996 and 1997, was $3,104,000, $4,277,000, and $4,976,000, respectively.

                                  ATMI, INC.

6. NOTES PAYABLE

  Notes payable consist of the following:

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1996         1997
                                                       -----------  -----------
Note payable in conjunction with acquisition of
 Guardian Systems, bearing interest at 8.5%, due in
 three annual installments beginning January 1,
 1999................................................  $ 2,000,000  $ 2,000,000
Term loans with Connecticut state agency, bearing
 interest ranging between 5%-6%, due between April
 2001-June 2002......................................    1,800,000    1,713,000
Equipment credit line with a commercial bank, bearing
 interest at 9%, due through June 2000...............    1,701,000    1,128,000
Notes payable with commercial banks and leasing
 companies, bearing interest ranging between 7.3%-
 12.42%, due between April 1997-February 2009........    6,835,000    6,102,000
Other notes payable..................................       65,000          --
                                                       -----------  -----------
                                                        12,401,000   10,943,000
Less current portion.................................   (2,059,000)  (2,655,000)
                                                       -----------  -----------
                                                       $10,342,000  $ 8,288,000
                                                       ===========  ===========

  The approximate aggregate debt maturities are as follows as of December 31, 1997:

        1998........................................................ $ 2,655,000
        1999........................................................   2,113,000
        2000........................................................   1,111,000
        2001........................................................   1,442,000
        2002........................................................     340,000
        Thereafter..................................................   3,282,000
                                                                     -----------
                                                                     $10,943,000
                                                                     ===========

  The term loans of $1,713,000 are collateralized by various equipment, leasehold improvements and renovations in the Company's Connecticut facility.

  The Company's equipment credit line bears interest at prime plus 1/2% per annum and is collateralized by certain assets. The Company is in compliance with or has obtained waivers for the credit line covenants, including maintaining certain liquidity, leverage, and tangible net worth levels.

  The majority of the Company's notes payable are secured by the related real property or equipment. Certain of the notes payable contain covenants requiring the Company to maintain compliance with debt to tangible net worth, debt service coverage and current assets to current liabilities ratios as defined in the related agreements. The Company is in compliance with the notes payable covenants.

  Interest paid was $1,318,000, $1,631,000, and $1,808,000, for the years ended December 31, 1995, 1996, and 1997, respectively.

  The Company has never declared or paid cash dividends on its capital stock. The Company does not anticipate paying any cash dividends in the foreseeable future. Certain of the Company's subsidiaries' financing agreements contain limitations or prohibitions on the payment of dividends without the lender's consent or in conjunction with the subsidiary's failure to comply with various financial covenants.

                                  ATMI, INC.

7. LEASES

  The Company is obligated under capital leases for certain machinery and equipment that expire at various dates during the next five years. The gross amount of machinery and equipment under the capital leases and the related accumulated depreciation were as follows:

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1996         1997
                                                       -----------  -----------
   Machinery and equipment............................ $10,151,000  $14,060,000
   Accumulated depreciation...........................  (2,230,000)  (3,346,000)
                                                       -----------  -----------
                                                       $ 7,921,000  $10,714,000
                                                       ===========  ===========

  The following is a schedule of future minimum lease payments for capital leases as of December 31, 1997:

                                                                  CAPITAL LEASES
                                                                  --------------
     1998........................................................  $ 3,337,000
     1999........................................................    2,934,000
     2000........................................................    2,147,000
     2001........................................................    1,560,000
     2002........................................................      366,000
                                                                   -----------
   Total lease payments..........................................   10,344,000
   Less amount representing interest.............................   (1,435,000)
                                                                   -----------
   Present value of net capital lease payments...................    8,909,000
   Less current portion..........................................   (2,671,000)
                                                                   -----------
   Long-term portion.............................................  $ 6,238,000
                                                                   ===========

  The Company leases office and manufacturing facilities, and certain manufacturing equipment under several operating leases. The lease for its Danbury, Connecticut facility expires in August 2005 while the EcoSys San Jose, California facility leases expire in March 2003 and the Epitronics Phoenix, Arizona facility lease expires in August 1999. ADCS leases office space under a lease which expires in May 2000. The manufacturing equipment leases expire in years 1998 through 2002. Rental expense was $1,018,000, $2,322,000, and $2,507,000, for the years ended December 31, 1995, 1996 and
1997, respectively.

  The following is a schedule of future minimum lease payments for operating leases as of December 31, 1997:

                                                                     OPERATING
                                                                      LEASES
                                                                    -----------
     1998.......................................................... $ 2,636,000
     1999..........................................................   2,516,000
     2000..........................................................   1,742,000
     2001..........................................................   1,268,000
     2002..........................................................     878,000
     Thereafter....................................................   1,392,000
                                                                    -----------
   Total minimum lease payments.................................... $10,432,000
                                                                    ===========

                                  ATMI, INC.

8. INCOME TAXES

  Significant components of the provision for income taxes for the periods presented are as follows:

                                                          DECEMBER 31,
                                                --------------------------------
                                                   1995       1996       1997
                                                ---------- ---------- ----------
Current:
  Federal...................................... $1,254,000 $1,421,000 $3,845,000
  State........................................    305,000    532,000    410,000
                                                ---------- ---------- ----------
Total current..................................  1,559,000  1,953,000  4,255,000
Deferred:
  Federal......................................  1,092,000    914,000  1,433,000
  State........................................    237,000    291,000    253,000
                                                ---------- ---------- ----------
Total deferred.................................  1,329,000  1,205,000  1,686,000
                                                ---------- ---------- ----------
                                                $2,888,000 $3,158,000 $5,941,000
                                                ========== ========== ==========

  Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1996         1997
                                                       -----------  -----------
Deferred tax assets:
  Accrued liabilities................................. $ 1,063,000  $   392,000
  Net operating loss carryforwards and tax credits....     829,000          --
  Inventory reserves..................................     577,000      382,000
  Other, net..........................................     702,000       86,000
                                                       -----------  -----------
                                                         3,171,000      860,000
  Valuation allowance.................................  (1,706,000)         --
                                                       -----------  -----------
Net deferred tax assets...............................   1,465,000      860,000
Deferred tax liabilities:
  Depreciation........................................   1,136,000    2,068,000
  Capital leases......................................   1,033,000    1,182,000
  Other, net..........................................   3,158,000    3,158,000
                                                       -----------  -----------
                                                        (5,327,000)  (6,408,000)
                                                       -----------  -----------
Net deferred tax liabilities.......................... $(3,862,000) $(5,548,000)
                                                       ===========  ===========

  For financial reporting purposes, a valuation allowance of $1,706,000 at December 31, 1996 was established primarily to recognize the cumulative loss status of the Company's predecessor. As a result of the Company's continued profitability and the acquisitions of the ADCS Group and LSL, such valuation allowance was no longer required.

  Income taxes paid for the years ended December 31, 1995, 1996, and 1997 were $273,000, $3,170,000, and $3,566,000.

                                  ATMI, INC.

8. INCOME TAXES (CONTINUED)

  The reconciliation of income tax computed at the U.S. federal statutory tax rates to the Company's tax expense is:

                                           FOR THE YEAR ENDED DECEMBER 31,
                                          -----------------------------------
                                             1995        1996         1997
                                          ----------  -----------  ----------
   U.S. statutory rate................... $2,712,000  $ 5,160,000  $3,524,000
   State income taxes....................    407,000      669,000     415,000
   Effect of nondeductible acquisition
    expenses.............................        --           --    3,420,000
   Income not subject to federal income
    taxation.............................        --    (1,483,000)        --
   Net operating loss carryforward and
    tax credit utilization...............   (263,000)  (1,263,000)   (237,000)
   Reversal of valuation allowance.......        --           --   (1,163,000)
   Other, net............................     32,000       75,000     (18,000)
                                          ----------  -----------  ----------
                                          $2,888,000  $ 3,158,000  $5,941,000
                                          ==========  ===========  ==========

  Prior to ATMI's acquisition of the ADCS Group, the stockholders of Advanced Delivery & Chemical Systems Nevada, Inc. ("ADCS Nevada") elected S-Corporation status effective April 1, 1996. In October 1996, as a result of a transfer of shares to an ineligible S-Corporation shareholder, the S status was terminated. During the period that ADCS Nevada was an S-Corporation, its earnings were not subject to federal corporate income tax. Additional federal corporate income tax of $1,483,000 would have resulted if ADCS Nevada had been taxed as a C-Corporation for all of 1996, and the pro forma consolidated net income and net income per share-assuming dilution for ATMI for the year ended December 31, 1996 would have been $10,534,000 and $0.57, respectively.

  South Korea has granted the Company a five year full income tax exemption from the year in which ADCS-Korea Co., Ltd. ("ADCS-Korea") has taxable income and an additional three year 50% exemption. Since ADCS-Korea has not yet generated any taxable income, the expiration date is not currently determinable.

  The former securityholders of the ADCS Group have agreed to indemnify the Company against losses arising out of certain tax matters. As security for these tax matters, the former securityholders of the ADCS Group have delivered 700,000 shares of the Company's common stock which they received into escrow. Any claim for such tax matters adversely determined against the Company, regardless of the escrow, would result in a charge to the Company's results of operations. The former securityholders of the ADCS Group believe that any exposure would be immaterial, and the Company believes that any successful challenge to the tax matters is not probable. While the possible exposures, if any, are difficult to quantify, the Company believes that, regardless of the probability that liabilities arise, the potential exposures range from $0 to $22 million depending on the tax matter.

9. STOCKHOLDERS' EQUITY

  In October 1995, the Company completed a public offering of 1,600,000 shares of common stock at $12.25 per share. Net proceeds to the Company of $17,193,000 were from 1,525,000 shares sold by the Company while 75,000 shares were sold for various selling stockholders. Costs of the offering, including underwriting commissions, were $1,489,000.

 Stock Plans

  In May 1997, the Company's stockholders approved the adoption of the 1997 Stock Plan ("1997 Plan"), which provides for the granting of up to 900,000 nonqualified stock options, "incentive stock options" ("ISOs") and stock appreciation rights to employees, directors and consultants of the Company.

                                  ATMI, INC.

9. STOCKHOLDERS' EQUITY (CONTINUED)

  In May 1995, the Company's stockholders approved the adoption of the 1995 Stock Plan ("1995 Plan"), which provides for the granting of up to 500,000 nonqualified stock options, ISOs and stock appreciation rights to employees, directors and consultants of the Company. The Company's 1987 Stock Plan (the "1987 Plan"), as amended, provided for the granting of up to 1,115,833 nonqualified stock options and ISOs. The 1987 Plan expired in 1997.

  Under the terms of these stock plans, nonqualified options granted may not be at a price of less than 50% of the fair market value of the common stock, and ISOs granted may not be at a price of less than 100% of fair market value of the common stock on the date of grant.

  Options are generally exercisable commencing one year after the date of grant at the rate of 20% per annum on a cumulative basis. Nonqualified options expire up to ten years and one month from the date of grant, and ISOs expire five to ten years from the date of grant.

                                                      NUMBER OF   OPTION PRICE
                                                       SHARES       PER SHARE
                                                      ---------  ---------------
   Options outstanding at December 31, 1994..........   833,596  $ 0.28 - $ 7.00
     Granted.........................................   305,950  $ 6.88 - $13.88
     Canceled........................................   (27,670) $ 0.53 - $ 6.38
     Exercised.......................................  (137,571) $ 0.28 - $ 5.50
                                                      ---------  ---------------
   Options outstanding at December 31, 1995..........   974,305  $ 0.28 - $13.88
     Granted.........................................    92,500  $ 9.88 - $17.63
     Canceled........................................   (54,390) $ 0.53 - $12.50
     Exercised.......................................   (54,199) $ 0.28 - $12.50
                                                      ---------  ---------------
   Options outstanding at December 31, 1996..........   958,216  $ 0.28 - $17.63
     Granted.........................................   900,490  $16.88 - $40.13
     Canceled........................................  (348,250) $ 0.53 - $40.13
     Exercised.......................................   (82,520) $ 0.28 - $13.50
                                                      ---------  ---------------
   Options outstanding at December 31, 1997.......... 1,427,936  $ 0.28 - $29.38
                                                      =========  ===============

  At December 31, 1995, 1996, and 1997 options for 498,204, 567,066, and
657,396 shares, respectively, were exercisable, and at December 31, 1997 options for 586,803 shares were available for grant. Exercise prices for 447,086 options outstanding ranged from $0.28-$5.00; for 351,850 options outstanding ranged from $5.01-$13.00; and for 629,000 options outstanding ranged from $13.01-$29.38 as of December 31, 1997.

  The weighted average exercise price and remaining contractual life of options outstanding at December 31, 1997 was $11.97 and 7.3 years, respectively.

  If compensation expense for the Company's plans had been determined for all stock option grants based on the fair value at the grant dates for awards under those plans, consistent with the method described in SFAS No. 123, the Company's net income, net income per share-basic and net income per share-assuming dilution would have been reduced to the pro forma amounts indicated below:

                                                1995       1996        1997
                                             ---------- ----------- ----------
      Net income............................ $5,022,000 $11,695,000 $3,687,000
      Net income per share--basic........... $     0.31 $      0.68 $     0.21
      Net income per share--assuming
       dilution............................. $     0.29 $      0.64 $     0.20

                                  ATMI, INC.

9. STOCKHOLDERS' EQUITY (CONTINUED)

  During the initial phase-in period, as required by SFAS No. 123, the pro forma amounts were determined based on the stock option grants subsequent to January 1, 1995. Therefore, the pro forma amounts presented may not be indicative of the effects of compensation cost on net income, net income per share-basic and net income per share-assuming dilution in future years due to the timing of grants and considering that options generally vest over a five year period.

  The fair value of each option grant, for pro forma disclosure purposes, was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 1996 and 1997:

                                                     1995      1996      1997
                                                   --------- --------- ---------
      Expected dividend yield.....................      None      None      None
      Risk free interest rate.....................     6.10%     6.25%     6.00%
      Expected volatility.........................     58.2%     54.6%     56.0%
      Expected life of options.................... 7.5 years 7.5 years 7.5 years

  The weighted average fair value of non-canceled stock options granted in 1995, 1996 and 1997 was $6.72, $8.21 and $17.04, respectively.

 Warrants

  Warrants have been granted to agencies of the State of Connecticut in connection with certain loan agreements with those agencies. These warrants are for an aggregate of 50,000 shares at an exercise prices ranging from $11.13 to $11.75, of which 20,000 were exercisable as of December 31, 1997.

 Earnings Per Share

  The following table presents the computation of basic and diluted earnings per share:

                                              1995        1996        1997
                                           ----------- ----------- -----------
   Numerator:
     Net income........................... $ 5,088,000 $12,017,000 $ 4,421,000
                                           =========== =========== ===========
   Denominator:
     Denominator for basic earnings per
      share-weighted-average shares.......  16,040,000  17,266,000  17,288,000
     Dilutive effect of contingent shares
      related to the ADCS Group
      acquisition.........................     700,000     700,000     700,000
     Dilutive effect of employee stock
      options and warrants................     387,000     428,000     672,000
                                           ----------- ----------- -----------
     Denominator for diluted earnings per
      share...............................  17,127,000  18,394,000  18,660,000
                                           ----------- ----------- -----------
   Net income per share--basic............ $      0.32 $      0.70 $      0.26
                                           =========== =========== ===========
   Net income per share--assuming
    dilution.............................. $      0.30 $      0.65 $      0.24
                                           =========== =========== ===========

  Options to purchase 138,000, 32,000 and 16,000 shares of common stock, outstanding as of December 31, 1995, 1996 and 1997, respectively, were not included in the computation of diluted earnings per share because their exercise prices were greater than the average market price of the common shares and, therefore, their inclusion would be antidilutive.

                                  ATMI, INC.

10. MERGERS, ACQUISITIONS AND JOINT VENTURES

  On October 10, 1997, pursuant to an Agreement and Plan of Merger and Exchange dated April 7, 1997 (the "Merger and Exchange Agreement"), the Company issued 5,468,747 shares of its Common Stock in exchange for all the ownership interests of the ADCS Group. The ADCS Group manufactures, markets and designs ultrahigh purity specialty thin film materials and related delivery equipment for the semiconductor and semiconductor equipment manufacturing industries. The Company is continuing the business of the ADCS Group and integrating its semiconductor thin film and delivery systems product lines of the NovaMOS division into the business of the ADCS Group.

  In order to accomplish the tax-free and pooling of interest treatment of the transaction contemplated by the Merger and Exchange Agreement, Advanced Technology Materials, Inc. underwent a reorganization involving the creation of a new holding company (ATMI, Inc.--the successor registrant of Advanced Technology Materials, Inc.) by means of a merger resulting in the prior registrant becoming a wholly-owned subsidiary of the holding company. Pursuant to the reorganization, each outstanding share of common stock of Advanced Technology Materials, Inc. ("ATM") was converted into one share of the Company's Common Stock. The reorganization has been accounted for as a pooling of interests.

  Also on October 10, 1997, pursuant to an Agreement and Plan of Merger, dated as of May 17, 1997, as amended (the "Lawrence Merger Agreement"), the Company issued 3,671,349 shares of the Company's Common Stock in exchange for all of the outstanding common stock of LSL in a merger transaction. As a result, LSL became a wholly-owned subsidiary of the Company. LSL is an outsourcer of epitaxial processing of silicon wafers using chemical vapor deposition technology to meet customer specifications. The Company is continuing the business of LSL by integrating it with the Epitronics division of the Company which develops, manufactures, distributes and sells high performance substrates and thin film deposition services to the semiconductor industry. The acquisition of LSL has been accounted for as a pooling of interests.

  The former securityholders of the ADCS Group and LSL have agreed to indemnify the Company and certain of its subsidiaries and affiliates from and against certain losses arising out of breaches of representations and warranties made by the respective securityholders and for certain tax matters. As security for these obligations, the former securityholders of the ADCS Group have delivered 750,000 shares of the Company's Common Stock which they received and the former securityholders of LSL have delivered five percent of the LSL consideration received into escrow in connection with the acquisitions by the Company of the ADCS Group and LSL.

  Non-recurring costs of approximately $9,000,000, primarily related to legal costs, accounting costs, investment banker fees and a break-up fee in connection with another transaction between LSL and another investor, have been recorded as a one-time charge in 1997 in conjunction with the investigation, analysis and October 1997 closings of the ADCS Group and LSL transactions.

                                  ATMI, INC.

10. MERGERS, ACQUISITIONS AND JOINT VENTURES (CONTINUED)

  The acquisitions of the ADCS Group and LSL were treated as a pooling of interests. For the years ended December 31, 1995 and 1996 and for the nine month period ended September 30, 1997, prior to the acquisition, revenues and net income of ATM, the ADCS Group and LSL included in the financial statements are as follows:

                                                              NINE MONTHS ENDED
      REVENUES:                          1995        1996     SEPTEMBER 30, 1997
      ---------                       ----------- ----------- ------------------
      ATM............................ $30,048,000 $46,350,000    $41,286,000
      ADCS and LSL................... $30,124,000 $42,311,000    $32,262,000
                                                              NINE MONTHS ENDED
      NET INCOME:                        1995        1996     SEPTEMBER 30, 1997
      -----------                     ----------- ----------- ------------------
      ATM............................ $   554,000 $ 3,321,000    $ 3,979,000
      ADCS and LSL................... $ 4,534,000 $ 8,696,000    $ 5,134,000

  On December 30, 1995, the Company acquired certain assets pertaining to the Guardian Systems ("Guardian") product line of Messer Greisheim Industries, Inc. for $6,000,000. In connection with this purchase, the Company recorded approximately $4,900,000 in goodwill to be amortized over twenty years. The Guardian product line consists of flame oxidation units used in the treatment of effluent in the semiconductor industry. The product line has become part of the Company's EcoSys operation.

  On May 8, 1995, the ADCS Group entered into a joint venture agreement with K.C. Tech Co., Ltd., an unrelated corporation organized under the laws of the Republic of Korea, whereby the ADCS Group obtained a 70% interest in a South Korean chusik hoesa, ADCS-Korea. The purpose of the joint venture is to manufacture, sell and distribute chemicals to the semiconductor and related industries in South Korea.

  During 1995, the Company also acquired the assets of two businesses in exchange for 20,000 shares of its Common Stock, $550,000 in cash and a $700,000 promissory note bearing interest at prime plus 1%, payable in equal quarterly installments beginning in September 1995. In 1996, one of those businesses was subsequently sold, the $700,000 promissory note was paid in full and a note receivable of approximately $498,000 was recorded. This note receivable bears interest at 8% and is payable on October 31, 1999.

  The pro forma unaudited results of operations for the year ended December 31, 1995, for the purchase business combinations indicated above, consummated as of the beginning of the period presented, is as follows:

                                                                       1995
                                                                    -----------
      Revenues..................................................... $65,590,000
      Net income...................................................   5,347,000
      Net income per share--basic..................................       $0.33
      Net income per share--assuming dilution......................       $0.31

                                  ATMI, INC.

11. COMMITMENTS AND CONTINGENCIES

  On May 15, 1997, LSL settled patent infringement litigation with an equipment manufacturer, related to equipment used by LSL that was purchased from another manufacturer. Under the terms of the related settlement agreement, LSL agreed to pay the manufacturer $2,000,000 and to purchase reactors from the manufacturer assuming LSL's business conditions justify such purchases. LSL has committed to purchase a reactor at an approximate fair market value of $2,500,000. LSL accrued the $2,000,000 relating to this settlement in the accompanying financial statements for the year ended December 31, 1996. The amount was paid to the manufacturer during the year ended December 31, 1997.

12. GEOGRAPHIC DATA

  During 1995, 1996, and 1997 the Company had export sales of approximately 25%, 29%, and 22%, respectively. Sales to Asia, primarily South Korea, were approximately 19%, 23%, and 17%, respectively, of the Company's revenues during those same periods.

13. YEAR 2000 COMPLIANCE (UNAUDITED)

  The Company is aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The Company is utilizing both internal and external resources to identify, correct or reprogram, and test its systems for Year 2000 compliance. Management is in the process of completing its assessment of the Year 2000 compliance costs. However, based on currently available information (excluding the possible impact of vendor systems which management currently is not in a position to evaluate), management does not believe that these costs will have a material effect on the Company's earnings.

14. SUBSEQUENT EVENTS (UNAUDITED)

  On February 20, 1998, the Company announced that it had entered into a definitive merger agreement with NOW Technologies, Inc. ("NOW Technologies") pursuant to which NOW Technologies would become a wholly-owned subsidiary of the Company. The closing of the merger agreement is subject to the approval of the shareholders of NOW Technologies and appropriate government agencies and to the satisfaction of other customary conditions. While the exact number of shares of Common Stock to be issued by the Company to the shareholders of NOW Technologies will not be determined until the third trading day prior to the closing, the number of shares to be issued will range from 1.20 million to
1.64 million (excluding shares issuable upon exercise of outstanding options). The merger is intended to be treated as a tax-free reorganization and to be accounted for as a pooling of interests. NOW Technologies is a manufacturer and distributor of semiconductor materials packaging systems, particularly for advanced photoresist materials. For the twelve months ended December 31, 1997, NOW Technologies had total revenues of approximately $15 million.

  On March 26, 1998, the Company commenced a registered underwritten public offering of 4,720,000 shares of the Company's Common Stock. Of such shares, 2,000,000 shares were offered by the Company and 2,720,000 shares were offered by certain stockholders of the Company. In addition, the Company and such stockholders granted to the underwriters an option to purchase up to 257,291 and 450,709 additional shares of Common Stock, respectively, to cover over-allotments, if any.

                  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
                (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                              QUARTER                   YEAR
                                  -------------------------------     --------
1997                               FIRST  SECOND   THIRD  FOURTH        1997
----                              ------- ------- ------- -------     --------
Revenues......................... $22,513 $23,521 $27,514 $28,329     $101,877
Gross profit.....................  11,026  12,107  14,973  15,087       53,193
Net income (loss)................   2,516   2,616   3,981  (4,692)(1)    4,421
Net income (loss) per share--
 basic........................... $  0.15 $  0.15 $  0.23 $ (0.27)(1) $   0.26
Net income (loss) per share--
 assuming dilution............... $  0.13 $  0.14 $  0.21 $ (0.27)(1) $   0.24
                                              QUARTER                   YEAR
                                  -------------------------------     --------
1996                               FIRST  SECOND   THIRD  FOURTH        1996
----                              ------- ------- ------- -------     --------
Revenues......................... $21,185 $22,835 $23,056 $21,585     $ 88,661
Gross profit.....................  12,472  11,628  12,110  11,220       47,430
Net income.......................   2,915   3,258   4,390   1,454(2)    12,017
Net income per share--basic...... $  0.17 $  0.19 $  0.26 $  0.08(2)  $   0.70
Net income per share--assuming
 dilution........................ $  0.16 $  0.18 $  0.23 $  0.08(2)  $   0.65

(1) Includes a non-recurring charge of $9.0 million accrued in connection with costs incurred in investigating, analyzing and completing the ADCS Group and LSL acquisitions.
(2) Includes a non-recurring charge of $2.0 million ($1.2 million, net of taxes) accrued in connection with patent litigation involving LSL, which resulted in a settlement payment in May 1997.

                                   ATMI, INC.

                           CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                                                   MARCH 31,
                                                                      1998
                             ASSETS                               ------------
Current assets:
  Cash and cash equivalents...................................... $ 12,628,000
  Marketable securities..........................................   71,449,000
  Accounts receivable, net of allowance for doubtful accounts of
   $448,000......................................................   20,164,000
  Notes and other receivables....................................    1,212,000
  Inventory......................................................    9,291,000
  Other..........................................................    2,700,000
                                                                  ------------
    Total current assets.........................................  117,444,000
Property and equipment, net......................................   36,810,000
Goodwill and other long-term assets, net.........................    6,493,000
                                                                  ------------
                                                                  $160,747,000
                                                                  ============
              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................................... $  5,286,000
  Accrued expenses...............................................    6,260,000
  Accrued commissions............................................    2,464,000
  Notes payable, current portion.................................    2,163,000
  Capital lease obligations, current portion.....................    2,395,000
  Income taxes and other current payables........................      722,000
                                                                  ------------
    Total current liabilities....................................   19,290,000
Notes payable, less current portion..............................    8,414,000
Capital lease obligations........................................    5,621,000
Deferred income taxes and other long-term liabilities............    4,439,000
Minority interest................................................      650,000
Stockholders' equity
  Preferred stock, par value $.01: 2,000,000 shares authorized;
   none issued and outstanding...................................           --
  Common stock par value $.01: 30,000,000 shares authorized;
   20,181,701 issued and outstanding.............................      202,000
  Additional paid-in capital.....................................   96,253,000
  Cumulative translation adjustment..............................     (926,000)
  Retained earnings..............................................   26,804,000
                                                                  ------------
    Total stockholders' equity...................................  122,333,000
                                                                  ------------
                                                                  $160,747,000
                                                                  ============

                            See accompanying notes.

                                   ATMI, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                         THREE MONTHS ENDED
                                                              MARCH 31,
                                                       -----------------------
                                                          1997        1998
                                                       ----------- -----------
Revenues:
  Product revenues.................................... $19,895,000 $25,021,000
  Contract revenues...................................   2,618,000   2,355,000
                                                       ----------- -----------
Total revenues........................................  22,513,000  27,376,000
Cost of revenues:
  Cost of product revenues............................   9,329,000  10,625,000
  Cost of contract revenues...........................   2,158,000   1,721,000
                                                       ----------- -----------
Total cost of revenues................................  11,487,000  12,346,000
                                                       ----------- -----------
Gross profit..........................................  11,026,000  15,030,000
Operating expenses:
  Research and development............................   2,465,000   2,788,000
                                                       ----------- -----------
  Selling, general and administrative.................   5,155,000   5,590,000
                                                       ----------- -----------
                                                         7,620,000   8,378,000
                                                       ----------- -----------
Operating income......................................   3,406,000   6,652,000
Interest income.......................................     392,000     400,000
Interest expense......................................   (376,000)   (412,000)
Other income (expense), net...........................     (5,000)     108,000
                                                       ----------- -----------
Income before taxes and minority interest.............   3,417,000   6,748,000
Income taxes..........................................     920,000   2,228,000
                                                       ----------- -----------
Income before minority interest.......................   2,497,000   4,520,000
Minority interest.....................................      19,000    (55,000)
                                                       ----------- -----------
Net income............................................ $ 2,516,000 $ 4,465,000
                                                       =========== ===========
Net income per share--basic........................... $      0.15 $      0.25
                                                       =========== ===========
Net income per share--assuming dilution............... $      0.13 $      0.24
                                                       =========== ===========
Weighted average shares outstanding...................  17,352,000  17,586,000
                                                       =========== ===========
Weighted average shares outstanding--assuming
 dilution.............................................  18,732,000  18,853,000
                                                       =========== ===========

                            See accompanying notes.

                                   ATMI, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                        THREE MONTHS ENDED
                                                             MARCH 31,
                                                      ------------------------
                                                         1997         1998
                                                      -----------  -----------
OPERATING ACTIVITIES
Net income..........................................  $ 2,516,000  $ 4,465,000
Adjustments to reconcile net income to cash provided
 by operating activities:
  Depreciation and amortization.....................    1,306,000    1,493,000
  Deferred income taxes.............................      333,000        3,000
  Minority interest in net earnings of
   subsidiaries.....................................      (19,000)      55,000
  Changes in operating assets and liabilities
    Increase in accounts and notes receivable.......   (2,392,000)    (395,000)
    Increase in inventory...........................     (871,000)  (1,574,000)
    (Increase) decrease in other assets.............   (1,603,000)     280,000
    Increase in accounts payable....................    1,546,000      309,000
    Increase in accrued expenses....................      351,000      175,000
    Increase (decrease) in other liabilities........       96,000   (2,143,000)
                                                      -----------  -----------
      Total adjustments.............................   (1,253,000)  (1,797,000)
                                                      -----------  -----------
        Net cash provided by operating activities...    1,263,000    2,668,000
                                                      -----------  -----------
INVESTING ACTIVITIES
Capital expenditures................................   (3,330,000)  (2,197,000)
Long-term investment................................     (250,000)          --
Sale (purchase) of marketable securities, net.......      493,000  (53,988,000)
                                                      -----------  -----------
        Net cash used by investing activities.......   (3,087,000) (56,185,000)
                                                      -----------  -----------
FINANCING ACTIVITIES
Principal payments on capital lease obligations.....     (443,000)    (893,000)
Principal payments on notes payable.................     (350,000)    (366,000)
Proceeds from sale of common shares, net............           --   55,722,000
Proceeds from exercise of stock options and
 warrants...........................................      141,000      101,000
                                                      -----------  -----------
        Net cash (used) provided by financing
         activities.................................     (652,000)  54,564,000
                                                      -----------  -----------
Effects of exchange rate changes on cash............      (27,000)      31,000
                                                      -----------  -----------
NET (DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS........................................   (2,503,000)   1,078,000
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD......   12,574,000   11,550,000
                                                      -----------  -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD............  $10,071,000  $12,628,000
                                                      ===========  ===========

                            See accompanying notes.

                                  ATMI, INC.

              NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

  The accompanying unaudited consolidated interim financial statements of ATMI, Inc. ("ATMI" or the "Company") have been prepared in accordance with Rule 10.01 of Regulation S-X and do not include all of the financial information and disclosures required by generally accepted accounting principles.

  In the opinion of the management of ATMI, Inc., the financial information contained herein has been prepared on the same basis as the audited Consolidated Financial Statements for the year ended December 31, 1997, and includes adjustments (consisting only of normal recurring adjustments) necessary to present fairly the unaudited quarterly results set forth herein. The Company's quarterly results have, in the past, been subject to fluctuation and, thus, the operating results for any quarter are not necessarily indicative of results for any future fiscal period.

2. PER SHARE DATA

  In 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, "Earnings per Share," which was adopted in the fourth quarter of 1997. This new rule changes the way earnings per share is calculated and requires restatement of all reported prior period amounts. Under the new requirements, basic earnings per share is calculated by dividing net earnings by the weighted-average number of common shares outstanding during the period. The diluted earnings per share computation includes the effect of shares which would be issuable upon the exercise of outstanding stock options, reduced by the number of shares which are assumed to be purchased by the Company from the resulting proceeds at the average market price during the period.

  The following table presents the computation of basic and diluted earnings per share for the three months ended March 31:

                                                             1997       1998
                                                          ---------- ----------
Numerator:
  Net income............................................. $2,516,000 $4,465,000
                                                          ========== ==========
Denominator:
  Denominator for basic earnings per share-weighted-
   average shares........................................ 17,352,000 17,586,000
  Dilutive effect of contingent shares related to the
   ADCS Group acquisition................................    700,000    700,000
  Dilutive effect of employee stock options and warrants,
   net of tax benefit....................................    680,000    567,000
                                                          ---------- ----------
  Denominator for diluted earnings per share............. 18,732,000 18,853,000
                                                          ========== ==========
Net income per share-basic............................... $     0.15 $     0.25
                                                          ========== ==========
Net income per share-assuming dilution................... $     0.13 $     0.24
                                                          ========== ==========

                                  ATMI, INC.

                                  (UNAUDITED)

3. INVENTORY

  Inventory is comprised of the following:

                                                       DECEMBER 31,  MARCH 31,
                                                           1997        1998
                                                       ------------ -----------
Raw materials.........................................  $6,682,000  $ 7,954,000
Work in progress......................................     946,000      934,000
Finished goods........................................   1,074,000    1,386,000
                                                        ----------  -----------
                                                         8,702,000   10,274,000
Obsolescence reserve..................................    (985,000)    (983,000)
                                                        ----------  -----------
                                                        $7,717,000  $ 9,291,000
                                                        ==========  ===========

4. COMPREHENSIVE INCOME

  During the first quarter of 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS 130 requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income.

  During the first quarter of 1998, the Company had a foreign currency translation adjustment relating to its South Korean operations of $173,000. The following table presents the computation of comprehensive income at March 31:

                                                             1997        1998
                                                          ----------  ----------
Net income............................................... $2,516,000  $4,465,000
Other comprehensive income:
  Foreign currency translation adjustments...............    (27,000)    173,000
                                                          ----------  ----------
Other comprehensive income............................... $2,489,000  $4,638,000
                                                          ==========  ==========

5. MERGER AND ACQUISITION

  On February 20, 1998, the Company announced that it had entered into a definitive merger agreement with NOW Technologies, Inc. ("NOW Technologies") pursuant to which NOW Technologies would become a wholly-owned subsidiary of the Company. The closing of the merger agreement is subject to the approval of the shareholders of NOW Technologies and appropriate government agencies and to the satisfaction of other customary conditions. While the exact number of shares of Common Stock to be issued by the Company to the shareholders of NOW Technologies will not be determined until the third trading day prior to the closing, the number of shares to be issued will range from 1.32 million to
1.59 million (excluding shares issuable upon exercise of outstanding options). The merger is intended to be treated as a tax-free reorganization and to be accounted for as a pooling of interests. NOW Technologies is a manufacturer and distributor of semiconductor materials packaging systems, particularly for advanced photoresist materials. A non-recurring charge of approximately $2.0 million will be expensed in conjunction with this merger in the period when the transaction is completed.

                                  ATMI, INC.

                                  (UNAUDITED)

6.  PUBLIC OFFERING

  On March 31, 1998, the Company completed a registered underwritten public offering of 4,720,000 shares of the Company's Common Stock. Of such shares, 2,000,000 shares were sold by the Company, and 2,720,000 shares were sold by certain stockholders of the Company. In addition, the Company and those certain stockholders granted to the underwriters an option to purchase up to 257,291 and 450,709 additional shares of Common Stock, respectively, to cover over-allotments, if any. On April 2, 1998, the over-allotment was exercised in full.

  As a result of the offering at the end of March and exercise by the underwriters of the over-allotment in early April, the Company received net proceeds of approximately $55.7 million and $7.2 million, respectively, from the sale of 2,257,291 shares.

   Proceeds of approximately $55.7 million, net of $0.5 million of issuance costs have been reflected in the balance sheet at March 31, 1998.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
NOW Technologies, Inc. and Subsidiaries
Bloomington, Minnesota

  We have audited the accompanying consolidated balance sheets of NOW Technologies, Inc. and Subsidiaries (the Company) as of March 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 1997 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1997, in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche, llp

Minneapolis, Minnesota
May 8, 1997
(April 27, 1998 as to Note 9)

                    NOW TECHNOLOGIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                MARCH 31,
                                                          ---------------------
                                                             1996       1997
                                                          ---------- ----------
ASSETS
Current assets:
  Cash and cash equivalents (Note 1)..................... $  818,593 $  876,382
  Trade accounts receivable..............................  1,244,580  1,464,715
  Inventories............................................  1,252,435  1,121,215
  Prepaid expenses and other ............................    167,996    183,207
  Refundable income taxes................................      4,483        --
  Deferred income taxes..................................     89,000    137,000
                                                          ---------- ----------
    Total current assets.................................  3,577,087  3,782,519
Property and equipment, at cost:
  Deposits on equipment..................................    665,230    187,800
  Equipment..............................................  4,946,515  5,758,326
  Leasehold improvements.................................    716,984    745,879
                                                          ---------- ----------
                                                           6,328,729  6,692,005
  Less accumulated depreciation and amortization.........    875,748  1,693,844
                                                          ---------- ----------
                                                           5,452,981  4,998,161
Deferred income taxes....................................        --       2,000
Other assets, primarily patents, less accumulated
 amortization of $88,500 and $118,587, respectively......    179,952    171,415
                                                          ---------- ----------
                                                          $9,210,020 $8,954,095
                                                          ========== ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................... $  549,074 $  314,464
  Customer advances......................................     14,114     35,550
  Accrued expenses.......................................    480,188    484,640
  Income taxes payable...................................        --      44,646
  Industrial revenue bond payable and current maturities
   of long-term debt (Note 2)............................  3,600,000  3,408,214
                                                          ---------- ----------
    Total current liabilities............................  4,643,376  4,287,514
Deferred income taxes (Note 6)...........................    117,000        --
Long-term debt (Note 2)..................................        --      18,389
Commitments and contingencies (Note 4)
Stockholders' equity (Note 5):
 Undesignated stock, 1,000,000 shares authorized, none
 issued or outstanding; Common Stock, par value $.01 per
  share, 4,000,000 shares authorized, 1,817,000 and
  1,821,000 shares issued and outstanding, respectively..     18,170     18,210
 Additional paid-in capital..............................  1,395,320  1,409,280
 Retained earnings.......................................  3,100,154  3,284,702
                                                          ---------- ----------
                                                           4,513,644  4,712,192
  Less stockholders' receivables.........................     64,000     64,000
                                                          ---------- ----------
    Total stockholders' equity...........................  4,449,644  4,648,192
                                                          ---------- ----------
                                                          $9,210,020 $8,954,095
                                                          ========== ==========

                See notes to consolidated financial statements.

                    NOW TECHNOLOGIES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                YEAR ENDED MARCH 31,
                                         ------------------------------------
                                            1995        1996         1997
                                         ----------  -----------  -----------
Sales (Note 7).......................... $8,202,228  $10,518,474  $10,110,625
Cost of sales...........................  4,051,206    5,329,592    5,527,458
                                         ----------  -----------  -----------
  Gross profit..........................  4,151,022    5,188,882    4,583,167
Operating expenses:
  Selling, general, and administrative..  2,233,864    3,660,580    4,256,769
  Research and development..............     87,720      156,771      195,308
                                         ----------  -----------  -----------
                                          2,321,584    3,817,351    4,452,077
                                         ----------  -----------  -----------
Operating income........................  1,829,438    1,371,531      131,090
Other income (expense):
  Interest income.......................     39,303       98,506       45,153
  Interest expense......................        --      (110,292)    (149,393)
  Royalty income and other..............    (28,671)     130,868      133,698
                                         ----------  -----------  -----------
                                             10,632      119,082       29,458
                                         ----------  -----------  -----------
Income before income taxes..............  1,840,070    1,490,613      160,548
(Provision) benefit for income taxes
 (Note 6)...............................   (670,000)    (544,000)      24,000
                                         ----------  -----------  -----------
Net income.............................. $1,170,070  $   946,613  $   184,548
                                         ==========  ===========  ===========
Net income per share--basic (Note 9).... $     0.65  $      0.52  $      0.10
                                         ==========  ===========  ===========
Net income per share--assuming dilution
 (Note 9)............................... $     0.64  $      0.51  $      0.10
                                         ==========  ===========  ===========
Weighted average shares outstanding--
 basic (Note 9).........................  1,800,667    1,816,333    1,820,333
                                         ==========  ===========  ===========
Weighted average shares outstanding--
 assuming dilution (Note 9).............  1,833,583    1,851,417    1,873,667
                                         ==========  ===========  ===========

                See notes to consolidated financial statements.

                    NOW TECHNOLOGIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                            COMMON STOCK    ADDITIONAL
                          -----------------  PAID-IN    RETAINED  STOCKHOLDERS'
                           SHARES   AMOUNT   CAPITAL    EARNINGS   RECEIVABLES
                          --------- ------- ---------- ---------- -------------
BALANCES AT MARCH 31,
 1994.................... 1,793,000 $17,930 $1,301,560 $  983,471   $(48,000)
  Net income.............                               1,170,070
  Exercise of stock
   options at $2.00 per
   share, including tax
   benefits..............    20,000     200     70,800               (40,000)
                          --------- ------- ---------- ----------   --------
BALANCES AT MARCH 31,
 1995.................... 1,813,000  18,130  1,372,360  2,153,541    (88,000)
  Net income.............                                 946,613
  Payments received on
   stockholders'
   receivables...........                                             32,000
  Exercise of stock
   options at $2.00 per
   share, including tax
   benefits..............     4,000      40     22,960                (8,000)
                          --------- ------- ---------- ----------   --------
BALANCES AT MARCH 31,
 1996.................... 1,817,000  18,170  1,395,320  3,100,154    (64,000)
  Net income.............                                 184,548
  Exercise of stock
   options at $3.50 per
   share.................     4,000      40     13,960
                          --------- ------- ---------- ----------   --------
BALANCES AT MARCH 31,
 1997.................... 1,821,000 $18,210 $1,409,280 $3,284,702   $(64,000)
                          ========= ======= ========== ==========   ========


                See notes to consolidated financial statements.

                    NOW TECHNOLOGIES, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF CASH FLOWS (NOTE 8)

                                                  YEAR ENDED MARCH 31,
                                            ----------------------------------
                                               1995        1996        1997
                                            ----------  -----------  ---------
Cash flows from operating activities:
 Net income................................ $1,170,070  $   946,613  $ 184,548
 Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation and amortization............    211,916      386,990    853,343
  Deferred income taxes....................     48,000       (6,000)  (167,000)
  Tax benefits from exercise of stock
   options.................................     31,000       15,000        --
  Change in current assets and current
   liabilities:
   (Increase) decrease in:
    Trade accounts receivable..............   (529,710)    (178,808)  (220,135)
    Inventories............................   (418,126)    (380,581)   131,220
    Prepaid expenses and other.............    (49,430)     (68,342)   (15,211)
    Refundable income taxes................    141,913     (309,324)       --
   Increase (decrease) in:
    Accounts payable.......................    218,440      255,911   (234,610)
    Customer advances......................    (85,170)     (50,716)    35,121
    Accrued expenses.......................    519,878     (290,734)     4,452
    Income taxes payable...................        --           --      49,129
                                            ----------  -----------  ---------
     Net cash provided by operating
      activities...........................  1,258,781      320,009    620,857
Cash flows from investing activities:
 Sale of short-term investments............    349,000      290,693        --
 Purchase of short-term investments........   (424,693)         --         --
 Deposits on equipment.....................   (297,549)    (665,230)  (248,733)
 Additions to property and equipment.......   (523,346)  (3,894,962)  (133,388)
 Proceeds from sale of property and
  equipment................................        --        49,051        --
 Additions to other assets.................    (46,975)    (137,599)   (21,550)
                                            ----------  -----------  ---------
     Net cash used in investing
      activities...........................   (943,563)  (4,358,047)  (403,671)
Cash flows from financing activities:
 Payment under working capital line........        --      (500,000)  (150,000)
 Borrowings under working capital line.....        --       500,000    150,000
 Borrowings of industrial revenue bonds and
  long-term debt...........................        --     3,600,000     28,219
 Payments received on stockholders'
  receivables..............................        --        32,000        --
 Payments of industrial revenue bonds and
  long-term debt...........................        --           --    (201,616)
 Proceeds of stock issuance................        --           --      14,000
                                            ----------  -----------  ---------
     Net cash provided by (used in)
      financing activities.................        --     3,632,000   (159,397)
                                            ----------  -----------  ---------
 Net increase (decrease) in cash and cash
  equivalents..............................    315,218     (406,038)    57,789
 Cash and cash equivalents at beginning of
  year.....................................    909,413    1,224,631    818,593
                                            ----------  -----------  ---------
 Cash and cash equivalents at end of year.. $1,224,631  $   818,593  $ 876,382
                                            ==========  ===========  =========

                See notes to consolidated financial statements.

                    NOW TECHNOLOGIES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED MARCH 31, 1995, 1996, AND 1997

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business--NOW Technologies, Inc. (the Company) manufactures advanced high-purity containers and dispensing systems for chemicals used primarily in the microelectronics industry.

  Principles of Consolidation--The consolidated financial statements include the accounts of NOW Technologies, Inc. and its subsidiaries, NOW Technologies International, Ltd. and NOW Technologies FSC, Ltd., a foreign sales corporation. All significant intercompany balances and transactions have been eliminated.

  Cash and Cash Equivalents--Cash and cash equivalents include amounts on demand deposit at banks and money market accounts.

  Inventories--Inventories, primarily raw materials, are carried at the lower of average cost (first-in, first-out method) or market.

  Property and Equipment--Property and equipment are stated at cost and depreciated over five- to ten-year estimated useful lives using the straight-line method. Leasehold improvements, carried at cost, are amortized over the current lease term with intended extensions.

  Patents--Patents are being amortized by the straight-line method over five years.

  Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Stock-Based Compensation--Effective April 1, 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages, but does not require, compensation cost to be measured based on the fair value of the equity instrument awarded. Companies are permitted, however, to continue to apply Accounting Principles Board (APB) Opinion No. 25, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company continues to apply APB Opinion No. 25 with regard to measurement of compensation cost.

  Fair Value Disclosures of Financial Instruments--The estimated fair value of cash, accounts receivable, notes receivable, accounts payable, and long-term debt approximates the carrying value.

  Revenue Recognition--Revenue is recognized when products are shipped.

2. FINANCING

  The Company has a $750,000 revolving line of credit, a $3,557,316 letter of credit facility, and a $250,000 term loan. There were no amounts outstanding and payable on any facility at March 31, 1997. Interest on the line and term loan is at the bank base rate (8.50% at March 31, 1997). The line, term loan, and letter of credit facility are secured by substantially all assets of the Company. Advances on the line of credit are restricted to 80% or less of eligible accounts receivable. The credit facilities contain various covenants, including the maintenance of a ratio of net income plus depreciation and amortization to current maturities of long-term debt, maintenance of a ratio of debt to tangible net worth, and maintenance of a minimum tangible net worth. The revolving line of credit will expire on October 31, 1997. The letter of credit facility is restricted as to use

                    NOW TECHNOLOGIES, INC. AND SUBSIDIARIES

                  YEARS ENDED MARCH 31, 1995, 1996, AND 1997

for only bond payments and expires July 20, 2000. Any borrowings made under the term loan agreement would be structured for repayment through October 1, 2000.

  The Company has an industrial revenue bond arrangement with the City of Bloomington for $3,400,000. The proceeds of the bonds were used for equipment and leasehold improvements for the new leased facility. The interest on the bonds is variable (3.85% at March 31, 1997) with a 10% cap and is paid monthly. The bond is secured by the letter of credit.

  The bondholders may tender the bonds at any time for the principal amount plus accrued interest. The initial funds for the tendered bonds come from the letter of credit. The Company's remarketing agent will attempt to remarket the bonds and replenish the letter of credit with the proceeds. If the remarketing agent cannot remarket the bonds, the Company must pay on demand an amount to replenish the letter of credit. Even though the bonds have a long-term maturity, they have been classified as a current liability due to the possibility of the letter of credit being payable on demand.

  The Company has an option to convert the bonds to a fixed rate provided all bonds can be remarketed at the fixed rate. If converted to a fixed rate, the Company has optional redemption dates at which it can redeem bond principal in whole at any time or in part at interest payment dates. The first fixed rate optional redemption date would be July 1 of the year that is halfway between the conversion date and July 1, 2005. If redeemed, the Company must pay 102% and 101% of bond principal in the first and second years following the first fixed rate optional redemption date, respectively. Prior to conversion to a fixed rate, the Company has the option to redeem the bonds without premium on any business day after January 1, 1996.

                                                                 MARCH 31,
                                                           ---------------------
                                                              1996       1997
                                                           ---------- ----------
   City of Bloomington Industrial Revenue Bond, interest
    rate is variable (3.85% at March 31, 1997), quarterly
    payments of $100,000.................................  $3,600,000 $3,400,000
   Promissory note, First Bank Energy Financing Program,
    interest rate is 5.9%, monthly payments of principal
    and interest of $808 until June 2000.................         --      26,603
                                                           ---------- ----------
                                                            3,600,000  3,426,603
   Less current portion..................................   3,600,000  3,408,214
                                                           ---------- ----------
                                                           $      --  $   18,389
                                                           ========== ==========

  The principal payments required (assuming no payments are required under the letter of credit described above), as of March 31, 1997, are as follows:

        Fiscal year ending March 31,
          1998...................................................... $  408,214
          1999......................................................    408,718
          2000......................................................    409,253
          2001......................................................    400,418
          2002......................................................    400,000
          Thereafter................................................  1,400,000
                                                                     ----------
          Total principal........................................... $3,426,603
                                                                     ==========

                    NOW TECHNOLOGIES, INC. AND SUBSIDIARIES

                  YEARS ENDED MARCH 31, 1995, 1996, AND 1997


3. EMPLOYEE BENEFIT PLAN

  The Company maintains a savings plan in compliance with Section 401(k) of the Internal Revenue Code. Employees are eligible to participate in the plan after completing six months (one year prior to January 1, 1996) of service and attaining the age of twenty-one. Company contributions to the plan are at the discretion of the Board of Directors and were insignificant for the years ended March 31, 1995, 1996, and 1997.

4. COMMITMENTS

  Leases--The Company leases office and production facilities under noncancelable operating leases. The building lease requires monthly base rent payments through August 2000. In addition to the base rent, the Company is required to pay its share of building operating expenses and real estate taxes.

  The minimum lease payments due under the operating leases are as follows:

        Fiscal year ending March 31,
          1998...................................................... $  292,800
          1999......................................................    292,800
          2000......................................................    292,800
          2001......................................................    122,000
                                                                     ----------
                                                                     $1,000,400
                                                                     ==========

  Total rent expense under operating leases was $140,962, $315,901, and $418,899 for the years ended March 31, 1995, 1996, and 1997, respectively.

  Litigation--There is no pending or threatened litigation against the Company.

                    NOW TECHNOLOGIES, INC. AND SUBSIDIARIES

                  YEARS ENDED MARCH 31, 1995, 1996, AND 1997


5. STOCKHOLDERS' EQUITY

  The authorized capital stock of the Company is 5,000,000 shares, consisting of 4,000,000 shares of common stock, par value $.01 per share, and 1,000,000 undesignated shares.

  The Company's Board of Directors established a stock option plan which expired in February 1997 and reserved 250,000 common shares for options that may be granted to employees and others providing services to the Company. The options generally become exercisable in 25% increments on the four anniversary dates following the date of grant. Changes in stock options outstanding are as follows:

                                                           OPTION      OPTIONS
                                                            PRICE    OUTSTANDING
                                                         ----------- -----------
Granted during year ended:
  March 31, 1989........................................ $1.00-$2.00    53,000
  March 31, 1990........................................        2.00    16,000
  March 31, 1992........................................        3.50    16,000
  March 31, 1994........................................        3.50    28,000
  March 31, 1995........................................        5.00    40,000
  March 31, 1996........................................        6.00    20,000
Forfeited during year ended:
  March 31, 1992........................................        1.00    (4,000)
  March 31, 1997........................................        5.00    (8,000)
Exercised during year ended:
  March 31, 1992........................................        1.00   (17,000)
  March 31, 1994........................................        2.00   (24,000)
  March 31, 1995........................................        2.00   (20,000)
  March 31, 1996........................................        2.00    (4,000)
  March 31, 1997........................................        3.50    (4,000)
                                                         -----------   -------
Balance at March 31, 1997............................... $3.50-$6.00    92,000
                                                         ===========   =======

  The option exercise price is based on the Board of Directors' estimate of fair market value at the date of grant. Of the 92,000 options outstanding at March 31, 1997, 58,000 are currently exercisable at prices ranging from $3.50- $6.00 per share. The weighted average exercise price at March 31, 1997 was $4.57.

  As consideration for the options exercised by the Company's Directors during the years ended March 31, 1995 and 1996, the Company received promissory notes with interest payable annually at 8%. The principal is payable at the earlier of (i) 3 years from the date of the note, (ii) 30 days after the holder is no longer on the Board of Directors, or (iii) 90 days after the death of the holder. The notes are reflected as a reduction of stockholders' equity.

  The Company applies APB Opinion No. 25 in accounting for stock option plans. Accordingly, no compensation expense has been recognized as the option exercise price at least equals the estimated fair value of the common stock on the date of grant. There were no options granted for the year ended March 31, 1997.

                    NOW TECHNOLOGIES, INC. AND SUBSIDIARIES

                  YEARS ENDED MARCH 31, 1995, 1996, AND 1997


If compensation cost for employee stock options granted in 1996 had been determined based on the fair value at the grant date, consistent with the methods provided in SFAS No. 123, the Company's net income and earnings per share would have been as follows:

                                                                  YEAR ENDED
                                                                   MARCH 31,
                                                               -----------------
                                                                 1996     1997
                                                               -------- --------
      Net income:
        As reported........................................... $946,613 $185,548
        Pro forma.............................................  939,907  176,263
      Income per share:
        As reported:
          Basic............................................... $   0.52 $   0.10
          Diluted.............................................     0.51     0.10
        Pro forma:
          Basic...............................................     0.52     0.10
          Diluted.............................................     0.51     0.09

  The fair value of each option grant is estimated on the grant data using the Black-Scholes option-pricing model with the following assumptions: no dividend yield or expected volatility; risk free interest rates ranging 6.35% to 6.48%, and an expected life of 5 to 8 years.

  The principal stockholders of the Company have entered into an agreement providing for restrictions on the transfer of the shares of the Company. Any principal stockholder desiring to sell or transfer his/her shares must first offer the shares to the other principal stockholders on the same terms and conditions as the selling stockholder proposes to sell the shares.

6. INCOME TAXES

  The (provision) benefit for federal and state income taxes for the periods presented are as follows:

                                                   YEAR ENDED MARCH 31,
                                               -------------------------------
                                                 1995       1996       1997
                                               ---------  ---------  ---------
   Current:
     Federal.................................. $(581,000) $(515,000) $(133,000)
     State....................................   (41,000)   (35,000)   (10,000)
                                               ---------  ---------  ---------
                                                (622,000)  (550,000)  (143,000)
   Deferred, primarily federal................   (48,000)     6,000    167,000
                                               ---------  ---------  ---------
                                               $(670,000) $(544,000) $  24,000
                                               =========  =========  =========

  The following is a reconciliation of the expected ordinary federal income
(tax) benefit (at the statutory rate) to the actual income (tax) benefit provided:

                                                    YEAR ENDED MARCH 31,
                                                ------------------------------
                                                  1995       1996       1997
                                                ---------  ---------  --------
   Expected federal income tax................. $(626,000) $(507,000) $(56,000)
   State income tax, net of federal benefit....   (37,000)   (31,000)   (3,000)
   Benefit of foreign sales corporation........       --         --     50,000
   Research and development credit.............       --         --     38,000
   Other.......................................    (7,000)    (6,000)   (5,000)
                                                ---------  ---------  --------
                                                $(670,000) $(544,000) $ 24,000
                                                =========  =========  ========

                    NOW TECHNOLOGIES, INC. AND SUBSIDIARIES

                  YEARS ENDED MARCH 31, 1995, 1996, AND 1997


  Deferred income taxes are provided for the temporary differences between the financial reporting basis and tax basis of the Company's assets and liabilities. Deferred tax assets (liabilities) comprising the net deferred taxes shown on the consolidated balance sheets are as follows:

                                                              MARCH 31,
                                                          -------------------
                                                            1996       1997
                                                          ---------  --------
   Current:
     Prepaid expenses deducted for income tax purposes... $  (5,000) $ (7,000)
     Accruals not currently deductible...................    37,000    62,000
     Inventory costs capitalized for income tax
      purposes...........................................    57,000    82,000
                                                          ---------  --------
                                                          $  89,000  $137,000
                                                          =========  ========
   Noncurrent:
     Excess of tax over depreciation and amortization.... $(120,000) $(85,000)
     Net operating loss carryforward.....................     3,000       --
     Inventory and other reserves........................       --     36,000
     Research and development credit carryforward........       --     38,000
     Alternative minimum tax credit carryforward.........       --     13,000
                                                          ---------  --------
                                                          $(117,000) $  2,000
                                                          =========  ========

  State income taxes currently payable for the years ended March 31, 1996 and 1997 were reduced by net operating loss carryforwards. At March 31, 1997, the Company had no state net operating loss carryforwards.

7. MAJOR CUSTOMERS AND MARKETS

  A summary of the Company's significant customers for the years ended March 31, 1995, 1996, and 1997 are as follows:

                                                                  1995 1996 1997
                                                                  ---- ---- ----
   Customer A....................................................  7%  12%  15%
   Customer B.................................................... 12%   7%  12%
   Customer C.................................................... 18%  14%  11%
   Customer D.................................................... 10%  10%   7%

  Sales to companies located in the United States and in countries on the Pacific Rim accounted for 59% and 39% of total sales in 1995, 66% and 32% in 1996, and 57% and 41% in 1997, respectively. The remainder of sales were to companies located in Europe.

8. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

  Cash (received) paid was as follows:

                                                      YEAR ENDED MARCH 31,
                                                   ----------------------------
                                                     1995      1996      1997
                                                   --------  --------  --------
     Interest received............................ $(41,045) $(98,420) $(47,244)
     Income taxes paid............................  450,500   844,323    83,870
     Interest paid................................      --    110,292   138,918

                    NOW TECHNOLOGIES, INC. AND SUBSIDIARIES

                  YEARS ENDED MARCH 31, 1995, 1996, AND 1997


  Noncash activity was as follows:

                                                          YEAR ENDED MARCH 31,
                                                         ----------------------
                                                          1995    1996   1997
                                                         ------- ------ -------
   Issuance of note payable to bank for leasehold
    improvements.......................................      --     --  $28,219
   Stockholder receivable from issuance of common stock
    upon exercise of stock options.....................  $40,000 $8,000     --

9. SUBSEQUENT EVENT

  Effective December 31, 1997, the Company adopted SFAS No. 128, "Earnings per Share." Earnings per share amounts presented for 1995, 1996 and 1997 have been restated for the adoption of SFAS No. 128. Basic earnings per share are computed by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per share includes the effect of shares which would be issuable upon the exercise of outstanding stock options, reduced by the number of shares which are assumed to be purchased by the Company from the resulting proceeds at the average market price during the period, if dilutive.

                                                    1995      1996      1997
                                                 ---------- --------- ---------
Numerator:
  Net income.................................... $1,170,070  $946,613  $184,548
                                                 ========== ========= =========
Denominator:
  Denominator for basic earnings per share-
   weighted average shares......................  1,800,667 1,816,333 1,820,333
  Dilutive effect of stock options..............     32,916    35,084    53,334
                                                 ---------- --------- ---------
  Denominator for diluted earnings per share....  1,833,583 1,851,417 1,873,667
                                                 ---------- --------- ---------
Net income per share-basic...................... $     0.65 $    0.52 $    0.10
                                                 ========== ========= =========
Net income per share-assuming dilution.......... $     0.64 $    0.51 $    0.10
                                                 ========== ========= =========

                    NOW TECHNOLOGIES, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                                                   DECEMBER 31,
                                                                       1997
                                                                   ------------
ASSETS
Current assets:
  Cash and cash equivalents....................................... $ 2,374,060
  Trade accounts receivable.......................................   1,397,850
  Inventories.....................................................   1,510,781
  Prepaid expenses and other .....................................     147,185
  Deferred income taxes...........................................     137,000
                                                                   -----------
    Total current assets..........................................   5,566,876
Property and equipment, at cost:
  Deposits on equipment...........................................     129,605
  Equipment.......................................................   6,029,242
  Leasehold improvements..........................................     745,879
                                                                   -----------
                                                                     6,904,726
  Less accumulated depreciation and amortization..................   2,391,771
                                                                   -----------
                                                                     4,512,955
Deferred income taxes.............................................       2,000
Other assets, primarily patents, less accumulated amortization of
 $144,377.........................................................     174,247
                                                                   -----------
                                                                   $10,256,078
                                                                   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................................ $   172,329
  Customer advances...............................................      35,550
  Accrued expenses................................................     725,325
  Income taxes payable............................................     106,516
  Industrial revenue bond payable and current maturities of long-
   term debt......................................................   3,108,214
                                                                   -----------
    Total current liabilities.....................................   4,147,934
Long-term debt....................................................      12,477
Stockholders' equity:
  Undesignated stock, 1,000,000 shares authorized, none issued or outstanding; Common Stock, par value $.01 per share, 4,000,000
   shares authorized, 1,833,000 shares issued and outstanding.....      18,330
  Additional paid-in capital......................................   1,463,160
  Retained earnings...............................................   4,692,177
                                                                   -----------
                                                                     6,173,667
Less stockholders' receivables....................................      78,000
                                                                   -----------
    Total stockholders' equity....................................   6,095,667
                                                                   -----------
                                                                   $10,256,078
                                                                   ===========

      See notes to unaudited condensed consolidated financial statements.

                    NOW TECHNOLOGIES, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                        NINE MONTHS ENDED
                                                           DECEMBER 31,
                                                      -----------------------
                                                         1996        1997
                                                      ----------  -----------
Sales................................................ $6,657,770  $11,696,662
Cost of sales........................................  3,909,111    5,686,090
                                                      ----------  -----------
Gross profit.........................................  2,748,659    6,010,572
Operating expenses:
  Selling, general, and administrative...............  3,015,097    3,664,664
  Research and development...........................    154,041      179,139
                                                      ----------  -----------
                                                       3,169,138    3,843,803
                                                      ----------  -----------
Operating (loss) income..............................   (420,479)   2,166,769
Other income (expense):
  Interest income....................................     25,776       65,126
  Interest expense...................................   (106,011)     (91,259)
                                                      ----------  -----------
  Royalty income and other...........................    104,402       24,710
                                                      ----------  -----------
                                                          24,167       (1,423)
                                                      ----------  -----------
(Loss) income before income taxes....................   (396,312)   2,165,346
Benefit (provision) for income taxes.................    200,635     (757,871)
                                                      ----------  -----------
Net (loss) income.................................... $ (195,677) $ 1,407,475
                                                      ==========  ===========
Net (loss) income per share--basic................... $    (0.11) $      0.77
                                                      ==========  ===========
Net (loss) income per share--assuming dilution....... $    (0.11) $      0.75
                                                      ==========  ===========
Weighted average shares outstanding--basic...........  1,820,111    1,829,444
                                                      ==========  ===========
Weighted average shares outstanding--assuming
 dilution............................................  1,820,111    1,869,188
                                                      ==========  ===========



      See notes to unaudited condensed consolidated financial statements.

                    NOW TECHNOLOGIES, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                          NINE MONTHS ENDED
                                                             DECEMBER 31,
                                                         ---------------------
                                                           1996        1997
                                                         ---------  ----------
Cash flows from operating activities:
 Net (loss) income...................................... $(195,677) $1,407,475
 Adjustments to reconcile net (loss) income to net cash
  provided by operating activities:
  Depreciation and amortization.........................   635,112     729,124
  Deferred income taxes.................................   (15,000)        --
  Change in current assets and current liabilities:
   (Increase) decrease in:
    Trade accounts receivable...........................   104,462      66,865
    Inventories.........................................   295,418    (389,566)
    Prepaid and other expenses..........................   (42,227)     36,022
   Increase (decrease) in:
    Accounts payable....................................  (271,370)   (142,135)
    Accrued expenses....................................   123,123     240,685
    Income taxes payable................................  (279,505)     61,870
                                                         ---------  ----------
   Net cash provided by operating activities............   354,336   2,010,340
Cash flows from investing activities:
  Deposits on equipment.................................    56,174      58,195
  Additions to property and equipment...................  (203,326)   (276,323)
  Additions to other assets.............................   (14,020)    (28,622)
                                                         ---------  ----------
    Net cash used in investing activities...............  (161,172)   (246,750)
Cash flows from financing activities:
  Payments under working capital line...................  (150,000)        --
  Borrowings under working capital line.................   150,000         --
  Payments of long-term debt............................  (100,000)   (305,912)
  Proceeds of stock issuances...........................    14,000      40,000
                                                         ---------  ----------
    Net cash used in financing activities...............   (86,000)   (265,912)
                                                         ---------  ----------
Net increase in cash and cash equivalents...............   107,164   1,497,678
Cash and cash equivalents at beginning of period........   818,593     876,382
                                                         ---------  ----------
Cash and cash equivalents at end of period.............. $ 925,757  $2,374,060
                                                         =========  ==========


      See notes to unaudited condensed consolidated financial statements.

                    NOW TECHNOLOGIES, INC. AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

  The condensed consolidated financial statements of NOW Technologies, Inc. (the Company) as of December 31, 1997 and for the nine months ended December 31, 1996 and 1997 are unaudited. In the opinion of management, such unaudited condensed consolidated financial statements include all adjustments, consisting of only normal, recurring accruals, necessary for a fair presentation thereof. The results of operations for any interim period are not necessarily indicative of the results of operations for the year.

2. 1997 STOCK OPTION PLAN

  On June 6, 1997, the Board of Directors of the Company approved and adopted the 1997 Stock Option Plan (the 1997 Plan) to replace the 1987 Stock Option Plan (the 1987 Plan) which expired under its original terms in February 1997. The Company has reserved 350,000 common shares for options under this plan. The options generally become exercisable in 25% increments on the four anniversary dates following the date of grant.

  Also, on June 6, 1997, the Company granted options to purchase 192,000 shares of common stock under the 1997 Plan to 23 employees and Directors. The option price of $7 was based on the Board of Directors' estimate of fair market value. At December 31, 1997, 77,669 of these options were exercisable.

3. SUBSEQUENT EVENT

  On February 19, 1998, the Company entered into a definitive merger agreement with ATMI, Inc. (ATMI) pursuant to which the Company would become a wholly-owned subsidiary of ATMI in connection with a merger. The closing of the merger agreement is subject to the approval of the stockholders of NOW and appropriate government agencies and to the satisfaction of other customary conditions. The merger is intended to be treated as a tax-free reorganization and to be accounted for as a pooling of interests.

                                                                     APPENDIX A

                               MERGER AGREEMENT

EFFECTIVE DATE:            February 19, 1998

PARTIES:    ATMI, Inc.
            7 Commerce Drive
            Danbury, CT 06810-4169                                   ("Parent")

            Glide Acquisition, Inc.
            7 Commerce Drive
            Danbury, CT 06810-4169                               ("Subsidiary")

            NOW Technologies, Inc.
            10779 Hampshire Avenue South
            Minneapolis, MN 55438                                       ("NOW")

RECITALS:

    A. NOW is engaged in the business of manufacturing container and dispensing systems for advanced purity chemicals used in the manufacture of microelectronics.

    B. Parent with its subsidiaries is engaged in the business of developing, manufacturing and selling specialty thin film materials and delivery systems, point-of-use environmental equipment and epitaxial processing services for the semiconductor industry.

    C. All of the issued and outstanding capital stock of Subsidiary is owned by Parent.

    D. The respective Boards of Directors of NOW, Parent and Subsidiary have determined that it is in the respective best interests of NOW, Parent and Subsidiary and their respective shareholders to combine their businesses under common management and control. As a result, the parties mutually desire that NOW be merged with Subsidiary with NOW being the surviving corporation upon the terms and subject to the conditions set forth in this Agreement.

    E. The parties desire the merger of NOW with Subsidiary to be a tax-free reorganization under the Internal Revenue Code of 1986, as amended, and for such transaction to be accounted for as a pooling of interests.

AGREEMENT:

    The parties hereto, each intending to be legally bound, agree as follows:

                                  ARTICLE 1.

                                  Definitions

  As used herein, the following words and terms shall have the meanings set forth below:

  "Agreement" shall mean this Merger Agreement (together with all Exhibits and Schedules hereto) as from time to time assigned, supplemented, modified, amended, or restated or as the terms hereby may be waived.

  "Ceiling Lower Limit" shall mean the Initial Price plus 15%.

  "Ceiling Upper Limit" shall mean the Ceiling Lower Limit plus $2.50.

  "Closing" has the meaning set forth in Section 2.4 below.

  "Closing Date" shall mean the date on which the Closing occurs.

  "Closing Price" shall mean the average of the closing prices of Parent Common Stock for the 20 trading day period ending the third trading day prior to the Closing Date; provided, however, that if the Closing Price exceeds the Ceiling Upper Limit, the Closing Price shall be deemed to be the Ceiling Upper Limit, and if the Closing Price is less than the Floor Lower Limit, the Closing Price shall be deemed to be the Floor Lower Limit.

  "Code" shall mean the Internal Revenue Code of 1986, as amended.

  "Competing Transaction" shall mean any of the following (other than the Merger): (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving NOW, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets of NOW in a single transaction or series of transactions not in the ordinary course of business, (iii) any tender offer or exchange offer for shares of NOW Common Stock, or (iv) any agreement to engage in any of the foregoing.

  "DGCL" shall mean the Delaware General Corporation Law.

  "Effective Time" shall mean the time that the Merger becomes effective pursuant to Section 2.2 below.

  "Environmental Laws" means the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), 42 U.S.C.(S)(S) 9601 et seq.; the Federal Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. (S)(S) 6901 et seq.; the Clean Water Act, 33 U.S.C. (S)(S) 1321 et seq.; the Clean Air Act, 42 U.S.C. (S)(S) 7401 et seq., and any other federal, state, county, local, foreign or other governmental statute, regulation, or ordinance, as now in existence, that relates to or deals with employee safety and human health, pollution, health or the environment including, but not limited to, the use, generation, discharge, transportation, disposal, recordkeeping, notification and reporting of Hazardous Materials (defined in Section 4.16 below).

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

  "Escrow Agent" shall mean State Street Bank and Trust Company or its authorized successors and assigns pursuant to the Escrow Agreement.

  "Escrow Agreement" shall mean the escrow agreement attached hereto as
EXHIBIT 9.5 which shall be executed and delivered by the parties thereto at the Closing.

  "Escrow Fund" shall mean the funds being held in escrow from time to time pursuant to the Escrow Agreement.

  "Floor Lower Limit" shall mean the Floor Upper Limit less $2.50.

  "Floor Upper Limit" shall mean the Initial Price less 15%.

  "Governmental Entity" shall mean any federal, state, local or foreign governmental body, agency, official or authority (including courts, administrative agencies, commissions, self-regulatory agencies or authorities or other governmental authority or instrumentality).

  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of
1976.

  "Initial Price" shall mean the average of the closing prices of Parent Common Stock for the 20 trading day period ending 10 trading days after the filing of the Form S-1 with the Securities and Exchange Commission filed or to be filed by Parent on or about the date hereof; provided, however, that notwithstanding the foregoing, the Initial Price shall not be greater than $31.50 nor less than $27.50.

  "Knowledge" shall mean knowledge of the executive management of NOW, Parent or Subsidiary, as the case may be, after making reasonable inquiry of the knowledge of officers or senior management employees having responsibility for those operations or transactions to which such representation and warranty relates. An individual will be deemed to have "knowledge" of a particular fact or other matter if:

    (i) such individual is actually aware of such fact or other matter; or

    (ii) a reasonably prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of making reasonable inquiry of the knowledge of other officers or employees having general responsibility for those operations or transactions to which such representation and warranty relates.

  "Material Adverse Effect" when used with respect to any entity shall mean a material adverse effect on the business, assets, liabilities, financial condition or results of operations of such entity and its subsidiaries, individually or in the aggregate.

  "MBCA" shall mean the Minnesota Business Corporation Act.

  "Merger" shall mean the merger of NOW and Subsidiary more fully described herein.

  "NOW" shall mean NOW Technologies, Inc., a Minnesota corporation.

  "NOW Common Stock" shall mean NOW's Common Stock, par value $.01 per share.

  "NOW Options" has the meaning set forth in Section 3.6 below.

  "NOW Share Price" shall mean $21.9372.

  "NOW Shares" shall mean the shares of NOW Common Stock outstanding as of the effective time.

  "Parent" shall mean ATMI, Inc., a Delaware corporation.

  "Parent Common Stock" shall mean Parent's Common Stock, par value $.01 per share.

  "Product Liability Claims" has the meaning set forth in Section 4.12 below.

  "SEC" shall mean the Securities and Exchange Commission.

  "Shareholders" shall mean all of the shareholders of NOW.

  "Shareholders' Meeting" shall mean the meeting of the shareholders of NOW to be called to approve the Merger and this Agreement.

  "Subsidiary" shall mean Glide Acquisition, Inc., a Delaware corporation.

  "Surviving Corporation" shall mean the corporation that is the surviving corporation in the Merger.

                                  ARTICLE 2.

                                  The Merger

  2.1) The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Subsidiary shall be merged with and into NOW in accordance with the MBCA and the DGCL, whereupon the separate existence of Subsidiary shall cease, and NOW shall continue as the Surviving Corporation.

  2.2) Articles of Merger; Effective Time. As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 7 below, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger with the Secretary of State of the State of Minnesota, and a Certificate of Merger with the Secretary of State of the State of Delaware and making all other filings or recordings required by the MBCA and the DGCL in connection with the Merger and the transactions contemplated by this Agreement. The Merger shall become effective (a) at the later of such time as the Articles of Merger are duly filed with the Secretary of State of the State of Minnesota or the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or (b) at such later time as may be agreed by the parties in writing and specified in the Articles of Merger or the Certificate of Merger.

  2.3) Effect of Merger. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of NOW and Subsidiary, all as provided under the MBCA and the DGCL.

  2.4) Closing. The closing of the Merger will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in
Article 7 at the offices of Shipman & Goodwin LLP in Hartford, Connecticut, unless another date, time or place is agreed to in writing by the parties (the "Closing").

  2.5) Articles of Incorporation; By-laws.

    (a) The articles of incorporation of the Surviving Corporation shall be the articles of incorporation of NOW, as amended in connection with the Merger to read in their entirety (other than with respect to the name of the corporation) as the certificate of incorporation of Subsidiary in effect immediately prior to the Effective Time, with such changes as Parent may determine are necessary or proper to comply with Minnesota law, until thereafter amended as provided by law.

    (b) The by-laws of the Surviving Corporation shall be the by-laws of NOW, as amended in connection with the Merger to read in their entirety (other than with respect to the name of the corporation) as the by-laws of Subsidiary in effect immediately prior to the Effective Time, with such changes as Parent may determine are necessary or proper to comply with Minnesota law, until thereafter amended as provided by law.

  2.6) Directors and Officers. The directors of Subsidiary immediately prior to the Effective Time and Terry Nagel shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation, and the officers of NOW immediately prior to the Effective Time and Daniel P. Sharkey shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                  ARTICLE 3.

              Conversion Of Securities; Exchange Of Certificates

  3.1) Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

    (a) The shares of Subsidiary common stock which shall be outstanding immediately prior to the Effective Time shall be converted into a number of shares of common stock of the Surviving Corporation equal to the number of shares of common stock of Subsidiary then outstanding.

    (b) Each NOW Share outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive that fractional share of Parent Common Stock determined by multiplying one share of Parent Common Stock times the Exchange Ratio.

    (c) All per share prices or amounts referred to in this Agreement shall be appropriately adjusted to reflect the effect of any stock splits, stock dividends, stock combinations or similar transactions.

  3.2) Exchange Ratio. The Exchange Ratio shall be determined as follows:

    (a) If the Closing Price is less than or equal to the Ceiling Lower Limit and greater than or equal to the Floor Upper Limit, the Exchange Ratio shall be equal to the NOW Share Price divided by the Initial Price.

    (b) If the Closing Price is less than or equal to the Ceiling Upper Limit and greater than the Ceiling Lower Limit, the Exchange Ratio shall be equal to the NOW Share Price plus 15% divided by the Closing Price.

    (c) If the Closing Price is less than the Floor Upper Limit and greater than or equal to the Floor Lower Limit, the Exchange Ratio shall be equal to the NOW Share Price less 15% divided by the Closing Price.

    (d) If the Closing Price is greater than the Ceiling Upper Limit, the Exchange Ratio shall be equal to the NOW Share Price plus 15% divided by the Ceiling Upper Limit.

    (e) If the Closing Price is less than the Floor Lower Limit, the Exchange Ratio shall be equal to the NOW Share Price less 15% divided by the Floor Lower Limit.

    (f) Notwithstanding any other provision of this Section 3.2, in the event that before the Effective Time an announcement is made with respect to a business combination involving the acquisition of Parent or a substantial portion of Parent's assets, the Closing Price shall mean the average of the closing prices of Parent Common Stock for the 20 trading day period ending 10 days prior to the public announcement of the business combination.

  3.3) Stock Options. At Closing, Parent shall assume all of the options to purchase NOW Common Stock outstanding as of the Effective Time (the "NOW Options"). Each of the NOW Options shall be converted without any action on the part of the holder thereof into an option to purchase shares of Parent Common Stock as of the Effective Time under Parent's 1997 Stock Plan. The holder of a NOW Option shall be entitled to purchase from Parent up to a number of whole shares of Parent Common Stock equal to the product of (i) the number of shares of NOW Common Stock subject to such NOW Option multiplied by
(ii) the Exchange Ratio, at a price per share of Parent Common Stock determined by dividing the exercise price per share of NOW Common Stock provided for in such NOW Option by the Exchange Ratio. The assumption and conversion of the NOW Options as provided herein shall not give the holders of such NOW Options additional benefits which they did not have immediately prior to the Effective Time or relieve the holders of any obligations or restrictions applicable to their NOW Options or the shares obtainable upon exercise of the NOW Options. Parent shall reserve out of its authorized but unissued shares of Parent Common Stock sufficient shares to provide for the exercise of the NOW Options.

  3.4) Exchange of NOW Shares.

    (a) Immediately following the Effective Time, each record holder (a "Shareholder") of any certificate or certificates which, immediately prior to the Effective Time, represented outstanding NOW Shares (the "Certificates") whose NOW Shares were converted into the right to receive shares of Parent Common Stock shall be entitled to surrender his, her or its Certificates to Parent for cancellation in exchange for the shares of Parent Common Stock into which such NOW Shares have been converted, ninety-five percent (95%) of which amount shall be issued to the Shareholder thereof upon the surrender of the Certificates in accordance with this
  Section 3.4, and five percent (5%) of which amount (the "Indemnification Escrow Shares") shall be held by the Escrow Agent pursuant to the Escrow Agreement. If any Shareholder shall fail to surrender his, her or its Certificates promptly following the Effective Time, the Parent shall send to such Shareholder notice of the Merger and instructions for use in effecting the surrender of the Certificates in exchange for the shares of Parent Common Stock into which such NOW Shares have been converted, and the holder of such Certificates shall be entitled to receive in exchange therefor solely the shares of Parent Common Stock into which such NOW Shares have been converted less any applicable stock transfer taxes. No interest shall be paid or accrued for the benefit of holders of the Certificates on the consideration payable upon the surrender of the Certificates. It shall be a condition of exchange that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer.

    (b) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the NOW Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for exchange, they shall be canceled and exchanged for the shares of Parent Common Stock into which such NOW Shares have been converted in accordance with the procedures set forth in this Section.

    (c) At or prior to the Effective Time, Parent shall deliver to the Escrow Agent certificates evidencing the Indemnification Escrow Shares to be held in escrow in accordance with the terms of the Escrow Agreement, together with appropriate stock powers executed by each Shareholder, to be held in escrow in accordance with the terms of the Escrow Agreement.

    (d) Notwithstanding the foregoing, any NOW Shares issued and outstanding immediately prior to the Effective Time which are held by Shareholders who have dissented from the Merger and have demanded appraisal rights as provided by the MBCA (the "Dissenting Shareholders") shall not be converted into shares of Parent Common Stock in the manner contemplated by Section 3.1(b) above, and the rights of holders of the Dissenting Shareholders shall be governed by the applicable provisions of the MBCA.

  3.5) No Further Rights in NOW Shares. All shares of Parent Common Stock received by any Shareholder pursuant to this Agreement shall be deemed to have been delivered and received in full satisfaction of all rights pertaining to such Shareholder's NOW Shares. At the Effective Time, the holders of Certificates representing outstanding NOW Shares shall cease to have any rights with respect to such shares (other than such rights as they may have as dissenting shareholders under the MBCA), and their sole right shall be to receive the shares of Parent Common Stock into which such NOW Shares have been converted. Dissenting Shareholders shall have the rights accorded to them by the MBCA.

  3.6) No Fractional Securities. No fractional shares of Parent Common Stock shall be issuable by Parent to any Shareholder in connection with the Merger. In lieu of any such fractional shares, each Shareholder who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall be entitled to receive instead an amount in cash equal to such fractional share multiplied by the Closing Price.

  3.7) Tax and Accounting Treatment. The parties intend that the Merger will be treated as a reorganization within the meaning of Section 368 of the Code and a pooling of interests for accounting purposes.

                                  ARTICLE 4.

                    Representations And Warranties Of Glide

  NOW makes the following representations and warranties to Parent and Subsidiary with the intention that Parent and Subsidiary may rely upon the same, notwithstanding any investigation by Parent or Subsidiary or on their behalf:

  4.1) Organization; Permits. NOW is a corporation duly organized, validly existing and in good standing under the laws of the state of Minnesota and has all requisite power and authority, corporate and otherwise, to own its properties and assets and conduct its business as it is now being conducted. NOW has all business licenses, permits and approvals necessary to conduct its business as presently conducted, except where the failure to have such permit or approval does not have a Material Adverse Effect. NOW conducts its business under the trade names and other assumed names set forth on Exhibit 4.1. The current officers and directors of NOW and each of its subsidiaries are set forth on Exhibit 4.1.

  4.2) Qualification. NOW is qualified to do business and in good standing as a foreign corporation in all states in which qualification is required by the nature of its business and in which the failure to so qualify would have a Material Adverse Effect on NOW.

  4.3) Corporate Authority. NOW has all requisite power and authority to execute, perform and carry out the provisions of this Agreement. NOW has taken all requisite corporate action authorizing and empowering NOW to enter into this Agreement and to consummate the Merger. This Agreement constitutes the legal, valid and binding obligation of NOW enforceable against it in accordance with the terms hereof. NOW is not subject to any charter, mortgage, lien, lease, agreement, contract, instrument, law, rule, regulation, order, judgment or decree, or any other restriction of any kind or character, which would prevent or inhibit the consummation of the Merger.

  4.4) Capitalization. The authorized capital stock of NOW consists of 4,000,000 shares of NOW Common Stock, $.01 par value, and 1,000,000 undesignated shares. As of the date of this Agreement, there are outstanding 1,833,000 shares of NOW Common Stock and no other shares of capital stock of NOW. As of the date hereof, all persons having record ownership of shares of the capital stock of NOW or having any right to purchase, acquire or obtain any of the capital stock of NOW are as set forth on Exhibit 4.4. All outstanding shares of NOW Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. As of the date of this Agreement, there are options to acquire 264,000 shares of NOW Common Stock outstanding. Except as set forth in this Section 4.4, there are outstanding
(a) no shares of NOW Common Stock or other voting securities of NOW, (b) no securities of NOW convertible into or exchangeable for shares of NOW Common Stock or voting securities of NOW and (c) no options, warrants or other rights to acquire from NOW, and no obligation of NOW to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of NOW. There are no outstanding obligations of NOW to repurchase, redeem or otherwise acquire any NOW Common Stock. To NOW's Knowledge, no officer, director, or Shareholder of NOW would be unable to give the representation that none of the events or circumstances described in Rule 262 of Regulation A under the Securities Act of 1933, as amended (the "Securities Act") have occurred.

  4.5) Subsidiaries, Joint Ventures or Partnerships. Except as set forth on
Exhibit 4.5 hereto, NOW does not have any subsidiaries, and NOW is not a shareholder, partner or joint venturer with any other person or legal entity.

  4.6) Financial Statements.

    (a) Financial Statements. NOW has furnished Parent a true and complete copy of its audited balance sheets and statements of income for its fiscal years ended March 31, 1996 and 1997 and has furnished internally-prepared interim financial statements for the 9-month period ending December 24, 1997 (collectively the "Financial Statements"). The Financial Statements have been prepared in conformance with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods, and fairly present in all material respects the financial condition of NOW as of the represented dates thereof and the results of NOW's operations for the periods covered thereby. For purposes of this Agreement, the Financial Statements shall be deemed to include any notes thereto. Except as set forth in Exhibit 4.6(a), neither NOW nor any subsidiary has, nor at the Effective Time will have, any liabilities or obligations, either absolute, accrued, contingent or otherwise, which individually or in the aggregate are material to the financial condition and business of NOW or any subsidiary and which (i) have not been reflected in the Financial Statements, (ii) have not been described in this Agreement or in any of the Exhibits hereto, or (iii) have been incurred since December 24, 1997, other than in the ordinary course of its business consistent with past practice.

    (b) NOW's Books and Records. NOW's books of account and records (including customer order files, employment records and production and manufacturing records) are complete, true and correct in all material respects.

    (c) No Adverse Changes. Since December 24, 1997 and through the date hereof, there has not occurred or arisen (whether or not in the ordinary course of business) any Material Adverse Effect with respect to NOW, and NOW has not (i) declared any dividend or made any payment or other distribution in respect of any shares of its capital stock, (ii) acquired or disposed of any shares of its capital stock or granted any options, warrants or other rights to acquire or convert any obligation into any shares of its capital stock, (iii) entered into any material transaction with any officer, director, employee or any known relative thereof or any entity in which such person has an interest, except (A) the payment of rent, salaries, wages and expense reimbursement in the ordinary course of business, and (B) termination agreements pursuant to this Agreement, (iv) incurred any material obligation or liability (contingent or otherwise), except for (A) this Agreement and NOW's agreement with BT Alex. Brown Incorporated, (B) normal trade and other obligations incurred in the ordinary course of business consistent with past practice and (C) obligations under contracts, agreements and leases incurred in the ordinary course of business consistent with past practice, the performance of which has not and will not, individually or in the aggregate, have a Material Adverse Effect on NOW, (v) discharged or satisfied any material lien or other encumbrance or paid any material obligation or liability (fixed or contingent), except in the ordinary course of business or as contemplated by this Agreement, (vi) mortgaged, pledged or subjected to any lien or other encumbrance any of its material assets (whether tangible or intangible), (vii) sold, assigned, transferred, conveyed, leased or otherwise disposed of or agreed to sell, lease or otherwise dispose of any of its material assets except for sales of inventory or other assets for fair consideration in the ordinary course of business or as contemplated by this Agreement, (viii) canceled or compromised any material debt or claim, except in the ordinary course of business, (ix) waived or released any material rights, except for waivers or releases made in the ordinary course of business consistent with past practice, (x) made any single capital expenditure in excess of $50,000, or entered into any commitment therefor, or (xi) suffered any material casualty loss or damage, whether or not covered by insurance, or any adverse ruling, judgment or award, whether or not amounts were reserved on NOW's books, which would have a Material Adverse Effect on NOW.

  4.7) Tax Reports and Returns.

    (a) Except as set forth on Exhibit 4.7(a), (i) all Returns (defined in Subsection 4.7(b) below) in respect of Taxes (defined in Subsection 4.7(b) below) required to be filed with respect to NOW (including any consolidated federal income tax return and any state Tax return that includes NOW or any of its related companies on a consolidated, combined or unitary basis) have been timely filed, none of such Returns contains, or is required to contain, a disclosure statement under section 6661 or 6662 of the Code or any similar provision of state, local or foreign law, and no extension of time within which to file any such Return has been requested, which Return has not since been timely filed; (ii) all Taxes whether or not shown on such Returns have been timely paid and all payments of estimated Taxes required to be made with respect to NOW under section 6655 of the Code or any comparable provision of state, local or foreign law have been made;
  (iii) all such Returns are true, correct and complete in all material respects; (iv) no adjustment relating to any of such Returns has been proposed formally or informally by any Tax authority; (v) there are no outstanding subpoenas or requests for information with respect to any Returns of NOW or the Taxes reflected on such Returns; (vi) there are no pending or to NOW's Knowledge threatened actions or proceedings for the assessment or collection of Taxes against NOW or any corporation that was included in the filing of a Return with NOW on a consolidated, combined or unitary basis; (vii) no consent under section 341(f) of the Code has been filed with respect to NOW; (viii) there are no Tax liens on any assets of NOW except liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings for which adequate reserves have been established; (ix) no acceleration of the vesting schedule for any property that is nonvested within the meaning of the regulations under section 83 of the Code will occur in connection with the transactions contemplated by this Agreement; (x) NOW is not now nor has it at any time been subject to any accumulated earnings tax or personal holding company tax; (xi) NOW owes no amounts pursuant to any written or unwritten Tax sharing agreement or arrangement and will not have any liability after the date hereof in respect of any written or unwritten Tax sharing agreement or arrangement executed or agreed to prior to the date hereof; (xii) all Taxes required to be withheld, collected or deposited by NOW have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Tax authority; (xiii) any adjustment of Taxes of NOW made by the Internal Revenue Service that is required to be reported to any state, local or foreign Tax authority has been so reported and any additional Tax due as a result thereof has been paid in full; (xiv) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which NOW may be subject; (xv) to NOW's Knowledge there are no requests for rulings or information currently outstanding that could affect the Taxes of NOW, or any similar matters pending with respect to any Tax authority; (xvi) no Tax authority has proposed reassessments of any property owned or leased by NOW that could increase the amount of any Tax to which NOW would be subject; (xvii) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect NOW; and (xviii) with respect to each Return that has been examined by the relevant Tax authority, such examination is closed and final without any adjustment having been made to such Return (including adjustments not affecting the amount of Tax due with respect to such Return).

    (b) For purposes of this Agreement, "Tax" or "Taxes" shall mean any and all taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto; and "Returns" shall mean any and all returns, reports, and information statements with respect to Taxes required to be filed with the Internal Revenue Service or any other Governmental Entity or Tax authority or agency, whether domestic or foreign including, without limitation. consolidated, combined and unitary tax returns. For the purposes of this Section 4.7, references to NOW shall include former subsidiaries of NOW identified on Exhibit 4.7(b), if any, for the periods during which any such subsidiaries were owned, directly or indirectly, by NOW.

  4.8) Assets. NOW is the owner of or otherwise has the right to use all assets material to the conduct of its business as now conducted and as reflected on the Financial Statements. NOW holds title to all assets owned by it free and clear of all liens, charges, encumbrances or third party claims or interests of any kind whatsoever, except as disclosed in Exhibit 4.8 hereto. The assets of NOW, including real, personal and mixed, tangible and intangible, necessary or useful to the operation of its business (the "Assets") are in good condition and repair, ordinary wear and tear excepted, and suitable for the uses intended. Except as disclosed in Exhibit 4.8 hereto,
(i) the Assets comply with and are operated in conformity with all applicable laws, ordinances, regulations, orders, permits and other requirements relating thereto adopted or currently in effect; (ii) the leases and other agreements or instruments under which NOW holds, leases, subleases or is entitled to the use of any of the Assets are in full force and effect, and all rentals, royalties or other payments payable thereunder have been duly paid or provided for by adequate reserves; and (iii) no default or event of default by NOW exists, and no event which, with notice or lapse of time or both, would constitute a default by NOW, has occurred and is continuing, under the terms or provisions of any such lease, agreement or other instrument or under the terms or provisions of any agreement to which any of such Assets is subject, nor has NOW received notice of any claim of such default.

  4.9) Intellectual Property.

    (a) Exhibit 4.9(a) contains an accurate and complete list of: (i) all patents, applications for patents, registrations of trademarks (including service marks) and applications therefor, registrations of copyrights and applications therefor that are owned by NOW and that are part of the business of NOW as presently conducted; (ii) all other intellectual property rights that are owned by NOW and that are material to the conduct of business as presently conducted; (iii) all unexpired licenses relating to such of NOW's intellectual property rights that have been granted to or by NOW and that are material to the conduct of the business of NOW as presently conducted; and (iv) all other agreements relating to intellectual property rights that are material to the conduct of the business of NOW as presently conducted (collectively, items (i)-(iv) are referred to as "Intellectual Property Rights").

    (b) NOW owns and has the right to use, and license others to use, all Intellectual Property Rights that are material to the conduct of the business of NOW as presently conducted, and such ownership and right to use, and license of others to use, are free and clear of, and without liability under, all liens and security interests of third parties. Such ownership and right to use, and license of others to use, are free and clear of, and without liability under, all claims and rights of third parties that, if determined to be legally protectable, could have a Material Adverse Effect.

    (c) NOW has taken reasonable steps sufficient to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, the unpatented know-how, technology, proprietary processes, formulae, and other information that is material to the conduct of the business of NOW as presently conducted (the "Proprietary Information"). Without limiting the generality of the foregoing, NOW has obtained confidentiality and inventions assignment agreements from all of NOW's past and present employees and independent contractors involved in the creation or development of Intellectual Property Rights and Proprietary Information including, without limitation, from all employees and contractors who are inventors, authors, creators or developers of Intellectual Property Rights that are material to the conduct of the business as presently conducted. To NOW's Knowledge, Exhibit 4.9(c) lists all nondisclosure agreements to which NOW is a party or by which it is bound.

    (d) Except as set forth on Exhibit 4.9(d) and except for payments made with respect to patents and patent applications, there are no royalties, honoraria, fees or other payments payable by NOW to any person by reason of the ownership, use, license, sale or disposition of any Intellectual Property Right or any Proprietary Information.

    (e) Except as set forth on Exhibit 4.9(e), NOW has not received notice that NOW is infringing in the conduct of the business upon the right or claimed right of any other party with respect to any Intellectual Property Rights or Proprietary Information, nor does NOW have Knowledge of any alleged or claimed infringement by any product or process manufactured, used, sold or under development by or for NOW in the conduct of the business of NOW as presently conducted.

    (f) To NOW's Knowledge, the Intellectual Property Rights and Proprietary Information are free of any unresolved ownership disputes with respect to any third party, and there is no unauthorized use, infringement or misappropriation of any of such Intellectual Property Rights or Proprietary Information by any third party, including any employee or former employee of NOW.

    (g) For purposes of this Section 4.9, "use" with respect to intellectual property rights includes make, reproduce, display or perform (publicly or otherwise), prepare derivative works based on, sell, distribute, disclose and otherwise exploit such intellectual property rights and products incorporating or subject to such intellectual property rights.

  4.10) Agreements, Contracts and Commitments.

    (a) Material Contracts. Exhibit 4.10(a) hereto contains an accurate and complete list of all agreements, contracts, leases and commitments written or oral to which NOW is a party or is bound and which involve more than $50,000 singly or $100,000 in the aggregate or which is a (i) consulting agreement not terminable on sixty (60) days or less notice involving the payment of more than $50,000 per annum, (ii) joint venture agreement, (iii) noncompetition or similar agreement that restricts NOW from engaging in a line of business, (iv) agreement with any executive officer or other employee of NOW the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving NOW of the nature contemplated by this Agreement, (v) agreement with respect to any executive officer of NOW or any subsidiary providing any term of employment or compensation guaranty in excess of $50,000 per annum, (vi) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) (A) any agreement providing for disposition of any line of business, material assets or securities of NOW, (B) any agreement with respect to the acquisition of any line of business, material assets or securities of any other business, or (C) any agreement of merger or consolidation or letter of intent with respect to the foregoing, or (viii) any agreement to indemnify any other party with respect to an adverse environmental condition.

  (b) Union and Employment Contracts and Other Employment Matters.

    (i) Except as set forth in Exhibit 4.10(b) hereto, NOW is not a party to any collective bargaining agreement or any other written employment agreement, nor is NOW a party to any other contract or understanding (oral or written) that contains any severance pay liabilities or obligations, except for accrued, unused vacation pay or accrued and unused sick leave pay. Exhibit 4.10(b) sets forth a list of the names, employment status, location of employment, and rates of compensation (including salaries, wages, commissions and bonuses) of all employees of NOW. Except as described in Exhibit 4.10(b), NOW has no written or oral contract of employment with any employee of NOW, and NOW is not a party to or subject to any collective bargaining agreement nor has NOW been a party to or subject to any collective bargaining agreement or collective bargaining plan during the last five (5) years. Except as described in Exhibit 4.10(b), NOW is not a party to any pending nor, to NOW's Knowledge, threatened labor dispute affecting the business of NOW. NOW has complied in all material respects with all applicable foreign, federal, state and local laws, ordinances, rules and regulations and requirements relating to the employment of labor, including, but not limited to, the provisions thereof relative to wages, hours, collective bargaining, drug testing, personnel policies and practices, payment of Social Security, unemployment and withholding taxes, and equal opportunity employment. NOW is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Except as set forth in Exhibit 4.10(b), NOW has not received notice from any employee earning a base salary in excess of $40,000 that such employee is terminating his or her employment with NOW, nor to NOW's Knowledge, does any such employee intend to terminate his or her employment with NOW.

    (ii) Except as set forth in Exhibit 4.10(b) hereto, NOW has no, and on the Closing Date will not have, any obligations to NOW's directors, officers, employees or agents other than obligations arising in the ordinary course of business on account of wages, salaries and commissions for prior services performed or business produced.

  (c) Breach. Except as disclosed in Exhibit 4.10(c) hereto, NOW has performed all material obligations required to be performed by NOW to date under any material contract, commitment or arrangement of any kind to which NOW is a party or by which NOW is bound, including those listed on Exhibit 4.10(a); and neither NOW nor to NOW's Knowledge, any other party is in default under any material contract, commitment or arrangement of any kind to which NOW is a party or by which NOW is bound, including those listed on Exhibit 4.10(a). To NOW's Knowledge, except as disclosed in Exhibit 4.10(c), no event has occurred which after the giving of notice or the lapse of time or otherwise would constitute a default under, or result in a breach of by NOW or any other party, any material contract, commitment, or arrangement to which NOW is a party or by which NOW is bound, including those listed on Exhibit 4.10(a).

  (d) Copies of Contracts; Terms and Binding Effect. True, complete and correct copies of all written contracts, commitments, understandings and other documents referred to in the Exhibits have been delivered or made available to Parent; there are no amendments to or modifications of, or agreements of the parties relating to, any such contracts, commitments, and understandings which have not been delivered or made available to Parent; and each such contract, commitment, or understanding, as amended, is valid and binding on the parties to it in accordance with its respective terms.

  4.11) Contracts with Related Parties. Except as disclosed in Exhibit 4.11 hereto, there are no material agreements or contracts between NOW and any of its officers, directors or shareholders. Without limiting the generality of the foregoing, as of the date hereof, none of the Shareholders or any other present officer or director of NOW, or any person related to, controlling, controlled by or under common control with any of the foregoing
(i) has any material direct or indirect interest in any entity which does business with NOW, (ii) has any direct or indirect interest in any property, asset or right which is used by NOW in the conduct of its business, or (iii) has any contractual relationship with NOW other than such relationships which occur from being an employee, officer, or director of NOW.

  4.12) Product Liability Claims. Except as set forth on Exhibit 4.12, all products which NOW has sold have been merchantable, free from material defects in material or workmanship, and suitable for the purpose for which they were sold. Except as set forth in Exhibit 4.12 hereto, NOW has not received any claims based upon an alleged breach of product warranty, strict liability in tort, negligent manufacture of product, or any other allegation of liability arising from NOW's manufacture or sale of its products (hereafter collectively referred to as "Product Liability Claims"), during the sixty months immediately preceding the date hereof which Product Liability Claim exceeds $25,000. To NOW's Knowledge there are no existing facts or conditions which reasonably would be expected to give rise to any claim exceeding $25,000. All liability from any actual and potential Product Liability Claims, whether or not asserted on or before the Closing, are fully covered, except for the deductible amounts, including all costs of defense and investigation, by NOW's product liability insurance policies.

  4.13) Insurance. All of the Assets are covered by such fire, casualty, product liability, and other insurance policies issued by reputable companies as are customarily obtained to cover comparable properties and assets by businesses in the region in which such Assets are located, in amounts, scope and coverage which are reasonable in light of existing conditions. Exhibit
4.13 sets forth a list of the policies of insurance and fidelity or surety bonds carried by NOW, including, but not limited to, fire, flood, liability, workers' compensation, and officers' life insurance policies. NOW has not failed to give any notice or present any material claim under any insurance policy in due and timely fashion, and all insurance premiums due and payable by NOW in connection with the policies set forth on Exhibit 4.13 prior to the Effective Time have been or will be paid. There are no outstanding written requirements or written recommendations by any insurance company that issued a policy with respect to any of the Assets of NOW by any Board of Fire Underwriters or other body exercising similar functions or by any governmental authority requiring or recommending any repairs or other work to be done on or with respect to any of the Assets of NOW or requiring or recommending any equipment or facilities to be installed on or in connection with any of the Assets. The unemployment insurance ratings and contributions of NOW are also set forth on Exhibit 4.13.

  4.14) Litigation and Related Matters. Except as set forth on Exhibit 4.14, as of the date of this Agreement: (i) there is no action, suit, judicial or administrative proceeding, arbitration or investigation pending or, to NOW's Knowledge, threatened against or involving NOW or any of its properties or rights, before any court, arbitrator, or administrative or governmental body;
(ii) there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against NOW; and (iii) NOW is not in violation any term of any judgments, decrees, injunctions or orders outstanding against it. An action suit, proceeding, arbitration or investigation shall be considered "threatened" for purposes of this Section 4.14 if NOW has received written notice or otherwise has Knowledge that such event may be commenced. Except as set forth on Exhibit 4.14, to NOW's Knowledge there are no existing facts or conditions which reasonably would be expected to give rise to any charge, claim, litigation, proceeding, or investigation.

  4.15) Laws and Regulations. In all material respects, NOW has complied, and is in compliance, with applicable laws, statutes, orders, rules, regulations and requirements promulgated by governmental or other authorities relating to its business, including, without limitation, any relating to wages, hours, hiring, promotion, retirement, working conditions, air, water, solid or liquid waste pollution, nondiscrimination, health, safety, pensions, benefits, the production, processing, advertising or sale of products, trade regulation, antikickback, export licensing, antitrust, antiboycott, warranties, or control of foreign exchange; and NOW has not received any notice of any sort of alleged violation of any such statute, order, rule, regulation or requirement.

  4.16) Environmental Protection. Exhibit 4.16 completely and accurately sets forth the following: (a) a list of, to NOW's Knowledge, all above-ground storage tanks or underground storage tanks for Hazardous Materials (as defined below) on real property now or at any time in the past owned, leased or occupied by NOW (such real property referred to in this Section as the "Real Property"); (b) the identity of any Hazardous Materials (as defined below) used, generated, transported or disposed of by NOW now or at any time in the past, together with a brief description and location of each activity using such Hazardous Materials; (c) a summary of the identity of, to NOW's Knowledge, any Hazardous Materials that have been disposed of or found on, above or below any Real Property; and (d) a list of all reports, studies or tests in the possession of NOW or initiated by NOW pertaining to the existence of Hazardous Materials on, above or below any Real Property or any property adjoining or which could reasonably be expected to affect Real Property, or concerning compliance with or liability under the Environmental Laws (as defined below). NOW has heretofore delivered to Parent complete and accurate copies of such reports, studies or tests.

  NOW has obtained, and maintained in full force and effect, all required environmental permits and other governmental approvals and is in compliance with all applicable Environmental Laws (as defined below), except where the failure to so obtain and maintain or to be in compliance would not have a Material Adverse Effect on NOW. NOW has never received a written or oral notice or Claim (as defined below) alleging potential liability under any of the Environmental Laws or alleging a violation of the Environmental Laws and does not have any Knowledge that such a notice or Claim may be issued in the future. NOW does not have any Knowledge of any notices to or Claims against any persons, or reasonable basis therefor, alleging potential liability under any of the Environmental Laws with respect to the Real Property or any adjoining properties or which could reasonably be expected to affect the Real Property. There is no proceeding or investigation pending or, to the Knowledge of NOW, threatened by any Governmental Entity with respect to the Environmental Laws. NOW has no Knowledge of any conditions or circumstances that could reasonably be expected to result in the determination of liability against NOW relating to the Environmental Laws that would have a Material Adverse Effect. No Hazardous Materials have been or are threatened to be discharged, omitted or released into the air, water, soil, or subsurface at or from any Real Property by NOW or, to NOW's Knowledge, by any other person.

  For purposes of this Section 4.16, the following terms shall have the following meanings: (i) "Hazardous Materials" means asbestos, urea formaldehyde, polychlorinated biphenyls, nuclear fuel or materials, chemical waste, radioactive materials, explosives, known human carcinogens, petroleum products or other substances or materials listed, identified or designated as toxic or hazardous or as a pollutant or contaminant in, or the use, release or disposal of which is regulated by, the Environmental Laws; (ii) "Environmental Laws" means the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), 42 U.S.C. (S)(S) 9601 et seq.; the Federal Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C.
(S)(S) 6901 et seq.; the Clean Water Act, 33 U.S.C.(S)(S) 1321 et seq.; the Clean Air Act, 42 U.S.C. (S)(S)7401 et seq., and any other federal, state, county, local, foreign or other governmental statute, regulation, or ordinance, as now in existence, that relates to or deals with employee safety and human health, pollution, health or the environment including, but not limited to, the use, generation, discharge, transportation, disposal, recordkeeping, notification and reporting of Hazardous Materials; and (iii) "Claim" means any and all claims, demands, causes of actions, suits, proceedings, administrative proceedings, losses, judgments, decrees, debts, damages, liabilities, court costs, penalties, attorneys' fees and any other expenses incurred, assessed, sustained or alleged by or against NOW.

  4.17) Breaches of Contracts; Required Consents. Neither the execution and delivery of this Agreement by NOW, nor compliance by NOW with the terms and provisions of this Agreement will:

  (a) Conflict with or result in a breach of (i) any of the terms, conditions or provisions of the articles of incorporation, by-laws or other governing instruments of NOW, (ii) any judgment, order, decree or ruling to which NOW is a party, (iii) any injunction of any court or governmental authority to which it is subject, or (iv) any agreement, contract or commitment listed in Exhibit 4.10(a) or which is material to NOW; or

  (b) Except as disclosed in Exhibit 4.17(b) hereto, require the affirmative consent or approval of or filing with any third party or Governmental Entity.

  4.18) Brokers. Except for its financial advisor, BT Alex. Brown & Sons Incorporated, no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of NOW, and a true and correct copy of the engagement letter or agreement between NOW and BT Alex. Brown Incorporated has been previously provided to Parent.

  4.19) Employee Benefit Plans.

  (a) Exhibit 4.19(a) lists each "employee benefit plan" (within the meaning of section 3(3) of ERISA) that is maintained or otherwise contributed to by NOW for the benefit of its employees (including, without limitation, pension, profit sharing, stock bonus, medical reimbursement, life insurance, disability and severance pay plans) (collectively, "Company Plans") and all other employee benefit plans providing for deferred compensation, bonuses, stock options, employee insurance coverage or any similar compensation or welfare benefit plan (collectively, "Benefit Arrangements" and, together with Company Plans, collectively referred to as "Employee Benefit Programs").

  (b) With respect to each of the Company Plans, NOW has made available to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof (including all existing amendments thereto that shall become effective at a later date) and, to the extent applicable, (i) any related trust agreement, annuity contract or other funding instrument; and (ii) any summary plan description.

  (c) (i) Each of the Employee Benefit Programs has been established and administered in compliance with any applicable provisions of ERISA, the Code, and the terms of all documents relating to such programs; (ii) each Company Plan that is intended to be qualified within the meaning of section 401(a) of the Code has received a favorable determination letter as to its qualification; (iii) as of the date of this Agreement, no "reportable event" (as such term is used in section 4043 of ERISA) other than an event of a type as to which the Pension Benefit Guaranty Corporation has waived the reporting requirements, "prohibited transaction" (as such term is used in section 4975 of the Code or section 406 of ERISA) or "accumulated funding deficiency" (as such term is used in section 412 or 4971 of the Code) has heretofore occurred with respect to any Company Plan; and (iv) there are no pending or, to NOW's Knowledge, threatened, actions, claims or lawsuits which have been asserted or instituted against the Employee Benefit Programs, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Employee Benefit Programs with respect to the operation of such plans (other than routine benefit claims).

  (d) NOW does not maintain or contribute to any "multiemployer plan" (as such term is defined in section 3(37) of ERISA) and has not incurred any material liability that remains unsatisfied with respect to any such plans.

  (e) No Employee Benefit Program (other than one which is an employee pension benefit plan within the meaning of Section 3(2)(A) of ERISA) provides benefits (including, without limitation, death, health or medical benefits, whether or not insured) with respect to current or former employees of NOW beyond their retirement or other termination of service with NOW, other than (a) coverage mandated by applicable law, (b) deferred compensation benefits which have been accrued as liabilities on the books of NOW, (c) benefits the full cost of which is borne by the current or former employees (or their beneficiaries), or
(d) benefits which have already been satisfied in full.

  4.20) Indebtedness.

  (a) Except as set forth on Exhibit 4.20(a), NOW does not have any obligation for money borrowed or under any guarantee nor any agreement or arrangement to borrow money or to enter into any such guarantee, and as of the Effective Time, except as set forth on Exhibit 4.20(a), NOW will not have any obligation for money borrowed nor any agreement or arrangement to borrow money, and NOW will not have any guarantee outstanding nor any agreement or commitment to enter into any such guarantee.

  (b) Except as set forth on Exhibit 4.20(b), NOW has not loaned or advanced any funds to any person. All obligations listed on Exhibit 4.20(b) are current, and, to NOW's Knowledge, no default or event of default by any borrower, and no event which, with notice or lapse of time or both, would constitute a default by any borrower has occurred and is continuing, under the terms or provisions of any agreement or other instrument evidencing or securing such indebtedness.

  4.21) Accounts Receivable. No amount included in the accounts receivable of NOW in the Financial Statements has been released for an amount less than the value at which it was included or is or will be regarded as unrecoverable in whole or in part except to the extent there shall have been an appropriate bad debt reserve therefor. Such receivables are not, to NOW's Knowledge, subject to any counterclaim, refusal to pay or setoff not reflected in the reserves set forth on the NOW Financial Statements.

  4.22) Hart-Scott-Rodino. The "total assets" and the "annual net sales" of the "ultimate parent entity" of NOW (as such terms are used within the meaning of Section 7A.(a)(2)(A) of the HSR Act) are shown on Exhibit 4.22.

  4.23) Customers and Suppliers. Except as set forth in Exhibit 4.23, NOW has not received any notice or has any Knowledge that any customer from whom NOW received more than $50,000 in gross receipts during the 1997 or 1998 fiscal years (i) has ceased, or will cease, to use the products, goods or services of its business, (ii) has substantially reduced, or will substantially reduce, the use of products, goods or services of its business or (iii) has sought, or is seeking, to reduce the price it will pay for products, goods or services of its business. NOW has not received any notice nor has any Knowledge that any supplier from whom NOW purchased more than $50,000 in goods during the 1997 or 1998 fiscal years will not sell raw materials, supplies, merchandise and other goods to NOW at any time after the Effective Time on terms and conditions similar to those used in the current sales to NOW, subject to general and customary price increases and unforeseeable supply or demand changes.

  4.24) Stock Ownership. Other than through mutual funds or other similar investment vehicles over which no investment discretion is retained, neither NOW nor, to NOW's Knowledge, any Shareholder owns any securities issued by Parent or has any warrants, options or other rights to purchase or otherwise acquire or convert any obligations into securities issued by Parent.

  4.25) Powers of Attorney. Except as set forth in Exhibit 4.25, no person has any power of attorney to act on behalf of NOW in connection with any of its properties or business affairs other than such powers to so act as normally pertain to the officers of NOW.

  4.26) Tax-Free Reorganization; Pooling. To its Knowledge, NOW has not taken, or failed to take, any action that would jeopardize the treatment of the Merger as a tax-free reorganization for tax purposes or a pooling of interests for accounting purposes.

  4.27) Information in Registration Statement. None of the information supplied or to be supplied by NOW or any Shareholder for inclusion or incorporation by reference in any registration statement filed in connection with this Agreement will, at the time such registration statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

  4.28) No Misrepresentations. Neither this Agreement nor any certificate or Exhibit or other information by or on behalf of NOW or any Shareholder pursuant to this Agreement contains any untrue statement of a material fact or, when this Agreement and such certificates, Exhibits and other information are taken in their entirety, omits to state a material fact necessary to make the statements contained herein or therein not misleading.

                                  ARTICLE 5.

            Representations And Warranties Of Parent And Subsidiary

  Parent and Subsidiary make the following representations and warranties to NOW with the intention that NOW may rely upon the same.

  5.1) Organization. Each of Parent and Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted and to own all of its properties and assets.

  5.2) Corporate Authority. Each of Parent and Subsidiary has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Parent and Subsidiary and the consummation by each of Parent and Subsidiary of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Parent and Subsidiary, and this Agreement and each of the transactions contemplated hereby has been approved by Parent as the sole stockholder of Subsidiary. No other corporate proceedings on the part of either Parent or Subsidiary are necessary to approve this Agreement or the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligations of Parent and Subsidiary, enforceable against each in accordance with its terms.

  5.3) Breaches of Contracts; Required Consents. Except as set forth on
Exhibit 5.3 and except for applicable requirements of state or foreign laws relating to takeovers, federal and state securities or blue sky laws, filings with the Nasdaq Stock Market, Inc. and filing of an Agreement of Merger under the MBCA and a Certificate of Merger under the DGCL, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Parent or Subsidiary of the transactions contemplated by this Agreement. Except as set forth on Exhibit 5.3, neither the execution and delivery of this Agreement by Parent or Subsidiary, nor the consummation by Parent or Subsidiary of the transactions contemplated hereby, nor compliance by Parent or Subsidiary with any of the provisions hereof, will
(i) result in any breach of the certificate of incorporation or by-laws of Parent or Subsidiary, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their properties or assets, except in the case of clauses (ii) and (iii) for violations, breaches or defaults that would not have a Material Adverse Effect.

  5.4) SEC Filings. Parent and any predecessor of Parent have filed all forms, reports and documents with the SEC required to be filed by them pursuant to the federal securities laws and the rules and regulations of the SEC (together, the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended or the Securities Act, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed SEC Document.

  5.5) Capitalization. The authorized capital stock of Parent consists of 30,000,000 shares of Common Stock, $.01 par value, and 2,000,000 shares of Preferred Stock, $.01 par value. As of the date of this

Agreement, there are outstanding 18,166,283 shares of Parent Common Stock and no shares of Preferred Stock of Parent. All outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. As of the date of this Agreement, there are options and warrants to acquire 1,802,711 and 50,000 shares, respectively, of Parent Common Stock outstanding. Except as set forth in this Section 5.5, there are outstanding (a) no shares of Parent Common Stock or other voting securities of Parent, (b) no securities of Parent convertible into or exchangeable for shares of Parent Common Stock or voting securities of Parent and (c) no options, warrants or other rights to acquire from Parent, and no obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent. There are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any Parent Common Stock. To Parent's Knowledge, no officer, director, or Shareholder of Parent would be unable to give the representation that none of the events or circumstances described in Rule 262 of Regulation A under the Securities Act have occurred.

  5.6) Financial Statements. The audited supplemental consolidated balance sheets of Parent and its subsidiaries at December 31, 1995, 1996, and 1997 and the statements of income and changes in stockholders' equity and cash flows for the years ended December 31, 1995, 1996, and 1997 (the "Parent Financial Statements"), fairly present the financial position and results of operations of Parent and its subsidiaries as for the periods then ended and the financial position of Parent and its subsidiaries at the dates thereof in accordance with GAAP applied on a consistent basis with prior periods (a copy of the 1997 Parent Financial Statements are to be delivered within 10 days of the date of this Agreement). Parent has maintained its books of account in accordance with applicable laws, rules and regulations of government authorities and with GAAP applied on a consistent basis with prior periods, and such books of account are and, during the period covered by Parent Financial Statements, were correct and complete in all material respects, fairly and accurately reflect or reflected the income, expenses, assets and liabilities of Parent, including the nature thereof and the transactions giving rise thereto, and provide or provided a fair and accurate basis for the preparation of the Parent Financial Statements.

  5.7) No Undisclosed Liabilities. Except as set forth in Exhibit 5.7, neither Parent nor any subsidiary has, nor at the Effective Time will have, any liabilities or obligations, either absolute, accrued, contingent or otherwise, which individually or in the aggregate are material to the financial condition and business of Parent or any subsidiary and which (i) have not been reflected in the Parent Financial Statements, (ii) have not been described in this Agreement or in any of the Exhibits hereto, or (iii) have been incurred since September 30, 1997, other than in the ordinary course of its business consistent with past practice.

  5.8) Information in Registration Statement. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in any registration statement filed in connection with this Agreement will, at the time such registration statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Any registration statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder, except that no representation is made by Parent with respect to statements made therein based on information supplied by NOW or any Shareholder or inclusion in any registration statement.

  5.9) Subsidiary. Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Subsidiary does not have and will not have incurred any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

  5.10) Tax-Free Reorganization: Pooling. To its Knowledge, Parent has not taken, or failed to take, any action that would jeopardize the treatment of the Merger as tax-free reorganization for tax purposes or a pooling of interests for accounting purposes.

  5.11) No Misrepresentations. Neither this Agreement nor any certificate or Exhibit or other information furnished by or on behalf of Parent pursuant to this Agreement contains any untrue statement of a material fact or, when this Agreement and such certificates, Exhibits and other information are taken in their entirety, omits to state a material fact necessary to make the statements contained herein not misleading.

  5.12) Laws and Regulations. In all material respects, Parent has complied, and is in compliance, with applicable laws, statutes, orders, rules, regulations and requirements promulgated by governmental or other authorities relating to its business, including, without limitation, any relating to wages, hours, hiring, promotion, retirement, working conditions, air, water, solid or liquid waste pollution, nondiscrimination, health, safety, pensions, benefits, the production, processing, advertising or sale of products, trade regulation, antikickback, export licensing, antitrust, antiboycott, warranties, or control of foreign exchange; and Parent has not received any notice of any sort of alleged violation of any such statute, order, rule, regulation or requirement.

  5.13) Litigation and Related Matters. Except as set forth in Exhibit 5.13, as of the date of this Agreement, (i) there is no action, suit, judicial or administrative proceeding, arbitration or investigation pending or, to Parent's Knowledge, threatened against or involving Parent or any of its properties or rights, before any court, arbitrator, or administrative or governmental body; (ii) there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Parent; and (iii) Parent is not in violation any term of any judgments, decrees, injunctions or orders outstanding against it. An action, suit, proceeding, arbitration or investigation shall be considered "threatened" for purposes of this Section
5.13 if Parent has received written notice or otherwise has Knowledge that such event may be commenced. Except as set forth on Exhibit 5.13, to Parent's Knowledge there are no existing facts or conditions which reasonably would be expected to give rise to any charge, claim, litigation, proceeding, or investigation.

                                  ARTICLE 6.

                             Additional Agreements

  6.1) Access to Information. During the period prior to the Closing, NOW shall give to Parent and its attorneys, accountants or other authorized representatives, full access to all of the property, books, contracts and records of NOW and shall furnish to Parent during such period all such information concerning its business as Parent reasonably may request.

  6.2) Restrictions. Except as disclosed in Exhibit 6.2 hereto, NOW covenants that during the period from the date of this Agreement to the Closing (except as Parent otherwise has consented in writing):

  (a) The business of NOW will be conducted only in the usual and ordinary manner.

  (b) No change will be made in NOW's authorized or issued corporate shares or in its capital structure.

  (c) No increase will be made in the compensation payable to or to become payable to any employee of NOW, and no bonus payment will be made by NOW to any such employee, except in each case in the ordinary course of business consistent with past practice.

  (d) NOW will not embark upon any new venture, enter into or amend any material leases or agreements, purchase any material fixed assets or equipment, amend any loan agreements, guarantee any obligation or increase any existing lines of credit.

  (e) NOW will not sell, dispose, transfer, assign or otherwise remove any of its material assets except in the ordinary course of business and consistent with past practice.

  (f) NOW, in all material respects, will timely pay and discharge all bills and monetary obligations and timely and properly perform all of its obligations and commitments under all existing contracts and agreements pertaining to or affecting NOW.

    (g) NOW shall use its reasonable best efforts to preserve the business organization and assets of NOW and to keep available to Parent the services of NOW's present employees, and not to impair relationships with suppliers, customers and others having business relations with NOW.

    (h) NOW will maintain all insurance policies listed on Exhibit 4.13 hereto in effect.

  6.3) Preserve Accuracy of Representations and Warranties. NOW shall refrain from taking any action, other than in the ordinary course of business, except with the prior written consent of Parent, which would render any representation, warranty or agreement of NOW in this Agreement inaccurate or breached as of the Closing. At all times prior to the Closing, NOW will promptly inform Parent in writing with respect to any matters that arise after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Exhibits. NOW promptly will notify Parent in writing of all lawsuits, claims, proceedings and investigations that may be threatened, brought, asserted or commenced against NOW or NOW's officers or directors.

  6.4) No Solicitation of Transactions. NOW shall cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) not to initiate, solicit or encourage, directly or indirectly (including by way of furnishing non-public information or assistance), or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize any of their respective officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by them to take any such action, and NOW shall notify Parent of all inquiries or proposals which it receives relating to any of such matters.

  6.5) Public Announcements. NOW understands that Parent is a public company, and that until the transactions contemplated by this Agreement are made public, NOW and the Shareholders and those whom they advise of this transaction (which shall only be on a "need to know basis") may be privy to material inside information; accordingly, NOW understands, and NOW has apprised those of its officers, directors and employees who know of the potential transaction, of the need for confidentiality and the potential consequences of any trading in Parent Common Stock. No public announcements shall be made concerning the negotiations between the parties, this Agreement or the transactions contemplated herein, without the prior mutual consent of NOW and Parent, except as may be required by law or the rules or regulations of The Nasdaq Stock Market. The parties agree that, to the maximum extent feasible, they will advise and confer with each other prior to the issuance of any reports, statements or releases pertaining to this Agreement or the transactions contemplated herein. In addition, the parties agree to respond to all inquiries with respect to the Merger by stating that it is their policy not to comment on such matters.

  6.6) Appropriate Action; Consents; Filings.

    (a) NOW, Parent and Subsidiary shall use their respective best efforts to
  (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or required to be taken by any Governmental Entity or otherwise to consummate the Merger as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by NOW, Parent or Subsidiary in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under any applicable law; provided that NOW and Parent shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the other party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. NOW and Parent shall use reasonable best efforts to furnish to the other party all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the Merger and this Agreement.

    (b) (i) NOW, Parent and Subsidiary shall give any notices to third parties, and use, their reasonable best efforts to obtain any third party consents, (A) necessary to consummate the Merger, (B) disclosed or required to be disclosed in the exhibits to this Agreement or (C) required to prevent a Material Adverse Effect on NOW, Parent or Subsidiary.

    (ii) In the event that NOW, Parent or Subsidiary shall fail to obtain any third party consent described in subsection (b)(i) above, each party, as appropriate, shall use its reasonable best efforts, and shall take any such actions reasonably requested by any other party, to minimize any adverse effect on NOW, Parent or Subsidiary which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

    (c) From the date of this Agreement until the Effective Time, the parties shall each promptly notify each other of any pending or threatened action, proceeding or investigation by any Governmental Entity or any other person
  (i) challenging or seeking damages in connection with the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger.

  6.7) Tax-Free Reorganization: Pooling. None of NOW, Parent or Subsidiary shall take any action which would jeopardize the treatment of the Merger as a tax-free reorganization or which would prevent the Merger from being accounted for as a pooling of interests.

  6.8) Preparation of S-4. Parent shall prepare and file as promptly as practicable after the execution of this Agreement with the SEC a registration statement on Form S-4 (the "S-4"). NOW shall furnish all information concerning NOW and the Shareholders as may be reasonably requested in connection with the S-4. Parent shall use its best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger, and NOW shall furnish all information concerning NOW and the Shareholders as may be reasonably requested in connection with any such action.

  6.9) Nasdaq Listing. Parent will make such filings as are necessary with The Nasdaq Stock Market regarding the transactions contemplated hereby, including filing a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock to be issued in the Merger.

  6.10) HSR Act. In the event that the parties determine that the proposed transactions are subject to a waiting period under HSR Act, NOW and Parent shall promptly file or cause to be filed on behalf of itself and any other acquired or acquiring persons under the HSR Act, Premerger Notification and Report Forms with respect to the transactions contemplated herein, respond to any requests for additional information and documents and provide the necessary information and make the necessary filings under the HSR Act. The Effective Time shall be reasonably extended as necessary to allow the period specified in the HSR Act and any extensions thereof to expire prior to such date.

  6.11) Shareholder Matters. NOW shall call a meeting of its Shareholders for the purpose of voting upon matters relating to this Agreement and the Merger to be held as soon as practicable after the date hereof. NOW will, through its Board of Directors, recommend to its Shareholders approval of this Agreement, the Merger and the other transactions contemplated hereby or thereby and will use its reasonable best efforts to cause its Shareholders to approve the Merger.

  6.12) Tax Matters. Each of the parties agrees to prepare and file any and all tax returns, reports and other filings regarding the tax treatment of the Merger in a manner which is consistent in all respects with the intent and expectation set forth herein.

                                  ARTICLE 7.

               Conditions Of Closing; Abandonment Of Transaction

  7.1) Conditions of Each Party's Obligations to Effect the Merger. The respective obligations of NOW, Parent and Subsidiary to consummate the Merger are subject to the satisfaction upon or prior to the Closing of the following conditions:

  (a) Shareholder Approval. This Agreement and the Merger shall have been approved by the affirmative vote of the holders of at least 51% of shares of outstanding NOW Common Stock in accordance with the MBCA and the articles of incorporation and by-laws of NOW.

  (b) HSR Approval. Any waiting period applicable to the consummation of the merger under the HSR Act shall have expired or been terminated.

  (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity of competent jurisdiction nor other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

  (d) Statutes. No action shall have been taken, and no statute, rule, regulation or order shall have been enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity which would (i) make the consummation of the Merger illegal or (ii) render NOW, Parent or Subsidiary unable to consummate the Merger, except for any waiting period provisions.

  (e) Accountant's Letters. Ernst & Young LLP, independent accountants to Parent, shall have rendered its opinion(s), addressed to Parent, in form and substance satisfactory to Parent as to the appropriateness of pooling of interest accounting for the Merger under Accounting Principles Board Opinion No. 16, and Ernst & Young LLP shall have rendered its opinion to Parent to the effect that the Merger has been structured in a manner which is tax-free with respect to Parent and its stockholders and NOW and the Shareholders.

  (f) Form S-4. The S-4 registering the issuance and delivery of the shares of Parent Common Stock shall have been declared effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the S-4 shall have been issued by the SEC. All other filings necessary under federal and state securities laws to permit the issuance and delivery of the shares of Parent Common Stock in compliance therewith shall have been made, and any authorizations in connection therewith from all applicable securities regulatory authorities shall have been obtained.

  (g) Escrow Agreement. Parent, NOW and the Shareholders shall have executed and delivered to the Escrow Agent the Escrow Agreement.

  7.2) Conditions of Obligations of Parent and Subsidiary. The respective obligations of Parent and Subsidiary to consummate the Merger are subject to the satisfaction prior to or upon the Closing of the following conditions, unless waived by Parent.

  (a) Representations and Warranties. The representations and warranties of NOW set forth in this Agreement shall be true and correct in all material respects as of the Closing, as though made on and as of such date (provided that those representations or warranties made as of a particular date need only be true and correct as of such date).

  (b) Performance of Obligations of NOW. NOW shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement prior to or as of the Closing.

  (c) Consents. The consents, approvals and authorizations described (or required to be described) on Exhibit 4.17(b) hereto shall have been obtained in form and in substance reasonably satisfactory to Parent.

  (d) No Material Adverse Changes. There shall not have been a material adverse change in the general affairs, business, business prospects, properties, management, condition (financial or otherwise) or results of operations of NOW, whether or not arising from transactions in the ordinary course of business, and NOW shall not have sustained any material loss or interference with its business or properties from fire, explosion, flood or other casualty, whether or not covered by insurance, or from any labor dispute or any court or legislative or other governmental action, order or decree.

  (e) Affiliate Agreements. NOW shall have delivered (or cause to be delivered) duly executed Affiliate Agreements substantially in the form of
Exhibit 7.2(e) from each affiliate of NOW.

  (f) Employment Agreements. NOW shall have delivered (or cause to be delivered) duly executed Employment Agreements substantially in the form of
Exhibit 7.2(f) from Terry Nagel, Mike Osgar and Josh Waldman.

  (g) Accountant's Letter. Deloitte & Touche LLP, independent accountants to NOW, shall have rendered its opinion, addressed to NOW, but upon which Ernst & Young LLP may rely, in form and substance satisfactory to NOW as to the appropriateness of pooling of interest accounting for the Merger under Accounting Principles Board Opinion No. 16.

  (h) Stock Powers. NOW shall have delivered (or caused to be delivered) duly executed stock powers from each Shareholder, with signatures guaranteed, with respect to the Indemnification Escrow Shares substantially in the form of
Exhibit 7.2(h).

  (i) Releases. NOW shall have delivered (or cause to be delivered) duly executed releases substantially in the form on Exhibit 7.2(i) hereto, executed by each director and each officer of NOW, releasing NOW from any and all liabilities and obligations owed by NOW to him or her, including but not limited to those owed to him or her in his or her capacity as a director, officer, shareholder and/or employee of NOW.

  (j) Jennifer Development Lease. NOW shall have delivered a letter agreement with Jennifer Development in which the current lease of NOW's facilities is effectively amended to allow NOW to store, use and dispose of hazardous materials necessary to the conduct of its business so long as such storage, use and disposal conforms to applicable law. NOW shall use its reasonable best efforts to: (i) obtain from Jennifer Development a release of any liens Jennifer Development may have pursuant to its lease with NOW; (ii) obtain a non-disturbance agreement from mortgagees of Jennifer Development; (iii) obtain Jennifer Development's acknowledgment that the Merger is not an assignment under the terms of its lease; and (iv) obtain Jennifer Development's consent to NOW's sublease of lab facilities.

  7.3) Conditions of Obligations of NOW. The obligation of NOW to effect the Merger is subject to the satisfaction prior to or upon the Closing of the following conditions, unless waived by NOW:

  (a) Representations and Warranties. The representations and warranties of Parent and Subsidiary set forth in this Agreement shall be true and correct in all material respects as of the Closing, as though made on and as of such date (provided that those representations or warranties made as of a particular date need only be true and correct as of such date).

  (b) Performance of Obligations of Parent and Subsidiary. Parent and Subsidiary shall have performed in all material respects all obligations and covenants required to be performed by them under this Agreement prior to or as of the Closing.

  (c) Consents. The consents, approvals and authorizations described (or required to be described) on Exhibit 5.3 hereto shall have been obtained in form and in substance reasonably satisfactory to NOW.

  (d) Accountant's Letters. Ernst & Young LLP, independent accountants to Parent, shall have rendered its opinion(s), addressed to Parent, in form and substance satisfactory to Parent as to the appropriateness of pooling of interest accounting for the Merger under Accounting Principles Board Opinion No. 16, and Ernst & Young LLP shall have rendered its opinion to Parent to the effect that the Merger has been structured in a manner which is tax-free with respect to Parent and its stockholders and NOW and the Shareholders.

  (e) No Material Adverse Changes. There shall not have been a material adverse change in the general affairs, business, business prospects, properties, management, condition (financial or otherwise) or results of operations of Parent, whether or not arising from transactions in the ordinary course of business, and Parent shall not have sustained any material loss or interference with its business or properties from fire, explosion, flood or other casualty, whether or not covered by insurance, or from any labor dispute or any court or legislative or other governmental action, order or decree.

                                  ARTICLE 8.

                       Termination, Amendment And Waiver

  8.1) Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval of this Agreement and the Merger by the shareholders of NOW only in accordance with the following provisions:

  (a) by mutual written consent of each of NOW, Parent and Subsidiary; or

  (b) by NOW if either (i) the Effective Time shall not have occurred on or before June 30, 1998; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to NOW if its failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date, or (ii) there shall be any law that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable; provided that NOW shall have complied with its obligations under
Section 6.6 above, or (iii) any of the conditions provided in Section 7.3 have not been satisfied or waived; or

  (c) by Parent if either (i) the Effective Time shall not have occurred on or before June 30, 1998; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to Parent if Parent's or Subsidiary's failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date, or (ii) there shall be any law that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable; provided that Parent and Subsidiary shall have complied with their obligations under Section 6.6 above, or (iii) any of the conditions provided in Section 7.2 have not been satisfied or waived; or

  (d) by Parent, if the Board of Directors of NOW withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do any of the foregoing or the Board of Directors of NOW shall have recommended to the shareholders of NOW any Competing Transaction or resolved to do so; or

  (e) by Parent if more than 10% of the Shareholders shall have dissented to the Merger in accordance with the applicable provisions of the MBCA; or

  (f) by NOW, in the event of a material breach by Parent or Subsidiary of any representation, warranty, covenant or agreement contained herein which has not been cured or is not curable by June 30, 1998; or

  (g) by Parent, in the event of a material breach by NOW of any representation, warranty, covenant or agreement contained herein which has not been cured or is not curable by June 30, 1998.

  8.2) Termination; Termination Payment. In the event of termination of this Agreement, this Agreement shall forthwith become void, and there shall be no liability on the part of any of the parties hereto or their respective affiliates, directors, officers, or stockholders, except as provided below and except for those obligations intended to survive termination. In the event that: (i) either Parent or NOW shall terminate this Agreement because of material misrepresentation or a breach of a material covenant by the other party; or

(ii) Parent shall terminate this Agreement pursuant to Section 8.1(d); or
(iii) the Merger shall not have been approved by the affirmative vote of the holders of at least 51% of the voting securities of NOW; or (iv) the number of Dissenting Shareholders exceeds 10% and NOW enters into a Competing Transaction within one year of the date hereof with any person or entity other than Parent, (A) in the case of (i) and (ii), the nonterminating party shall be liable to and shall pay to the terminating party by wire transfer the sum of $2,200,000 in full satisfaction of all claims within fifteen (15) business days after the nonterminating party's receipt of written notice of termination, and (B) in the case of (iii) and (iv), NOW shall be liable to and shall pay to the Parent by wire transfer the sum of $2,200,000 in full satisfaction of all claims within fifteen (15) business days after the Shareholders' Meeting, in the case of (iii) and the entering into of such Competing Transaction, in the case of (iv). It is agreed that the payments due hereunder are the exclusive remedy for termination of this Agreement. Notwithstanding the foregoing, in the event of a breach by NOW of Section 6.4, Parent may pursue any and all remedies available to it at law or in equity. Recovery by Parent of a termination payment under this Section 8.2 shall not bar any such action for breach of Section 6.4, but the amount of any monetary damages awarded to Parent in such action shall be reduced by the termination payment actually received by Parent.

  8.3) Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement and the Merger by the shareholders of NOW, no amendment may be made which would reduce the timing, certainty or number of the shares of Parent Common Stock. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

  8.4) Waiver. At any time prior to the Effective Time, any party hereto may
(a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and
(c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in any instrument in writing signed by the party or parties to be bound thereby.

                                  ARTICLE 9.

                              General Provisions

  9.1) Certain Employee Benefit Matters. Parent confirms to NOW that it is Parent's present intent to provide after the Effective Time to continuing employees of NOW employee benefit programs that in the aggregate are generally not less favorable to such employees than those being provided to Parent's employees on the date of this Agreement. To the extent Parent's employee benefit programs provide medical or dental welfare benefits after the Closing Date, Parent shall use reasonable efforts to cause all pre-existing condition exclusions to be waived, and Parent shall provide that any expenses incurred on or before the Closing Date shall be taken into account under the Parent employee benefit programs for purposes of satisfying the applicable deductible, coinsurance and maximum out-of-pocket provisions for such employees and their covered dependents.

  9.2) Director and Officer Indemnification. Until the date of issuance of the first independent audit report with respect to the financial statements of Parent after the Effective Time, Parent and the Surviving Corporation each agrees that for acts occurring prior to the Effective Time, all rights to indemnification and advancement of expenses existing in favor of the directors and officers of NOW under the provisions existing on the date hereof of the Articles of Incorporation, Bylaws and indemnification agreements of NOW shall survive the Effective Time, and Parent and the Surviving Corporation each agrees to indemnify and advance expenses to such directors and officers to the full extent required or permitted under the provisions existing on the date hereof of NOW's Articles of Incorporation and Bylaws and indemnification agreements. To the extent that any matter which is properly the subject of indemnification with respect to such continuing director and officer indemnification obligations results from a breach of a representation, warranty or covenant under this Agreement, Parent shall not be relieved of its requirements to honor such continuing indemnification obligations but shall itself be entitled to seek indemnification pursuant to the terms of this Agreement. If such a claim by Parent is indemnified under
Section 9.5, no director or officer shall thereafter be entitled to seek indemnification under the articles of incorporation or by-laws of NOW or director and officer indemnity agreements for any amounts required to be paid pursuant to this Agreement.

  9.3) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (whether or not the Merger is consummated) shall be paid by the party incurring such expenses, except that if the Merger is not consummated Parent and NOW shall share equally the expenses incurred in connection with filings under the HSR Act.

  9.4) Survival of Representations and Warranties. The representations and warranties in this Agreement and in any instrument delivered pursuant to this Agreement shall survive the Effective Time for a period of twelve months.

  9.5) Indemnification.

  (a) Subject to the limitations set forth in Section 9.5(b) below, Parent and Subsidiary, jointly and severally, shall indemnify and hold NOW and the shareholders of NOW harmless at all times from and after the date of this Agreement against and in respect of all damages, losses, costs and expenses (including reasonable attorney fees but not including any loss resulting from a diminution in the value of Parent Common Stock received in the Merger) which NOW and/or the shareholders of NOW may suffer or incur in connection with the breach by Parent or Subsidiary of any of their respective representations, warranties or covenants in this Agreement.

  (b) NOW and the shareholders of NOW shall not assert any claim under Section 9.5(a) above unless and until such claims exceed an aggregate of $100,000 and any claim under Section 9.5(a) above must be asserted within twelve months from the Effective Time or be forever barred. Notwithstanding the foregoing or anything in this Agreement to the contrary, no claim seeking indemnification with respect to matters set forth in Section 9.5(a) may be brought after the date of issuance of the first independent audit report with respect to the financial statements of Parent after the Effective Time if such claim is of a type expected to be encountered in the course of an audit performed in accordance with generally accepted auditing standards.

  (c) Subject to the limitations set forth in Section 9.5(d) below, NOW and the shareholders of NOW shall indemnify and hold the Surviving Corporation, Parent and Subsidiary harmless at all times from and after the date of this Agreement, against and in respect of all losses, damages, costs and expenses (including reasonable attorney fees) which the Surviving Corporation, Parent and/or Subsidiary may suffer or incur in connection with the breach by NOW of any of its representations, warranties or covenants in this Agreement.

  (d) The Surviving Corporation, Parent and Subsidiary shall not assert any claim under Section 9.5(c) above unless and until such claims exceed an aggregate of $100,000; any claim under Section 9.5(c) above must be asserted within twelve months from the Effective Time or be forever barred; and any claim under Section 9.5(c) above must be made only against the Escrow Fund and only in accordance with the terms of the Escrow Agreement. Notwithstanding the foregoing or anything in this Agreement to the contrary, no claim seeking indemnification with respect to matters set forth in Section 9.5(c) may be brought after the date of issuance of the first independent audit report with respect to the financial statements of Parent after the Effective Time if such claim is of a type expected to be encountered in the course of an audit performed in accordance with generally accepted auditing standards.

  (e) If a claim by a third party is made against any of the indemnified parties, and if any of the indemnified parties intends to seek indemnity with respect to such claim under this Section 9.5, such indemnified party shall promptly notify the indemnifying party of such claim. The indemnifying party shall have thirty (30) days after receipt of the above-mentioned notice to undertake, conduct and control, through counsel of such party's own choosing (subject to the consent of the indemnified party, such consent not to be unreasonably withheld) and at such party's expense, the settlement or defense of it, and the indemnified party shall cooperate with the indemnifying party in connection with such efforts; provided that: (i) the indemnifying party shall not by this Agreement permit to exist any lien, encumbrance or other adverse charge upon any asset of any indemnified party,
(ii) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel shall be borne by the indemnified party, (iii) the indemnifying party shall agree promptly to reimburse the indemnified party for the full amount of any loss resulting from such claim and all related expense incurred by the indemnified party pursuant to this Article, and (iv) the indemnifying party will not compromise or settle any claim without the prior consent of the indemnified party. So long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall not pay or settle any such claim. If the indemnifying party does not notify the indemnified party within thirty (30) days after receipt of the indemnified party's notice of a claim of indemnity under this
Section 9.5 that such party elects to undertake the defense of such claim, the indemnified party shall have the right to contest, settle or compromise the claim in the exercise of the indemnified party's exclusive discretion at the expense of the indemnifying party.

  (f) In the event that Parent and/or Subsidiary have a claim against NOW, that claim must be asserted against the Escrow Fund only and must be made in accordance with the provisions of the Escrow Agreement.

  (g) To the extent that Parent or Subsidiary make a claim against the Indemnification Escrow Shares pursuant to the Escrow Agreement, and such claim is paid in shares of Parent Common Stock, then for purposes of such payment, the shares of Parent Common Stock shall be valued at the Initial Price, if
Section 3.2(a) is applicable, or at the Closing Price, if any of Sections 3.2(b)-(e) is applicable.

  9.6) Notices. All notices, requests, claims, demands and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be deemed given if delivered personally, by facsimile, by certified mail (postage prepaid, return receipt requested) or sent by overnight courier (in each case, providing proof of delivery) to the parties at the addresses and/or facsimile numbers set forth at the beginning of this Agreement (or such other address or facsimile number for a party as shall be specified in like notice).

  9.7) Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the other documents referenced herein contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, with respect thereto.

  9.8) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

  9.9) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) Section 3.3 above (which is intended to be for the benefit of the persons holding the stock options referred to therein); (b)
Section 9.1 above (which is intended to be for the benefit of the employees of NOW); and (c) Section 9.4 and Section 9.5(a) which are intended to be for the benefit of the shareholders of NOW.

  9.10) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement pursuant to Section 9.11 below, this being in addition to any other remedy to which they are entitled at law or in equity.

  9.11) Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law. Each party hereto: (1) agrees that any proceeding arising out of this Agreement and the Merger shall be brought in a state court or United States federal court located in the State of New York; (2) consents to the jurisdiction of each such court in any such proceeding; (3) waives any objection which such party may have to the laying of venue of any such proceeding in any of such courts; and (4) agrees that New York is the most convenient forum for litigation of any such proceeding.

  9.12) Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

  9.13) Delivery by NOW. NOW shall deliver or cause to be delivered to Parent at Closing:

    (i) A complete and correct copy of its articles of incorporation, as amended to date, certified by the Secretary of State of the State of Minnesota and its by-laws, as amended to date, certified by the Secretary or an Assistant Secretary of NOW, and the original corporate stock ledgers, corporate seal and minute book(s) of NOW.

    (ii) Long form certificates of good standing or legal existence, as appropriate, as of a recent date issued by (i) the Secretary of State of the State of Minnesota to the effect that NOW is in good standing under the laws of such state, and (ii) the Secretary of State of each state in which NOW is authorized to transact business as a foreign corporation to the effect that NOW is duly qualified as a foreign corporation in such state.

    (iii) Such other certificates and representations as are reasonably requested by Ernst & Young LLP in order to render its opinions.

    (iv) With respect to each subsidiary of NOW, items (i) and (ii) above.

    (v) Such further instruments or documents as Parent or its counsel may reasonably request to assure the full and effective completion of the Merger and to assure the effective completion of the transactions contemplated hereby.

                           [SIGNATURE PAGE FOLLOWS]

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                          NOW Technologies, Inc.

                                                    /s/ Terry J. Nagel
                                          By __________________________________
                                            Name: Terry J. Nagel
                                            Title: President and Chief
                                             Executive Officer

                                          ATMI, Inc.

                                                   /s/ Eugene G. Banucci
                                          By __________________________________
                                            Name: Eugene G. Banucci
                                            Title: President and Chief
                                             Executive Officer

                                          Glide Acquisition, Inc.

                                                   /s/ Eugene G. Banucci
                                          By __________________________________
                                            Name: Eugene G. Banucci
                                            Title: President and Chief
                                             Executive Officer

                                    EXHIBITS

           Trade Names and Current Officers and
   4.1     Directors                              Article 4, Section 4.1
           Record Owners of Capital Stock and
   4.4     Options                                Article 4, Section 4.4
   4.5     Subsidiaries                           Article 4, Section 4.5
   4.6(a)  Undisclosed Liabilities                Article 4, Section 4.6(a)
   4.7(a)  Taxes                                  Article 4, Section 4.7(a)
   4.7(b)  Former Subsidiaries                    Article 4, Section 4.7(b)
   4.8     Liens and Encumbrances                 Article 4, Section 4.8
   4.9(a)  Intellectual Property                  Article 4, Section 4.9(a)
   4.9(c)  Nondisclosure Agreements               Article 4, Section 4.9(c)
   4.9(d)  Royalties                              Article 4, Section 4.9(d)
   4.9(e)  Infringement                           Article 4, Section 4.9(e)
   4.10(a) Material Contracts                     Article 4, Section 4.10(a)
   4.10(b) Employment Contracts and Employees     Article 4, Section 4.10(b)
   4.10(c) Breach of Contract                     Article 4, Section 4.10(c)
   4.11    Contracts with Related Parties         Article 4, Section 4.11
   4.12    Product Liability Claims               Article 4, Section 4.12
   4.13    Insurance                              Article 4, Section 4.13
   4.14    Litigation                             Article 4, Section 4.14
   4.16    Environmental Matters                  Article 4, Section 4.16
   4.17(b) Required Consents                      Article 4, Section 4.17(b)
   4.19(a) Employee Benefit Plans                 Article 4, Section 4.19(a)
   4.20(a) Indebtedness--Owed by NOW              Article 4, Section 4.20(a)
   4.20(b) Indebtedness--Owed to NOW              Article 4, Section 4.20(b)
   4.22    Hart-Scott-Rodino                      Article 4, Section 4.22
   4.23    Customers and Suppliers                Article 4, Section 4.23
   4.25    Powers of Attorney                     Article 4, Section 4.25
   5.3     Required Consents                      Article 5, Section 5.3
   5.7     Undisclosed Liabilities                Article 5, Section 5.7
   5.13    Litigation                             Article 5, Section 5.13
   6.2     Interim Operations                     Article 6, Section 6.2
   7.2(e)  Affiliate Agreement                    Article 7, Section 7.2(e)
   7.2(f)  Employment Agreement                   Article 7, Section 7.2(f)
   7.2(h)  Stock Power                            Article 7, Section 7.2(h)
   7.2(i)  Release                                Article 7, Section 7.2(i)
   9.5     Escrow Agreement                       Article 1

                                                                     APPENDIX B

302A.471. RIGHTS OF DISSENTING SHAREHOLDERS

  SUBDIVISION 1. ACTIONS CREATING RIGHTS. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

    (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

      (1) alters or abolishes a preferential right of the shares;

      (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

      (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

      (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

    (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

    (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

    (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

    (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

SUBD. 2. BENEFICIAL OWNERS.

    (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

    (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

SUBD. 3. RIGHTS NOT TO APPLY.

    (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

    (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

  SUBD. 4. OTHER RIGHTS. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473. PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS

  SUBDIVISION 1. DEFINITIONS.

    (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

    (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

    (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

    (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

  SUBD. 2. NOTICE OF ACTION. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

  SUBD. 3. NOTICE OF DISSENT. If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

  SUBD. 4. NOTICE OF PROCEDURE; DEPOSIT OF SHARES.

    (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

      (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

      (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

      (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

      (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

    (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

SUBD. 5. PAYMENT; RETURN OF SHARES.

    (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

      (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

      (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

      (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

    (b) The corporation may withhold the remittance described in paragraph
  (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

    (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

  SUBD. 6. SUPPLEMENTAL PAYMENT; DEMAND. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

  SUBD. 7. PETITION; DETERMINATION. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

  SUBD. 8. COSTS; FEES; EXPENSES.

    (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

    (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

    (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Registrant's Certificate of Incorporation provides that the personal liability of the directors of the Registrant shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"). Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director; however, the Certificate of Incorporation does not eliminate the liability of a director for (i) any breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivatives suits on behalf of the Registrant) to recover monetary damages against a director for breach of his or her fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect the ability of the Registrant or its stockholders to seek nonmonetary remedies, such as injunction or rescission, against a director for breach of his or her fiduciary duty.

  In addition, the Certificate of Incorporation of the Registrant provides that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. Section 145 of the DGCL permits a company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonable believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

  The Registrant maintains insurance for officers and directors against certain liabilities, including liabilities under the Securities Act. The effect of this insurance is to indemnify any officer or director of the Registrant against expenses, including, without limitation, attorneys' fees, judgments, fines and amounts paid in settlement, incurred by an officer or director upon a determination that such person acted in good faith. The premiums for such insurance are paid by the Registrant.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) The following is a list of exhibits filed as a part of this registration statement or incorporated by reference herein:

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
   2.01      Merger Agreement by and among the Registrant, Glide Acquisition,
             Inc. and NOW Technologies, Inc. dated as of February 19, 1998, attached to this registration statement as Appendix A to the Proxy
             Statement/Prospectus (Exhibit 2.03 to the Registrant's
             Registration Statement on Form S-1, Registration No. 333-46609
             (the "Form S-1 Registration Statement")).(1)
   3.01(a)   Certificate of Incorporation of the Registrant (Exhibit 3.01 to
             the Registrant's Registration Statement on Form S-4, filed
             September 10, 1997, Registration No. 333-35323 (the "Form S-4
             Registration Statement")).(1)

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
   3.01(b)   Certificate of Amendment to Certificate of Incorporation (Exhibit
             4.1(b) to the Registrant's Post-Effective Amendment No. 1 to
             Registration Statement on Form S-8, filed October 10, 1997,
             Registration No. 33-77060).(1)
   3.01(c)   Certificate of Amendment to Certificate of Incorporation.(3)
   3.02      Bylaws of the Registrant (Exhibit 3.02 to the Form S-4
             Registration Statement).(1)
   4.01      Specimen of the Registrant's Common Stock Certificate (Exhibit
             4.01 to the Form S-4 Registration Statement).(1)
   5.01      Opinion and Consent of Shipman & Goodwin LLP as to the legality of the shares to be registered.(2)
   8.01      Opinion of Ernst & Young LLP as to certain federal income tax consequences of the Merger.(2)
  10.01      Employment Agreement between Eugene G. Banucci, Ph.D. and Advanced
             Technology Materials, Inc. dated October 10, 1997 (Exhibit 10.01 to the Form S-1 Registration Statement).(1)
  10.02      Employment Agreement between Daniel P. Sharkey and Advanced
             Technology Materials, Inc. dated October 10, 1997 (Exhibit 10.02 to the Form S-1 Registration Statement).(1)
  10.03      Employment Agreement between Duncan W. Brown and Advanced
             Technology Materials, Inc. dated October 10, 1997 (Exhibit 10.03 to the Form S-1 Registration Statement).(1)
  10.04      Employment Agreement between James M. Burns and Advanced
             Technology Materials, Inc. dated December 31, 1996 (Exhibit 10.04 to the Form S-1 Registration Statement).(1)
  10.05      Employment Agreement between Stephen H. Siegele and Advanced
             Delivery & Chemical Systems Nevada, Inc. dated October 13, 1997
             (Exhibit 10.05 to the Form S-1 Registration Statement).(1)
  10.06      Consulting Agreement between Lawrence Semiconductor Laboratories,
             Inc. and Lawrence Semiconductor Investments, Inc. dated October
             10, 1997 (Exhibit 10.06 to the Form S-1 Registration Statement).(1)
  10.07      Agreement of Lease between Melvyn J. Powers and Mary P. Powers
             d/b/a/ M&M Realty and Advanced Technology Materials, Inc. dated
             December 23, 1994 (Exhibit 10.09 to Advanced Technology Materials,
             Inc. Annual Report on Form 10-K for the year ended December 31,
             1994, File No. 0-22756 ("1994 Form 10-K")).(1)
  10.08(a)   Lease Agreement between Montague Oaks Associates Phase III and
             ATMI EcoSys Corporation dated February 7, 1995 (Exhibit 10.10 to
             1994 Form 10-K).(1)
  10.08(b)   First Amendment to Lease between Montague Oaks Associates Phase
             III and ATMI EcoSys Corporation dated September 30, 1997 (Exhibit
             10.08(b) to the Form S-1 Registration Statement).(1)
  10.09      Lease Agreement between Montague Oaks Associates Phase I & II and
             ATMI EcoSys Corporation dated September 30, 1997 (Exhibit 10.09 to the Form S-1 Registration Statement).(1)
  10.10(a)   Standard Industrial Lease--Net between GKZ Investments and
             Epitronics Corporation dated June 20, 1994 (Exhibit 10.10(a) to the Form S-1 Registration Statement).(1)
  10.10(b)   Lease extension letter between GKZ Investments and Epitronics
             Corporation dated September 18, 1996 (Exhibit 10.10(b) to the Form
             S-1 Registration Statement).(1)
  21.01      Subsidiaries of the Registrant.(2)
  23.01      Consent of Shipman & Goodwin LLP, included in opinion filed as
             Exhibit 5.01.(2)
  23.02      Consent of Ernst & Young LLP.(3)
  23.03      Consent of Price Waterhouse LLP.(3)
  23.04      Consent of Deloitte & Touche LLP.(3)
  24.01      Power of Attorney of Registrant, included in the signature page of this registration statement.(2)

---------------------
(1) Incorporated by reference.
(2) Previously filed.
(3) Filed herewith.

  (b) Not required.

ITEM 22. UNDERTAKINGS

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filled with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to the directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (f) The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

    (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DANBURY, STATE OF CONNECTICUT, ON JUNE 30, 1998.

                                          ATMI, Inc.


                                          By:      /s/ Eugene G. Banucci
                                              ---------------------------------
                                                    Eugene G. Banucci,
                                                President, Chief Executive
                                            Officer, Chairman of the Board and
                                                         Director

                               ----------------

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

        /s/ Eugene G. Banucci          President, Chief
-------------------------------------   Executive Officer,      June 30, 1998
          EUGENE G. BANUCCI             Chairman of the
                                        Board and Director
                                        (principal executive
                                        officer)

        /s/ Daniel P. Sharkey          Vice President,
-------------------------------------   Treasurer and Chief      June 30,1998
          DANIEL P. SHARKEY             Financial Officer
                                        (principal financial
                                        and accounting
                                        officer)

           Mark A. Adley*              Director
-------------------------------------                           June 30, 1998
            MARK A. ADLEY

         John A. Armstrong*            Director
-------------------------------------                           June 30, 1998
          JOHN A. ARMSTRONG

              SIGNATURE                         TITLE                DATE

          Robert S. Hillas*             Director
-------------------------------------                           June 30, 1998
          ROBERT S. HILLAS

        Lamonte H. Lawrence*            Director
-------------------------------------                           June 30, 1998
         LAMONTE H. LAWRENCE

          Stephen H. Mahle*             Director
-------------------------------------                           June 30, 1998
          STEPHEN H. MAHLE

         Stephen H. Siegele*            Director
-------------------------------------                           June 30, 1998
         STEPHEN H. SIEGELE

By:     /s/ Daniel P. Sharkey
-------------------------------------
 DANIEL P. SHARKEY,ATTORNEY-IN-FACT

---------------------
* Each by his Attorney thereunto duly authorized by Power of Attorney.

 EXHIBIT NO.                            EXHIBIT INDEX
 -----------                            -------------
   2.01      Merger Agreement by and among the Registrant, Glide Acquisition,
             Inc. and NOW Technologies, Inc. dated as of February 19, 1998, attached to this registration statement as Appendix A to the Proxy
             Statement/Prospectus (Exhibit 2.03 to the Registrant's
             Registration Statement on Form S-1, Registration No. 333-46609
             (the "Form S-1 Registration Statement")).(1)
   3.01(a)   Certificate of Incorporation of the Registrant (Exhibit 3.01 to
             the Registrant's Registration Statement on Form S-4, filed
             September 10, 1997, Registration No. 333-35323 (the "Form S-4
             Registration Statement")).(1)
   3.01(b)   Certificate of Amendment to Certificate of Incorporation (Exhibit
             4.1(b) to the Registrant's Post-Effective Amendment No. 1 to
             Registration Statement on Form S-8, filed October 10, 1997,
             Registration No. 33-77060).(1)
   3.01(c)   Certificate of Amendment to Certificate of Incorporation.(3)
   3.02      Bylaws of the Registrant (Exhibit 3.02 to the Form S-4
             Registration Statement).(1)
   4.01      Specimen of the Registrant's Common Stock Certificate (Exhibit
             4.01 to the Form S-4 Registration Statement).(1)
   5.01      Opinion and Consent of Shipman & Goodwin LLP as to the legality of the shares to be registered.(2)
   8.01      Opinion of Ernst & Young LLP as to certain federal income tax consequences of the Merger.(2)
  10.01      Employment Agreement between Eugene G. Banucci, Ph.D. and Advanced
             Technology Materials, Inc. dated October 10, 1997 (Exhibit 10.01 to the Form S-1 Registration Statement).(1)
  10.02      Employment Agreement between Daniel P. Sharkey and Advanced
             Technology Materials, Inc. dated October 10, 1997 (Exhibit 10.02 to the Form S-1 Registration Statement).(1)
  10.03      Employment Agreement between Duncan W. Brown and Advanced
             Technology Materials, Inc. dated October 10, 1997 (Exhibit 10.03 to the Form S-1 Registration Statement).(1)
  10.04      Employment Agreement between James M. Burns and Advanced
             Technology Materials, Inc. dated December 31, 1996 (Exhibit 10.04 to the Form S-1 Registration Statement).(1)
  10.05      Employment Agreement between Stephen H. Siegele and Advanced
             Delivery & Chemical Systems Nevada, Inc. dated October 13, 1997
             (Exhibit 10.05 to the Form S-1 Registration Statement).(1)
  10.06      Consulting Agreement between Lawrence Semiconductor Laboratories,
             Inc. and Lawrence Semiconductor Investments, Inc. dated October
             10, 1997 (Exhibit 10.06 to the Form S-1 Registration Statement).(1)
  10.07      Agreement of Lease between Melvyn J. Powers and Mary P. Powers
             d/b/a/ M&M Realty and Advanced Technology Materials, Inc. dated
             December 23, 1994 (Exhibit 10.09 to Advanced Technology Materials,
             Inc. Annual Report on Form 10-K for the year ended December 31,
             1994, File No. 0-22756 ("1994 Form 10-K")).(1)
  10.08(a)   Lease Agreement between Montague Oaks Associates Phase III and
             ATMI EcoSys Corporation dated February 7, 1995 (Exhibit 10.10 to
             1994 Form 10-K).(1)
  10.08(b)   First Amendment to Lease between Montague Oaks Associates Phase
             III and ATMI EcoSys Corporation dated September 30, 1997 (Exhibit
             10.08(b) to the Form S-1 Registration Statement).(1)
  10.09      Lease Agreement between Montague Oaks Associates Phase I & II and
             ATMI EcoSys Corporation dated September 30, 1997 (Exhibit 10.09 to the Form S-1 Registration Statement).(1)
  10.10(a)   Standard Industrial Lease--Net between GKZ Investments and
             Epitronics Corporation dated June 20, 1994 (Exhibit 10.10(a) to the Form S-1 Registration Statement).(1)
 10.10(b)    Lease extension letter between GKZ Investments and Epitronics
             Corporation dated September 18, 1996 (Exhibit 10.10(b) to the Form
             S-1 Registration Statement).(1)
  21.01      Subsidiaries of the Registrant.(2)

EXHIBIT NO.                                            EXHIBIT INDEX
-----------                                            -------------
   23.01     Consent of Shipman & Goodwin LLP, included in opinion filed as Exhibit 5.01.(2)
   23.02     Consent of Ernst & Young LLP.(3)
   23.03     Consent of Price Waterhouse LLP.(3)
   23.04     Consent of Deloitte & Touche LLP.(3)
   24.01     Power of Attorney of Registrant, included in the signature page of this registration statement.(2)

---------------------
(1) Incorporated by reference.
(2) Previously filed.
(3) Filed herewith.

  (b) Not required.

                                       2